IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

                                  )            CHAPTER 11 CASE
                                  )
IN RE:                            )            CASE NO. 03-14786 (BRL)
                                  )
PETROLEUM GEO-SERVICES ASA,       )
                                  )
DEBTOR.                           )
                                  )


                     DISCLOSURE STATEMENT FOR FIRST AMENDED
              PLAN OF REORGANIZATION FOR PETROLEUM GEO-SERVICES ASA
              -----------------------------------------------------












                         DATED AS OF SEPTEMBER 10, 2003

                          WILLKIE FARR & GALLAGHER LLP
                               787 Seventh Avenue
                          New York, New York 10019-6099
                                 (212) 728-8000


                            Counsel to the Debtor and
                              Debtor-in-Possession

                                IMPORTANT NOTICE
                                ----------------

                  THIS DISCLOSURE STATEMENT AND ITS RELATED DOCUMENTS ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES TO ACCEPT THE PLAN. NO REPRESENTATIONS HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT CONCERNING THE DEBTOR, ITS BUSINESS OPERATIONS OR THE VALUE OF ITS ASSETS, EXCEPT AS EXPLICITLY SET FORTH IN THIS DISCLOSURE STATEMENT.

                  PLEASE REFER TO THE GLOSSARY AND THE PLAN (OR, WHERE INDICATED, CERTAIN MOTIONS FILED WITH THE BANKRUPTCY COURT) FOR DEFINITIONS OF THE CAPITALIZED TERMS USED IN THIS DISCLOSURE STATEMENT.

                  THE DEBTOR RESERVES THE RIGHT TO FILE AN AMENDED PLAN AND DISCLOSURE STATEMENT FROM TIME TO TIME. THE DEBTOR URGES YOU TO READ THIS DISCLOSURE STATEMENT CAREFULLY FOR A DISCUSSION OF VOTING INSTRUCTIONS, RECOVERY INFORMATION, CLASSIFICATION OF CLAIMS, THE HISTORY OF THE DEBTOR AND THE REORGANIZATION CASE, THE DEBTOR'S BUSINESSES, PROPERTIES AND RESULTS OF OPERATIONS, HISTORICAL AND PROJECTED FINANCIAL RESULTS AND A SUMMARY AND ANALYSIS OF THE PLAN.

                  THE PLAN AND THIS DISCLOSURE STATEMENT HAVE NOT BEEN REQUIRED TO BE PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NONBANKRUPTCY LAW. DISSEMINATION OF THIS DISCLOSURE STATEMENT IS CONTROLLED BY BANKRUPTCY RULE 3017. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. PERSONS TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OF THE DEBTOR SHOULD EVALUATE THE PLAN IN LIGHT OF THE PURPOSES FOR WHICH IT WAS PREPARED.

                  THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN. THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE THE CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN, ONLY TO AID AND SUPPLEMENT SUCH REVIEW. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, THE PLAN SUPPLEMENT AND THE EXHIBITS ATTACHED THERETO AND THE AGREEMENTS AND DOCUMENTS DESCRIBED THEREIN. IF THERE IS A CONFLICT BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE PROVISIONS OF THE PLAN WILL GOVERN. YOU ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND PLAN SUPPLEMENT AND TO READ CAREFULLY THE ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS, BEFORE DECIDING HOW TO VOTE WITH RESPECT TO THE PLAN.

                  EXCEPT AS OTHERWISE INDICATED, THE STATEMENTS IN THIS DISCLOSURE STATEMENT ARE MADE AS OF SEPTEMBER 10, 2003 AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS CORRECT AT ANY TIME AFTER SEPTEMBER 10, 2003. ANY ESTIMATES OF CLAIMS OR INTERESTS IN THIS DISCLOSURE STATEMENT MAY VARY FROM THE FINAL AMOUNTS OF CLAIMS OR INTERESTS ALLOWED BY THE BANKRUPTCY COURT.

                  YOU SHOULD NOT CONSTRUE THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. YOU SHOULD, THEREFORE, CONSULT WITH YOUR OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS IN CONNECTION WITH THE PLAN, THE SOLICITATION OF VOTES ON THE PLAN AND THE TRANSACTIONS CONTEMPLATED BY THE PLAN.

                  AS TO ANY CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT IS NOT, AND IS IN NO EVENT TO BE CONSTRUED AS, AN ADMISSION OR STIPULATION. INSTEAD, THIS DISCLOSURE STATEMENT IS, AND IS FOR ALL PURPOSES TO BE CONSTRUED AS, SOLELY AND EXCLUSIVELY A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. IN PARTICULAR, THIS DISCLOSURE STATEMENT IS NOT, AND IS IN NO EVENT TO BE CONSTRUED AS, AN ADMISSION OF INSOLVENCY BY PGS.

                  IN RESPECT OF ENGLISH LAW, THE DEBTOR DOES NOT BELIEVE THAT THE PLAN (INCLUDING THE ISSUANCE OF THE NEW SENIOR A NOTES, NEW SENIOR B NOTES AND NEW PGS ORDINARY SHARES THEREUNDER) OR THIS DISCLOSURE STATEMENT (A) WILL REQUIRE THE DEBTOR TO PREPARE AND ISSUE A PROSPECTUS PURSUANT TO THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995 ("POS") OR (B) WILL CONSTITUTE FINANCIAL PROMOTION WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000. THIS IS BECAUSE (I) THE DEBTOR DOES NOT BELIEVE THAT IT IS MAKING AN OFFER THAT WILL RESULT IN A CONTRACT FOR THE ISSUE OF SECURITIES AS REQUIRED BY REGULATION 5 OF POS AND (II) THE DEBTOR IS RELYING UPON THE EXCEPTION CONTAINED IN ARTICLE 43 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2001.

                  THE PLAN AND THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, SECURITIES NOR SHALL THERE BE ANY SALE OR DISTRIBUTION OF SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SALE IS NOT PERMITTED. A SEPARATE PROSPECTUS REQUIRED UNDER NORWEGIAN LAW RELATING, INTER ALIA, TO THE RIGHTS OFFERING WILL BE DELIVERED BY THE COMPANY TO ALL THE HOLDERS OF EXISTING ORDINARY SHARES (INCLUDING HOLDERS OF EXISTING ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES) MADE PUBLIC IN ACCORDANCE WITH THE OSLO STOCK EXCHANGE'S REGULATIONS AND FILED WITH THE BANKRUPTCY COURT.

                  YOU MUST COMPLY WITH ALL LAWS AND REGULATIONS APPLICABLE TO YOU IN FORCE IN ANY JURISDICTION AND MUST OBTAIN ANY CONSENT, APPROVAL OR PERMISSION REQUIRED TO BE OBTAINED BY YOU UNDER THE LAWS AND REGULATIONS APPLICABLE TO YOU IN FORCE IN ANY JURISDICTION TO WHICH YOU ARE SUBJECT AND THE DEBTOR, ITS DIRECTORS AND THEIR ADVISERS SHALL NOT HAVE ANY RESPONSIBILITY THEREFOR.

                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----
GLOSSARY

I.       SUMMARY OF DISCLOSURE STATEMENT......................................1

          A.      Purpose of this Disclosure Statement........................1
          B.      Background of Reorganization Case...........................3
          C.      Voting and Support for the Plan.............................3
          D.      Summary of Distributions To Be Made Under
                  the Plan....................................................9
          E.      Confirmation Hearing.......................................21
          F.      The Extraordinary General Meeting of
                  Shareholders...............................................21
          G.      Cancellation of Existing Securities and
                  Agreements.................................................22
          H.      Cancellation of Existing Indentures, PGS
                  Trust Preferred Securities and Elimination
                  of Classes.................................................22

II.      PRINCIPAL CHARACTERISTICS OF NEW SENIOR A NOTES, NEW SENIOR B NOTES,
         NEW PGS ORDINARY SHARES, RIGHTS AND NEW ADSs........................23

          A.      New Senior A Notes and New Senior B Notes..................23
          B.      New PGS Ordinary Shares....................................25
          C.      [Intentionally Omitted]....................................25
          D.      The Rights Offering........................................25
          E.      Underwriting Agreement.....................................26
          F.      ADSs and New ADSs..........................................26
          G.      Amended Articles of Association............................27

III.     IMPLEMENTATION OF THE PLAN..........................................27

          A.      New Securities.............................................27
          B.      Exit Facility..............................................27
          C.      New Term Loan Agreement....................................27
          D.      Discharge of Claims and Equity Interests and
                  of the Debtor..............................................29
          E.      Waiver of Subordination....................................29
          F.      The Extraordinary General Meeting of
                  Shareholders...............................................30
          G.      Corporate Organization of the Reorganized Company..........31
          H.      Dividends..................................................31
          I.      Applicability of Foreign, U.S. Federal and
                  Other Securities Laws......................................32
          J.      Certain Transactions by Stockbrokers.......................36
          K.      Fractional Shares; Cash in Lieu of De Minimis Shares.......36
          L.      Treatment of Claims and Equity Interests...................37
          M.      Conditions to Confirmation and Consummation................37
          N.      Board of Directors and Officers............................38
          O.      Compensation and Benefit Programs..........................39
          P.      Officer and Director Indemnification Rights................39
          Q.      Release by the Debtor......................................39
          R.      Releases by Holders of Claims and Equity Interests.........40
          S.      Injunction.................................................41
          T.      Injunction Related to Releases and Exculpation.............42

          U.      Discharge of Debtor........................................42
          V.      Treatment of Executory Contracts and Unexpired Leases......42
          W.      Exculpation................................................43

IV.      RISK FACTORS........................................................44

          A.      The Reorganized Company may not be able to
                  achieve its projected financial results....................44
          B.      The chapter 11 filing may further disrupt
                  the Debtor and Reorganized Company's operations............45
          C.      The Reorganized Company faces significant
                  risks to its business operations...........................45
          D.      The Reorganized Company faces additional
                  non-operating risks........................................52
          E.      Several factors may affect the Reorganized
                  Company's ability to repay its indebtedness................53
          F.      The terms of the New Term Loan Agreement and the New
                  Senior Notes Indenture may restrict Reorganized PGS's
                  ability to fund its working capital requirements...........53
          G.      Reorganized PGS may not be able to comply
                  with the other covenants contained in the New Senior Notes Indenture and the New Term Loan Agreement and existing lease arrangements...............................................54
          H.      The Reorganized Company may not be able to
                  secure its ordinary course trade terms.....................54
          I.      A public trading market for the new notes may not develop
                  in the foreseeable future and these securities may be
                  illiquid or experience significant price volatility........54
          J.      A market for the New PGS Ordinary Shares may not develop
                  in the foreseeable future and these securities may be
                  illiquid or experience significant price volatility........54
          K. The estimated valuation of the Reorganized Company and the Plan Securities, and the estimated recoveries to holders of Claims, are not intended to represent the trading
                  values of the Plan Securities..............................55
          L.      The initial issuance of the Plan Securities may not be
                  exempt from registration under the Securities Act..........55
          M.      Resale of the Plan Securities may be restricted by law.....55
          N.      The absence of audited financial statements may prevent
                  the Debtor from timely filing its Exchange Act reports
                  and preclude the use of a short form registration
                  statement..................................................56
          O.      Bankruptcy Risks...........................................56
          P.      Risks Related to Norwegian Insolvency Law and Other
                  Insolvency Laws............................................60

V.       CONFIRMATION OF THE PLAN............................................61

          A.      Confirmation Generally.....................................61
          B.      Voting Procedures and Standards............................61
          C.      Acceptance.................................................62
          D.      Confirmation and Consummation..............................63

VI.      CERTAIN EFFECTS OF THE PLAN.........................................67

          A.      Reorganized PGS............................................67
          B.      Projections and Valuation Analysis.........................67
          C.      The Role of the Creditors' Committee.......................73
          D.      Post-Confirmation Jurisdiction of the Bankruptcy Court.....73

VII.     HISTORICAL INFORMATION..............................................75

          A.      Business...................................................75
          B.      Events Leading to Chapter 11 and the Need to
                  Reorganize and Other Recent Events.........................76

VIII.    THE REORGANIZATION CASE.............................................80

          A.      Continuation of Business After the Commencement Date.......80
          B.      Case Administration........................................85

IX.      CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES........................86

          A.      Tax Consequences...........................................86
          B.      Specific U.S. Tax Consequences to Creditors
                  and Holders of Equity Interests............................89

X.       CERTAIN NORWEGIAN INCOME TAX CONSEQUENCES...........................90

          A.      General....................................................90
          B.      PGS........................................................91
          C.      Shareholders...............................................91
          D.      Holders of Existing Notes..................................91
          E.      Ownership and Disposition of New PGS Ordinary Shares.......92
          F.      Inheritance Tax............................................93
          G.      Stamp Duty.................................................93

XI.      PROCEDURES FOR DISTRIBUTIONS UNDER THE PLAN.........................93

          A.      Distribution Record Date...................................93
          B.      Disbursing Agent...........................................94
          C.      Rights and Powers of Disbursing Agent......................94
          D.      Date of Distributions......................................94
          E.      Distributions by Disbursing Agent and Reorganized PGS......95
          F.      Subscription/Issuance/Delivery of New PGS Ordinary Shares..96
          G.      Delivery of Distribution...................................97
          H.      Surrender of Cancelled Instruments or Securities;
                  Mandatory Exchange of Existing Ordinary Shares.............98
          I.      Lost, Stolen, Mutilated or Destroyed Debt Securities......100
          J.      Procedures for Resolving Claims...........................100

XII.     ADDITIONAL INFORMATION.............................................101


XIII.    CONCLUSION.........................................................102



INDEX OF EXHIBITS

EXHIBIT A.........Plan of Reorganization
EXHIBIT B.........Projections
EXHIBIT C.........Liquidation Analysis
EXHIBIT D.........Oversubscription Adjustment

                                    GLOSSARY

                  When used in this Disclosure Statement, the following terms have the meanings assigned to them in the table below unless otherwise indicated. Please see the Plan (or, where indicated, certain motions filed with the Bankruptcy Court) for the definitions of any other capitalized terms used in this Disclosure Statement.

ABG                              ABG Sundal Collier ASA.

Citibank                         Citibank, N.A. in its capacity as the depositary bank for the ADSs and the New ADSs.

DTC                              The Depository Trust Company.

Enterprise Value                 the enterprise value assumed for the Reorganized Company solely for purposes of implementing the Plan.

Material Subsidiary              a subsidiary of Reorganized PGS whose (i) total gross assets as of the date at which the latest audited consolidated financial statements of the Reorganized
                                 Company were prepared, (ii) whose total revenues for the financial period to which the latest audited consolidated financial statements of the Reorganized Company relate, account for 10% or more of the consolidated total assets or consolidated total revenues of the Reorganized Company, respectively (calculated by reference to the then latest audited consolidated financial statements of the Reorganized
                                 Company) and/or (iii) certain other subsidiaries of Reorganized PGS, in accordance with the terms of the New Term Loan Agreement and the New Senior Notes Indenture.

New                              ADSs new ADSs representing New PGS Ordinary Shares issued in connection with (i)
                                 the Class 7 Distribution to holders of ADSs or (ii) the Rights Offering.

Projections                      the projected financial information contained in this Disclosure Statement relating to the Reorganized Company.

UBS                              UBS Limited.

Voting Agent                     Bankruptcy Services LLC, as voting agent in connection with voting by holders of Claims to accept or reject the Plan.

Voting Classes                   a Class that is Impaired under the Plan and that is not deemed to have rejected the
                                 Plan.

Voting Deadline                  October 14, 2003 for holders of Impaired Claims.

                       I.   SUMMARY OF DISCLOSURE STATEMENT

         A.       PURPOSE OF THIS DISCLOSURE STATEMENT

                  The purpose of this Disclosure Statement is to provide holders of Claims and Equity Interests that are entitled to vote on the Plan with sufficient information to allow them to make an informed decision on whether to accept or reject the Plan. The Debtor is a debtor in a case under chapter 11 of the Bankruptcy Code and is soliciting votes to accept or reject the Plan. The overall purpose of the Plan is to provide for the restructuring of the Debtor's liabilities in a manner designed to maximize recoveries to all stakeholders and to enhance the financial viability of the Reorganized Company. A copy of the Plan is attached as Exhibit A to this Disclosure Statement. Except as otherwise indicated in this Disclosure Statement, please refer to the Plan for definitions of capitalized terms used in this Disclosure Statement.

              -----------------------------------------------------------------

                            NON-DEBTOR SUBSIDIARIES

                  None of the Debtor's subsidiaries are debtors in the Reorganization Case and therefore none of the Debtor's subsidiaries are in bankruptcy. The Debtor's subsidiaries are referred to as the "Non-Debtor Subsidiaries." Debt and equity interests issued by, and claims against, the Non-Debtor Subsidiaries are not directly affected by the commencement of the Reorganization Case and are not entitled to vote on the Plan.

              -----------------------------------------------------------------

                  This Disclosure Statement:

                  o describes how Claims against, and Equity Interests in, the Debtor will be treated under the Plan (Section I.D., "Summary of Distributions To Be Made Under the Plan") and the terms of the securities to be issued under the Plan (Section II, "Principal Characteristics of New Senior A Notes, New Senior B Notes, New PGS Ordinary Shares, Rights and New ADSs");

                  o explains how to vote on the Plan and who is entitled to vote (Section I.C., "Voting and Support for the Plan");

                  o estimates the recoveries for holders of Claims and Equity Interests (Section I.D., "Summary of Distributions To Be Made Under the Plan");

                  o provides certain financial information about the Reorganized Company, including operating and financial projections through fiscal 2010 for the Reorganized Company (Section VI.B., "Projections and Valuation Analysis" and Exhibit B);

                  o gives estimated enterprise valuations of the Reorganized Company (Section VI.B., "Projections and Valuation Analysis" and Exhibit B);

                  o    presents a liquidation analysis of the Debtor
                       (Exhibit C);

                  o explains certain legal and practical aspects of implementation of the Plan (Section III, "Implementation of the Plan");

                  o notes certain risk factors that creditors and shareholders should consider before voting (Section IV, "Risk Factors");

                  o discusses the procedure for confirming the Plan (Section V, "Confirmation of the Plan");

                  o describes how Reorganized PGS will be governed when the Plan becomes effective (Section VI.A., "Reorganized PGS");

                  o discusses the businesses of the Debtor and the reasons it commenced the Reorganization Case (Section VII, "Historical Information");

                  o summarizes significant events that have occurred in the Reorganization Case (Section VIII, "The Reorganization Case");

                  o explains how distributions under the Plan will be made and the manner in which disputed claims will be resolved (Section XI, "Procedures for Distributions Under the Plan");

                  o summarizes certain U.S. federal tax considerations (Section IX, "Certain U.S. Federal Income Tax Consequences"); and

                  o summarizes certain foreign tax considerations (Section X, "Certain Norwegian Income Tax Consequences").

                  The Plan Supplement contains the following Plan Documents in substantially the form to be entered into or entered into in connection with the implementation of the Plan: (a) the Amended Articles of Association, (b) the Letter of Acknowledgement, (c) the New Senior Notes Indenture, (d) the New Term Loan Agreement, (e) the Plan Support Agreement and (f) the Underwriting Agreement. ALL PLAN DOCUMENTS ARE SUBJECT TO REVISION AND MODIFICATION PRIOR TO THE EFFECTIVE DATE, WHICH MAY RESULT IN MATERIAL CHANGES TO THE TERMS OF THE PLAN DOCUMENTS.

                  FINANCIAL INFORMATION OF PGS IN THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH NORWEGIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("NORWEGIAN GAAP"). AUDITED FINANCIAL INFORMATION PREPARED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("U.S. GAAP") FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002 IS NOT CURRENTLY AVAILABLE DUE TO THE RE-AUDIT OF PGS'S FINANCIAL STATEMENTS, AS FURTHER DESCRIBED IN SECTION IV, "RISK FACTORS." AUDITED FINANCIAL INFORMATION OF PGS PREPARED IN ACCORDANCE WITH U.S. GAAP AS OF AND FOR THE FISCAL YEARS ENDED DECEMBER 31, 2001 AND 2000 CAN BE FOUND IN PGS'S 2001 ANNUAL REPORT ON FORM 20-F FILED WITH THE SEC. THE FINANCIAL INFORMATION PRESENTED IN THAT ANNUAL REPORT FOR THOSE YEARS MAY BE RESTATED FOLLOWING COMPLETION OF THE RE-AUDIT, AND THE RESTATEMENTS COULD MATERIALLY CHANGE THAT INFORMATION. PGS'S ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 AND REPORTS ON FORMS 6-K FILED WITH THE SEC ON MAY 3, 2002, JULY 3, 2002, AUGUST 15, 2002, DECEMBER 6, 2002, JUNE 18, 2003, JUNE 19,
2003, JULY 2, 2003 AND JULY 18, 2003 (TOGETHER, "THE 2002 AND 2003 6-K
REPORTS"), WHICH ALSO CONTAIN ADDITIONAL FINANCIAL AND OTHER INFORMATION ABOUT PGS, ARE EACH INCORPORATED IN THIS DISCLOSURE STATEMENT BY REFERENCE. THE FINANCIAL RESULTS OF THE DEBTOR'S FISCAL YEAR ENDED DECEMBER 31, 2002, PREPARED IN ACCORDANCE WITH NORWEGIAN GAAP, ARE AVAILABLE IN THE DEBTOR'S ANNUAL REPORT TO SHAREHOLDERS, WHICH IS AVAILABLE OVER THE INTERNET AT WWW.PGS.COM AND WAS FILED WITH THE SEC IN A REPORT ON FORM 6-K ON JULY 2, 2003. COPIES OF THE FILINGS THAT PGS HAS MADE ELECTRONICALLY WITH THE SEC MAY BE OBTAINED OVER THE INTERNET AT WWW.SEC.GOV.

         B.       BACKGROUND OF REORGANIZATION CASE

                  On the Commencement Date, the Debtor filed, in addition to the Plan and the Disclosure Statement, a voluntary petition for relief under chapter 11 of the Bankruptcy Code and certain first day motions. On September 10, 2003, the Debtor filed amended versions of the Plan and Disclosure Statement with the Bankruptcy Court. Following the Commencement Date, the Debtor has managed its businesses and affairs in the ordinary course as a debtor-in-possession under chapter 11 of the Bankruptcy Code, subject to the control and supervision of the Bankruptcy Court.

                  The Debtor believes that the Plan is fair and equitable in light of the relative rights of its creditors and shareholders and that it represents the best opportunity for the Debtor to emerge from the Reorganization Case. The Plan represents an integrated set of compromises and agreements that are highly beneficial to the Estate and should strengthen the Reorganized Company's ability to operate effectively post-confirmation. The Plan may not be confirmed, however, if the Bankruptcy Court decides that the Plan fails to satisfy any of the confirmation standards set forth in the Bankruptcy Code or declines to approve any of the compromises set forth in the Plan. Since the Plan is structured as an integrated whole, the Bankruptcy Court's failure to confirm the Plan would delay the Debtor's emergence from bankruptcy and would increase the risks to the Debtor's businesses. If the Bankruptcy Court does not confirm the Plan, there is also an increased risk that bankruptcy proceedings may be commenced in the Kingdom of Norway or other jurisdictions, as further described in Section IV.P., "Risks Related to Norwegian Insolvency Law and Other Insolvency Laws." There can be no assurance that an alternative plan of reorganization could be negotiated if the Bankruptcy Court declines to confirm the Plan.

         C.       VOTING AND SUPPORT FOR THE PLAN

                  Each holder of a Claim or Equity Interest of a Class that is "Impaired" under the Plan but is not deemed to have rejected the Plan will receive this Disclosure Statement, a copy of the order approving this Disclosure Statement without exhibits, the Plan, the Voting Procedures Order without exhibits, notice of the Confirmation Hearing, and, only in the case of holders of Claims intended to vote, a ballot for accepting or rejecting the Plan. Any holder of a Claim or Equity Interest whose legal, contractual or equitable rights are altered, modified or changed by the proposed treatment under the Plan, or whose treatment under the Plan is not provided for in section 1124 of the Bankruptcy Code, is considered "Impaired." The Debtor will prepare and publish and the holders of Existing Ordinary Shares will receive a separate prospectus and other materials required under Norwegian law relating to, among other things: (i) the approval at the Extraordinary General Meeting of the Plan,
(ii) the Rights Offering and (iii) the listing of the New PGS Ordinary Shares on the Oslo Stock Exchange. Each holder of a Claim or Equity Interest of a Class that is deemed to accept or reject the Plan will receive the Voting Procedures Order, notice of the Confirmation Hearing and a notice of non-voting status in the form approved by the Bankruptcy Court and copies of the Plan and the Disclosure Statement, but will not receive a ballot and will not be eligible to vote on the Plan. Holders of Claims or Equity Interests in Impaired Classes may receive a copy of these documents and/or the Plan Supplement by mailing a written request to the Voting Agent. The Plan Supplement also will be posted on the Debtor's website at www.pgs.com.

    ----------------------------------------------------------------------

        WHICH CLASSES OF CLAIMS AND EQUITY INTERESTS ARE ENTITLED TO
                              VOTE ON THE PLAN?

     Classes of Claims and Equity Interests are entitled to vote on the Plan as follows:

     o Claims in Classes 1, 2 and 3 are Unimpaired under the Plan, are deemed to have accepted the Plan and will not be entitled to vote on the Plan.

     o Claims in Classes 4 and 5 are Impaired and entitled to vote on the Plan.

     o Claims in Class 6 are Impaired, will receive no distribution, are deemed to have rejected the Plan and will not be entitled to vote on the Plan.

     o Equity Interests in Class 7 are Impaired and entitled to vote on the Plan.

     o Other Existing Equity Interests in Class 8 are Impaired under the Plan, will receive no distribution, are deemed to have rejected the Plan and will not be entitled to vote on the Plan.

    ----------------------------------------------------------------------

                  For a description of the Classes of Claims and Equity Interests and their treatment under the Plan, see Section I.D.2., "Summary of Distributions Under the Plan" below.

                  You may only vote on the Plan with respect to a Claim or Equity Interest if that Claim or Equity Interest belongs to a Class that is Impaired under the Plan and is not deemed to have rejected the Plan. The Bankruptcy Court has fixed September 3, 2003 as the voting record date with respect to Impaired Claims entitled to vote on the Plan. With respect to Equity Interests entitled to vote on the Plan, the Bankruptcy Court has authorized the Debtor to solicit acceptances of the Plan at the Extraordinary General Meeting to be held on October 16, 2003. To be eligible to vote on the Plan, (a) persons with Claims that belong to the Voting Classes must have held them on the voting record date, and (b) holders of Existing Ordinary Shares (including holders of ADSs) must vote on the Plan at the Extraordinary General Meeting.

                  Under the Bankruptcy Code, the Plan will be deemed accepted by an Impaired Class of Claims if the Voting Agent receives votes accepting the Plan representing at least:

                  o two-thirds of the total dollar amount of the allowed Claims in the Class that cast a vote; and

                  o more than one-half of the total number of allowed Claims in the Class that cast a vote.

                  Under the Bankruptcy Code, the Plan will be deemed accepted by holders of Existing Ordinary Shares if the Plan is approved at the Extraordinary General Meeting by holders of Existing Ordinary Shares representing at least two-thirds of the share capital represented and voting at the

Extraordinary General Meeting. The Voting Procedures Order establishes which Claims and Equity Interests are "allowed" for purposes of voting and designates the form of ballot to be used by each Voting Class of Claims. For more information on voting procedures, please consult the Voting Procedures Order.

                  IN RESPECT OF CLAIMS IN VOTING CLASSES, ALL PROPERLY COMPLETED BALLOTS RECEIVED BY THE VOTING AGENT BEFORE 12:00 NOON (NEW YORK TIME) ON OCTOBER 14, 2003 (THE "VOTING DEADLINE"), WILL BE COUNTED IN DETERMINING WHETHER EACH IMPAIRED CLASS OF CLAIMS ENTITLED TO VOTE ON THE PLAN HAS ACCEPTED THE PLAN. ANY BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED. ALL BALLOTS MUST CONTAIN AN ORIGINAL SIGNATURE TO BE COUNTED. FAXED COPIES AND VOTES SENT ON OTHER FORMS WILL NOT BE ACCEPTED EXCEPT IN THE DEBTOR'S SOLE DISCRETION.

    --------------------------------------------------------------------------
                               VOTING ON THE PLAN

      WHEN DOES THE VOTE NEED TO BE RECEIVED? In respect of Claims in Voting Classes, the deadline for the receipt by the Voting Agent of properly completed ballots is 12:00 noon (New York time) on October 14, 2003. If you are sending your ballot to an Intermediary for inclusion in a Master Ballot, the INTERMEDIARY must receive your properly completed ballot by 10:00 a.m. (New York time) on October 9, 2003.

      In respect of Existing Ordinary Shares in Class 7, voting on the Plan will take place at the Extraordinary General Meeting to be held on October 16, 2003 at 16:00 (Oslo time).

      WHICH CLASSES MAY VOTE? Persons may vote to accept or reject the Plan only with respect to Allowed Claims and Equity Interests that belong to a Class that is Impaired under the Plan and is not deemed to have rejected the Plan. These are Classes 4, 5 and 7 only.

      WHICH MEMBERS OF THE IMPAIRED CLASSES MAY vote? The VOTING RECORD DATE for determining which members of Classes 4 and 5 may vote on the Plan is September 3, 2003. The voting record date for determining which members of Class 7 may vote on the Plan is September 3, 2003 for holders of ADSs and October 16, 2003 for all other holders of Existing Ordinary Shares. Persons may vote on the Plan only with respect to Claims and Existing Ordinary Shares that were held on the applicable voting record date.

      HOW DO I VOTE ON THE Plan? For a vote to be counted in respect of Claims in Voting Classes, the Voting Agent must receive an original signed copy of the ballot form approved by the Bankruptcy Court. Faxed copies and votes sent on other forms will not be accepted except in the Debtor's sole discretion. For a vote to be counted in respect of an Existing Ordinary Share, the holder of such Existing Ordinary Share must participate in, and vote on, the Plan at the Extraordinary General Meeting.

      WHOM SHOULD I CONTACT IF I HAVE QUESTIONS? With respect to Claims in Voting Classes, you may contact the Voting Agent if you have questions or need a ballot at the address or phone number listed below. With respect to Existing Ordinary Shares, (i) holders of ADSs may contact ADR Shareholder Services of Citibank, N.A., the depositary, at 1-877-248-4237, and (ii) all other holders of Existing Ordinary Shares may contact the Voting Agent.

    --------------------------------------------------------------------------

                  If you are the holder of a Claim in a Voting Class, this Disclosure Statement, the attached exhibits, the Plan and the Plan Supplement are the only materials that you should use in determining how to vote on the Plan. If you are the holder of an Existing Ordinary Share, you will also receive a prospectus under applicable Norwegian law. The Plan reflects an agreement and compromise between the Debtor, holders of Bank Claims and Bondholders Claims (holding approximately 54% of the Class 4 Claims) and the Equity Investors who hold approximately 20% of the Existing Ordinary Shares, as set forth in the Plan Support Agreement. Under this agreement and compromise, the Debtor's existing indebtedness will be cancelled and exchanged for (a) the New Term Loan, (b) the New Senior A Notes,
(c) the New Senior B Notes, (d) the New PGS Ordinary Shares and (e) Cash, in each case to be distributed in accordance with the terms of the Plan. The Debtor believes that approval of the Plan is its best opportunity to emerge from the Reorganization Case and return its business to financial viability. Holders of a majority of the Bank Claims and Bondholder Claims as well as the Equity Investors fully support the Plan.

   -------------------------------------------------------------------------

                             VOTING RECOMMENDATIONS

      The Debtor believes that the Plan presents the best opportunity for holders of Claims and Existing Ordinary Shares to maximize their recoveries and for the business operations of the Debtor to succeed. THE DEBTOR STRONGLY ENCOURAGES HOLDERS OF CLAIMS AND EXISTING ORDINARY SHARES TO VOTE TO ACCEPT THE PLAN.

      THE CREDITORS' COMMITTEE AND HOLDERS OF A MAJORITY OF THE BANK CLAIMS AND BONDHOLDER CLAIMS HAVE PARTICIPATED FULLY IN THE
      REORGANIZATION PROCESS AND ALSO STRONGLY URGE HOLDERS OF CLAIMS AND EXISTING ORDINARY SHARES TO VOTE TO ACCEPT THE PLAN.

   -------------------------------------------------------------------------

                  BALLOTS AND VOTING FOR HOLDERS OF CLAIMS. The ballots in respect of Claims in Voting Classes have been specifically designed for the purpose of soliciting votes on the Plan from each Class of Claims entitled to vote. For this reason, in voting on the Plan, PLEASE USE ONLY THE BALLOT SENT TO YOU WITH THIS DISCLOSURE STATEMENT. IF YOU HOLD CLAIMS IN MORE THAN ONE CLASS YOU MUST USE A SEPARATE BALLOT FOR VOTING WITH RESPECT TO EACH CLASS OF CLAIMS THAT YOU HOLD. If you believe you have received the incorrect form of ballot, you need another ballot or have any questions concerning the form of ballot, please contact the Voting Agent.

                  Please complete and sign your ballot and return it in the enclosed pre-addressed envelope to the Voting Agent. All correspondence in connection with voting on the Plan should be directed to the Voting Agent at the following address:

                  --------------------------------------------

                             Bankruptcy Services LLC
                              PGS Balloting Center
                         757 Third Avenue - Third Floor
                               New York, NY 10017
                             Attn: Angharad Bowdler
                            Telephone: (646) 282-2500

                  --------------------------------------------

                  The Voting Agent will prepare and file with the Bankruptcy Court a tabulation of the results of the voting on the Plan on a Class-by-Class basis with respect to Claims in Voting Classes.

                  ADDITIONAL COPIES OF THE BALLOTS, THIS DISCLOSURE STATEMENT AND THE PLAN, AND COPIES OF THE PLAN SUPPLEMENT, ARE AVAILABLE UPON REQUEST MADE TO THE VOTING AGENT. THESE DOCUMENTS

WILL ALSO BE AVAILABLE ON THE DEBTOR'S WEBSITE AT WWW.PGS.COM. PLEASE CONTACT THE VOTING AGENT WITH ANY QUESTIONS RELATING TO VOTING ON THE PLAN.


    --------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

    --------------------------------------------------------------------

       Your vote on the Plan is important because:

       o Under the Bankruptcy Code, a plan of reorganization can only be confirmed if certain majorities in dollar amount and number of claims (as described above) of each Impaired Class under the plan vote to accept the plan, unless the "cram down" provisions of the Bankruptcy Code are used.

       o Under the Bankruptcy Code, only the votes of those holders of claims or interests who actually submit votes on a plan are counted in determining whether the specified majorities of votes in favor of the plan have been received.

       o If you are eligible to vote with respect to a Claim and do not deliver a properly completed ballot relating to that Claim by the Voting Deadline, you will be deemed to have abstained from voting with respect to that Claim and your eligibility to vote with respect to that Claim will not be considered in determining the number and dollar amount of ballots needed to make up the specified majority of that Claim's Class for the purpose of approving the Plan.

    ---------------------------------------------------------------------

                  In the event a Class votes against the Plan, the Debtor may seek to "cram down" the Plan on such non-accepting Classes of Claims and Equity Interests. See Section V.D.3, "Cram Down" below for a discussion of the "cram down" procedures under the Bankruptcy Code.

                  In accordance with Bankruptcy Rule 3017(d), the Debtor will send ballots to transfer agents, registrars, servicing agents or other intermediaries holding Claims for, or acting on behalf of, beneficial holders of Claims (collectively, the "Intermediaries"). Each Intermediary will be entitled to receive, upon request to the Debtor, a reasonably sufficient number of ballots to distribute to the beneficial owners of the Claims for which it is an Intermediary, and the Debtor will be responsible for and pay each such Intermediary's reasonable costs and expenses associated with the distribution of ballots to the beneficial owners of such Claims and the tabulation of the ballots. Additionally, each Intermediary must receive returned ballots by 10:00 a.m. (New York time) on October 9, 2003 so that it can tabulate and return the results to the Voting Agent in a summary "master" ballot in a form approved by the Bankruptcy Court (the "Master Ballot") indicating the number and dollar amount of cast ballots in the group of Claim holders for which it is an Intermediary. The Intermediaries must certify that each beneficial holder has not cast more than one vote with respect to any given Claim for any purpose, including for determining both the number of votes and the amount of the Claim, even if such holder holds securities of the same type in more than one account. However, persons who hold Claims in more than one voting Class will be entitled to one vote in each such Class, subject to the applicable voting rules.

    -----------------------------------------------------------------------

                       IMPORTANT - VOTING BY INTERMEDIARY

       TIMING: If your vote is being processed by an Intermediary, please allow time for transmission of your ballot to your Intermediary for preparation and delivery to the Voting Agent of a Master Ballot reflecting your vote and the votes of other Claims tabulated by the Intermediary.

       To be counted, your vote must be received EITHER (a) directly by the VOTING AGENT on or before the Voting Deadline, or (b) if your vote is processed by an Intermediary, by YOUR INTERMEDIARY by October 9, 2003 at 10:00 a.m. (New York time).

       RECEIPT BY THE INTERMEDIARY ON OR CLOSE TO THE VOTING DEADLINE MAY NOT ALLOW SUFFICIENT TIME FOR THE INTERMEDIARY TO INCLUDE YOUR VOTE IN THE MASTER BALLOT THAT IT PREPARES AND DELIVERS TO THE VOTING AGENT BY THE VOTING DEADLINE.

       QUESTIONS ON VOTING PROCEDURES: If you have a question concerning the voting procedures, please contact your Intermediary or the Voting Agent.

    -----------------------------------------------------------------------

                  VOTING BY HOLDERS OF EXISTING ORDINARY SHARES. Holders of Existing Ordinary Shares will not receive ballots to vote on the Plan. Instead, holders of Existing Ordinary Shares must vote on the Plan at the Extraordinary General Meeting to be held on October 16, 2003 in order for their votes to be counted in respect of the Plan. At the Extraordinary General Meeting, holders of Existing Ordinary Shares also will be asked to approve other matters incident to the implementation and consummation of the restructuring. Holders of ADSs will receive voting instructions from the Company and Citibank for the Extraordinary General Meeting that substantially follow the voting procedures previously established for such holders.

         D.       SUMMARY OF DISTRIBUTIONS TO BE MADE UNDER THE PLAN

                  The following table and description summarize the classification and treatment of Claims and Equity Interests and the consideration contemplated to be distributed to the holders of such Claims and Equity Interests under the Plan. Unless otherwise noted, these estimates are as of July 29, 2003. For an explanation of the assumptions and uncertainties regarding these calculations, see Section IV, "Risk Factors" and Section VI.B., "Projections and Valuation Analysis" below.

                  As further described below, the Plan provides for distributions of the New Term Loan, New Senior A Notes, New Senior B Notes, New PGS Ordinary Shares (including the Rights Offering Shares), Rights and Cash in satisfaction of Allowed Claims and Allowed Existing Ordinary Shares. These distributions vary in amount and in the type of security distributed, as well as in whether Cash is included in the distribution, depending on the Class of the Claim.

                  NOTE ON NUMERICAL INFORMATION. THE NUMERICAL INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE PROJECTIONS, HAS BEEN PREPARED BY THE DEBTOR AND DOES NOT CONSTITUTE A REPRESENTATION OR ENDORSEMENT OF THE ACCURACY OF SUCH INFORMATION BY THE HOLDERS OF BANK CLAIMS, BONDHOLDER CLAIMS OR EXISTING ORDINARY SHARES WHO ENTERED INTO THE PLAN SUPPORT AGREEMENT WITH THE DEBTOR OR THE DEBTOR'S OTHER CREDITOR CONSTITUENCIES. THE ASSUMPTIONS USED IN PREPARING THE PROJECTIONS ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND ACTUAL RESULTS MAY DIFFER FROM THE PROJECTIONS, AS FURTHER DESCRIBED IN SECTION IV.A.

         1.       SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS




                                                                           ESTIMATED        ESTIMATED
                                                                           ALLOWABLE      RECOVERY (% OF
    CLASS          DESCRIPTION                   TREATMENT                   AMOUNT         CLAIM)(1)            VOTING
    -----          -----------                   ---------                   ------         ----------           ------
   Class 1     Secured Claims       Such treatment that either (a)        $0             100%               Unimpaired
                                    leaves unaltered the legal,                                             (deemed to
                                    equitable, or contractual rights to                                     accept and not
                                    which the holder of such Allowed                                        entitled to
                                    Secured Claim is entitled or (b)                                        vote)
                                    leaves such Allowed Secured Claims
                                    unimpaired pursuant to section
                                    1124(2) of the Bankruptcy Code.

   Class 2     Priority Non-Tax     Unless otherwise agreed, Cash in an   $0             100%               Unimpaired
               Claims               amount equal to its Claim.                                              (deemed to
                                                                                                            accept and not
                                                                                                            entitled to
                                                                                                            vote)

   Class 3     General Unsecured    Unless otherwise agreed, such         $150,000*      100%               Unimpaired
               Claims               treatment that (a) leaves unaltered                                     (deemed to
                                    the legal, equitable or contractual                                     accept and not
                                    rights to which the holder of such                                      entitled to
                                    Allowed General Unsecured Claim is                                      vote)
                                    entitled or (b) leaves such Allowed
                                    General Unsecured Claims unimpaired
                                    pursuant to section 1124(2) of the
                                    Bankruptcy Code.














                                      -10-





   Class 4     Bondholder Claims    A Pro Rata Share of (i) at its        $1,460         Package A- 73%     Impaired
               and Bank Claims      option, the Package A Distribution,   million        based on face      (entitled to
                                    the Package B Distribution or a       (Bondholder    value of the New   vote)
                                    combination of both, (ii) the         Claims)        Term Loan/61%
                                    Excess Cash, and (iii) the Excess                    based on
                                    Cash Additional Recovery; provided    $680 million   estimated market
                                    however, that acceptance of the       (Bank Claims)  value of the New
                                    Plan by Class 4 will constitute a                    Term Loan(2)
                                    waiver of the right of the holder
                                    of an Allowed Bondholder Claim                       Package B- 64%(2)
                                    and/or Allowed Bank Claim to
                                    receive, in respect of such Claims
                                    only, their Pro Rata Share of (i)
                                    the Class 5 Distribution and the
                                    Class 7 Distribution; and (ii)
                                    subject to Section 5.11(c) of the
                                    Plan, the Rights Offering Shares
                                    and any Reserved Rights Offering
                                    Shares purchased by an Allowed
                                    Rights Holder or an Equity
                                    Investor.

   Class 5     Existing Junior      A Pro Rata Share of the Class 5       $143.75        11%                Impaired
               Subordinated         Distribution.                         million                           (entitled to
               Debentures Claims                                                                            vote)

   Class 6     Existing             Holders of Existing Securities Law    N/A            0%                 Impaired
               Securities Law       Claims shall not receive or retain                                      (deemed to
               Claims               any distribution under the Plan on                                      reject and not
                                    account of such Existing Securities                                     entitled to
                                    Law Claims.                                                             vote)

   Class 7     Existing Ordinary    A Pro Rata Share of the Class 7       N/A            N/A                Impaired
               Shares               Distribution and, subject to                                            (entitled to
                                    Section 5.11(c) of the Plan, a Pro vote)
                                    Rata Share of the Rights (exclusive of
                                    Rights relating to Reserved Rights Offering
                                    Shares).

   Class 8     Other Existing       Holders of Other Existing Equity      N/A            0%                 Impaired
               Equity Interests     Interests shall not receive or                                          (deemed to
                                    retain any distribution under the reject and
                                    not Plan on account of such Other entitled
                                    to Existing Equity Interests. All vote)
                                    Other Existing Equity Interests will be
                                    deemed cancelled as of the Effective Date.

* This estimate does not include contingent guarantee claims, claims arising from the termination and/or rejection of any agreements or disputed, unliquidated and/or contingent claims.

(1) The aggregate value of the New PGS Ordinary Shares is estimated at $320 million based on the $1,500 million midpoint of the estimated total enterprise value of Reorganized PGS (as described in Section VI.B., "Projections and Valuation Analysis"), less the estimated market value of Reorganized

PGS's total debt as of the Effective Date of approximately $1,180 million. The estimated market value of Reorganized PGS's total debt is based on the sum of the market value estimates for each outstanding debt instrument of Reorganized PGS on the Effective Date, assuming no Oversubscription Adjustment. The market value of the New Term Loan is estimated at $390 million by calculating the Net Present Value of its projected annual cash flows discounted at 9%. The market value of the New Senior A Notes and the New Senior B Notes is estimated at their face value of $350 million and $250 million, respectively. The market value of PGS's outstanding debt instruments which remain unimpaired (notes secured by liens on seismic vessels owned by PGS subsidiaries and capital lease obligations) is estimated at their face value of $190 million (as of the quarter ending immediately prior to Effective Date).

(2) Recoveries under (i) the Package A Distribution are based on the face value and market value of the New Term Loan and (ii) the Package B Distribution are based on the face value of the New Senior A Notes and the New Senior B Notes, in each case, assuming no Oversubscription Adjustment, and including the estimated Excess Cash payment to recipients of the Package A Distribution and the Package B Distribution. The recovery for the Package A Distribution is estimated at 73% based on the $475 million face value of the New Term Loan and 61% based on the estimated $390 million market value of the New Term Loan, as described in footnote (1) above.

                  The Debtor expects that an aggregate of 20,000,000 New PGS Ordinary Shares will be issued under the Plan. Based on the preceding estimate, immediately after the consummation of the Plan, the ownership of Reorganized PGS will be as described in the following table.

                               SHARES OF NEW
                                PGS ORDINARY       PERCENT
                                  SHARES          OWNERSHIP
                                  ------          ---------
              Class 4           12,200,000          61.0%
              Class 5            1,000,000           5.0%
              Class 7(1)         6,800,000          34.0%
                               --------------   -------------
              TOTAL             20,000,000         100.0%(2)

                      -----------------------------------

(1) Including the Reserved Rights Offering Shares to be acquired by the Equity Investors pursuant to the terms of the Plan and the Underwriting Agreement.

(2)  Assuming full subscription for Rights Offering Shares by
     Allowed Rights Holders.

         2.       SUMMARY OF DISTRIBUTIONS UNDER THE PLAN

                  The following section describes more fully the distributions to be made to each Class of Claims and Equity Interests under the Plan. This description is only a summary of certain important provisions of the Plan and should not replace careful review of the Plan. Each holder of a Claim or Equity Interest should read the Plan carefully before voting. Please refer particularly to Section 4 of the Plan, Section III. L. below, "Treatment of Claims and Equity Interests" and the liquidation analysis annexed as Exhibit C hereto for a more detailed description of the classification and treatment of Claims and Equity Interests provided under the Plan.

     -------------------------------------------------------------------------

        HOLDERS OF CLAIMS AND EQUITY INTERESTS DESIGNATED TO RECEIVE PLAN
       SECURITIES MAY NEED TO RECEIVE AND HOLD THEIR PLAN SECURITIES IN A
                       BROKERAGE ACCOUNT OR A VPS ACCOUNT.

       To allow timely and efficient distribution and transfer of the Plan Securities (other than New PGS Ordinary Shares) among a wide group of holders, in lieu of printing and distributing individual certificates representing the Plan Securities, the Reorganized Company may issue some or all of the Plan Securities in global form and use the book-entry transfer facilities of The Depository Trust Company ("DTC") to effectuate distribution and transfer of the Plan Securities.

       Use of the DTC book-entry transfer facilities may require recipients of Plan Securities that are not themselves participants in the DTC book-entry system to receive and hold their securities in a brokerage account. If the Debtor uses the book-entry transfer facilities of DTC to effectuate distribution and transfer of some or all of the Plan Securities, holders of Claims designated to receive those securities will receive instructions regarding the DTC book-entry transfer facilities and a request for information on the brokerage account (or other account of a DTC participant) to be credited with the receipt of Plan Securities with respect to that holder's Claim.

       If you do not already have a brokerage account and hold a Claim in a Class that will receive Plan Securities under the Plan, you may be required to open a brokerage account to receive and hold your Plan Securities.

       The New PGS Ordinary Shares will be registered in VPS and (except for shares represented by ADSs and New ADSs) credited to the account of the recipients or an authorized custodian holding the shares on behalf of the recipient. If you do not already have a VPS account and hold a Claim or Equity Interest in a Class that will receive New PGS Ordinary Shares under the Plan, you will be required (except for shares represented by ADSs and New ADSs) to open a VPS account or an account with an authorized custodian to receive and hold your New PGS Ordinary Shares.
     -------------------------------------------------------------------------

                  ADMINISTRATIVE EXPENSE CLAIMS. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims, as described below, have not been classified. Unless otherwise agreed to by the parties, each holder of an Allowed Administrative Expense Claim (except for those representing liabilities incurred in the ordinary course of business during the Reorganization Case and certain liabilities under loans and advances in the Reorganization Case) will receive Cash equal to the unpaid portion of such Allowed Administrative Expense Claim on the later of the Effective Date and the first Business Day thirty days after the date on which the Administrative Expense Claim is Allowed, or as soon thereafter as is reasonably practicable or on such other terms as may exist in the ordinary course of the Debtor's business.

                  Allowed Administrative Expense Claims that represent liabilities incurred by the Debtor in the ordinary course of business during the Reorganization Case or liabilities arising under loans or advances to or other obligations incurred by the Debtor as a debtor-in-possession, whether or not incurred in the ordinary course of business, will be paid by Reorganized PGS in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to, such transactions. Any postpetition expenses of the Existing Indenture Trustees and the reasonable postpetition fees and expenses of their respective counsel will be paid as Administrative Expense Claims to the extent such fees and expenses are reasonable.

                  Unless otherwise specified in the Plan or by order of the Bankruptcy Court, no interest will accrue or be paid in connection with an Allowed Administrative Expense Claim for any purpose, on or after the Commencement Date.

                  In addition to ordinary course of business expenses, the Debtor expects that Administrative Expense Claims will consist of professional fees for the Debtor and any committees appointed in the Reorganization Case and financing fees relating to the $70 million revolving loan and $40 million letter of credit facility that Reorganized PGS may procure if necessary (the "Exit Facility"). Such fees are difficult to estimate and will vary depending on the length of the Reorganization Case and the complexity and length of any related litigation.

                  FEE CLAIMS. All persons seeking an award by the Bankruptcy Court of a Fee Claim incurred through and including the Effective Date are required (unless otherwise ordered by the Bankruptcy Court) to file final applications for the allowance of compensation for services rendered and reimbursement of expenses incurred within 60 calendar days after the Effective Date. Holders of Fee Claims that file final applications in accordance with the Plan will be paid in full in the amounts approved by the Bankruptcy Court (a) upon the later of (i) the Effective Date and (ii) ten (10) calendar days after the date upon which the order relating to the allowance of any such Fee Claim is entered or (b) upon such other terms as may be mutually agreed upon between the holder of such Fee Claim and Reorganized PGS. The Debtor has budgeted approximately $6.67 million (including amounts allocated to financial advisors and professional fees incurred, but not paid, during the Reorganization Case) for Fee Claims, based on an assumed Effective Date of November 15, 2003.

                  PRIORITY TAX CLAIMS. Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, at the sole option of Reorganized PGS, each holder of an Allowed Priority Tax Claim will receive, in full and complete settlement, satisfaction and discharge of its Allowed Priority Tax Claim, Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is 30 calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim; provided, that all Allowed Priority Tax Claims that are not due and payable on or before the Effective Date will be paid in the ordinary course of business as such obligations become due.

                  The Debtor estimates, based on its records, that there will be no Allowed Priority Tax Claims.

    -------------------------------------------------------------------------

                INTEREST WILL NOT ACCRUE AFTER COMMENCEMENT DATE

     Unless otherwise specified in the Plan or by order of the Bankruptcy Court, no interest will accrue or be paid on an Allowed Claim, for any purpose, on or after the Commencement Date.

    -------------------------------------------------------------------------

                  CLASS 1 -- SECURED CLAIMS

                  VOTING. Class 1 is Unimpaired and deemed to accept the Plan. For this reason, holders of Secured Claims are not entitled to vote on the Plan.

                  TREATMENT UNDER PLAN. Except to the extent that a holder of an Allowed Secured Claim agrees to a different treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is 30 calendar days after the date a Secured Claim becomes an Allowed Claim, the holder of such Allowed Secured Claim will receive such treatment that either (a) leaves unaltered the legal, equitable or contractual rights to which the holder of such Allowed Secured Claim is entitled or (b) leaves such Allowed Secured Claim unimpaired pursuant to section 1124(2) of the Bankruptcy Code.

                  DEFICIENCY CLAIMS. To the extent that the value of the collateral securing each Secured Claim is less than the amount of such Secured Claim, the undersecured portion of such Claim will be treated for all purposes under the Plan as an Allowed Unsecured Claim and will be classified as a General Unsecured Claim.

                  CLASS 2 -- PRIORITY NON-TAX CLAIMS

                  VOTING. Class 2 is Unimpaired and deemed to accept the Plan. For this reason, holders of Priority Non-Tax Claims are not entitled to vote on the Plan.

                  TREATMENT UNDER PLAN. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a different treatment, on, or as soon thereafter as reasonably practicable, the later of (i) the Effective Date and
(ii) the first Business Day after the date that is 30 calendar days after the date (a) such Priority Non-Tax Claim becomes an Allowed Claim or (b) for payment provided by any agreement or understanding between the parties, the holder of such Allowed Priority Non-Tax Claim will receive Cash in the amount equal to such Claim.

                  CLASS 3 -- GENERAL UNSECURED CLAIMS

                  VOTING. Class 3 is Unimpaired and deemed to accept the Plan. For this reason, holders of General Unsecured Claims are not entitled to vote on the Plan.

                  TREATMENT UNDER PLAN. Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a different treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is 30 calendar days after the date a General Unsecured Claim becomes an Allowed Claim, the holder of such Allowed General Unsecured Claim will receive such treatment that (a) leaves unaltered the legal, equitable or contractual rights to which the holder of such Allowed General Unsecured Claim is entitled or (b) leaves such Allowed General Unsecured Claim unimpaired pursuant to section 1124(2) of the Bankruptcy Code. Allowed General Unsecured Claims arising from the termination and/or rejection of unexpired leases of nonresidential real property and from the termination and/or rejection of employment agreements shall be limited and capped pursuant and subject to the applicable provisions of the Bankruptcy Code, including, but not limited to, sections 502(b)(6) and 502(b)(7) of the Bankruptcy Code.

                  CLASS 4 -- BONDHOLDER CLAIMS AND BANK CLAIMS

                  VOTING. Under the Plan, Class 4 consists of all Bondholder Claims and Bank Claims. Class 4 is Impaired and the holders are entitled to vote to accept or reject the Plan.

                  ALLOWANCE. Bank Claims. On the Effective Date, the Bank Claims will be deemed Allowed Claims in the aggregate amount of $680 million, representing (a) an aggregate allowed amount of $430 million in respect of the Bank Claims identified in Section 1.12(i) of the Plan and (b) an aggregate allowed amount of $250 million in respect of the Bank Claims identified in
Section 1.12(ii) of the Plan.

                   Bondholder Claims. On the Effective Date, the Bondholder Claims will be deemed Allowed Claims in the aggregate amount of $1,460 million, representing (a) an aggregate allowed amount of $250 million in respect of the Existing Senior Notes due 2003, (b) an aggregate allowed amount of $360 million in respect of the Existing Senior Notes due 2007, (c) an aggregate allowed amount of $200 million in respect of the Existing Senior Notes due 2008, (d) an aggregate allowed amount of $450 million in respect of the Existing Senior Notes due 2028, and (e) an aggregate allowed amount of $200 million in respect of the Existing Senior Notes due 2029.

                  TREATMENT UNDER PLAN. On the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed Bank Claim and each holder of an Allowed Bondholder Claim will receive, subject to the terms of the Plan and in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim, its Pro Rata Share of (i) at its option, the Package A Distribution and/or the Package B Distribution, (ii) the Excess Cash, and (iii) the Excess Cash Additional Recovery. Holders of Allowed Bank Claims and Allowed Bondholder Claims may freely elect to allocate such Allowed Claims between the Package A Distribution, the Package B Distribution or a combination of both of the foregoing. Such election will be made on its ballot in respect of voting on the Plan in accordance with the Voting Procedures Order. In the event the holder of an Allowed Bank Claim votes to reject the Plan or does not timely submit a ballot and properly make such an election in accordance with the Voting Procedures Order, it will be deemed to have elected to participate in the Package B Distribution in respect of its Allowed Bank Claim and also shall be deemed to have elected for all of its Pro Rata Share of the New PGS Ordinary Shares to become Rights Offering Shares (or Reserved Rights Offering Shares) as further described in Section 4.4(c) of the Plan. In the event the holder of an Allowed Bondholder Claim votes to reject the Plan or does not timely submit a ballot and properly make such an election in accordance with the Voting Procedures Order, it will be deemed to have elected to participate in the Package B Distribution in respect of its Allowed Bondholder Claim and also shall be deemed to have elected for all of its Pro Rata Share of the New PGS Ordinary Shares to become Rights Offering Shares (or Reserved Rights Offering Shares) as set forth in Section 4.4(c) of the Plan.

                  PACKAGE A DISTRIBUTION. The Package A Distribution shall consist of (i) the New Term Loan and (ii) an amount (if any) equal to (a) 90% of the Atlantis Sale Proceeds multiplied by (b) a fraction, with the numerator equal to the aggregate face amount of Allowed Bank Claims and Allowed Bondholder Claims electing to participate in the Package A Distribution and the denominator equal to $2.14 billion. The New Term Loan will be issued pursuant to the New Term Loan Agreement, which will be an agreement entered into on the Effective Date by Reorganized PGS and certain holders of Bank Claims and Bondholder Claims with an aggregate principal amount of $475 million, subject to the Oversubscription Adjustment, at an interest rate of LIBOR plus a margin of 1.15% per annum. The Atlantis Sale Proceeds are the net proceeds to be received by the Debtor in connection with the sale of its Atlantis subsidiary to China National Chemicals Import & Export Corporation, an oil trading company, which was consummated in February 2003 for gross proceeds of up to $105 million. The Debtor expects the Atlantis Sale Proceeds to equal approximately between $25 and $50 million. See Section VII, "Historical Information" for a further description of the Atlantis sale.

                  PACKAGE B DISTRIBUTION. The Package B Distribution shall consist of (a) the New Senior A Notes and the New Senior B Notes, (b) 100% of the New PGS Ordinary Shares, as such percentage may be reduced (i) by the Class 5 Distribution, (ii) by the Class 7 Distribution, (iii) as a result of the

Rights Offering, (iv) as a result of the acquisition by the Equity Investors of the Reserved Rights Offering Shares, and (c) the Package B Debt Obligation which provides for (x) up to $85 million in Cash, (y) the Rights Offering Shares or
(z) a prorated combination of (x) and (y).

                  The New Senior A Notes and the New Senior B Notes will be unsecured promissory notes issued by Reorganized PGS under the New Senior Notes Indenture. The New Senior A Notes will be issued in an aggregate principal amount of $350 million, subject to the Oversubscription Adjustment, at an interest rate of 10% and will mature seven years after the Effective Date. The New Senior B Notes will be issued in an aggregate principal amount of $250 million, subject to the Oversubscription Adjustment, at an interest rate of 8% and will mature three years after the Effective Date.

                  THE OVERSUBSCRIPTION ADJUSTMENT. In the event that (a) the aggregate face amount of Allowed Bank Claims and Allowed Bondholder Claims electing or deemed to have elected to participate in the Package B Distribution exceeds $1.46 billion, then (i) the face amount of the New Term Loan shall be decreased to an amount equal to the aggregate face amount of the Allowed Bank Claims and Allowed Bondholder Claims electing to participate in the Package A Distribution multiplied by 475/680 (the "Issued Term Loan") and (ii) the face amount of the New Senior A Notes to be included in the Package B Distribution shall be increased to an amount equal to (x) $350 million, plus (y) 400/475 multiplied by the difference between $475 million and the face amount of the Issued Term Loan; and (b) the aggregate face amount of Allowed Bank Claims and Allowed Bondholder Claims electing to participate in the Package A Distribution exceeds $680 million, then (i) the face amount of both the New Senior A Notes and the New Senior B Notes shall be decreased to an amount equal to the aggregate face amount of the Allowed Bank Claims and Allowed Bondholder Claims electing or deemed to participate in the Package B Distribution multiplied by 350/1,460 and 250/1,460 for the New Senior A Notes and the New Senior B Notes, respectively, and (ii) the face amount of the New Term Loan shall be increased by an amount equal to (x) the combined reduction in the face amount of the New Senior A Notes and the New Senior B Notes in accordance with clause (b)(i) of this paragraph, multiplied by (y) 475/400. A chart with illustrative examples of the effect of the Oversubscription Adjustment is annexed to this Disclosure Statement as Exhibit D.

                  DESIGNATION OF NEW PGS ORDINARY SHARES AS OFFERED SHARES. To the extent the holder of an Allowed Bank Claim or Allowed Bondholder Claim elects to participate in the Package B Distribution, such holder also will be entitled to designate whether it desires for all (or any portion) of its Pro Rata Share of the New PGS Ordinary Shares to become Offered Shares. Any such election must be made in a timely submitted ballot in accordance with the Voting Procedures Order. To the extent such holder of an Allowed Bondholder Claim or an Allowed Bank Claim elects to participate in the Package B Distribution and fails to designate whether it desires for all or any portion of its Pro Rata Share of the New PGS Ordinary Shares to become Offered Shares, such holder shall be deemed to have elected for all of its Pro Rata Share of the New PGS Ordinary Shares to become Offered Shares. In addition, any holder of an Allowed Bondholder Claim or Allowed Bank Claim that rejects the Plan and is deemed to have elected to participate in the Package B Distribution pursuant to Section
4.4 of the Plan shall also be deemed to have elected for all of its Pro Rata Share of the New PGS Ordinary Shares to become Offered Shares. In the event that the aggregate number of New PGS Ordinary Shares designated as Offered Shares resulting from all such elections or deemed elections (a) is less than 30% of the total number of New PGS Ordinary Shares issued and outstanding (prior to dilution) as of the Effective Date, then the remaining Offered Shares will be taken from and reduce the remaining New PGS Ordinary Shares contained in the Package B Distribution on a pro rata basis (resulting in a pro rata reduction of New PGS Ordinary Shares available to holders of Allowed Claims that elected or were deemed to elect to participate in the Package B Distribution but did not elect or were not deemed to elect to designate any or all of their new PGS Ordinary Shares as Offered Shares (in terms of making shares available in the Rights Offering or for acquisition by the Equity Investors pursuant to the Underwriting Agreement, as the case may be)), or (b) is greater than 30% of the total number of New PGS Ordinary Shares issued and outstanding (prior to dilution) as of the Effective Date, then the amount of shares in excess of 30% will not be designated as Offered Shares, with the excess being allocated on a pro rata basis among those holders of Allowed Claims making the election or deemed to have made the election based upon the number of shares designated or deemed designated by such holders, and will remain New PGS Ordinary Shares for inclusion in the Package B Distribution. Following the election or deemed election of New PGS Ordinary Shares as Offered Shares, the Debtor or Reorganized PGS, as applicable, in its sole discretion, shall determine the allocation of Offered Shares as between Rights Offering Shares and/or Reserved Rights Offering Shares.

                  WAIVER AND RE-DISTRIBUTION. Notwithstanding the provisions of
Section 4.4(b) of the Plan, the acceptance of the Plan by Class 4 shall constitute a waiver of the rights of the holders of Allowed Bank Claims and/or Allowed Bondholder Claims electing or deemed to have elected to participate in the Package B Distribution to receive, in respect of such Claims only, their Pro Rata Share of (i) the Class 5 Distribution and the Class 7 Distribution; and
(ii) the Rights Offering Shares and any Reserved Rights Offering Shares purchased by an Allowed Rights Holder or an Equity Investor. On the Effective Date, or as soon thereafter as is reasonably practicable, Reorganized PGS or its agent shall distribute the Class 5 Distribution, the Class 7 Distribution, the Rights Offering Shares (if any) and the Reserved Rights Offering Shares (if any) in accordance with Section 6 of the Plan. Notwithstanding the foregoing or anything herein to the contrary, to the extent the Rights Offering Shares are not fully subscribed by Allowed Rights Holders and there is a default by the Equity Investors under the terms of the Underwriting Agreement, any remaining unsubscribed or unpurchased Offered Shares, to the extent such Offered Shares are not purchased pursuant to the terms of the Underwriting Agreement on or before the Rights Offering Distribution Date, shall be distributed on a pro rata basis to those holders of Class 4 Allowed Claims (i) that have elected or were deemed to have elected to receive the Package B Distribution, and (ii) whose New PGS Ordinary Shares became Offered Shares in accordance with the terms of the Plan, in full satisfaction of the Package B Debt Obligation, but shall be without prejudice to the rights and remedies of the holders of the Package B Distribution under the Underwriting Agreement with respect to the Equity Investors.

                  PACKAGE B DEBT OBLIGATION. The Package B Debt Obligation shall consist of an $85 million debt obligation of Reorganized PGS evidenced by the Plan when consummated in favor of those holders of Allowed Bank Claims and Allowed Bondholder Claims entitled to receive the Package B Distribution whose New PGS Ordinary Shares became Offered Shares in accordance with the terms of the Plan, payable in Cash, or Offered Shares to the extent not purchased by the Allowed Rights Holders or Equity Investors (calculated based on the Rights Exercise Price for each Offered Share), without setoff, interest or penalty, on the earlier to occur of (a) the Rights Offering Distribution Date, (b) (i) March 31, 2004, in the event that (x) the Rights, the Rights Offering and the issuance of New PGS Ordinary Shares thereunder are exempt from U.S. federal securities laws registration requirements pursuant to section 1145 of the Bankruptcy Code (the "1145 EXEMPTION") or pursuant to other available exemptions, or (y) the Debtor's auditors have not completed the re-audit of the Debtor's U.S. GAAP financial statements for the fiscal year ended December 31, 2000 but the SEC waives such requirements in connection with the filing of a long form registration statement on Form F-1 to permit implementation of the Rights Offering on a registered basis prior to March 31, 2004, (ii) July 31, 2004, in the event that the 1145 Exemption or another exemption from the registration requirements of the Securities Act is not available for the Right Offering, and the Debtor's auditors have completed the re-audit of the Debtor's U.S. GAAP financial statements for fiscal year ended December 31, 2001 (or the SEC waives such requirement), but the Debtor's auditors have not completed the re-audit of the Debtor's U.S. GAAP financial statements for the fiscal year ended December 31, 2000 and the SEC has not waived the requirement for such financial statements in connection with the filing of a long form registration statement on Form F-1, or (iii) July 31, 2005, in the event the 1145 Exemption or another exemption from the registration requirements of the

Securities Act is not available for the Right Offering, and the Debtor's auditors have not completed the re-audit of the Debtor's U.S. GAAP financial statements for the fiscal years ended December 31, 2000 and December 31, 2001, and the SEC has not waived the requirements for such financial statements in connection with the filing of a long form registration statement on Form F-1 to implement the Rights Offering on a registered basis, or (c) such later date may be as agreed to in writing by the Debtor or Reorganized PGS, the Equity Investors and the Creditors' Committee (as applicable, the "PAYMENT DATE"), as set forth below. The Disbursing Agent for the Package B Distribution shall distribute any such Cash or Offered Shares received in respect of the Rights Offering, as soon as reasonably practicable, to those holders of Class 4 Allowed Claims (i) that have elected or were deemed to have elected to receive the Package B Distribution, and (ii) whose New PGS Ordinary Shares became Offered Shares in accordance with the terms of the Plan; provided, that, if any outstanding balance is not paid in full, in Cash, on the Payment Date, Reorganized PGS shall immediately issue all outstanding Offered Shares not subscribed to and paid for by the Allowed Rights Holders or the Equity Investors, to the Disbursing Agent for the Package B Distribution for distribution to those holders of Class 4 Allowed Claims (i) that have elected or were deemed to have elected to receive the Package B Distribution, and (ii) whose New PGS Ordinary Shares became Offered Shares in accordance with the terms of the Plan. Any such issuance on the Payment Date of the remaining Offered Shares shall be in full satisfaction of the balance of the Package B Debt Obligation, but shall be without prejudice to the rights and remedies of the holders of the Package B Distribution under the Underwriting Agreement with respect to the Equity Investors.

                  SPECIAL PROVISION RELATING TO (SECTIONS) 2-6 AND 10-2(3) OF THE NORWEGIAN PUBLIC LIMITED LIABILITIES ACT. With respect to that part of the Allowed Bank Claims and the Allowed Bondholders Claims that are exchanged for the Package B Distribution, such amount shall for accounting purposes be deemed to be allocated as follows: (i) with respect to the New Senior A Notes and the New Senior B Notes, an amount equal to the aggregate face amount of the New Senior A Notes and the New Senior B Notes; (ii) with respect to the aggregate Pro Rata Share of the Excess Cash, an amount equivalent to 150% of the anticipated (on or about the Effective Date) Excess Cash; and (iii) with respect to the New PGS Ordinary Shares, the residual amount after (i) and (ii).

                  CLASS 5 -- EXISTING JUNIOR SUBORDINATED DEBENTURES CLAIMS

                  VOTING. Class 5 is Impaired and the holders are entitled to vote to accept or reject the Plan.

                  ALLOWANCE. On the Effective Date, the Existing Junior Subordinated Debentures Claims shall be deemed Allowed Claims in the aggregate amount of $143.75 million.

                  TREATMENT UNDER PLAN. Each holder of an Allowed Existing Junior Subordinated Debentures Claim will receive, subject to the terms of the Plan and in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Existing Junior Subordinated Debentures Claim, its Pro Rata Share of the Class 5 Distribution, which shall be 5% of the New PGS Ordinary Shares.

                  CLASS 6-- EXISTING SECURITIES LAW CLAIMS VOTING.

                  Class 6 is Impaired and deemed to reject the Plan. For this reason, holders of Existing Securities Law Claims are not entitled to vote on the Plan.

                  TREATMENT UNDER PLAN. Each holder will not receive or retain any distribution under the Plan on account of Existing Securities Law Claims.

                  CLASS 7 -- EXISTING ORDINARY SHARES

                  VOTING. The holders of Existing Ordinary Shares are impaired, are entitled to vote to accept or reject the Plan and the votes of such holders will be solicited with respect to Existing Ordinary Shares as set forth in
Section 5.4 of the Plan.

                  TREATMENT UNDER PLAN. On the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed Existing Ordinary Share will be entitled to receive, subject to the terms of the Plan and in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Existing Ordinary Share, (a) its Pro Rata Share of the Class 7 Distribution, which shall be 4% of the New PGS Ordinary Shares and (b) subject to Section 5.11(c) of the Plan, its Pro Rata Share of the Rights (exclusive of Rights relating to the Reserved Rights Offering Shares).

                  CLASS 8 -- OTHER EXISTING EQUITY INTERESTS

                  VOTING. Class 8 is Impaired and deemed to reject the Plan. For this reason, holders of Other Equity Interests are not entitled to vote on the Plan.

                  TREATMENT UNDER PLAN. Holders of Other Existing Equity Interests will not receive or retain any distribution under the Plan on account of such Other Existing Equity Interests, and such Other Existing Equity Interests will be cancelled. On the Effective Date, all such Other Existing Equity Interests will be deemed extinguished and any certificates or other instruments representing such Other Equity Interests will be cancelled and of no force or effect.

       --------------------------------------------------------------------

                           IMPORTANT NOTE ON ESTIMATES

         The estimates in the tables and summaries in this Disclosure Statement may differ from actual distributions because of variations in the asserted or estimated amounts of Allowed Claims, the existence of disputed Claims and other factors; including oversubscription of the Package A Distribution or the Package B Distribution. Statements regarding projected amounts of Claims or distributions (or the value of such distributions) are estimates by the Debtor based on current information and are not representations as to the accuracy of these amounts. Except as otherwise indicated, these statements are made as of July 29, 2003, and the delivery of this Disclosure Statement will not, under any circumstances, imply that the information contained in this Disclosure Statement is correct at any other time. Any estimates of claims or interests in this Disclosure Statement may vary from the final amounts of claims or interests allowed by the Bankruptcy Court.

         In addition, the estimated valuation of Reorganized PGS and the Plan Securities and the estimated recoveries to holders of Claims and Existing Ordinary Shares are not intended to represent the value at which Reorganized PGS's securities could be sold if a market for any of those securities emerges. See the risk factor regarding whether a market for the Plan Securities will develop, located in Section IV.J.

       --------------------------------------------------------------------

         E.       CONFIRMATION HEARING

                  The Court will hold the Confirmation Hearing at the following time and place:

               ----------------------------------------------------------------

                                   CONFIRMATION HEARING

                  DATE AND TIME: October 21, 2003 at 10:00 a.m.(New York time).

                  PLACE: United States Bankruptcy Court, Southern District of New York, New York, New York.

                  JUDGE: Bankruptcy Judge Burton R. Lifland.

                  The Confirmation Hearing may be adjourned from time to time on announcement in the Bankruptcy Court on the scheduled date for the hearing. No further notice will be required to adjourn the hearing.

               ----------------------------------------------------------------

                  At the Confirmation Hearing, the Bankruptcy Court will:

                  o determine whether sufficient majorities in number and amount from each Voting Class have delivered properly executed votes accepting the Plan to approve the Plan;

                  o hear and determine objections, if any, to the Plan and to confirmation of the Plan that have not been previously disposed of;

                  o determine whether the Plan meets the confirmation requirements of the Bankruptcy Code; and

                  o    determine whether to confirm the Plan.

                  Any objection to confirmation of the Plan must be in writing and filed and served as required by the Bankruptcy Court under the order approving this Disclosure Statement. That order requires any objections to the confirmation of the Plan to be served so as to be received on or before 4:00 p.m. (New York time) on October 14, 2003 (New York time) by the following persons:

     o the Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, 21st Floor, New York, New York 10004,
          Attn.: Brian Masumoto, Esq.;

     o Counsel for the Debtor, Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, Attn.: Matthew Feldman, Esq. and Paul Shalhoub, Esq.;

     o General counsel to the Debtor, Staale Gjengset, Esq., Petroleum Geo-Services ASA, P.O. Box 89, N-1325 Lysaker, Norway; and

     o Proposed counsel to the Creditors' Committee, Bingham McCutchen LLP, One State Street, Hartford, Connecticut 06103, Attn.: Anthony J. Smits, Esq.

         F.       THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

                  In order to allow implementation of the Plan and in accordance with Norwegian law, the Debtor will hold an Extraordinary General Meeting to, among other things, (i) approve the Plan, (ii) authorize the cancellation of the Existing Ordinary Shares, (iii) approve the issuance of the New PGS Ordinary Shares, (iv) approve the Amended Articles of Association, (v) elect the initial Board of

Directors of Reorganized PGS, and (vi) take such other action incident to the implementation and consummation of the Plan as is necessary or reasonably appropriate. The holders of Existing Ordinary Shares will be entitled to vote to accept or reject the Plan at the Extraordinary General Meeting. See Section III.F., "The Extraordinary General Meeting of Shareholders" below for a more detailed description of the Extraordinary General Meeting.

         G.       CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS

                  The Plan provides for the cancellation on the Effective Date, without any further action by the Debtor (except for the purpose of evidencing a right to distributions under the Plan and as otherwise set forth in the Plan), of all the agreements, instruments and other documents evidencing Bank Claims, Bondholder Claims, Existing Junior Subordinated Debentures Claims and Existing Ordinary Shares, and, except as otherwise expressly provided in the Plan or the Confirmation Order, rights of any other holder of a Claim or Equity Interest against or in the Debtor will be deemed cancelled, discharged and of no force or effect; provided, however, that all such agreements, instruments and other documents in respect of which the holder subscribes or is deemed to subscribe for New PGS Ordinary Shares shall be deemed converted (as opposed to cancelled) under Norwegian law. Notwithstanding (but without prejudice to) the foregoing, to the extent the contractual terms and provisions of the Bank Facilities are not cancelled or discharged pursuant to the Plan under applicable law governing the Bank Facilities, on and following the Effective Date, the Banks (i)(a) shall not be permitted to exercise any rights in any jurisdiction to demand repayment of the Bank Facilities (or enforce any such demand), (b) shall not be permitted to direct or vote to direct the agents under the Bank Facilities to exercise any such rights, (c) shall be required to direct the agents under the Bank Facilities not to permit the exercise of any such rights, and (d) shall be required to vote in consortium against any proposal to take any enforcement action; (ii) shall, if so required by Reorganized PGS, assign and transfer all of their rights under the Bank Facilities to Reorganized PGS (except for purposes of receiving distributions under the Plan on account of Allowed Bank Claims) and shall take any actions reasonably required by Reorganized PGS to give effect to such transfer under applicable law; (iii) if Reorganized PGS is advised that it is necessary to implement any arrangement under the laws of any foreign jurisdiction to give effect to the terms of this Plan, agree to vote in favor of such arrangement and Reorganized PGS agrees to indemnify the Banks against any cost, loss or liability which they may incur as a result of so voting in favor of such an arrangement; (iv) by voting in favor of this Plan and/or electing to receive a distribution under this Plan, shall be deemed to have agreed (and voted) as a lender under each Bank Facility to which it is a party to amend each such Bank Facility such that clause 33 (Jurisdiction) in each Bank Facility shall be deleted in its entirety and replaced with the following: "33. Jurisdiction - The courts of the state of New York shall have exclusive jurisdiction to settle any disputes in connection with this Agreement" and shall be deemed to have authorized the agents under the Bank Facilities to which it is party to effect such amendment on its behalf if Reorganized PGS requires same; and (v) agrees that any amount paid to them under any pro rata sharing clauses contained in the Bank Facilities (a) shall promptly be paid to Reorganized PGS for its own account and (b) pending payment to Reorganized PGS shall be held in trust by the Banks for Reorganized PGS.

         H. CANCELLATION OF EXISTING INDENTURES, PGS TRUST PREFERRED SECURITIES AND ELIMINATION OF CLASSES.

                  Except as provided in any contract, instrument or other agreement or document entered into or delivered by Reorganized PGS in connection with the Plan or as provided in the Plan, on the Effective Date, the Existing Indentures, Existing Notes, Existing Junior Subordinated Debentures and PGS Trust Preferred Securities or other instruments or documents evidencing or creating any indebtedness or obligations of the Debtor, and any other obligations in respect thereof, will be cancelled and of no further force and effect, and the Existing Indenture Trustees will be released from all duties thereunder, without any further action on the part of the Debtor or Reorganized PGS; provided, however, that all such agreements, instruments and other documents in respect of which the holder subscribes or is deemed to subscribe for New PGS Ordinary Shares shall be deemed converted (as opposed to cancelled) under Norwegian law. Notwithstanding the foregoing, the applicable provisions of the Existing Indentures will continue in effect solely for the purposes of permitting the respective Existing Indenture Trustees (i) to make the distributions to be made to holders of Allowed Bondholder Claims and holders of Allowed Existing Junior Subordinated Debentures Claims as contemplated by
Section 6 of the Plan; and (ii) to maintain any rights and liens the Existing Indenture Trustees may have for any fees, costs, expenses, and indemnification under their respective indentures or other agreements until all such fees, costs, and expenses are paid pursuant to Section 5.12 of the Plan; provided, however, that such rights and liens are limited to the distributions, if any, to the holders of Existing Notes and the Existing Junior Debentureholders, respectively. The holders of or parties to such cancelled (or converted, as applicable) securities, agreements, instruments and other documents will have no rights arising from or relating thereto or with respect to the cancellation (or conversion, as applicable) thereof, except the rights provided pursuant to the Plan. Except as provided pursuant to the Plan, the Existing Indenture Trustees and their agents, successors and assigns will be discharged of all of their obligations associated with the Existing Notes and the Existing Junior Subordinated Debentures.

    II. PRINCIPAL CHARACTERISTICS OF NEW SENIOR A NOTES, NEW SENIOR B NOTES, NEW PGS ORDINARY SHARES, RIGHTS AND NEW ADSS.

         ----------------------------------------------------------------

               THE FOLLOWING SUMMARY IS NOT A COMPLETE DESCRIPTION
                       OF THE PLAN OR THE PLAN SECURITIES

           This section provides a summary of the securities to be issued on or after the Effective Date of the Plan and certain other matters contemplated to occur under or in connection with confirmation of the Plan. This summary highlights certain substantive provisions of the Plan and Plan Securities, but is not, nor is it intended to be, a complete description of the Plan and Plan Securities or a substitute for a full and complete reading of the Plan and the Plan Supplement and their exhibits.

           The Debtor encourages you to read the entire Plan and the Plan Supplement and their exhibits carefully before deciding how to vote on the Plan.

         ----------------------------------------------------------------

                  The Plan provides that the capital structure of Reorganized PGS will be comprised of New Senior A Notes, New Senior B Notes, New PGS Ordinary Shares (which include New ADSs in respect thereof), and loans and obligations under the New Term Loan Agreement and the Exit Facility. The principal features of the Plan Securities are summarized below and the New Term Loan Agreement and the Exit Facility are described in Section III, "Implementation of the Plan."

         A.       NEW SENIOR A NOTES AND NEW SENIOR B NOTES

                  The New Senior A Notes and the New Senior B Notes will be issued to holders of Allowed Bank Claims and Allowed Bondholder Claims who elect to receive the Package B Distribution. The principal amounts of each series of notes will depend on the allocation of Claims by such holders between the Package A Distribution and the Package B Distribution.

                  A chart with illustrative examples of the effect of the Oversubscription Adjustment described in Section I.D.2 "Summary of Distributions Under the Plan", relating to the Class 4 distribution is annexed to this Disclosure Statement as Exhibit D.

                  The New Senior A Notes and the New Senior B Notes will be issued under the New Senior Notes Indenture to be entered into between Reorganized PGS and Law Debenture Trust Company of New York or such other entity selected by the Debtor. The form of the New Senior Notes Indenture, which contains the form of the New Senior A Notes and the New Senior B Notes, is included in the Plan Supplement. The New Senior Notes Indenture will be qualified under the Trust Indenture Act of 1939, as amended, but the New Senior A Notes and the New Senior B Notes will not upon issuance be registered under the Securities Act of 1933, as amended (the "Securities Act"). The following summary of the New Senior A Notes and New Senior B Notes is not a complete description of their terms and is qualified in its entirety by reference to the New Senior Note Indenture, the form of which will be included in the Plan Supplement.

                  The New Senior A Notes and New Senior B Notes will be senior unsecured obligations of Reorganized PGS with the following material terms:

                  o The New Senior A Notes will bear simple interest at 10 percent per year, payable semi-annually in arrears, and will mature seven years after the Effective Date;

                  o The New Senior B Notes will bear simple interest at 8 percent per year, payable semi-annually in arrears, and will mature three years after the Effective Date;

                  o The New Senior A Notes will not be redeemable for the first four years after the Effective Date. Thereafter, they will be redeemable in whole or in part at any time at the option of Reorganized PGS, at a premium in the fifth year after the Effective Date equal to 105% of their outstanding principal amount and at a premium ratably reduced thereafter, as set forth in the New Senior Notes Indenture. At maturity, the New Senior A Notes may be redeemed at 100% of their outstanding principal amount, as set forth in the New Senior Notes Indenture;

                  o The New Senior B Notes will be redeemable in whole or in part at any time at the option of Reorganized PGS, at a premium during the first year after the Effective Date equal to 103% of their outstanding principal amount and at a premium ratably reduced thereafter. At maturity, the New Senior B Notes may be redeemed at 100% of their outstanding principal amount, as set forth in the New Senior Notes Indenture;

                  o The New Senior Notes Indenture is expected to contain affirmative and negative covenants customary for senior notes of this type;

                  o Material Subsidiaries will guarantee Reorganized PGS's obligations in respect of the New Senior A Notes and New Senior B Notes, subject to certain exceptions set forth in the New Senior Notes Indenture;

                  o If the New Senior A Notes and New Senior B Notes are not paid when due, the holders will be entitled to exercise their rights and remedies under the New Senior Notes Indenture and applicable law;

                  o Upon a change of control, Reorganized PGS will be required to offer to repurchase the New Senior A Notes and New Senior B Notes at 101% of their outstanding principal amount, plus accrued and unpaid interest. "Change of control" is expected to include the acquisition of more than 51% of the voting stock of Reorganized PGS by a single person or persons acting in concert; and

                  o Reorganized PGS will undertake to use its reasonable best efforts to have the New Senior A Notes and New Senior B Notes rated by Standard & Poor's Corporation and Moody's Investors Service, Inc. within 90 days of the Effective Date.

         B.       NEW PGS ORDINARY SHARES

                  The Debtor expects that an aggregate of 20,000,000 New PGS Ordinary Shares will be authorized to be issued under the Plan, inclusive of the New PGS Ordinary Shares issued in connection with the (i) Package B Distribution, (ii) Class 5 Distribution, (iii) Class 7 Distribution, and (iv) the Offered Shares.

                  Subject to revision and modification prior to the Effective Date, the New PGS Ordinary Shares will contain the following terms and conditions, among others:

         o The holders of New PGS Ordinary Shares will be entitled to one vote per share for each share held of record on all matters submitted to a vote of shareholders and are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor.

         o Reorganized PGS will be subject to certain limitations on the declaration and payment of dividends under Norwegian law and the terms of the New Senior Notes Indenture and New Term Loan Agreement and cash dividends may not be paid on the New PGS Ordinary Shares in the foreseeable future.

         o The New PGS Ordinary Shares will be listed on the Oslo Stock Exchange and Reorganized PGS shall use commercially reasonable efforts to have its American Depositary Receipts listed on a national stock exchange in the U.S. or on NASDAQ as soon as practicable following the Effective Date.

                  No fractional shares of New PGS Ordinary Shares, or Cash in lieu thereof, will be distributed. For purposes of distribution, fractional shares of New PGS Ordinary Shares will be rounded down to the next whole number or zero, as applicable, and any percentages mentioned herein will be deemed to be modified to give effect to such rounding. None of the Debtor, Reorganized PGS or the Disbursing Agent shall have any obligation to make a distribution that is less than one New PGS Ordinary Share. Fractional shares of New PGS Ordinary Shares that are not distributed will be returned to Reorganized PGS.

         C.       [INTENTIONALLY OMITTED]

         D.       THE RIGHTS OFFERING

                  The Rights Offering will permit each Allowed Rights Holder to acquire its Pro Rata Share of the Rights Offering Shares (not including those Reserved Rights Offering Shares purchased by the Equity Investors) pursuant to the terms set forth in the Plan. Collectively, the Rights, which will not be evidenced by certificates, shall consist of the right of each Allowed Rights Holder to acquire the Rights Offering Shares (not including those Reserved Rights Offering Shares which the Equity Investors are obligated to purchase) for an aggregate purchase price of $63.75 million in Cash (net of any fees). With respect to each Allowed Rights Holder, each Right shall represent the non-transferable right to acquire one share of Rights Offering Shares for a purchase price of $14.17 (or in certain circumstances the NOK equivalent thereof) per Rights Offering Share. Participation or non-participation in the Rights Offering will not affect the size of the Class 7 Distribution pursuant to the Plan.

                  In the event that the Rights Offering is not completed by the applicable Payment Date (as defined in Section 1.89 of the Plan), the Rights Offering shall not take place and the New PGS Ordinary Shares that become Offered Shares shall be distributed to recipients of the Package B Distribution in accordance with Section 1.89 of the Plan.

         E.       UNDERWRITING AGREEMENT

                  The Equity Investors have committed, subject to the terms of the Underwriting Agreement, to acquire the Excess Rights Offering Shares, according to the same allocations with which they were committed to purchasing the Reserved Rights Offering Shares. In consideration for such commitment, the Equity Investors are entitled and obligated, pursuant to the terms of the Underwriting Agreement, to purchase 1,500,000 New PGS Ordinary Shares for approximately $21.25 million, which represents 7.5% of the New PGS Ordinary Shares. The Equity Investors may not assign their rights and obligations under the Underwriting Agreement without the express written consent of the Debtor and a majority of recipients of the Package B Distribution. The Equity Investors will not receive any fee, commission or other consideration (other than the entitlement to purchase the Reserved Rights Offering Shares) for their commitments under the Underwriting Agreement. The preceding summary is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is contained in the Plan Supplement.

         F.       ADSs AND NEW ADSs

                  Currently, each ADS represents one Existing Ordinary Share. Citibank, located at 111 Wall Street, New York, New York 10043, acts as the depositary bank for the ADSs and has appointed Den Norske Bank, Stranden 21, No-0021, Oslo, Norway and Nordea Bank Norge ASA, Postboks 1166 Sentrum, N-0107 Oslo, Norway, as custodians through which the Existing Ordinary Shares on deposit under the ADS program are held.

                  PGS appointed Citibank as depositary bank pursuant to a deposit agreement, dated May 25, 1993, which was subsequently amended on April 24, 1997. A copy of the original deposit agreement is on file with the SEC under the cover of a Registration Statement on Form F-6 (Registration NO. 33-61500). A copy of the amendment is on file with the SEC under the cover of a Registration Statement on Form F-6 (Registration No. 333-10856). An owner of ADSs may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

                  The Existing Ordinary Shares underlying the ADSs are deposited into accounts maintained by the custodian with VPS. An ADS also represents any other securities or property received by the depositary bank or the custodian in respect of Existing Ordinary Shares upon any recapitalization or reorganization affecting PGS or to which it is a party.

                  Each owner of ADSs becomes a party to the deposit agreement and therefore is bound by its terms as well as by the terms of the American Depositary Receipt ("ADR") that represents such owner's ADSs. The deposit agreement and the ADR specify the owner's rights and obligations as well as those of the depositary bank. An ADS owner appoints the depositary bank to act on his or her behalf in certain circumstances. The deposit agreement is governed by New York law. However, the Debtor's obligations to the holders of Existing Ordinary Shares continue to be governed by the laws of the Kingdom of Norway, which may be different from the laws of the United States.

                  The ADSs ceased to trade on the New York Stock Exchange on February 26, 2003 and are currently trading over-the-counter under the symbol "PGOGY." The high and low bid closing quotations of the ADSs were $0.81 on July 23, 2003 and $0.15 on April 2, 2003, respectively, in the period from February 26, 2003 to July 23, 2003. The reported closing bid quotation on the ADSs on July 23, 2003 was $0.81.

                  On the Effective Date, or as soon thereafter as reasonably practicable, the existing ADSs will be cancelled and New ADSs will be issued to holders of existing ADSs, based on their Pro Rata Share of the Class 7 Distribution. The deposit agreement will be accordingly amended in order to maintain the current ratio of one ADS representing one Existing Ordinary Share with respect to the New ADSs and the New PGS Ordinary Shares.

                  Holders of ADSs may participate in the Rights Offering on the same pro rata basis as other Allowed Rights Holders and may receive New ADSs in respect of Rights Offering Shares they acquire in the Rights Offering.

         G.       AMENDED ARTICLES OF ASSOCIATION

                           A copy of the Amended Articles of
Association for Reorganized PGS is included in the Plan Supplement. The applicable organizational documents of the Non-Debtor Subsidiaries of Reorganized PGS will be in effect in the same form as they were prior to the Commencement Date.

                        III.    IMPLEMENTATION OF THE PLAN

         A.       NEW SECURITIES

                  If the Plan is confirmed and approved by the Bankruptcy Court, it will be implemented through the actions described in this section. In accordance with Section 5 of the Plan, Reorganized PGS will:

                  o issue the New Senior A Notes, New Senior B Notes, the New PGS Ordinary Shares and the New ADSs on the Effective Date; and

                  o execute and deliver the New Term Loan Agreement, the Exit Facility, if any, and the New Senior Notes Indenture on the Effective Date.

         B.       EXIT FACILITY

                  In connection with implementation of the Plan, Reorganized PGS expects to procure, if necessary, an exit working capital facility in an amount not less than $70 million for working capital and other corporate purposes and a $40 million letter of credit facility. The Exit Facility will contain such terms as will be agreed to among the lenders under the Exit Facility and the Debtor.

         C.       NEW TERM LOAN AGREEMENT

                  On the Effective Date, the Reorganized Debtor will enter into and execute the New Term Loan Agreement. Pursuant to the terms and conditions of the Plan, the lenders under the New Term Loan Agreement will be holders of Allowed Bank Claims and Allowed Bondholder Claims electing to participate in the Package A Distribution. Reorganized PGS shall, under Section
6.16 of the Plan, as duly authorized agent for and on behalf of any holder of an Allowed Bank Claim or an Allowed Bondholder Claim who has elected to receive a Package A Distribution that refuses or fails to execute the New Term Loan Agreement on or before the Effective Date, execute the New Term Loan Agreement on the Effective Date on such holder's behalf. In the event that Reorganized PGS executes the New Term Loan Agreement on behalf of a holder of an Allowed Bank Claim or an Allowed Bondholder Claim in accordance with Section 6.16 of the Plan, such holder shall be required to take all actions as may be reasonably required of it to ratify such execution. Subject to revision and modification prior to the Effective Date, the New Term Loan Agreement will be substantially in the form contained in the Plan Supplement, including the following terms and conditions among others:

Credit Facility:                  A senior term loan facility of $475 million
---------------                   (which may increase or decrease in accordance
                                  with the Oversubscription Adjustment).

Borrower:                         Reorganized PGS
--------

Guarantors:                       Material Subsidiaries with certain exceptions
----------                        set forth in the New Term Loan Agreement. If
                                  at any time, based on the Borrower's latest audited consolidated financial statements, the aggregate gross assets of the Borrower and the Guarantors do not constitute at least 50% of the Borrower's consolidated total gross assets, the Borrower must meet this threshold by causing additional subsidiaries to become
                                  Guarantors.

Initial Lenders:                  Holders of Allowed Bank Claims and Allowed
---------------                   Bondholder Claims electing to participate in
                                  the Package A Distribution.

Interest Rates:                   The facility will bear interest at a rate
--------------                    equal to LIBOR plus 1.15% per annum plus
                                  mandatory regulatory costs (if any).

Fees:                             The Borrower shall pay the fees of the
----                              Administrative Agent pursuant to a separate
                                  fee letter.

Maturity:                         Subject to a cap of $40 million on aggregate
--------                          annual repayments, the facility will be repaid
                                  by semi-annual repayments equal to 3.684% of the face amount of the term loan (i.e., $35 million per year assuming $475 million of term loan) with a final balloon repayment of all amounts then outstanding due eight years after the Effective Date.

                                  Super Majority lenders (i.e., 66 2/3%) will have the option to require prepayment of the term loan in full as follows:

                                  o upon a change of control (where a person or persons acting in concert acquire 51% or more of the voting stock of Reorganized PGS); and

                                  o    if the credit rating (as rated by
                                       Standard & Poor's and Moody's) of the new entity and, if applicable, the new entity's parent or holding company is less than the credit rating of Reorganized PGS immediately prior to the change of control, provided that no such prepayment event will arise where the credit rating of the new entity is at least BB/Ba2.

Security:                         Unsecured.
--------

Mandatory Prepayments:            As specified above in "Maturity" and also as
---------------------             set forth in the New Term Loan Agreement.

Optional Prepayment:              On five Business Days' notice at par and
-------------------               without penalty or premium but subject to
                                  breakage costs.

Initial Conditions Precedent:     The effectiveness of the facility will be
----------------------------      subject to customary conditions precedent as
                                  set forth in the New Term Loan Agreement.

Representations and Warranties:   Usual and customary and as set forth in the
                                  New Term Loan Agreement.

Limitations of Liability          In the event of the Borrower's or a
------------------------          Guarantor's insolvency, the liability of the
                                  Borrower and the Guarantors under the New Term
                                  Loan Agreement will be limited to the net present value of the term loans at the date of such insolvency, with net present value calculated on the basis of a 9% per annum discount rate.

Covenants                         Usual and customary and as set forth in the
---------                         New Term Agreement.

Events of Default:                Usual and customary for transactions of this
-----------------                 type.

         D.       DISCHARGE OF CLAIMS AND EQUITY INTERESTS AND OF THE DEBTOR

                  Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise provided in the Plan or in the Confirmation Order, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtor, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided in the Plan, upon the Effective Date, all such holders of Claims and Equity Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524 and 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against, or terminated Equity Interest in, the Debtor or Reorganized PGS.

         E.       WAIVER OF SUBORDINATION

                  Except as expressly provided under the Plan, the distributions under the Plan take into account the relative priority of the Claims in each Class in connection with any contractual subordination provisions relating thereto. Accordingly, the distributions to the holders of Allowed Existing Junior Subordinated Debentures Claims and Allowed Existing Ordinary Shares shall not be subject to levy, garnishment, attachment, or other legal process by any holder of indebtedness senior to such Claims and Equity Interests by reason of claimed contractual subordination rights. On the Effective Date, all creditors shall be deemed to have waived any and all contractual subordination rights which they may have with respect to such distributions, and the Confirmation Order shall permanently enjoin, effective as of the Effective Date, all holders from enforcing or attempting to enforce any such rights with respect to such distribution under this Plan. All rights or Claims of holders of Bank Claims and Bondholder Claims relating in any manner whatsoever to claimed subordination rights, under any applicable Indenture or otherwise, shall be deemed satisfied by the distributions under, described in, contemplated by and/or implemented by this Plan. Notwithstanding the foregoing or any other provision contained in the Plan, nothing in the Plan shall be construed as to (a) provide that the holders of Allowed Bank Claims and Allowed Bondholder Claims have received payment in full on account of such Allowed Bank Claims and Allowed Bondholder Claims, respectively; or (b) prevent the Debtor or Reorganized PGS from relying upon the subordination provisions contained in the Existing Junior Subordinated Debentures Indenture to defend against any claim by Existing Junior Subordinated Debentureholders in proceedings before the courts of any foreign jurisdiction (including by the Debtor or Reorganized PGS asserting that the Existing Junior Subordinated Debentureholders are not entitled to receive any payment on account of principal, premium or interest on or under the Existing Junior Subordinated Debentures as a result of the fact that the Bank Claims and Bondholder Claims (being Senior Debt as defined in the Existing Junior Subordinated Debentures Indenture) have not been, and will not be, paid in full).

         F.       THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

                  Under Norwegian law, the Plan cannot be implemented without the approval thereof and of certain actions incidental thereto by at least two-thirds of the share capital represented and voting at a shareholders' meeting. To allow for implementation of the Plan in accordance with Norwegian law, PGS will call an Extraordinary General Meeting. Prior to the Extraordinary General Meeting, in accordance with Norwegian law, all required notices and a prospectus (the "Norwegian Prospectus") will be mailed to all holders of Existing Ordinary Shares (including ADSs) describing the purpose of, and proposed actions at, the Extraordinary General Meeting, which will be held at PGS House, Strandveien 4, 1366 Lysaker, Norway, October 16, 2003, at 16:00 (Oslo time). A copy of such prospectus, subject to change based on any comments received from the Oslo Stock Exchange, will be filed with the Bankruptcy Court prior to the Disclosure Statement Hearing. The purpose of the Extraordinary General Meeting is to:

                  o explain the terms of the Debtor's restructuring (including the terms of the Plan) to holders of Existing Ordinary Shares at the Extraordinary General Meeting and approve the Plan;

                  o authorize the cancellation of the Existing Ordinary Shares, without any payment to holders thereof, pursuant to (Section) 12-1 (1) 1 of the Norwegian Public Limited Liability Companies Act;

                  o authorize and approve the issuance of the New PGS Ordinary Shares (except for the Rights Offering Shares) to holders of Allowed Bank Claims and Allowed Bondholder Claims that elect to receive the Package B Distribution and subsequent Class 5 Distribution and Class 7 Distribution;

                  o approve the issuance of the Rights Offering Shares (including Reserved Rights Offering Shares) to be distributed by the Rights Agent and the Equity Agent;

                  o    approve the Amended Articles of Association;

                  o consider and act upon a proposal to amend PGS's Articles of Association (effective before the Effective Date) to effect the foregoing actions with respect to the existing share capital and New PGS Ordinary Shares, and further to:

                       a. prohibit, pursuant to certain provisions of the Bankruptcy Code, the issuance by PGS of non-voting shares or other non-voting equity securities;

                       b. fix the number of members of the Board of Directors of PGS; and

                       c. require election of a new director to be approved, during the first two years following the Extraordinary General Meeting, by two-thirds of the share capital represented and voting at a general meeting of the shareholders;

                  o consider and act upon the election of a new board of directors of PGS;

                  o require certain actions to be approved by Mr. Jens Ulltveit Moe and a second director to be nominated by holders of Existing Ordinary Shares;

                  o pass such other resolutions that are necessary or reasonably appropriate for the implementation of the Restructuring; and

                  o transact such other business as may be necessary to implement the Plan and as may properly come before the Extraordinary General Meeting.

         G.       CORPORATE ORGANIZATION OF THE REORGANIZED COMPANY

                  As discussed in Section I.G., "Cancellation of Existing Securities and Agreements" above, the Plan provides for the cancellation on the Effective Date of all agreements, instruments and other documents evidencing Existing Ordinary Shares, excluding ADSs, and, except as otherwise expressly provided in the Plan or the Confirmation Order, rights of any other holder of a Claim or Equity Interest against or in the Debtor will be deemed cancelled, discharged and of no force or effect. On or after the Effective Date, the New PGS Ordinary Shares will represent the voting securities of Reorganized PGS. The corporate structure of the Reorganized Company will be substantially similar to the current corporate structure of the Debtor and its Non-Debtor Subsidiaries.

         H.       DIVIDENDS

                  Reorganized PGS will be subject to certain limitations on the declaration and payment of dividends under Norwegian law, the terms of the New Senior Notes Indenture and the New Term Loan Agreement and cash dividends may not be paid on the New PGS Ordinary Shares in the foreseeable future. The Exit Facility, if any, may also include restrictions on the declaration and payment of dividends.

         I.       APPLICABILITY OF FOREIGN, U.S. FEDERAL AND OTHER SECURITIES
                  LAWS

                 --------------------------------------------------------------

                  THE ISSUANCE AND RESALE OF THE NEW SENIOR A NOTES, NEW SENIOR B NOTES, NEW PGS ORDINARY SHARES AND RIGHTS RAISE ISSUES UNDER FOREIGN, U.S. FEDERAL AND U.S. STATE SECURITIES LAWS.

                  The issuance and resale of the New Senior A Notes, New Senior B Notes, New PGS Ordinary Shares (which, for purposes of this section, shall include the New ADSs) and Rights under the Plan raise certain securities law issues under the Bankruptcy Code and foreign, U.S. federal and state securities laws that are discussed in this section. The information in this section should not be considered applicable to all situations or to all holders of Claims or Existing Ordinary Shares receiving New PGS Ordinary Shares, New Senior A Notes, New Senior B Notes or Rights under the Plan. Holders of Claims and Existing Ordinary Shares should consult their own legal counsel concerning the facts and circumstances relating to the transfer of the Plan Securities.

                 --------------------------------------------------------------

                  No registration statement will be filed under the Securities Act or any state securities laws relating to the initial offer and distribution on the Effective Date under the Plan of the New Senior A Notes, New Senior B Notes, New PGS Ordinary Shares and Rights. The Debtor believes that the provisions of section 1145(a)(l) of the Bankruptcy Code exempt the initial offer and distribution of the Plan Securities (not including the New PGS Ordinary Shares issued to the Equity Investors pursuant to the Underwriting Agreement) on the Effective Date under the Plan from federal and state securities registration requirements.

                  The Norwegian Prospectus will be approved by the Oslo Stock Exchange for publication and distribution to all holders of Existing Ordinary Shares. The subscription by Allowed Rights Holders for New PGS Ordinary Shares pursuant to the terms of the Rights Offering and the listing and subsequent trading of the New PGS Ordinary Shares on the Oslo Stock Exchange can only be made in reliance on the Norwegian Prospectus, and this Disclosure Statement cannot be relied upon for the described purposes.

         1.       INITIAL OFFER AND SALE OF SECURITIES UNDER FEDERAL
                  SECURITIES LAWS

                  Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and under state securities laws if three principal requirements are satisfied:

                  o the securities must be offered and sold "under a plan" of reorganization and must be securities of the debtor, of an affiliate "participating in a joint plan" with the debtor or of a successor to the debtor under the plan;

                  o the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor or such affiliate; and

                  o the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property.

                  The Debtor believes that the offer and sale of the New Senior A Notes, New Senior B Notes, the New PGS Ordinary Shares (not including the New PGS Ordinary Shares issued to the Equity Investors pursuant to the Underwriting Agreement) and Rights under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are therefore exempt from registration under the Securities Act and U.S. state securities laws.

                  In particular, the Debtor believes that the issuance of the Rights to the holders of Allowed Existing Ordinary Shares meets the "principally/partly" test described in Section 1145(a)(1) of the Bankruptcy Code. The SEC has taken the position that for securities to be issued "principally" in exchange for the recipient's claim against or interest in the debtor and only "partly" for cash, the value of the claim or interest being exchanged must exceed the value of the cash (or other property) being raised in connection with such issuance (see Objection of the Securities and Exchange Commission to the First Amended Disclosure Statement Relating to the First Amended Joint Chapter Plan of Reorganization and First Amended Joint Plan, Filed by Marvel Inc. and the Official Bondholders' Committee of Marvel Holdings Inc., Marvel (Parent) Holdings Inc. and Marvel III Holdings, Inc., In re Marvel Entertainment Group, Inc., et al., Nos. 96-2069 through 96-2077, 1038 PLI/Corp 51, 227; Barry's Jewelers, Inc., SEC No-Action Letter, 1998 WL 425887 (July 20,
1998); Jet Florida System, Inc., SEC No-Action Letter, 1987 WL 107448 (December 12, 1986); and Bennett Petroleum Corp., SEC No-Action Letter, 1983 WL 28907 (November 25, 1983)). In the case of the Debtor, the value of the interests of the holders of Allowed Existing Ordinary Shares in the Debtor exceeds the value of the cash being raised from such holders in the Rights Offering. In addition, it is a condition to consummation of the Plan that the holders of Allowed Existing Ordinary Shares approve, pursuant to applicable Norwegian law, the Plan and the Rights Offering. Thus, the Rights are being issued in exchange for not only the value of the Existing Ordinary Shares, but also for the attendant consents.

                  Section 1145(a)(2) of the Bankruptcy Code exempts from registration the offer of a security through the offer and sale of any warrant, option or right to subscribe that was offered and sold under a plan of reorganization in accordance with section 1145(a)(1) of the Bankruptcy Code and the sale of a security upon the exercise of such a warrant, option or right to subscribe. The Debtor believes that the offer and sale of the Rights Offering Shares in connection with exercises of the Rights satisfy the requirements of section 1145(a)(2) of the Bankruptcy Code and are therefore exempt from registration under the Securities Act and U.S. state securities laws.

                  In connection with the confirmation of the Plan, the Debtor will seek from the Bankruptcy Court an order to the effect that:

                  o the offer and sale of New Senior A Notes, New Senior B Notes, New PGS Ordinary Shares and Rights (not including the New PGS Ordinary Shares issued to the Equity Investors pursuant to the Underwriting Agreement) are exempt from registration under the Securities Act and U.S. state securities laws under section 1145(a)(1) of the Bankruptcy Code; and

                  o the offer and sale of the Rights Offering Shares to be purchased upon exercise of the Rights are exempt from registration under the Securities Act and U.S. state securities laws under section 1145(a)(2) of the Bankruptcy Code.

                  TO THE EXTENT THAT THE RIGHTS, RIGHTS OFFERING AND/OR RIGHTS OFFERING SHARES ARE DETERMINED NOT TO BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND U.S. STATE SECURITIES LAWS UNDER SECTIONS 1145(A)(1) OR (2) OF THE BANKRUPTCY CODE OR ANY OTHER EXEMPTION FROM REGISTRATION, REORGANIZED PGS SHALL CONDUCT THE

RIGHTS OFFERING ON A REGISTERED BASIS AS SOON AS REASONABLY PRACTICABLE AFTER THE EFFECTIVE DATE AND THE RIGHTS OFFERING SHARES SHALL BE ISSUED ON THIS BASIS PURSUANT TO THE RIGHTS OFFERING.

         2. INITIAL OFFER AND SALE OF NEW PGS ORDINARY SHARES TO EQUITY INVESTORS UNDER THE UNDERWRITING AGREEMENT

                  Reorganized PGS will rely on section 4(2) of the Securities Act and Regulation D promulgated thereunder to exempt from registration the offering, sale and issuance of the New PGS Ordinary Shares to the Equity Investors pursuant to the Underwriting Agreement. Section 4(2) exempts from the registration requirements of the Securities Act any offering by an issuer not involving any public offering. Regulation D similarly exempts from the registration provisions of the Securities Act offerings of securities to "Accredited Investors," as such term is defined under Regulation D, and to other qualified investors. Pursuant to the Underwriting Agreement, each of the Equity Investors has represented and warranted to Reorganized PGS that it is an "Accredited Investor."

         3.       SUBSEQUENT TRANSFERS UNDER U.S. FEDERAL SECURITIES LAWS

                  The New PGS Ordinary Shares, New Senior A Notes and New Senior B Notes distributed under the Plan will not be "restricted securities" within the meaning of Rule 144 under the Securities Act.

                  In general, all resales and subsequent transactions involving the New PGS Ordinary Shares, New Senior A Notes and New Senior B Notes offered and sold under the Plan will be exempt from registration under the Securities Act under section 4(1) of the Securities Act, UNLESS the holder is deemed to be an "underwriter" with respect to such securities, an "affiliate" of the issuer of such securities or a "dealer." Section 1145(b)(1) of the Bankruptcy Code defines four types of "underwriters":

                  o persons who purchase a claim against, an interest in, or a claim for administrative expense against the Debtor with a view to distributing any security received or to be received in exchange for such a claim or interest ("accumulators");

                  o persons who offer to sell securities offered or sold under a plan for the holders of such securities ("distributors");

                  o persons who offer to buy securities offered or sold under a plan from the holders of the securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under an agreement in connection with the plan or with the offer or sale of securities under the plan; or

                  o a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

                  Under section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly controlling or, controlled by the issuer or any person under direct or indirect common control with the issuer. Under section 2(12) of the Securities Act, a "dealer" is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued under the Plan, or would be deemed a "dealer," would depend on various facts and circumstances applicable to that person. Accordingly, the Debtor expresses no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any security to be issued under the Plan, or would be a "dealer."

                  In connection with prior bankruptcy cases, the staff of the SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization are exempt from registration under the Securities Act if affected in "ordinary trading transactions." The staff of the SEC has indicated in this context that a transaction may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market at a time when the issuer of the security is a reporting company under the Exchange Act and does not involve any of the following factors:

                  o (a) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities, or (b) concerted action by distributors on behalf of one or more such recipients in connection with such sales, or (c) both;

                  o use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a disclosure statement and supplements thereto and documents filed with the SEC under the Exchange Act; or

                  o special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid under arms-length negotiations between a seller and a broker or dealer each acting unilaterally, and not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

                  The views of the SEC on these matters have not been sought by the Debtor and, therefore, no assurance can be given regarding the proper application of the "ordinary trading transaction" exemption described above. Any person intending to rely on such exemption is urged to consult his or her own counsel as to the applicability thereof to his or her circumstances.

                  In addition, Rule 144 provides an exemption from registration under the Securities Act for certain limited public resales of equity securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of equity securities that is an affiliate of the issuer of such equity securities to sell, without registration, within any three-month-period, a number of shares of such equity securities that does not exceed the greater of one percent of the number of outstanding equity securities in question or the average weekly trading volume in the equity securities in question during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer.

        -------------------------------------------------------------------

         THE NEW SENIOR A NOTES, NEW SENIOR B NOTES AND NEW PGS ORDINARY
           SHARES MAY NOT BE FREELY TRADABLE UNDER U.S. AND/OR FOREIGN
                                 SECURITIES LAWS

         Given the complex nature of the question of whether a particular person may be an underwriter, the Debtor makes no representations concerning the right of any person to trade in the New Senior A Notes, New Senior B Notes or New PGS Ordinary Shares to be distributed under the Plan.

         The Debtor recommends that any person receives New Senior A Notes, New Senior B Notes and/or New PGS Ordinary Shares under the Plan consult his or her own counsel concerning whether they may freely trade such securities.

        ------------------------------------------------------------------

         4.       SUBSEQUENT TRANSFERS UNDER U.S. STATE LAW

                  The U.S. state securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of New Senior A Notes, New Senior B Notes and New PGS Ordinary Shares.

         5.       SUBSEQUENT TRANSFERS UNDER NORWEGIAN LAW

                  Norwegian securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account unless as a part of directed selling efforts to more than 50 investors, and for subsequent transfers to professional investors. Such exemptions are generally expected to be available for subsequent transfers of New Senior A Notes, New Senior B Notes and New PGS Ordinary Shares.

                  Any person intending to rely on any of the foregoing exemptions, however, is urged to consult his or her own counsel as to their applicability to his or her circumstances.

         J.       CERTAIN TRANSACTIONS BY STOCKBROKERS

                  Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of this Disclosure Statement (and any supplements, if ordered by the Bankruptcy Court) at or before the time of delivery of securities issued under the Plan to their customers for the first 40 days after the Effective Date. This requirement specifically applies to trading and other after-market transactions in the securities.

         K.       FRACTIONAL SHARES; CASH IN LIEU OF DE MINIMIS SHARES

                  No fractional shares of New PGS Ordinary Shares or Cash in lieu of fractional shares will be distributed under the Plan. In connection with distributions under the Plan, fractional shares of New PGS Ordinary Shares will be rounded down to the next whole number or zero, as applicable. The Plan provides that neither the Debtor nor the Disbursing Agent will have any obligation to make a distribution to a holder of an Allowed Claim or Allowed Existing Ordinary Share if such distribution would involve the distribution of less than one New PGS Ordinary Share.

         L.       TREATMENT OF CLAIMS AND EQUITY INTERESTS

                  1.       GENERALLY

                  The Plan incorporates the compromise and settlements of certain issues that were resolved through negotiations among the Debtor, the Equity Investors and holders of a majority of Bank Claims and Bondholder Claims. In connection with these negotiations, the holders of a majority of Bank Claims and Bondholder Claims have agreed that certain distributions to which they would otherwise be entitled will be made available to the holders of Class 5 and Class 7 Claims to promote confirmation of the Plan.

                  Holders of Claims against or Equity Interests in the Debtor will receive the treatment under the Plan on account of such Claims or Equity Interests described in the table and discussion in Section I.D., "Summary of Distributions To Be Made Under the Plan."

                  2.       SETOFFS AND RECOUPMENTS

                  The Debtor, Reorganized PGS or their designee as instructed by them may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off and/or recoup against any Allowed Claim or Allowed Existing Ordinary Share, and the distributions to be made pursuant to this Plan on account of such Allowed Claim or Allowed Existing Ordinary Share, any and all claims, rights and Causes of Action that the Debtor or Reorganized PGS or its successor may hold against the holder of such Allowed Claim or Allowed Existing Ordinary Share; provided, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim or Existing Ordinary Share hereunder will constitute a waiver or release by the Debtor or Reorganized PGS or its successor of any and all claims, rights and Causes of Action that the Debtor or Reorganized PGS or its successor may possess against such holder.

         M.       CONDITIONS TO CONFIRMATION AND CONSUMMATION

                  Under Section 9.1 of the Plan, the Plan may not be confirmed unless the Confirmation Order is entered in form and substance satisfactory to the Debtor and reasonably satisfactory to the Creditors' Committee.

                  Under Section 9.2 of the Plan, the occurrence of the Effective Date is subject to:

                      o (i) the Confirmation Order having been entered in form and substance satisfactory to the Debtor and reasonably satisfactory to the Creditors' Committee, and (ii) ten (10) days having passed since the entry of the Confirmation Order, and the Confirmation Order not having been stayed, reversed, or modified without the consent of the Debtor or become subject to an effective stay or injunction;

                      o the Plan Documents to be entered into (rather than assumed) by Reorganized PGS being executed and delivered; and any conditions (other than the occurrence of the Effective Date or certification by the Debtor that the Effective Date has occurred) contained therein having been satisfied or waived in accordance therewith;

                      o the Debtor obtaining all authorizations, consents and regulatory approvals, if any, required to be obtained, and filing all notices and reports, if any, required to be filed, by the Debtor in connection with this Plan's effectiveness, except for any filings with the Norwegian Register of Business Enterprises that relate to the delivery of the Distributions set forth in Section 6.6 of the Plan;

                      o Reorganized PGS having procured an exit working capital facility in an amount not less than $70 million; and

                      o approval of the Plan and other matters incident to implementation and consummation of the Plan, the Amended Articles of Association and any other action incident thereto by the holders of the Existing Ordinary Shares at the Extraordinary General Meeting in accordance with Norwegian law.

                  Under Section 9.3 of the Plan, the Debtor, with the prior consent of the Creditors' Committee (except with respect to the condition relating to the exit working capital facility as set forth in section 9.2(d) of the Plan), which consent shall not be unreasonably withheld, may waive any of the conditions set forth in Section 9.2 of the Plan at any time without leave of or notice to the Bankruptcy Court and without any formal action other than proceeding with consummation of the Plan. If the Debtor performs such a waiver and consummation, the Debtor's waiver of this condition will benefit from the "mootness doctrine," and the act of consummation of the Plan will foreclose any ability to challenge the Plan in court. The failure to satisfy or waive this condition may be asserted by the Debtor regardless of the circumstances that give rise to the failure of the condition to be satisfied (including, without limitation, any act, action, failure to act, or inaction by the Debtor). Furthermore, the failure of the Debtor to assert the non-satisfaction of this condition will not be deemed a waiver of any other rights under the Plan, and each such right will be deemed an ongoing right that may be asserted or waived (as set forth in the Plan) at any time or from time to time.

                  Under Section 9.4 of the Plan, if all the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived on or before the first Business Day that is more than 90 days after the Confirmation Date, or by such later date as is proposed and approved, after notice and a hearing, by the Bankruptcy Court, then upon motion by the Debtor made before the time that all of the conditions have been satisfied or duly waived, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if all of the conditions to consummation set forth in Section 9.2 of this Plan are either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this Section 9.4, this Plan shall be null and void in all respects, and nothing contained in this Plan shall (a) constitute a waiver or release of any Claims against or Equity Interests in the Debtor; (b) prejudice in any manner the rights of the holder of any Claim or Equity Interest in the Debtor; or (c) constitute an admission, acknowledgment, offer or undertaking by the Debtor or any other entity with respect to any matter set forth in the Plan.

         N.       BOARD OF DIRECTORS AND OFFICERS

                  Pursuant to Section 5.7 of the Plan, on the Effective Date, the initial Board of Directors of Reorganized PGS will consist of those individuals identified in a filing with the Bankruptcy Court on or before the date of the Confirmation Hearing. Following the occurrence of the Effective Date, the initial Board of Directors may be replaced by such individuals as are selected and elected by the holders of New PGS Ordinary Shares in accordance with the Amended Articles of Association and Norwegian law.

                  Pursuant to the Plan Support Agreement, recipients of the Package B Distribution shall be entitled to select a majority of the Board of Directors (after inclusion of any employee representatives required under Norwegian law, if any), while the holders of Existing Ordinary Shares shall be entitled to select the remaining members of the Board of Directors (which shall be a minimum of 2 directors). One of the directors will be Mr. Jens Ultveit-Moe who shall also be elected chairman of the Board of Directors at the Extraordinary General Meeting.

                  Pursuant to the Amended Articles of Association, any change to the Board of Directors of Reorganized PGS during the two years following the Effective Date will require approval by holders of two-thirds of the New PGS Ordinary Shares.

                  On the Effective Date, the officers of Reorganized PGS will be those officers in office immediately prior to the Effective Date, as described in Section VIII.A.2, "Management."

         O.       COMPENSATION AND BENEFIT PROGRAMS

                  Except as otherwise expressly provided under the Plan, all employment and severance policies, and all compensation and benefit plans, policies and programs of the Debtor applicable to its employees, retirees and non-employee directors including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans, are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

         P.       OFFICER AND DIRECTOR INDEMNIFICATION RIGHTS

                  Section 8.4 of the Plan provides that any obligation of the Debtor to indemnify any Person or entity serving at any time on or prior to the Effective Date as one of its directors, officers or employees by reason of such Person's or entity's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtor's constituent documents or by a written agreement with the Debtor or in accordance with Norwegian law, shall be deemed and treated as executory contracts that are assumed by the Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims, and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Commencement Date.

         Q.       RELEASE BY THE DEBTOR

                  SECTION 10.7(A) OF THE PLAN PROVIDES, THAT EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, AS OF THE EFFECTIVE DATE, THE DEBTOR AND REORGANIZED PGS, IN THEIR INDIVIDUAL CAPACITIES AND AS DEBTOR-IN-POSSESSION, WILL BE DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES (OTHER THAN THE RIGHTS OF THE DEBTOR OR REORGANIZED PGS TO ENFORCE THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED THEREUNDER) WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTOR, REORGANIZED PGS, THE PARTIES RELEASED PURSUANT TO
SECTION 10.7 OF THE PLAN, THE REORGANIZATION CASE, THE PLAN OR THIS DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE DEBTOR OR ITS ESTATE OR REORGANIZED PGS, WHETHER DIRECTLY, INDIRECTLY, DERIVATIVELY OR IN ANY REPRESENTATIVE OR ANY OTHER CAPACITY, AGAINST (i) THE CURRENT AND FORMER DIRECTORS, OFFICERS AND EMPLOYEES OF THE DEBTOR (OTHER THAN FOR MONEY BORROWED FROM OR

OWED TO THE DEBTOR OR ITS SUBSIDIARIES BY ANY SUCH DIRECTORS, OFFICERS OR EMPLOYEES AS SET FORTH IN THE DEBTOR'S BOOKS AND RECORDS) AND THE DEBTOR'S AGENT, AND PROFESSIONALS, AND THE RESPECTIVE AFFILIATES AND CURRENT AND FORMER OFFICERS, PARTNERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS, AND ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, UBS LIMITED, UBS SECURITIES LLC, ABG AND OTHER PROFESSIONALS RETAINED BY SUCH PERSONS); AND (II) THE EXISTING INDENTURE TRUSTEES, THE CREDITORS' COMMITTEE, THE AD HOC COMMITTEE (AS DEFINED IN THE PLAN SUPPORT AGREEMENT), THE MEMBERS OF THE RESTRICTED COMMITTEE OF BONDHOLDERS, THE MEMBERS OF THE STEERING COMMITTEE OF BANKS AND THE MEMBERS OF THE UNOFFICIAL TPRS COMMITTEE, AND THE RESPECTIVE AFFILIATES AND CURRENT AND FORMER OFFICERS, PARTNERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS, AND ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS AND OTHER PROFESSIONALS RETAINED BY SUCH PERSONS), AND PROFESSIONALS OF THE FOREGOING.

         R.       RELEASES BY HOLDERS OF CLAIMS AND EQUITY INTERESTS.

                  SECTION 10.7(b) OF THE PLAN PROVIDES, THAT EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR THE CONFIRMATION ORDER, ON THE EFFECTIVE DATE, (I) EACH HOLDER OF A CLAIM OR EQUITY INTEREST THAT VOTED TO ACCEPT THE PLAN AND (II) TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS, IN CONSIDERATION FOR THE OBLIGATIONS OF THE DEBTOR AND REORGANIZED PGS UNDER THE PLAN, THE NEW TERM LOAN AGREEMENT, THE NEW SENIOR A NOTES, THE NEW SENIOR B NOTES, THE RIGHTS AND THE NEW PGS ORDINARY SHARES AND OTHER CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS OR DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THE PLAN, AND EACH ENTITY (OTHER THAN THE DEBTOR) THAT HAS HELD, HOLDS OR MAY HOLD A CLAIM OR EQUITY INTEREST, AS APPLICABLE, WILL BE DEEMED TO HAVE CONSENTED TO THE PLAN FOR ALL PURPOSES (INCLUDING FOR PURPOSES OF SECTION 283(A), FIRST PARAGRAPH, ITEM (2) OF THE CRIMINAL ACT (STRAFFELOVEN) OF MAY 23, 1902 OF THE KINGDOM OF NORWAY) AND THE RESTRUCTURING EMBODIED PURSUANT TO THE PLAN AND DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES (OTHER THAN THE RIGHT TO ENFORCE THE OBLIGATIONS OF ANY PARTY UNDER THE PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS AND DOCUMENTS DELIVERED UNDER OR IN CONNECTION WITH THE PLAN), INCLUDING, WITHOUT LIMITATION, ANY CLAIMS FOR ANY SUCH LOSS SUCH HOLDER MAY SUFFER, HAVE SUFFERED OR BE ALLEGED TO SUFFER (WHETHER UNDER THE PUBLIC LIMITED COMPANIES ACT OF 1997 OF THE KINGDOM OF NORWAY OR OTHERWISE) AS A RESULT OF PGS COMMENCING THE REORGANIZATION CASE WITHOUT MAKING AN EQUIVALENT FILING UNDER NORWEGIAN LAW OR AS A RESULT OF THE PLAN BEING CONSUMMATED, WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT OR OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTOR, THE REORGANIZATION CASE, THE PLAN OR THIS DISCLOSURE STATEMENT AGAINST (A) THE CURRENT AND FORMER DIRECTORS, OFFICERS AND EMPLOYEES OF THE DEBTOR AND SUCH PROFESSIONALS' AFFILIATES AND CURRENT AND FORMER OFFICERS, PARTNERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS AND ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISERS, INVESTMENT BANKERS, UBS LIMITED, UBS SECURITIES LLC, ABG AND OTHER PROFESSIONALS RETAINED BY SUCH PERSONS); AND (B) THE EXISTING INDENTURE TRUSTEES, THE CREDITORS' COMMITTEE, THE AD HOC COMMITTEE (AS DEFINED IN THE PLAN SUPPORT AGREEMENT), THE MEMBERS OF THE RESTRICTED COMMITTEE OF BONDHOLDERS, THE MEMBERS OF THE STEERING COMMITTEE OF BANKS AND THE MEMBERS OF THE UNOFFICIAL TPRS COMMITTEE, AND THE RESPECTIVE AFFILIATES AND CURRENT AND FORMER OFFICERS, PARTNERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS, ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS AND OTHER PROFESSIONALS RETAINED BY SUCH PERSONS), AND PROFESSIONALS OF THE FOREGOING.

                  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN FOREGOING DESCRIPTIONS OF RELEASES, (I) EXCEPT TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, THE RELEASES PROVIDED FOR IN SECTION 10.7 OF THE PLAN WILL NOT RELEASE ANY NON-DEBTOR ENTITY FROM ANY LIABILITY ARISING UNDER (X) THE INTERNAL REVENUE CODE OR

ANY STATE, CITY OR MUNICIPAL TAX CODE, (Y) THE ENVIRONMENTAL LAWS OF THE UNITED STATES OR ANY STATE, CITY OR MUNICIPALITY, OR (Z) ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY STATE, CITY OR MUNICIPALITY; AND (II) THE RELEASES PROVIDED FOR IN SECTION 10.7 OF THE PLAN SHALL NOT RELEASE ANY NON-DEBTOR ENTITY FROM ANY LIABILITY TO THE SEC.

         S.       INJUNCTION

                  Section 10.6 of the Plan provides that except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Equity Interests in the Debtor or the Estate are, with respect to any such Claims or Equity Interests, permanently enjoined after the Confirmation Date from:

                  o commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtor, the Estate or Reorganized PGS or any of their respective property, or any direct or indirect transferee of any property of, or direct or indirect successor-in-interest to, any of the foregoing Persons or any property of any such transferee or successor;

                  o enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtor, the Estate or the Reorganized PGS or any of their respective property, or any direct or indirect transferee of any property of, or direct or indirect successor-in-interest to, any of the foregoing Persons, or any property of any such transferee or successor;

                  o creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtor, the Estate or Reorganized PGS or any of their respective property, or any direct or indirect transferee of any property of, or successor-in-interest to, any of the foregoing Persons;

                  o acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law; and

                  o commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained in Section 10.6 of the Plan shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan.

                  By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Equity Interest will be deemed to have specifically consented to the injunctions set forth in Section 10.6 of the Plan.

         T.       INJUNCTION RELATED TO RELEASES AND EXCULPATION

                  SECTION 10.9 OF THE PLAN PROVIDES THAT, AS OF THE CONFIRMATION DATE, BUT SUBJECT TO THE IMPLEMENTATION OF THE PLAN ON THE EFFECTIVE DATE, THE CONFIRMATION ORDER WILL PERMANENTLY ENJOIN THE COMMENCEMENT OR PROSECUTION BY ANY PERSON OR ENTITY, WHETHER DIRECTLY, DERIVATIVELY OR OTHERWISE, OF ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES RELEASED PURSUANT TO THIS PLAN, INCLUDING BUT NOT LIMITED TO THE CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES RELEASED IN SECTIONS 10.7 AND 10.8 OF THE PLAN.

         U.       DISCHARGE OF DEBTOR

                  Under Section 10.3 of the Plan, except as otherwise provided in the Plan or in the Confirmation Order, on the Effective Date, in consideration of the distributions made under the Plan, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest, and any affiliate of such holder, will be:

                  o deemed to have forever waived, released, and discharged the Debtor of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date, to the fullest extent permitted by section 1141 of the Bankruptcy Code; and

                  o forever precluded and enjoined from prosecuting or asserting any such discharged Claim against, or terminated Equity Interest in, the Debtor or Reorganized PGS, pursuant to sections 105, 524 and 1141 of the Bankruptcy Code.

         V.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  1.       GENERAL TREATMENT

                  Subject to the occurrence of the Effective Date, all executory contracts and unexpired leases to which the Debtor is a party will be assumed pursuant to the Plan, except for any executory contracts or unexpired leases that (i) have been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (ii) are designated specifically or by category as a contract or lease to be rejected on the Schedule of Rejected Contracts and Leases, if any, or (iii) are the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Debtor filed prior to the Effective Date. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to
Section 8 of the Plan will revest in and be fully enforceable by Reorganized PGS in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

                  2. CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

                  All Claims arising from the rejection of executory contracts or unexpired leases, if any, will be treated as General Unsecured Claims subject to the provisions of Section 4 of the Plan, subject to any limitation on allowance of such Claims under section 502(b) of the Bankruptcy Code or otherwise. Except as otherwise ordered by the Bankruptcy Court, in the event that the rejection of an executory contract or unexpired lease by the Debtor pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages will be forever barred and will not be enforceable against the Debtor or Reorganized PGS, or their respective properties or interests-in-property as agents, successors, or assigns, unless a proof of claim has been filed with the Bankruptcy Court and served upon counsel for the Debtor on or before the date, and in the form and manner set forth in the order authorizing the rejection. Any Allowed Claim resulting from the rejection of an executory contract or unexpired lease will be classified and treated as a General Unsecured Claim under the Plan, subject to any limitation on allowances or such claim under the Bankruptcy Code or otherwise.

                  Similarly, any Allowed General Unsecured Claim arising from the termination and/or rejection of an unexpired lease, executory contract and/or employment agreement will be classified and treated as a General Unsecured Claim under the Plan, subject to any limitation on allowances of such claim under the Bankruptcy Code (including, without limitation, sections 502(b)(6) or 502(b)(7) of the Bankruptcy Code) or otherwise. As a result, although General Unsecured Claims may be unimpaired under the Plan, they are being unimpaired only to the extent that they are Allowed Claims under the applicable provisions of the Bankruptcy Code, and therefore the allowed amount thereof may be capped by operation of the Plan and the Bankruptcy Code. The Debtor intends to fully avail itself of such limitations on claims arising from the termination and/or rejection of unexpired leases and executory contracts, including employment agreements.

                  3. CURE OF DEFAULTS FOR ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  Except to the extent that different treatment has been agreed to by the nondebtor party or parties to any executory contract or unexpired lease to be assumed pursuant to Section 8.1 of the Plan, any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (i) the amount of any cure payments, (ii) the ability of Reorganized PGS or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

         W.       EXCULPATION

                  UNDER SECTION 10.8 OF THE PLAN, NEITHER THE DEBTOR, REORGANIZED PGS, THE DISBURSING AGENT, THE EXISTING INDENTURE TRUSTEES, THE CREDITORS' COMMITTEE, THE AD HOC COMMITTEE (AS DEFINED IN THE PLAN SUPPORT AGREEMENT), THE MEMBERS OF THE RESTRICTED COMMITTEE OF BONDHOLDERS AND THE MEMBERS OF THE STEERING COMMITTEE OF BANKS, NOR ANY OF THEIR RESPECTIVE CURRENT OR FORMER MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, AND AFFILIATES, NOR ANY AGENTS AND ADVISORS OF ANY OF THE FOREGOING (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS AND OTHER PROFESSIONALS RETAINED BY SUCH PERSONS), WILL HAVE OR INCUR ANY LIABILITY TO ANY HOLDER OF ANY CLAIM OR EQUITY INTEREST FOR ANY ACT OR OMISSION IN CONNECTION WITH, OR ARISING OUT OF THE DEBTOR'S RESTRUCTURING, INCLUDING, WITHOUT LIMITATION, THE NEGOTIATION AND EXECUTION OF THE PLAN, THE REORGANIZATION CASE, THE DISCLOSURE STATEMENT, THE SOLICITATION OF VOTES FOR AND THE PURSUIT OF THE PLAN, THE PLAN SUPPORT AGREEMENT, THE CONSUMMATION OF THE PLAN, OR THE ADMINISTRATION OF THE PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN, INCLUDING, WITHOUT LIMITATION, ALL DOCUMENTS ANCILLARY THERETO, ALL DECISIONS, ACTIONS, INACTIONS AND ALLEGED NEGLIGENCE OR MISCONDUCT RELATING THERETO AND ALL PREPETITION ACTIVITIES LEADING TO THE PROMULGATION AND CONFIRMATION OF THE PLAN EXCEPT WILLFUL MISCONDUCT OR GROSS NEGLIGENCE AS DETERMINED BY A FINAL ORDER OF THE BANKRUPTCY COURT. THE FOREGOING PARTIES WILL BE ENTITLED TO RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES UNDER THE PLAN.

                                IV.   RISK FACTORS

             ----------------------------------------------------------------

                          IMPORTANT RISKS TO BE CONSIDERED


               HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, THE DEBTOR SHOULD READ AND CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION IN THIS DISCLOSURE STATEMENT, THE PLAN, THE PLAN SUPPLEMENT AND THE OTHER DOCUMENTS DELIVERED OR INCORPORATED BY REFERENCE IN THIS DISCLOSURE STATEMENT AND THE PLAN, BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

               THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION. ADDITIONAL RISKS AND OTHER INFORMATION ABOUT PGS CAN BE FOUND IN PGS'S ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 AND THE 2002 AND 2003 6-K REPORTS FILED WITH THE SEC, WHICH ARE INCORPORATED INTO THIS DISCLOSURE STATEMENT BY REFERENCE. THE FINANCIAL RESULTS UNDER NORWEGIAN GAAP OF THE DEBTOR'S FISCAL YEAR ENDED DECEMBER 31, 2002 WERE REPORTED IN A REPORT ON FORM 6-K, WHICH PGS FILED ON JULY 2, 2003. COPIES OF THE FILINGS PGS MAKES ELECTRONICALLY WITH THE SEC MAY BE OBTAINED OVER THE INTERNET AT WWW.SEC.GOV.

             ---------------------------------------------------------------

         A. THE REORGANIZED COMPANY MAY NOT BE ABLE TO ACHIEVE ITS PROJECTED FINANCIAL RESULTS

                  The Debtor cannot assure you that the Reorganized Company will be able to achieve the assumed revenues or cash flows utilized to project its future business prospects or otherwise meet its projected financial results. If the Reorganized Company does not achieve these projected revenue or cash flow levels, it may lack sufficient liquidity to continue operating as planned after the Effective Date.

                  The Projections have been prepared based on certain assumptions and projections with respect to the Reorganized Company's revenue-generating capability, capital expenditures and operating expenses, global market conditions in the seismic industry, the market for FPSOs in the North Sea and based on information known at the time they were prepared. The business plan, which is the source of much of the information contained in the Projections, was prepared in November and December 2002 and finalized and presented in January 2003. The Projections have been updated to reflect certain developments which have taken place since January 2003. The Projections are dependent upon the successful implementation of the business plan and the validity of the other assumptions contained therein.

                  The assumptions used in preparing the Projections are inherently subject to significant uncertainties, all of which are difficult to predict and many of which are beyond the Debtor's control. Projections are necessarily speculative in nature, and you should expect that some or all of the assumptions will not materialize. Therefore, actual results likely will differ, perhaps materially, from those projected. The Debtor cannot give any assurances that the assumptions and estimates that underpin the Projections are correct or that the Projections will reflect actual results of operations and cash flows. No representation is made or intended with respect to the likely existence of any particular future set of facts or circumstances. Furthermore, while management believes the assumptions and estimates underlying its Projections are reasonable, these Projections do not attempt to demonstrate the viability of the business in a "worst case" environment. See Section VI.B, "Projections and Valuation Analysis" and Exhibit B.

                  The Projections were not prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board. Furthermore, the Projections have not been audited or reviewed by the independent accountants of the Debtor.

         B. THE CHAPTER 11 FILING MAY FURTHER DISRUPT THE DEBTOR AND REORGANIZED COMPANY'S OPERATIONS

                  The impact, if any, that the Reorganization Case may have on the operations of the Reorganized Company, cannot be accurately predicted or quantified. The Debtor believes the Reorganization Case and consummation of the Plan in an expeditious manner will have a minimal adverse impact on relationships with customers, employees and suppliers, especially in view of the fact that the Plan is supported by a majority of Banks and Bondholders and certain of the Debtor's largest shareholders and because none of the Non-Debtor Subsidiaries commenced bankruptcy cases. If confirmation and consummation of the Plan do not occur expeditiously, the Reorganization Case could further adversely affect the Debtor's and Non-Debtor Subsidiaries' relationships with their customers, employees and suppliers.

                  However, even an expedited chapter 11 case could have a detrimental impact on the future financial condition and operations of the Reorganized Company due to the possibility that the Reorganization Case may create a negative image of the Debtor in the eyes of its current and future customers, suppliers and other contract parties, as well as those of the Debtor's Non-Debtor Subsidiaries. An extended chapter 11 proceeding may adversely affect the confidence of customers of the Debtor's various businesses in the oil field service industry, which could adversely impact revenues, notwithstanding the support offered by a majority of Banks and Bondholders and certain of the Debtor's largest shareholders. A prolonged Reorganization Case may make it more difficult for the Debtor to retain and attract management and other key personnel and would require senior management to spend an excessive amount of time and effort dealing with the Debtor's financial problems instead of focusing on the operation of its businesses.

         C. THE REORGANIZED COMPANY FACES SIGNIFICANT RISKS TO ITS BUSINESS OPERATIONS

                  1. THE BUSINESS OF THE REORGANIZED COMPANY COULD BE ADVERSELY AFFECTED IF LOW OIL AND GAS PRICES DECREASE DEMAND FOR ITS SERVICES

                  The Reorganized Company's business and operations depend substantially upon exploration, development and production spending by oil and gas companies. Capital expenditures, and in particular exploration and development expenditures, by oil and gas companies have tended in the past to follow trends in the prices of oil and gas, that have fluctuated widely in recent years. Low oil and gas prices, and concerns about possible low oil and gas prices in the future, may reduce the level of those expenditures. Sustained periods of "flat" or substantially reduced capital expenditures by oil and gas companies may reduce the demand for the Reorganized Company's services and products. Generally, as overall conditions in the oil and gas industry deteriorate, demand for the services and products of the Reorganized Company may decrease and its businesses may be adversely affected. Furthermore, recoveries in oil and gas prices do not immediately increase exploration, development and production spending, so improved demand for the services and products of the Reorganized Company will generally lag behind oil and gas price increases. In 2002, the Debtor recognized impairment charges, including multi-client data library impairment charges of $268.4 million, totaling approximately $823.3 million, due in part to weakness in the Debtor's geophysical services business.

                  2.       THE REORGANIZED COMPANY'S RESULTS OF OPERATIONS
                           COULD SUFFER AS A RESULT OF RISKS ARISING FROM ITS FLOATING PRODUCTION, STORAGE AND OFFLOADING CONTRACTS

                  The Reorganized Company's floating production, storage and offloading contracts involve various risks, including, among others, those of:

     o failure to commence production from floating production, storage and offloading vessels in a timely manner;

     o failure to operate at high uptime performance levels on a sustained basis for technical reasons, including operational difficulties that require reworking of vessels;

     o    termination;

     o redeployment of vessels following expiration or termination of long-term contracts; and

     o failure to produce expected amounts of oil and gas under contracts where the Reorganized Company's compensation depends on the volume of oil and gas produced.

                  Each and every one of these risks could adversely affect the Reorganized Company's results of operations.

                  3. THE REORGANIZED COMPANY IS SUBJECT TO INTENSE COMPETITION WHICH COULD LIMIT ITS ABILITY TO MAINTAIN OR INCREASE ITS MARKET SHARE AND TO MAINTAIN ITS PRICES AT PROFITABLE LEVELS

                  Most of the Reorganized Company's contracts are obtained through a competitive bidding process. While no single company competes with the Reorganized Company in both of its businesses, it is subject to intense competition from large, international companies and smaller, local companies with respect to each of its businesses. The combination in 2000 of the geophysical operations of two of the Reorganized Company's largest geophysical service competitors, Geco Prakla, a part of Schlumberger Limited, and Western Geophysical, a part of Baker Hughes Incorporated, to form Western Geco created a single very large competitor with greater financial resources in the geophysical service business. Western Geco and some other competitors have greater financial and other resources than the Reorganized Company and may be better positioned to withstand and adjust more quickly to volatile market conditions and changes in government regulations. Such competitors may also enjoy an advantage over the Reorganized Company in a competitive environment for contract awards or data sales and in the development of new technologies. Furthermore, the Reorganized Company faces increased competition in the international seismic contract market, as competitors increase their focus on this market. New low-cost competitors from China and Russia may also contribute to lower prices, in particular in the onshore seismic market, which is already highly competitive.

                  Owners of seismic vessels have temporarily suspended operating them in the hope of improving price levels in the marine seismic data market. If these vessels resumed operations, the increased competition could further reduce market prices.

                  4.       THE REORGANIZED COMPANY HAS HIGH LEVELS OF FIXED
                           COSTS

                  The business of the Reorganized Company is capital intensive and generally requires significant investments in multi-client data, vessels, and processing, seismic and other equipment. Downtime or low productivity due to reduced demand, weather interruptions, equipment failure, technical difficulties, labor unrest or other causes can result in the Reorganized Company incurring significant operating losses.

                  5. THE TECHNOLOGY OF THE REORGANIZED COMPANY COULD BE RENDERED OBSOLETE SINCE TECHNOLOGICAL CHANGES AND NEW PRODUCTS AND SERVICES ARE FREQUENTLY INTRODUCED TO THE MARKET OF THE REORGANIZED COMPANY AND THE REORGANIZED COMPANY MAY NOT BE ABLE TO DEVELOP AND PRODUCE PRODUCTS ON A COST-EFFECTIVE AND TIMELY BASIS

                  Technology changes rapidly, and new and enhanced products are frequently introduced in the market for products and services of the Reorganized Company, particularly in the seismic data- processing and geophysical service sectors. The success of the Reorganized Company depends to a significant extent upon its ability to develop and produce new and enhanced products and services on a cost-effective and timely basis in accordance with industry demands. While the Reorganized Company commits substantial resources to research and development, the Reorganized Company may encounter resource constraints or technical or other difficulties that could delay introduction of new and enhanced products and services in the future. In addition, continuing development of new products inherently carries the risk of obsolescence with respect to older products. New and enhanced products and services, if introduced, may not gain market acceptance or may be adversely affected by technological changes.

                  6. THE REORGANIZED COMPANY'S OPERATING RESULTS DEPEND ON ATTRACTING AND RETAINING QUALIFIED EMPLOYEES

                  The Reorganized Company's results of operations depend in large part upon its business skills and knowledge, which derives mainly from the ability to attract and retain highly skilled and qualified personnel. The Reorganized Company may not have the ability to hire, train and retain a sufficient number of qualified employees for its operations and such inability may impact its results of operations.

                  7. THE DEBTOR INVESTS SIGNIFICANT AMOUNTS OF MONEY IN ACQUIRING AND PROCESSING SEISMIC DATA FOR ITS DATA LIBRARY WITHOUT KNOWING THE EXTENT AND PRICE IT WILL BE ABLE TO SELL THE DATA OR HOW MUCH OF THAT DATA IT WILL BE ABLE TO SELL

                  The Debtor and its Non-Debtor Subsidiaries invest significant amounts in acquiring and processing seismic data that they license or sell to multiple customers, which the Debtor and its Non-Debtor Subsidiaries call multi-client data. During 2002 and 2001, the Debtor and its Non-Debtor Subsidiaries invested $190.4 million and $230.1 million, respectively, in multi-client data. By making such investments, the Debtor and its Non-Debtor Subsidiaries assume the risk that:

     o the Debtor and its Non-Debtor Subsidiaries may not fully recover the costs of the multi-client data through future sales; and

     o the value of the Debtor's and its Non-Debtor Subsidiaries' multi-client data could be adversely affected if any material adverse change occurred in the general prospects for oil and gas exploration, development and production activities in the areas where they acquire multi-client data.

                  If either of these risks occurs, the value of the Reorganized Company's multi-client data could be impaired and the Reorganized Company would be required to take a charge against its earnings. During 2002 and 2001, the Debtor and its Non-Debtor Subsidiaries recognized impairment charges of $268.4 million and $13.2 million, respectively, related to the Debtor's multi-client data library.

                  The Reorganized Company's future sales are uncertain and depend on a variety of factors, many of which are beyond its control. In addition, the timing of these sales can vary greatly from period to period. Technological or regulatory changes or other developments also could adversely affect the value of the data.

                  8. THE AMOUNTS THE DEBTOR AMORTIZES FROM ITS MULTI-CLIENT DATA LIBRARY EACH PERIOD MAY FLUCTUATE SIGNIFICANTLY, AND THESE FLUCTUATIONS CAN HAVE A SIGNIFICANT EFFECT ON THE DEBTOR'S REPORTED RESULTS OF OPERATIONS

                  The manner in which the Debtor accounts for its data library has a significant effect on the Debtor's reported results of operations. The Debtor capitalizes its investments in its multi-client data library and generally charges these investments to cost of sales as revenue is recognized. The Debtor amortizes the cost of its multi-client data library based in part on the relationship of actual data sales for the relevant period to its estimates of total data sales.

These estimates:

     o    are inherently imprecise;

     o may vary from period to period depending upon market developments and the Debtor's expectations; and

     o    may result in periodic determinations of permanent value impairment.

                  Substantial changes in amortization rates can have a significant effect on the Debtor's reported results of operations.

                  In addition, the Debtor's accounting policy requires that it reduce the book value of its individual seismic surveys to a specified percentage of gross cost at the end of each year regardless of sales. In 2002 and 2001, the Debtor recognized $39.8 million and $39.1 million, respectively, in such minimum amortization charges. The Debtor recognizes minimum amortization charges quarterly beginning in the second quarter of each year, when it evaluates on a survey-by-survey basis the minimum amortization requirements against the remaining sales estimates for that year.

                  9. THE DEBTOR HAS HAD OPERATING LOSSES IN THE PAST AND THE REORGANIZED COMPANY COULD INCUR OPERATING LOSSES IN THE FUTURE

                  In 2002 and 2001, the Debtor and its Non-Debtor Subsidiaries incurred a net loss of $1,245.7 million on revenue of $994.0 million and net income of $11.3 million on revenue of $885.1 million, respectively. The Debtor has taken measures to cut operating costs but the Reorganized Company may still incur losses in the future.

                  10. UNPREDICTABLE CHANGES IN GOVERNMENTAL REGULATIONS COULD INCREASE THE REORGANIZED COMPANY'S OPERATING COSTS AND REDUCE DEMAND FOR ITS SERVICES

                  The Reorganized Company's operations are affected by a variety of laws and regulations, including those relating to:

     o permit or license requirements for seismic activities and for oil and gas exploration, development and production activities;

     o    exports and imports;

     o    occupational health and safety; and

     o    the protection of the environment.

                  The Reorganized Company and its customers are required to invest financial and managerial resources to comply with these laws and regulations. Because these laws and regulations and its business change from time to time, the Reorganized Company cannot predict the future costs of complying with these laws and regulations, and its expenditures could be material in the future. Modification of existing laws or regulations or adoption of new laws or regulations limiting exploration or production activities by oil and gas companies or imposing more stringent restrictions on seismic or hydrocarbon production-related operations could adversely affect the Reorganized Company by increasing its operating costs and/or reducing the demand for its services.

                  11. BECAUSE THE REORGANIZED COMPANY CONDUCTS A SUBSTANTIAL AMOUNT OF INTERNATIONAL OPERATIONS, IT HAS EXPOSURE TO THOSE RISKS INHERENT IN DOING BUSINESS ABROAD

                  A significant portion of the Reorganized Company's revenue is derived from operations outside the United States and the Kingdom of Norway. These operations are subject in varying degrees to risks inherent in doing business abroad, including risks of war, terrorist activities, political, civil or labor disturbances and embargoes. Continued hostilities in the Middle East and/or the occurrence or threat of occurrence of future terrorist attacks such as those against the United States on September 11, 2001 have caused instability in the world's financial and insurance markets and may significantly increase political and economic instability in the geographic areas in which the Reorganized Company will operate. A lower level of economic activity could result in a decline in demand for the Reorganized Company's products and services, which could adversely affect its results of operations and limit its future growth prospects. The Reorganized Company's operations outside the United States and the Kingdom of Norway also will be subject to various risks related to government activities, including:

     o    the possibility of unfavorable changes in tax or other laws;

     o    partial or total expropriation;

     o    restrictions on currency repatriation;

     o the imposition of new laws or regulations that have the effect of restricting operations or increasing the cost of operations;

     o imposition of new laws or regulations which preclude or restrict the conversion and free flow of currencies;

     o the disruption or delay of multi-data sales and licensing or leasing activities; and

     o    the requirements of partial local ownership of operations.

                  12. THE REORGANIZED COMPANY IS SUBJECT BOTH TO HAZARDS CUSTOMARY FOR MARINE OPERATIONS AND TO THOSE MORE SPECIFIC TO ITS SEISMIC AND FLOATING PRODUCTION, STORAGE AND OFFLOADING OPERATIONS

                  The Reorganized Company's seismic data acquisition and offshore production activities often take place under extreme weather and other hazardous conditions. In particular, substantially all of the Reorganized Company's operations are subject to perils that are customary for marine operations, including capsizing, grounding, collision, interruption and damage from severe weather conditions, fire, explosions and environmental contamination from spillage. Any of these risks could result in damage to or destruction of vessels or equipment, personal injury and property damage, suspension of operations or environmental damage. In addition, the Reorganized Company's operations involve risks of a technical and operational nature due to the complex systems that it utilizes. Furthermore, the Reorganized Company's floating production, storage and offloading operations are subject to additional hazards, including environmental damage from spillage. If any of these events occur, the Reorganized Company's business could be interrupted and the Reorganized Company could incur significant liabilities.

                  13. BECAUSE THE REORGANIZED COMPANY DOES NOT HAVE INSURANCE TO COVER SOME OPERATING RISKS, ITS RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED IF ONE
                           OR MORE OF THOSE RISKS OCCURRED

                  The Reorganized Company cannot always obtain full insurance for all of its operating risks. The Reorganized Company carries insurance against the destruction of or damage to its seismic and floating production, storage and offloading vessels and equipment in amounts that it considers adequate, but does not maintain insurance to protect against business interruptions. As a result of market conditions following the events of September 11, 2001, premiums and deductibles for some of the Reorganized Company's insurance policies have increased substantially. For example, insurance carriers are now requiring broad exclusions for losses due to war risk and terrorist acts. In addition, some types of insurance coverage could become unavailable or available only at very expensive premiums or for reduced amounts of coverage.

                  14. BECAUSE THE REORGANIZED COMPANY GENERATES REVENUE AND INCURS EXPENSES IN VARIOUS CURRENCIES, EXCHANGE RATE FLUCTUATIONS AND DEVALUATIONS COULD HAVE A MATERIAL IMPACT ON THE REORGANIZED COMPANY'S RESULTS OF OPERATIONS

                  Currency exchange rate fluctuations and currency devaluations could have a material impact on the Reorganized Company's results of operations from time to time. Although the Reorganized Company periodically undertakes limited hedging activities in an attempt to reduce certain currency fluctuation risks, these activities provide limited protection from currency-related losses. In recent periods, the Debtor has been required to recognize charges relating to the fair value of tax equalization swap agreements due to changes in the exchange rate between the Norwegian kroner and the United States dollar. Additionally, in some circumstances the Reorganized Company's hedging activities can require it to make cash outlays.

                  15. INTEREST RATE FLUCTUATIONS MAY INCREASE THE COST OF BORROWING TO THE REORGANIZED COMPANY

                  Interest rate fluctuations could have a material impact on the Reorganized Company's results of operations from time to time, since those fluctuations may increase the amount of interest payments under the New Term Loan, certain existing leases and any future variable rate indebtedness incurred by the Reorganized Company.

                  16. THE REORGANIZED COMPANY'S FUTURE REVENUES MAY FLUCTUATE SIGNIFICANTLY FROM PERIOD TO PERIOD

                  The Reorganized Company's future revenues may fluctuate significantly from quarter to quarter as a result of the following:

     o    customers' budgetary cycles;

     o the timing of offshore lease sales and the effect of such timing on the demand for geophysical activities;

     o the timing of receipt of significant contracts for offshore production services and geophysical data acquisition services;

     o    seasonal factors; and

     o sales of geophysical data from the Reorganized Company's multi-client data library that will fluctuate from period to period.

                  17.      THE REVENUES AND CASH FLOW FROM THE VARG FIELD MAY
                           DECLINE

                  A Non-Debtor Subsidiary of PGS, Pertra AS, operates the oil-producing Varg field under a license from the Norwegian Ministry of Petroleum and Energy. Currently, oil production from the Varg field is 19,500 barrels per day. A material decline in this daily production could result in the termination of the Pertra AS service contract for the FPSO Petrojarl Varg vessel. Should this happen, the Debtor may be unsuccessful in redeploying the vessel and its revenues and cash flow may be adversely affected. Additionally, Pertra AS's revenues and cash flow from the Varg field would be adversely affected. See also the risk factor regarding the negative implications on certain contracts of the Reorganization Case, located in Section IV.O.2.

                  18. POTENTIALLY INCREASED PAYMENTS UNDER CERTAIN FINANCE LEASE ARRANGEMENTS MAY ADVERSELY AFFECT THE DEBTOR'S REVENUES AND CASH FLOW

                   The Debtor and certain Non-Debtor Subsidiaries have entered into finance lease arrangements for the seismic vessels Ramform Viking, Ramform Valiant, Ramform Vanguard, Ramform Victory and Ramform Challenger, the FPSO Petrojarl Foinaven and the topsides of the FPSO Ramform Banff with financial institutions located in the United Kingdom, as lessors. These lessors claim tax depreciation on the capital expenditure incurred upon acquisition of the leased assets.

                   The United Kingdom tax authorities have challenged the lessors' right to claim tax depreciation and the results of this challenge will depend on the outcome of a case currently before the House of Lords. Regarding the Petrojarl Foinaven, the tax authorities are also challenging the lease arrangement on the grounds of the rate at which tax depreciation is available. If the United Kingdom tax authorities successfully challenge one or more of the lease arrangements, the Debtor could be liable for increased rental payments to the lessors, additional security for such increased rental payments and increased termination fees that would apply on either a voluntary or default termination of the lease arrangements. The lessors may impose such additional payments prior to a final resolution of the challenges by the United Kingdom tax authorities. If such challenges prove unsuccessful, any increased security would be released and increased rental payments would be rebated to the Debtor. Any additional payments could adversely affect the Debtor's revenues and cash flow. In addition, because additional payments become due to the lessors when interest rates are below a certain threshold, continued low interest rates could also adversely affect the Debtor's revenues and cash flow. See also the risk factor regarding the negative implications on certain contracts of the Reorganization Case, located in Section IV.O.2.

         D.       THE REORGANIZED COMPANY FACES ADDITIONAL NON-OPERATING RISKS

                  1. THE DEBTOR MAY BE LIABLE FOR ADDITIONAL EMPLOYER CONTRIBUTIONS WITH RESPECT TO EMPLOYEES OF A CERTAIN NON-DEBTOR SUBSIDIARY AND FOR CERTAIN AMOUNTS
                           IN CONNECTION WITH AN ONGOING LEGAL MATTER OF ANOTHER NON-DEBTOR SUBSIDIARY

                  The Debtor is in dialogue with Norwegian and United Kingdom tax authorities regarding a potential taxation demand for inadequate payment of employer's contributions, national insurance contributions and seamen's pensions for European Union seamen employed by PGS Isle of Man, a Subsidiary of the Debtor, on Norwegian registered ships. No accrual has been recorded for this potential liability. Any payment required by these authorities may be material.

                  The Waco Court of Appeals recently affirmed the judgment of the trial court in the case of Jack Cameron, et. at. v. Blaine LeBlanc, Acadian Geophysical Services, Inc. et al, No. 1998-62788, 280th District Court, Harris County, Texas. SOH, Inc. f/k/a Acadian Geophysical Services Inc. ("Acadian") is a non-operating Non-Debtor Subsidiary of the Debtor. The appellate court's judgment was entered against Acadian on July 9, 2003. The Debtor, a defendant in the action, received a directed verdict in its favor from the trial court. However, Acadian posted with the court a supersedeas bond issued by Travelers Insurance Company ("Travelers") on behalf of Acadian, which bond was guaranteed by the Debtor. If drawn on by the plaintiffs, the supersedeas bond may result in the Debtor being required to repay Travelers.

                  2. BECAUSE THE DEBTOR IS A FOREIGN COMPANY AND MANY OF THE DEBTOR'S DIRECTORS AND EXECUTIVE OFFICERS ARE NOT RESIDENTS OF THE UNITED STATES, YOU MAY HAVE DIFFICULTY SUING THE DEBTOR AND OBTAINING OR ENFORCING JUDGMENTS AGAINST IT

                  The Debtor is incorporated in the Kingdom of Norway, and substantially all of the Debtor's current directors and executive officers reside outside the United States. All or a substantial portion of the assets of these persons and of the Debtor are located outside the United States. As a result, you may have difficulty:

     o suing the Debtor or its directors and executive officers in the United States;

     o obtaining a judgment in the Kingdom of Norway in an original action based solely on United States federal securities laws; and

     o enforcing in the Kingdom of Norway judgments obtained in the United States courts that are based upon the civil liability provisions of the United States federal securities laws.

         E. SEVERAL FACTORS MAY AFFECT THE REORGANIZED COMPANY'S ABILITY TO REPAY ITS INDEBTEDNESS

                  1. REORGANIZED PGS AND/OR ITS SUBSIDIARIES MAY NOT HAVE SUFFICIENT CASH FLOW TO REPAY REORGANIZED PGS'S INDEBTEDNESS OR HAVE ACCESS TO SUFFICIENT FINANCING TO REFINANCE SUCH DEBT AT OR PRIOR TO MATURITY

                  As of the Effective Date, Reorganized PGS expects to have borrowings of between $1.2 and $1.3 billion on a consolidated basis through the issuance of the New Senior A Notes, the New Senior B Notes and the New Term Loan and pre-petition indebtedness that will not be impaired under the Plan. PGS may have additional indebtedness on the Effective Date if it enters into the Exit Facility. The New Senior A Notes will mature seven years after the Effective Date and the New Senior B Notes will mature three years after the Effective Date. The New Term Loan is subject to limited semi-annual repayments and will mature with a final balloon payment in eight years after the Effective Date.

                  Prior to the maturities of the New Senior A Notes, the New Senior B Notes and the New Term Loan, Reorganized PGS may use excess cash flow from operations, if any, to repay such indebtedness. However, excess cash flow from operations, earnings from these PGS Subsidiaries or other available assets of the Reorganized Company may be insufficient to fully repay the New Senior A Notes, the New Senior B Notes and the New Term Loan prior to or at their respective maturity dates. As a result, Reorganized PGS would have to rely on external financing sources, including the Exit Facility, and/or a refinancing of the New Senior A Notes, the New Senior B Notes and the New Term Loan. There can be no assurance that Reorganized PGS will be able to obtain external financing and/or to refinance this indebtedness.

                  2. THERE MAY BE LIMITATIONS ON REORGANIZED PGS'S ABILITY TO REPAY ITS INDEBTEDNESS WITH CASH FLOWS FROM ITS SUBSIDIARIES

                  Since Reorganized PGS conducts a significant proportion of its activities through its Subsidiaries, it may depend on its Subsidiaries for dividends or other payments to generate the funds necessary to meet its debt repayment obligations. There may be limitations under applicable law on the ability of Subsidiaries to make dividend or other payments to Reorganized PGS, restricting the Reorganized Company's ability to use excess cash flow from operations to repay the Exit Facility, if any, the New Senior A Notes, the New Senior B Notes and the New Term Loan.

                  3.       THE VALUE OF THE GUARANTEES MAY BE LIMITED BY
                           APPLICABLE LAWS

                           The New Senior A Notes, the New
Senior B Notes and the New Term Loan are guaranteed by certain of our Material Subsidiaries. Those guarantees rank pari passu with those guarantors' other senior unsecured obligations. However, applicable laws relating to fraudulent conveyance, preference fraudulent transfer, financial assistance, ultra vires or similar and other applicable laws or regulations affecting companies and the rights of creditors generally may apply to those guarantees. As a result, a guarantor's liability under its guarantee could be reduced to zero.

         F.       THE TERMS OF THE NEW TERM LOAN AGREEMENT AND THE NEW
                  SENIOR NOTES INDENTURE MAY RESTRICT REORGANIZED PGS'S ABILITY TO FUND ITS WORKING CAPITAL REQUIREMENTS

                  The Reorganized Company's businesses are expected to require certain amounts of working capital. While the Reorganized Company's Projections assume that sufficient funds to meet its working capital needs for the foreseeable future will be available from the cash generated by the businesses of the Reorganized Company, its ability to gain access to additional capital, if needed, including pursuant to the Exit Facility, cannot be assured, particularly in view of competitive factors, industry conditions and restrictions contained in the New Term Loan Agreement and the New Senior Notes Indenture.

         G. REORGANIZED PGS MAY NOT BE ABLE TO COMPLY WITH THE OTHER COVENANTS CONTAINED IN THE NEW SENIOR NOTES INDENTURE AND THE NEW TERM LOAN AGREEMENT AND EXISTING LEASE ARRANGEMENTS

                  The Debtor cannot assure you that Reorganized PGS will be able to comply with the covenants contained in the New Senior Notes Indenture and the New Term Loan Agreement or existing finance lease arrangements. Failure to meet these covenants could result in a default under the New Senior Notes Indenture and/or the New Term Loan Agreement of existing finance lease arrangements. If any default were not remedied within the applicable grace period (if any), the holders of New Senior A Notes, New Senior B Notes, the New Term Loan and/or the lessors under the finance lease arrangements would be entitled to declare the amounts outstanding under the New Senior Notes Indenture and/or the New Term Loan Agreement and/or the finance lease arrangements, respectively, due and payable and accelerate the payment of all such amounts.

         H. THE REORGANIZED COMPANY MAY NOT BE ABLE TO SECURE ITS ORDINARY COURSE TRADE TERMS

                  If the Reorganized Company is not able to obtain ordinary trade terms from its suppliers, the Reorganized Company's cash flow may be negatively impacted. Prior to the Commencement Date, certain important suppliers altered a number of ordinary trade terms, including shortening the length of time required to pay for goods and services. The Reorganized Company cannot assure you that its suppliers will not impose further restrictive pricing and trade terms and policies in the future.

         I. A PUBLIC TRADING MARKET FOR THE NEW NOTES MAY NOT DEVELOP IN THE FORESEEABLE FUTURE AND THESE SECURITIES MAY BE ILLIQUID OR EXPERIENCE SIGNIFICANT PRICE VOLATILITY

                  The Debtor cannot assure you that a market will develop for the New Senior A Notes or New Senior B Notes. If a market does not develop, you may have difficulty disposing of your securities. Even if a market for such securities develops, the Debtor cannot assure you that it will continue to exist or as to the degree of price volatility in any such market that does develop.

         J. A MARKET FOR THE NEW PGS ORDINARY SHARES MAY NOT DEVELOP IN THE FORESEEABLE FUTURE AND THESE SECURITIES MAY BE ILLIQUID OR EXPERIENCE SIGNIFICANT PRICE VOLATILITY

                  Although the Debtor intends to list the New PGS Ordinary Shares on the Oslo Stock Exchange immediately upon consummation of the Plan and the ADSs on a national exchange or interdealer quotation system in the United States as soon as practicable thereafter, taking into account relevant listing requirements in the United States, the Debtor cannot assure you that a market will develop for the New PGS Ordinary Shares and/or ADSs. If a market does not develop, you may have difficulty disposing of your securities. Even if a market for such securities develops, the Debtor cannot assure you that it will continue to exist or assure you as to the degree of price volatility in any such market that does develop.

         K. THE ESTIMATED VALUATION OF THE REORGANIZED COMPANY AND THE PLAN SECURITIES, AND THE ESTIMATED RECOVERIES TO HOLDERS OF CLAIMS, ARE NOT INTENDED TO REPRESENT THE TRADING VALUES OF THE PLAN SECURITIES

                  The estimated valuation of the Reorganized Company used in this Disclosure Statement has been prepared by the Debtor based on commonly accepted valuation analysis and is not intended to represent the trading values of the Reorganized Company's securities in public or private markets. This valuation analysis is based on numerous assumptions (the realization of many of which is beyond the control of the Reorganized Company), including: (a) the Reorganized Company's ability to meet the financial projections included with this Disclosure Statement; (b) the Reorganized Company's ability to maintain sufficient financial flexibility to fund operations, working capital requirements and capital expenditures; and (c) capital and financial market conditions as of the date hereof.

                  Even if the Reorganized Company successfully implements its business plan and achieves the financial projections included with this Disclosure Statement, the trading market values for the Plan Securities could be adversely impacted by: (a) lack of trading liquidity for such securities; (b) lack of institutional research coverage; and (c) concentrated selling by recipients of the Plan Securities.

         L. THE INITIAL ISSUANCE OF THE PLAN SECURITIES MAY NOT BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT

                  As discussed above in III.I.1., "Applicability of Foreign, Federal and Other Securities Laws--Initial Offer and Sale of Securities", the Debtor believes that the offer and sale of the Plan Securities under the Plan satisfy the requirements of section 1145(a)(1) and section 1145(a)(2) of the Bankruptcy Code and are therefore exempt from registration under the Securities Act and U.S. state securities laws. The Debtor will seek an order from the Bankruptcy Court confirming such exemption. However, the Bankruptcy Court may deny such an order to the Debtor and/or the SEC may object to the Debtor's claim of a Securities Act exemption, in which case the Debtor will be compelled, unless another exemption from registration is available, to offer all or a portion of the Plan Securities pursuant to a registration statement filed under the Securities Act with the SEC and which must be declared effective by the SEC. Such a filing would be delayed by PGS's lack of audited financial statements and inability to file a short form registration statement of Form F-3, as further described in Section IV.N below. The SEC may also review and comment on such registration statement, thereby further delaying its effectiveness and the issuance of all or a portion of the Plan Securities and, possibly, the payment of the Cash received from the sale of the Offered Shares.

         M.       RESALE OF THE PLAN SECURITIES MAY BE RESTRICTED BY LAW

                  Subject to confirmation by the Bankruptcy Court, the New Senior A Notes, New Senior B Notes and certain of the New PGS Ordinary Shares will be distributed under the Plan without registration under the Securities Act or any state securities laws under exemptions from registration contained in section 1145(a) of the Bankruptcy Code. The New PGS Ordinary Shares purchased by the Equity Investors pursuant to the Underwriting Agreement will be distributed under the Plan without registration under the Securities Act or any state securities laws under the exemption from registration contained in section 4(2) of the Securities Act. If a holder of securities offered and sold under the Plan is deemed to be an "underwriter" with respect to such securities (with certain exceptions for "ordinary trading transactions" by certain persons) or an "affiliate" of the issuer of such securities, resales of such securities by such holder would not be exempt from the registration requirements under the Securities Act and securities laws under section 1145 of the Bankruptcy Code and, accordingly, could be effected only under an effective registration statement or in reliance on another applicable exemption from these registration requirements. See Section III.I.3, "Subsequent Transfers Under U.S. Federal Securities Laws."

         N. THE ABSENCE OF AUDITED FINANCIAL STATEMENTS MAY PREVENT THE DEBTOR FROM TIMELY FILING ITS EXCHANGE ACT REPORTS AND PRECLUDE THE USE OF A SHORT FORM REGISTRATION STATEMENT

                  Arthur Andersen LLP was the independent public accountant that audited the Debtor's consolidated financial statements as of December 31, 2001. In June 2002, Arthur Andersen was convicted of obstruction of justice in connection with the U.S. government's investigation of Enron Corporation. Shortly thereafter, Arthur Andersen ceased auditing public companies and the Debtor retained Ernst & Young as the auditor of its financial statements. Ernst & Young is currently conducting a re-audit of the Debtor's financial statements for the fiscal year ended December 31, 2001. Until this re-audit is complete, the Debtor will be unable to file with the SEC its Annual Report on Form 20-F for the fiscal year ended December 31, 2002 since this Exchange Act report requires audited financial statements for the past three completed fiscal years. As a result, the Debtor is currently delinquent in its filing obligations under the Exchange Act.

                  If the Debtor is required to file a registration statement under the Securities Act to register the initial issuance of any of the Plan Securities, then the delinquent filing of the annual report with the SEC will preclude the Debtor from using a short form registration statement on Form F-3. Instead, the Debtor will be required, for registration of the initial issuance of any of the Plan Securities, to file a long form registration statement on Form F-1. Preparation and filing of a Form F-1 registration statement could substantially delay the consummation of the Plan and the SEC may review and comment on such registration statement, possibly delaying its effectiveness and further postponing the consummation of the Plan. In addition, an inability to complete a re-audit for the Debtor's 2000 or 2001 fiscal year could make more difficult any registration of securities with the SEC and could further delay, or possibly restrict, the Debtor or Reorganized Company from so registering securities with the SEC.

                  The Debtor may be required to file a long form registration statement on Form F-1 under the Securities Act solely to register the initial issuance of the Rights Offering Shares. While the filing of such a registration statement would not delay consummation of the Plan with respect to the issuance of the Plan Securities, other than the Rights Offering Shares, preparation and filing of such registration statement and possible review and comment by the SEC could substantially delay the issuance of the Rights Offering Shares and payment of Cash received for the sale of the Offered Shares to the recipients of the Package B Distribution.

         O.       BANKRUPTCY RISKS

                  1. PARTIES-IN-INTEREST MAY OBJECT TO THE DEBTOR'S CLASSIFICATION OF CLAIMS

                  Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Debtor believes that the classification of claims and interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, the Debtor cannot assure you that the Bankruptcy Court will reach the same conclusion.

                  2. THE COMMENCEMENT OF THE REORGANIZATION CASE MAY HAVE NEGATIVE IMPLICATIONS UNDER CERTAIN CONTRACTS OF THE DEBTOR AND THE NON-DEBTOR SUBSIDIARIES

                  The Debtor and the Non-Debtor Subsidiaries are parties to various contractual arrangements under which the commencement of the Reorganization Case and the other transactions contemplated by the Plan could, subject to the Debtor's rights and powers under sections 362 and 365 of the Bankruptcy Code, (a) result in a breach, violation, default or conflict, (b) give other parties thereto rights of termination or cancellation or (c) have other adverse consequences for the Debtor or the Reorganized Company. The magnitude of any such adverse consequences may depend on, among other factors, the diligence and vigor with which other parties to such contracts may seek to assert any such rights and pursue any such remedies in respect of such matters, and the ability of the Debtor or the Reorganized Company to resolve such matters on acceptable terms through negotiations with such other parties or otherwise. In addition, the rights and protections afforded the Debtor under sections 362, 365 and other applicable provisions of the of the Bankruptcy Code may not be enforceable in the Kingdom of Norway and other foreign jurisdictions where the Debtor conducts business or owns assets.

                  Certain of the contracts relating to which these rights and protections may not be enforceable are described below.

                  A Non-Debtor Subsidiary, Pertra AS, operates the oil-producing Varg field under a license from the Norwegian Ministry of Petroleum and Energy that was granted on condition of a guarantee from the Debtor. Norwegian law permits the ministry to revoke the license if such guarantee "has become significantly weakened." The ministry may therefore revoke the license on the grounds that the Debtor is in a significantly weaker financial position than at the time the license was granted. The commencement of the Reorganization Case may increase the risk that the ministry will revoke the license.

                  A Non-Debtor Subsidiary, Golar-Nor (UK) Limited, operates the Petrojarl Foinaven in the oil-producing Foinaven field under a service contract with certain field co-venturers. This contract provides for certain rights of termination on the part of the field co-venturers in the event of certain circumstances related to the Debtor's bankruptcy or insolvency. Under an agreement relating to the Petrojarl Foinaven vessel, the field co-venturers have certain rights and options to acquire the Petrojarl Foinaven upon any termination of the service contract or the lease arrangement. The consummation of the Reorganization Case may cause the termination of this service contract.

                  The Debtor and certain Non-Debtor Subsidiaries entered into certain finance lease agreements relating to various vessels and land equipment. The leases may be terminated upon the filing of the Reorganization Case, but the lessors have waived their termination rights. However, these waivers can be terminated under certain conditions relating to, among other things, the level of indebtedness of the Reorganized Company and the length of the Reorganization Case. In the case of the Petrojarl Foinaven lease arrangement, the lessor has expressly reserved its right to terminate the lease arrangement if the service contract terminates. If these waivers and the related leases are terminated, the Debtor could lose the use of the vessels and be required to pay a termination fee, resulting in materially adverse consequences to its financial position and future operating results.

                  3.       THE DEBTOR MAY NOT BE ABLE TO SECURE CONFIRMATION OF
                           THE PLAN

                  The Debtor cannot assure you that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, the Debtor cannot assure you that the Bankruptcy Court will confirm the Plan. A non-accepting creditor or equity security holder of the Debtor might challenge the balloting procedures and results as not being in compliance with the Bankruptcy

Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting holders of claims and interests within a particular class under the Plan will not be less than the value of distributions such holders would receive if the Debtor was liquidated under chapter 7 of the Bankruptcy Code. While the Debtor cannot assure you that the Bankruptcy Court will conclude that these requirements have been met, the Debtor believes that the Plan will not be followed by a need for further financial reorganization and that non-accepting holders within each class under the Plan will receive distributions at least as great as would be received following a liquidation under chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and the costs and uncertainty associated with any such chapter 7 case.

                  The confirmation and consummation of the Plan are also subject to certain conditions including the approval of the Plan by holders of Existing Ordinary Shares at the Extraordinary General Meeting as described in Section III.F., "The Extraordinary General Meeting of Shareholders." If the Plan is not confirmed, it is unclear whether a restructuring of the Debtor could be implemented and what distribution holders of Claims or Equity Interests ultimately would receive with respect to their Claims or Equity Interests. If an alternative reorganization could not be agreed to, it is possible that the Debtor would have to liquidate its assets, in which case it is likely that holders of Claims or Equity Interests would receive substantially less favorable treatment than they would receive under the Plan.

                  4. THE OBLIGATIONS OF CERTAIN HOLDERS OF BANK CLAIMS AND BONDHOLDER CLAIMS AND OF THE EQUITY INVESTORS TO SUPPORT THE DEBTOR AND THE TERMS OF THE PLAN MAY BE TERMINATED IN CERTAIN CIRCUMSTANCES

                  Pursuant to the Plan Support Agreement, holders of Bank Claims and Bondholder Claims (holding approximately 54% of the Class 4 Claims) and the Equity Investors who hold approximately 20% of Class 7 Existing Ordinary Shares have agreed to support the Plan and use reasonable best efforts to facilitate the confirmation of the Plan. However, if, among other things, (i) the Reorganization Case is dismissed, (ii) the Plan is not consummated prior to January 9, 2004 or (iii) a voluntary bankruptcy proceeding other than the Reorganization Case is commenced by the Debtor or any of its Non-Debtor Subsidiaries, then the Plan Support Agreement may be terminated pursuant to its provisions and those certain holders of Bank Claims and Bondholders Claims and the Equity Investors shall no longer be obligated to support the Plan.

                  5.       THE DEBTOR MAY OBJECT TO THE AMOUNT OR
                           CLASSIFICATION OF YOUR CLAIM

                  The Debtor reserves the right to object to the amount or classification of any claim or interest. The estimates set forth in this Disclosure Statement cannot be relied on by any creditor whose claim or interest is subject to an objection. Any such claim or interest holder may not receive its specified share of the estimated distributions described in this Disclosure Statement.

                  6. CHANGES IN THE CASH POSITION OF REORGANIZED PGS CAN HAVE SIGNIFICANT ADVERSE EFFECTS ON THE AMOUNT AND VALUE OF DISTRIBUTIONS UNDER THE PLAN

                  To the extent that the cash needs of the Debtor and Reorganized PGS materially exceed estimates, including cash payments to be made with respect to applicable Claims under the Plan, the value of the Plan Securities and other consideration distributed under the Plan would be negatively impacted and thereby adversely impact recoveries of Claim and Equity Interest holders under the Plan.

                  7. REORGANIZED PGS MAY NOT PAY ANY DIVIDENDS ON THE NEW PGS ORDINARY SHARES IN THE FORESEEABLE FUTURE

                  Norwegian law restricts PGS's ability to pay dividends. In particular, PGS can only pay dividends once a year as a distribution of its annual profit and the annual profit of its Norwegian subsidiaries, and neither PGS nor its Norwegian subsidiaries may pay dividends if the value of their equity is less than 10% of the balance sheet value of their assets. In addition, the terms of the New Senior Notes Indenture and the New Term Loan Agreement will restrict Reorganized PGS's ability to pay dividends, and cash dividends may not be paid on the New PGS Ordinary Shares in the foreseeable future.

                  8. CERTAIN TAX IMPLICATIONS OF THE DEBTOR'S BANKRUPTCY AND REORGANIZATION MAY INCREASE THE TAX LIABILITY OF REORGANIZED PGS

                  The U.S. federal income tax and Norwegian tax consequences of consummation of the Plan to holders of Claims or Equity Interests are complex and subject to uncertainty.

                  See Section IX, "Certain U.S. Federal Income Tax Consequences" and Section X, "Certain Norwegian Income Tax Consequences" below for discussion of the income tax consequences for creditors, equity holders and the Debtor resulting from the consummation of the Plan.

                  9. THE DEBTOR IS, AND THE REORGANIZED COMPANY WILL CONTINUE TO BE, SUBJECT TO COSTS ARISING IN CONNECTION WITH REGULATION AND LITIGATION

                  The Debtor and its Non-Debtor Subsidiaries are subject to various regulatory restrictions relating to their businesses in the U.S. and other countries in which they operate. In connection with these regulations, the Debtor and the Reorganized Company may from time to time incur costs relating to compliance measures or penalties imposed for non-compliance by relevant regulatory authorities, or face restrictions on their operations. Certain regulations may also allow private parties rights to pursue legal remedies against the Debtor or the Reorganized Company, under which they may be required to make payments or restrict operations. Additionally, the Debtor and the Reorganized Company are likely to face in the normal course of their businesses from time to time other types of legal action by private parties under which they may be required to make significant payments for damages caused by the Debtor or the Reorganized Company. Any such payments or restrictions could impact the Reorganized Company's ability to meet the Projections.

                  10. THE AMOUNT OF CASH DISTRIBUTED AS PART OF THE PACKAGE B DISTRIBUTION MAY BE REDUCED UNDER THE UNDERWRITING AGREEMENT

                  Recipients of the Package B Distribution are entitled to receive up to $85 million in Cash in respect of the Rights Offering and the issuance of the Equity Investor Shares. However, this aggregate amount of Cash assumes that the Rights Offering Shares not purchased by holders of Allowed Existing Ordinary Shares (other than the Equity Investors) will be purchased by the Equity Investors pursuant to the terms of the Underwriting Agreement. Pursuant to the terms of the Underwriting Agreement, under certain limited conditions, the Equity Investors may choose not to comply with this purchase obligation. In such an event or if there is a default by the Equity Investors under the terms of the Underwriting Agreement, recipients of the Package B Distribution will only receive the amount of Cash actually received in respect of the Rights Offering and any remaining unsubscribed and unpurchased shares shall be distributed on a pro rata basis to the holders of Allowed Bank Claims and/or Allowed Bondholder Claims electing or deemed to have elected to participate in the Package B Distribution. The Reorganized Company shall have no liability for, or obligations in respect of, any portion of such cash shortfall.

                  The commitments of the Equity Investors under the Underwriting Agreement immediately lapse under certain circumstances, including if the Rights Offering has not been completed by March 31, 2004 and the Equity Investors have provided notice that their commitments shall not extend by that date. Although the Equity Investors may agree to extend their commitments under the Underwriting Agreement beyond March 31, 2004, they are under no obligation to do so and will not have any liability for not agreeing to an extension.

         P.       RISKS RELATED TO NORWEGIAN INSOLVENCY LAW AND OTHER INSOLVENCY
                  LAWS

                  1. THE DEBTOR MAY BE SUBJECT TO HOSTILE CREDITOR ACTION IN THE KINGDOM OF NORWAY AND/OR OTHER JURISDICTIONS

                  Under Norwegian law, both the Debtor and any creditor may file for the bankruptcy of the Debtor (under Norwegian law only the Debtor may file for composition proceedings). If one of the Debtor's creditors files for a proceeding against the Debtor, the Norwegian bankruptcy court would be obligated to initiate bankruptcy proceedings, provided that Norwegian statutory requirements are met. Norwegian law requires that the creditor hold a valid claim and that the Debtor be insolvent. While several defenses are available to the Debtor to defend against such action, the Debtor cannot be sure of their success. These defenses include lack of jurisdiction in the Kingdom of Norway, invalid claim by the creditor and failure to prove the insolvency of the Debtor. Neither the commencement of the Reorganization Case nor the consummation thereof may be sufficient to prevent a hostile creditor filing in the Kingdom of Norway. This could result in parallel insolvency proceedings in the Kingdom of Norway and the United States. Such parallel insolvency proceedings could compromise the Debtor's reorganization under the chapter 11 case.

                  Hostile creditor action in the Kingdom of Norway may include other actions, such as creditors seeking court-sanctioned liens on the Debtor's assets.

                  Given the international nature of its operations, the Debtor may be subject to the laws of other jurisdictions and there can be no assurances that creditors will refrain from or be prevented from bringing insolvency proceedings in such jurisdictions where the Debtor conducts business or owns assets.

                  2. AN ORDER OF A UNITED STATES BANKRUPTCY COURT MAY NOT BE RECOGNIZED BY A NORWEGIAN COURT OR THE COURTS OF ANY OTHER COUNTRY

                  Since the Kingdom of Norway does not have a treaty of reciprocity with the United States regarding bankruptcy proceedings and laws, an order of a United States bankruptcy court may not be recognized by a Norwegian Court as binding on Norwegian creditors and assets located in the Kingdom of Norway, and the Debtor, therefore, may not receive protection in the Kingdom of Norway through the filing of a chapter 11 case.

                  The Debtor (i) conducts business in, (ii) own assets in and
(iii) has contracts (including financing contracts) governed by the laws of countries other than the United States and the Kingdom of Norway. The courts of such countries may not recognize an order of the Bankruptcy Court and may not give effect to the Plan if it is confirmed by the Bankruptcy Court.

                  3. A NORWEGIAN OR OTHER FOREIGN INSOLVENCY PROCEEDING MAY IMPACT THE DEBTOR'S NON-DEBTOR SUBSIDIARIES' OPERATIONS

                  Although a Norwegian proceeding in respect of the Debtor will formally only involve PGS and not directly affect the Debtor's subsidiaries, the Debtor will be required to exercise all of its ownership interests and rights in its subsidiaries under the supervision of a creditors' committee.

                  The commencement of a Norwegian proceeding may also have an effect on guarantees issued by the Debtor in connection with agreements between the Debtor's subsidiaries and third parties. Beneficiaries of such guarantees may have a right to terminate the underlying contract with the subsidiary or request a new form of security from the subsidiary if Norwegian bankruptcy proceedings are commenced against the Debtor (to the extent such rights did not exist upon the filing of the Reorganization Case).

                  An insolvency proceeding in another foreign jurisdiction may have similar consequences for the Debtor.

                  4. THE DEBTOR MAY BE OBLIGATED UNDER NORWEGIAN LAW TO COMMENCE A NORWEGIAN INSOLVENCY PROCEEDING

                  While the Debtor currently believes that the Plan presents the best opportunity for holders of Claims and Existing Ordinary Shares to maximize their recoveries and for the business operations of the Debtor to succeed, the Debtor's board of directors may subsequently be required, as a matter of Norwegian corporate law, to commence an insolvency proceeding in the Kingdom of Norway (the insolvency proceedings available under Norwegian law are (i) voluntary or forced composition proceedings and (ii) bankruptcy proceedings). The Debtor reserves the right to withdraw the Plan and its chapter 11 filing or to commence any kind of Norwegian insolvency proceeding in such circumstances.

                           V.   CONFIRMATION OF THE PLAN

         A.       CONFIRMATION GENERALLY

                  The Bankruptcy Code requires the Bankruptcy Court to determine whether a plan of reorganization complies with the technical requirements of chapter 11 of the Bankruptcy Code. It requires further that a debtor's disclosures concerning its plan of reorganization have been adequate and have included information concerning all payments made or promised by the debtor in connection with the plan.

                  If the Plan is confirmed, the Debtor expects the Effective Date to occur not later than 30 days after the Confirmation Date.

                  To confirm the Plan, the Bankruptcy Court must find that all of these and certain other requirements have been met. Thus, even if the specified majority vote in number and dollar amount is achieved for each Class of Impaired Claims, the Bankruptcy Court must make independent findings respecting the Plan's conformity with the requirements of the Bankruptcy Code before it may confirm the Plan. Some of these statutory requirements are discussed below.

         B.       VOTING PROCEDURES AND STANDARDS

                  Holders of Claims in Classes and Equity Interests that are "Impaired" under the Plan (but not deemed to reject the Plan by virtue of receiving no distributions under the Plan) will receive this

Disclosure Statement, the Plan, the Voting Procedures Order, notice of the Confirmation Hearing and, in the case of Claims in Voting Classes, a ballot for accepting or rejecting the Plan. Holders of Existing Ordinary Shares will also receive a prospectus under applicable Norwegian law.

                  A class is "Impaired" under a plan unless, with respect to each claim or interest of such class, the plan:

                  o leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the holder of such claim or interest; or

                  o notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest to demand or receive accelerated payment on account of a default, cures any default, reinstates the original maturity of the obligation, compensates the holder for any damages incurred as a result of reasonable reliance on such provision or law and does not otherwise alter the legal, equitable or contractual rights of such holder based on such claim or interest.

                  A class that is not Impaired under a plan of reorganization is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required.

                  The Debtor has filed a motion seeking entry of the Voting Procedures Order to set certain procedures in connection with voting on the Plan. If the Voting Procedures Order is approved it will set forth the procedures to be employed in tabulating acceptances and rejections of the Plan.

         -------------------------------------------------------------

          IF A BALLOT IS DAMAGED OR LOST OR IF YOU HAVE ANY QUESTIONS
           CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE DEBTOR'S
                                  VOTING AGENT:

                             Bankruptcy Services LLC
                          757 Third Avenue-Third Floor
                               New York, NY 10017
                            Telephone: (646) 282-2550

         -------------------------------------------------------------

                  A VOTE MAY BE DISREGARDED IF THE BANKRUPTCY COURT DETERMINES, AFTER NOTICE AND A HEARING, THAT SUCH ACCEPTANCE OR REJECTION WAS NOT MADE OR SOLICITED OR PROCURED IN GOOD FAITH OR IN ACCORDANCE WITH THE PROVISIONS OF THE BANKRUPTCY CODE.

                  UNDER THE BANKRUPTCY CODE, FOR THE PLAN TO BE "ACCEPTED," A SPECIFIED MAJORITY VOTE IS REQUIRED FOR EACH CLASS OF IMPAIRED CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE ON THE PLAN. ANY IMPAIRED CLASS THAT FAILS TO ACHIEVE THE SPECIFIED MAJORITY VOTE WILL BE DEEMED TO HAVE REJECTED THE PLAN.

         C.       ACCEPTANCE

                  The Bankruptcy Code defines acceptance of a plan by an impaired class of claims as acceptance by holders of at least two-thirds in dollar amount, and more than one-half in number, of allowed claims of that class that actually vote. The Plan must be approved by at least two-thirds of the Existing Ordinary Shares represented and voting at the Extraordinary General Meeting. Acceptance of the Plan need only be solicited from holders of Claims whose Claims or Equity Interests belong to a Class that is "Impaired" and not deemed to have rejected the Plan. See Section I.C., "Voting and Support for the Plan," above. Except in the context of a "cram down" (described below), as a condition to confirmation of the Plan, the Bankruptcy Code requires that, with certain exceptions, each Impaired Class accepts the Plan. If the specified majorities are not obtained, the Debtor has the right, assuming that at least one Impaired Class has accepted the Plan, to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code. This procedure is commonly referred to as a "cram down." For a more detailed description of the requirements for acceptance of the Plan and of the criteria for confirmation of the Plan notwithstanding rejection by certain Impaired Classes, see Section V.D.3, "Cram Down," below.

         D.       CONFIRMATION AND CONSUMMATION

                  At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan. Confirmation of a plan under section 1129(a) of the Bankruptcy Code requires, among other things, that:

                  o the plan complies with the applicable provisions of the Bankruptcy Code;

                  o the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

                  o the plan has been proposed in good faith and not by any means forbidden by law;

                  o any payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the bankruptcy court as reasonable;

                  o the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office of such individual, must be consistent with the interests of creditors and equity security holders and with public policy and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain, and the nature of any compensation for such insider;

                  o with respect to each Impaired class of claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code;

                  o each class of claims or interests has either accepted the plan or is not Impaired under the plan;

                  o except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims (other than priority tax claims) will be paid in full on the effective date (except that if a class of priority claims has voted to accept the Plan, holders of such claims may receive deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amounts of such claims) and that holders of priority tax claims may receive on account of such claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the effective date, equal to the allowed amount of such claims;

                  o if a class of claims is Impaired, at least one Impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

                  o confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

Subject to receiving the requisite votes in accordance with section 1129(a)(8) of the Bankruptcy Code and the "cram down" of Classes not receiving any distribution under the Plan, the Debtor believes that:

                  o the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code;

                  o the Debtor has complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and

                  o    the Plan has been proposed in good faith.

                  Set forth below is a more detailed summary of the relevant statutory confirmation requirements.

                  1.       BEST INTERESTS OF HOLDERS OF CLAIMS AND INTERESTS

                  The "best interests" test requires that the Bankruptcy Court find either:

                  o that all members of each Impaired class have accepted the plan; or

                  o that each holder of an allowed claim or interest of each Impaired class of claims or interests will under the plan receive or retain on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date.

                  The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtor's assets and properties in a chapter 7 liquidation case. The gross amount of cash available in such a liquidation would be the sum of the proceeds from the disposition of the Debtor's assets and the cash held by the Debtor at the time of the commencement of the chapter 7 case. This gross amount would be reduced by the amount of any Allowed Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtor's business and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict accordance with the order of priority of claims contained in section 726 of the Bankruptcy Code.

                  THE DEBTOR HAS DETERMINED, AS DISCUSSED IN THE LIQUIDATION ANALYSIS ATTACHED AS EXHIBIT C HERETO, THAT CONFIRMATION OF THE PLAN WILL PROVIDE EACH CREDITOR AND INTEREST HOLDER WITH A RECOVERY THAT IS NOT LESS THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE DEBTOR UNDER CHAPTER

7 OF THE BANKRUPTCY CODE. See the liquidation analysis annexed as Exhibit C hereto for a further discussion of how the Plan satisfies the "best interests" test.

                  2.       FINANCIAL FEASIBILITY

                  Section 1129(a)(11) of the Bankruptcy Code requires that confirmation should not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor unless such liquidation or reorganization is proposed in the Plan. Under the terms of the Plan, the Allowed Claims potentially being paid in whole or part in cash are the Allowed Administrative Expense Claims, Allowed Fee Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, Allowed Secured Claims, Allowed Bank Claims, Allowed Bondholder Claims and certain Allowed General Unsecured Claims. The Debtor has estimated the total amount of these cash payments to be $79 million (see table at Section I.D.1, "Summary of Classification and Treatment of Claims" above) and expects sufficient liquidity from operations to fund these cash payments as and when they become due.

                  The Debtor has prepared detailed financial Projections, set forth and described more fully below, which detail, among other things, the financial feasibility of the Plan. The Debtor's Projections indicate, on a pro forma basis, that for fiscal years 2003 through 2010, the Debtor expects the Reorganized Company to generate approximately $2,240 million in total cash flow, prior to capital expenditures. Management believes this level of cash flow is sufficient to satisfy all of the Debtor's future interest, capital expenditure and other obligations during this period. Accordingly, the Debtor believes that confirmation of the Plan is not likely to be followed by the liquidation or further reorganization of the Reorganized Company. Please see Section IV, "Risk Factors," for a discussion of some of the risks that could affect Reorganized PGS's ability to repay its post-Effective Date indebtedness, including its ability to access refinancing if its future cash flows are insufficient to allow it to do so, and its ability to achieve its projected financial results as further described in the risk factor set forth in section IV.A.

                  3.       CRAM DOWN


                  --------------------------------------------------

                                CRAM DOWN BY DEBTOR

                   THE DEBTOR WILL SEEK TO CRAM DOWN THE PLAN WITH RESPECT TO OTHER EXISTING EQUITY INTERESTS, AND MAY SEEK TO CRAM DOWN THE PLAN ON CERTAIN HOLDERS OF CLAIMS IN IMPAIRED CLASSES AND RESERVES THE RIGHT TO CRAM DOWN THE PLAN ON OTHER HOLDERS OF CLAIMS AND EQUITY INTERESTS IN IMPAIRED CLASSES.

                  --------------------------------------------------

                  The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all Impaired classes, as long as at least one Impaired class of claims has accepted the Plan. The "cram down" provisions of the Bankruptcy Code are set forth in section 1129(b) of the Bankruptcy Code.

                  Under the "cram down" provisions, on the request of a plan proponent the bankruptcy court will confirm a plan despite the lack of acceptance by an Impaired class or classes if the bankruptcy court finds that:

                  o the plan does not discriminate unfairly with respect to each non-accepting Impaired class;

                  o the plan is fair and equitable with respect to each non-accepting Impaired class; and

                  o    at least one Impaired class has accepted the plan.

                  As used by the Bankruptcy Code, the phrases "discriminate unfairly" and "fair and equitable" have narrow and specific meanings unique to bankruptcy law. A plan does not discriminate unfairly if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan. By establishing separate Classes for the holders of each type of Claim in terms of priority vis-a-vis the Debtor and by treating each holder of a Claim in each Class similarly, the Plan has been structured so as to meet the "unfair discrimination" test of section 1129(b) of the Bankruptcy Code.

                  The Bankruptcy Code sets forth different standards for establishing that a plan is "fair and equitable" with respect to a dissenting class, depending on whether the class is comprised of secured or unsecured claims. In general, section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an Impaired class if that class and all junior classes are treated in accordance with the "absolute priority" rule, which requires that the dissenting class be paid in full before a junior class may receive anything under the plan. In the Reorganization Case, it is currently anticipated that the holders of Claims in the Class 4 (Bank Claims and Bondholder Claims) will accept and consent. It is also expected that Class 5 (Junior Subordinated Debentures Claims) will accept and consent to the Plan. However, even if Class 5 votes to reject the Plan, the distribution being made to Class 7 (Existing Ordinary Shares) is being "gifted" to Class 7 by Class 4, and is permissible under applicable case law. See, e.g. In re Genesis Health Ventures, Inc., 266 B.R. 591 (Bankr. D. Del. 2001). Accordingly, the Plan is fair and equitable and may be confirmed by the Bankruptcy Court even if Class 5 votes to reject the Plan (and even though Classes 6 and 8 are deemed to reject the Plan). In short, because the holders of Claims in Classes 4, 5, 6, 7 and 8 are being treated fairly, equitably and in a non-discriminatory manner, the Debtor will seek to confirm the Plan regardless of whether holders of Claims in Class 5 vote to accept the Plan and notwithstanding the deemed rejection of the Plan by Classes 6 and 8.

                  ADDITIONALLY, THE DEBTOR MUST DEMONSTRATE THAT NO CLASS SENIOR TO A NON-ACCEPTING IMPAIRED CLASS RECEIVES MORE THAN PAYMENT IN FULL ON ITS CLAIMS. PURSUANT TO THE PLAN, NO CLASS OF CLAIMS OR EQUITY INTERESTS WILL RECEIVE MORE THAN FULL PAYMENT ON ITS CLAIMS OR INTERESTS.

                  If all the applicable requirements for confirmation of the Plan are met as set forth in sections 1129(a)(1) through (13) of the Bankruptcy Code, except that one or more Classes of Impaired Claims have failed to accept the Plan under section 1129(a)(8) of the Bankruptcy Code, the Debtor will request that the Bankruptcy Court confirm the Plan under the "cram down" procedures in accordance with section 1129(b) of the Bankruptcy Code. The Debtor believes that the Plan satisfies the "cram down" requirements of the Bankruptcy Code, but cannot assure you either that the Bankruptcy Court will determine that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code or that at least one Impaired Class of Claims will vote to accept the Plan, as required for confirmation of a Plan under the "cram down" procedures.

                  4.       CLASSIFICATION OF CLAIMS AND INTERESTS

                  The Debtor believes that the Plan meets the classification requirements of the Bankruptcy Code which require that a plan of reorganization place each claim or interest into a class with other claims or interests that are "substantially similar."

                        VI.   CERTAIN EFFECTS OF THE PLAN

         A.       REORGANIZED PGS

                  After the Effective Date, the Debtor will continue to exist as Reorganized PGS in accordance with the laws of the Kingdom of Norway and pursuant to the Amended Articles of Association. Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estate of the Debtor, including all claims, rights and causes of action and any property acquired by the Debtor or Reorganized PGS under or in connection with the Plan, will vest in Reorganized PGS free and clear of all Claims, liens, charges, other encumbrances and Equity Interests. On and after the Effective Date, Reorganized PGS may operate its business and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, Reorganized PGS may pay the charges that it incurs on or after the Effective Date for Professional Persons' fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

         B.       PROJECTIONS AND VALUATION ANALYSIS


        ----------------------------------------------------------------

                     ACTUAL RESULTS MAY NOT MEET PROJECTIONS

          THE PROJECTIONS IN THIS DISCLOSURE STATEMENT ARE BASED ON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY FROM THE PROJECTIONS. SEE SECTION IV, "RISK FACTORS," FOR A DISCUSSION OF SOME OF THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO VARY.

          THE DEBTOR'S MANAGEMENT HAS PREPARED THE PROJECTIONS CONTAINED IN THIS DISCLOSURE STATEMENT IN CONNECTION WITH THE DEVELOPMENT OF THE PLAN. THE NUMERICAL INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE PROJECTIONS AND LIQUIDATION AND VALUATION ANALYSES, HAS BEEN PREPARED BY THE DEBTOR AND DOES NOT CONSTITUTE A REPRESENTATION OR ENDORSEMENT OF THE ACCURACY OF SUCH INFORMATION BY ANY OF THE DEBTOR'S CREDITOR CONSTITUENCIES.

          THE PROJECTIONS ASSUME THE PLAN AND THE TRANSACTIONS IT CONTEMPLATES WILL BE IMPLEMENTED IN ACCORDANCE WITH THEIR TERMS. THE ASSUMPTIONS AND ESTIMATES UNDERLYING THE PROJECTIONS ARE INHERENTLY UNCERTAIN AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. SUCH UNCERTAINTIES AND OTHER FACTORS INCLUDE THE REORGANIZED COMPANY'S ABILITY TO PROVIDE ITS SERVICES AND PRODUCTS, ACCESS TO ADEQUATE FINANCING, ABILITY TO ATTRACT AND RETAIN KEY MANAGEMENT PERSONNEL, GENERAL ECONOMIC CONDITIONS, AND OTHER FACTORS, INCLUDING THOSE RISKS DISCUSSED IN THIS SECTION.

          ACCORDINGLY, THE PROJECTIONS ARE NOT NECESSARILY INDICATIVE OF THE FUTURE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE REORGANIZED COMPANY, WHICH MAY VARY SIGNIFICANTLY FROM THOSE SET FORTH IN THE PROJECTIONS. FOR THESE REASONS, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE DEBTOR, THE DEBTOR'S ADVISORS, OR ANY OTHER PERSON THAT THE PROJECTIONS CAN OR WILL BE ACHIEVED.

        ----------------------------------------------------------------

                  1.       INTRODUCTION

                  To assist PGS's Board of Directors in evaluating the Plan and the distributions that holders of Claims and Equity Interests will receive under the Plan, PGS's Board of Directors requested that PGS's pre-bankruptcy financial advisor, UBS, undertake an analysis of the estimated range of the going concern enterprise value of Reorganized PGS (including PGS and its non-debtor subsidiaries), on a consolidated basis, after giving effect to the reorganization as set forth in the Plan. UBS completed its analysis on July 25, 2003 and delivered its analysis to the PGS's Board of Directors on July 28, 2003.

                  In conducting its analysis, UBS, among other things: (a) reviewed certain publicly-available business and historical financial information relating to PGS; (b) reviewed certain internal financial information and other data relating to the business and financial prospects of Reorganized PGS, including the Projections (the financial projections through 2010 for Reorganized PGS, broken down for its two businesses-Floating, Production, Storage and Offloading ("FPSO") and Geophysical ("Geophysical") set forth in Exhibit B), and financial projections for each of PGS's main assets for their remaining useful life, all prepared by management of PGS which were provided to UBS by PGS (together with the Projections, the "Financial Projections"); (c) conducted discussions with members of PGS's senior management concerning the business and financial prospects of Reorganized PGS; (d) reviewed publicly-available financial and stock market data with respect to certain other publicly-held companies in lines of business UBS believed to be comparable in certain respects to Reorganized PGS's businesses; (e) reviewed the financial terms, to the extent available, of certain completed or announced transactions that UBS believed to be generally relevant; (f) considered certain industry and economic information relevant to Reorganized PGS's businesses; (g) reviewed the Plan and the information in this Disclosure Statement; and (h) conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

                  THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF REORGANIZED PGS SET FORTH IN THIS SECTION REPRESENTS A HYPOTHETICAL VALUATION OF REORGANIZED PGS, ASSUMING THAT REORGANIZED PGS CONTINUES AS AN OPERATING BUSINESS, ESTIMATED BASED ON VARIOUS VALUATION METHODOLOGIES. THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF REORGANIZED PGS SET FORTH IN THIS SECTION DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF REORGANIZED PGS, ITS SECURITIES OR ITS ASSETS, WHICH VALUE MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN THE ESTIMATE SET FORTH IN THIS SECTION. ACCORDINGLY, SUCH ESTIMATED GOING CONCERN ENTERPRISE VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH THE NEW PGS ORDINARY SHARES OR OTHER SECURITIES OF REORGANIZED PGS MAY TRADE AFTER GIVING EFFECT TO THE REORGANIZATION SET FORTH IN THE PLAN, WHICH PRICES MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN IMPLIED BY SUCH ESTIMATE. The actual value of an operating business, such as Reorganized PGS, is subject to various factors, many of which are beyond the control or knowledge of PGS or UBS, and such value will fluctuate with changes in such factors. In addition, the market prices of Reorganized PGS's securities will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the investment decisions of prepetition creditors receiving such securities under the Plan (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors that generally influence the prices of securities. There can be no assurance as to the trading market, if any, that may be available in the future with respect to Reorganized PGS's securities.

                  UBS's analysis was undertaken solely for the purpose of assisting PGS's Board of Directors in evaluating the Plan and the distributions that holders of Claims and Equity Interests will receive under the Plan. UBS's analysis addresses the estimated going concern enterprise value of Reorganized PGS and does not address any other aspect of the proposed reorganization, the Plan, the Rights Offering, or any other transactions and does not address the Debtor's underlying business decision to effect the reorganization set forth in the Plan. UBS'S ESTIMATED GOING CONCERN ENTERPRISE VALUE OF REORGANIZED PGS DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDERS OF CLAIMS OR EQUITY INTERESTS AS TO HOW SUCH HOLDER SHOULD VOTE OR OTHERWISE ACT WITH RESPECT TO THE PLAN, THE RIGHTS OFFERING OR ANY OTHER TRANSACTION. UBS was not asked to, nor did UBS, express any view as to what the value of Reorganized PGS's securities will be when issued pursuant to the Plan or the prices at which they may trade in the future. The estimated going concern enterprise value of Reorganized PGS set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

                  UBS's analysis was based upon, among other things, Reorganized PGS achieving the Financial Projections prepared by PGS's management. The future results of Reorganized PGS are dependent upon various factors, many of which are beyond the control or knowledge of PGS, and consequently are inherently difficult to project. The financial results reflected in the Financial Projections are in certain respects materially different from the recent historical results of operations of PGS. Reorganized PGS's actual future results may differ materially from the Financial Projections and such differences may affect the value of Reorganized PGS. See "Exhibit B--Projections." ACCORDINGLY, FOR THESE AND OTHER REASONS, THE ESTIMATED GOING CONCERN ENTERPRISE VALUE OF REORGANIZED PGS SET FORTH IN THIS SECTION MUST BE CONSIDERED INHERENTLY SPECULATIVE. AS A RESULT, SUCH ESTIMATED GOING CONCERN ENTERPRISE VALUE IS NOT NECESSARILY INDICATIVE OF ACTUAL VALUE, WHICH MAY BE SIGNIFICANTLY HIGHER OR LOWER THAN THE ESTIMATE HEREIN. NEITHER PGS, UBS NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THE ACCURACY OF SUCH ESTIMATED GOING CONCERN ENTERPRISE VALUE.

                  As part of its investment banking business, UBS is regularly engaged in evaluating businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, restructurings and reorganizations and valuations for estate, corporate and other purposes. In the ordinary course of business, UBS, its successors and affiliates may trade securities of PGS for the accounts of their customers and may in the future trade securities of Reorganized PGS for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

                  2.       METHODOLOGY

                  In preparing its valuation, UBS performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses performed by UBS, which consisted of
(a) an analysis of the market value and trading multiples of selected publicly-held companies in lines of business UBS believed to be comparable in certain respects to Reorganized PGS's businesses, (b) an analysis of selected recently completed or announced transactions that UBS believed to be generally relevant, (c) a discounted cash flow analysis to estimate the present value of Reorganized PGS's future unlevered, after-tax cash flows available to debt and equity investors based on the Financial Projections and (d) a sum of the parts discounted cash-flow analysis to estimate the present value of the future unlevered, after-tax cash-flows available to debt and equity investors from each of the main assets of Reorganized PGS over their respective useful lives, ascribing no further residual or terminal value, based on asset specific Financial Projections. The summary does not purport to be a

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complete description of the analyses performed and factors considered by UBS.
The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description. In particular, in its valuation analysis, UBS, among other things, applied its financial analyses to each of Reorganized PGS's two businesses (FPSO and Geophysical), and then aggregated those implied valuations to establish an estimated going concern enterprise value for Reorganized PGS on a consolidated basis.

                  UBS believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all its analyses, could create a misleading or incomplete view of the processes underlying UBS's conclusions. UBS did not draw, in isolation, conclusions from or with regard to any one analysis or factor, nor did UBS place any particular reliance or weight on any individual analysis. Rather, UBS arrived at its views based on all the analyses undertaken by it assessed as a whole.

                  For purposes of UBS's analysis, the going concern enterprise value of Reorganized PGS equals the value of its fully diluted common equity, plus its outstanding debt, determined based on Reorganized PGS (including PGS and its non-debtor subsidiaries), on a consolidated basis, as an operating business, after giving effect to the reorganization set forth in the Plan.

                  SELECTED PUBLICLY-TRADED COMPANIES ANALYSIS. UBS analyzed the market value and trading multiples of selected publicly-held companies in lines of business UBS believed to be comparable in certain respects to Reorganized PGS's businesses (FPSO and Geophysical). UBS calculated the enterprise value of the selected companies as a multiple of certain historical and projected financial data of such companies. UBS then analyzed those multiples and compared them with multiples derived by assigning a range of going concern enterprise values to the applicable business of Reorganized PGS and dividing those enterprise values by the corresponding projected financial data of the applicable business of Reorganized PGS. The projected financial data for Reorganized PGS's businesses were based on the Financial Projections and the projected financial data for the selected companies were based on publicly available research analyst reports and other publicly available information.

                  Although the selected companies were used for comparison purposes, no selected company is either identical or directly comparable to either of the two businesses of Reorganized PGS. Accordingly, UBS's comparison of the selected companies to the businesses of Reorganized PGS and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and of Reorganized PGS.

                  SELECTED TRANSACTIONS ANALYSIS. UBS reviewed selected recently completed or announced transactions that UBS believed to be generally relevant. UBS calculated the enterprise value of the companies implied by the transactions as a multiple of certain historical financial data of such companies. UBS then analyzed those multiples and compared them with the multiples derived by assigning a range of going concern enterprise values to the applicable business of Reorganized PGS (FPSO or Geophysical) and dividing those enterprise values by the corresponding historical financial data of the applicable business of Reorganized PGS.

                  Although the selected transactions were used for comparison purposes, no selected completed transaction is either identical or directly comparable to those set forth in the Plan and no companies involved in the selected completed transactions were either identical or directly comparable to either of the two businesses of Reorganized PGS. Accordingly, UBS's analysis of the selected transactions was not purely mathematical, but instead necessarily involved complex considerations and

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judgments concerning differences in transaction structure, financial and operating characteristics of the companies involved and other factors that could affect the relative values achieved in such transactions and the going concern enterprise value of Reorganized PGS.

                  DISCOUNTED CASH FLOW ANALYSIS. UBS performed a discounted cash flow analysis for each of Reorganized PGS's businesses (FPSO and Geophysical), incorporating PGS management's assumptions for the allocation of corporate/other costs to each business, to estimate the present value of each business' future unlevered, after-tax cash flows based on the Financial Projections.

                  The present value range of each business' future unlevered, after-tax cash flow was calculated as the sum of the present value of its cash flows through 2010 and the present value of its terminal value as of 2010.

                  For the purpose of calculating the terminal value as of 2010 for the FPSO business, UBS applied a range of EBITDA (earnings before interest, depreciation and amortization) multiples to the terminal year EBITDA. The FPSO terminal year EBITDA was estimated based on the Financial Projections and adjusted to normalize the cyclicality of FPSO EBITDA and adjusted for corporate/other costs as described above. UBS then applied a range of discount rates to the terminal values as of 2010 to arrive at a range of present values of the FPSO terminal value.

                  For the purpose of calculating the terminal value as of 2010 for the Geophysical business, UBS used two methods: (i) application of a range of perpetual growth rates to the terminal year cash flow and (ii) application of a range of multiples of EBITDA post-library costs (EBITDA less cash costs capitalized to the multi-client library) to the terminal year EBITDA post-library costs. The 2010 Geophysical terminal year cash flow and terminal year EBITDA post-library costs were estimated based on the Financial Projections, adjusted for corporate/other costs as described above and assuming a normalized level of capital expenditure in the case of the terminal year cash flow. UBS then applied a range of discount rates to the terminal values as of 2010 to arrive at a range of present values of the Geophysical terminal value.

                  The discounted cash flow analysis also involves complex considerations and judgments concerning appropriate adjustments to terminal year cash flows, terminal year EBITDA and EBITDA multiples (including EBITDA post-library costs and its multiples), perpetuity growth rates, and discount rates.

                  SUM OF THE PARTS ANALYSIS. UBS performed a discounted cash flow analysis on each of the main assets of Reorganized PGS's businesses to estimate the present value of each of the main assets' future unlevered, after-tax cash flows based on the Financial Projections extending until the end of the useful life of each of the main assets, ascribing no further residual or terminal value. The negative present value (cost) of corporate/other costs were separately valued using the future unlevered, after-tax cash flows of the corporate/other costs based on the Financial Projections. UBS applied a range of discount rates to arrive at a range of present values for such cash flows for each asset. UBS then aggregated these present values for each of the main assets and the corporate/other costs to arrive at a range of sum of the parts present values. The sum of the parts discounted cash flow analysis also involves complex considerations and judgments concerning appropriate discount rates.

                  3.       ESTIMATED GOING CONCERN ENTERPRISE VALUE OF
                           REORGANIZED PGS

                  IN CONNECTION WITH UBS'S ANALYSIS, WITH PGS'S CONSENT, UBS DID NOT ASSUME ANY RESPONSIBILITY FOR INDEPENDENT VERIFICATION OF ANY OF THE INFORMATION PROVIDED TO UBS, PUBLICLY AVAILABLE TO UBS OR OTHERWISE

REVIEWED BY UBS, AND UBS RELIED, WITH PGS'S CONSENT, ON SUCH INFORMATION BEING COMPLETE AND ACCURATE IN ALL MATERIAL RESPECTS. UBS FURTHER RELIED UPON THE REPRESENTATIONS OF PGS'S SENIOR MANAGEMENT THAT THEY WERE NOT AWARE OF ANY FACTS OR CIRCUMSTANCES THAT WOULD HAVE MADE SUCH INFORMATION INACCURATE OR MISLEADING. WITH RESPECT TO THE FINANCIAL PROJECTIONS FOR REORGANIZED PGS, UBS ASSUMED, AT PGS'S DIRECTION, THAT SUCH FINANCIAL PROJECTIONS WERE REASONABLY PREPARED ON A BASIS REFLECTING THE BEST CURRENTLY AVAILABLE ESTIMATES AND JUDGMENTS OF PGS'S SENIOR MANAGEMENT AS TO THE FUTURE PERFORMANCE OF REORGANIZED PGS AFTER GIVING EFFECT TO THE REORGANIZATION AS SET FORTH IN THE PLAN.

                  In addition, with PGS's consent, UBS did not assume any responsibility for independently evaluating the achievability of the Financial Projections or the reasonableness of the assumptions upon which they were based, did not contact any of PGS's customers regarding the likelihood that such customers would continue to purchase products from Reorganized PGS, and did not conduct a physical inspection of the properties, facilities and products of PGS. Furthermore, at PGS's direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Reorganized PGS. UBS also assumed, with the Debtor's consent, among other things, the following (as to which UBS made no representation):

     o The Plan will be confirmed and consummated in accordance with its terms, and PGS will be reorganized as set forth in the Plan.

     o    The Effective Date of the Plan will be November 15, 2003.

     o    Reorganized PGS will achieve the Financial Projections.

     o Reorganized PGS's capitalization and available cash will be as set forth in the Plan.

     o    The future tax position of PGS provided by PGS's management.

     o Reorganized PGS will be able to obtain all future financings on the terms and at the times necessary to achieve the Financial Projections.

     o Neither PGS nor Reorganized PGS will engage in any material asset sales or other strategic transaction, and no such asset sales or strategic transactions are required to meet Reorganized PGS's ongoing cash requirements.

     o All governmental, regulatory or other consents and approvals necessary for the consummation of the Plan will be obtained without any material adverse effect on Reorganized PGS or the Plan.

     o The final form of the Plan and the Disclosure Statement will not differ in any material respect from the drafts examined by UBS, PGS will comply with all the material terms of the Plan and all parties to any transactions contemplated by the Plan will consummate such transactions as contemplated by the Plan.

     o There will not be any material change in the business, condition (financial or otherwise), results of operations, assets, liabilities or prospects of PGS other than as reflected in the Financial Projections.

     o There will not be any material change in economic, market, financial and other conditions.

                  The estimated range of the going concern enterprise value of Reorganized PGS was necessarily based on economic, market, financial and other conditions as they existed on, and on the information available to UBS as of, the date of UBS's analysis, July 25, 2003. Although developments subsequent to July 25, 2003 may have affected or may affect UBS's analysis and views, UBS did not and does not have any obligation to update, revise or reaffirm its estimate.

                  Based upon and subject to the review and analysis described herein, and subject to the assumptions, limitations and qualifications described herein, UBS advised PGS's Board of Directors that UBS' view was, as of July 24, 2003, that, subject to no material change in economic, market, financial or other conditions and no material change in the condition, projections or prospects of Reorganized PGS, the estimated going concern enterprise value of Reorganized PGS, as of the assumed Effective Date (October 31, 2003), would be in a range between $1,300 million and $1,700 million.

         C.       THE ROLE OF THE CREDITORS' COMMITTEE

                  On the Effective Date, the duties of the Creditors' Committee will terminate and the Creditors' Committee will dissolve; provided that the Creditors' Committee shall remain in existence following the Effective Date for the sole purpose of agreeing to an extension, if any, of the Payment Date under
Section 1.89 of the Plan.

         D.       POST-CONFIRMATION JURISDICTION OF THE BANKRUPTCY COURT

                  On and after the Effective Date, the Bankruptcy Court will retain jurisdiction over all matters arising in, arising under, and related to the Reorganization Case for, among other things, the following purposes:

                         (a) to hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

                         (b) to determine any motion, adversary proceeding, avoidance action, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

                         (c     to ensure that distributions to holders of
                  Allowed Claims or Allowed Existing Ordinary Shares are accomplished as provided in the Plan;

                         (d)    to consider Claims or the allowance,
                  classification, priority, compromise, estimation, or payment of any Claim, Administrative Expense Claim, or Equity Interest;

                         (e) to enter, implement, or enforce orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

                         (f) to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

                         (g) to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy

                  Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

                         (h)    to hear and determine all Fee Claims;

                         (i) to resolve disputes concerning any reserves with respect to Disputed Claims, Disputed Equity Interests or the administration thereof;

                         (j) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing;

                         (k) to take any action and issue orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan, including any release or injunction provisions set forth in the Plan, or to maintain the integrity of the Plan following consummation;

                         (l) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

                         (m) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

                         (n) to hear and determine any other matters related to the Plan and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

                         (o) to resolve any disputes concerning whether a Person or entity had sufficient notice of the chapter 11 case, the hearing on the approval of this Disclosure Statement as containing adequate information, the hearing on the confirmation of the Plan for the purpose of determining whether a Claim or Interest is discharged thereunder or for any other purpose;

                         (p)    to enter a final decree closing the
                  Reorganization Case; and

                         (q) to recover all assets of the Debtor and property of the Estate, wherever located.

                         (r) to resolve any disputes arising under the Underwriting Agreement, including, but not limited to any such disputes relating to the "Material Adverse Change" and "Major Event" provisions set forth therein.

       ----------------------------------------------------------------------

        EXCEPTIONS TO POST-REORGANIZATION BANKRUPTCY COURT JURISDICTION

        The Bankruptcy Court may not have jurisdiction over, or may abstain from hearing, certain disputes arising under or relating to the New PGS Ordinary Shares, the New Senior A Notes, the New Senior B Notes, the New Term Loan, the Exit Facility, the Rights or any agreements related thereto, notwithstanding the provisions that contemplate continuing Bankruptcy Court jurisdiction in the Plan.

       ----------------------------------------------------------------------

                          VII.   HISTORICAL INFORMATION

         A.       BUSINESS

                  PGS is a public limited liability company established under the laws of the Kingdom of Norway in 1962. PGS is organized as a holding company that owns, directly or indirectly, 25 operating subsidiaries. The operating subsidiaries conduct substantially all of PGS's business. PGS is a technologically focused oilfield service company whose business includes:

     o acquiring, processing and marketing seismic data. Oil and gas companies use the data to explore for new oil and gas reserves, to develop existing oil and gas reservoirs and to manage producing oil and gas fields.

     o providing geophysical and other services that help oil and gas companies monitor producing oil and gas reservoirs to increase ultimate recoveries.

     o providing floating production, storage and offloading, or FPSO, vessels. These vessels permit oil and gas companies to produce oil and gas from offshore fields and to process, store and offload the oil and gas for transport to refineries, distribution companies and end-users.

PGS's principal business strategies include:

     o investing in, developing, and efficiently employing advanced technology for the acquisition, processing, and marketing of seismic data.

     o increasing the returns from PGS's geophysical business and increasing market share, by using PGS's advanced geophysical technologies, reservoir expertise and global presence.

     o increasing the returns from its production business by maintaining a high level of operational performance, actively pursuing various redeployment opportunities and using PGS's knowledge and technology to maximize opportunities.

     o using the unique capabilities of PGS's Ramform seismic vessels to capitalize on market opportunities for high-definition seismic data.

     o increasing its emphasis on the international seismic market and exercising PGS's recognized top fleet performance, while reducing investment levels in multiclient data.

     o    reducing costs and maximizing cash flow from operations.

                  PGS acquires both marine and land seismic data relating to subsurface geophysical conditions. The raw data acquired is processed, using super computers and proprietary software, by PGS to produce images that assist its customers in the exploration, development and production of oil and gas fields. The seismic data is obtained for PGS's customers on both an exclusive contract basis and on PGS's own behalf as part of a multi-client database licensed in whole or in part for a fee on a non-exclusive basis to multiple customers. The seismic images produced by PGS are employed by customers to reduce drilling risk on their exploration and production projects, and to optimize cash flow from their production assets.

                  The FPSO Vessels and related systems PGS operates are mobile production units that produce, process, store and offload oil and gas from offshore fields. Flexible pipes are used to carry oil and gas from wellheads on the ocean floor to the FPSO Vessels. The oil and gas are then processed onboard the FPSO Vessel and the resulting oil is then exported from the FPSO Vessel by, among other methods, subsea pipelines or off-take systems that use shuttle tankers. Long-term contracts are generally entered into between PGS and its customers for the use of FPSO Vessels and related systems. Such contracts usually include a variable compensation component based upon the volume of oil and/or gas produced by the FPSO Vessels during the term of the contract.

                  As of December 31, 2002, PGS and its Non-Debtor Subsidiaries employed approximately 4,000 full time employees.

                  As of December 31, 2002, PGS, in accordance with Norwegian GAAP and assuming that PGS will continue as a going concern, reported on a consolidated basis total assets of approximately $2,962.8 million and total liabilities of approximately $2,994.4 million.

                  Prior to the Commencement Date, PGS's working capital and operational financing were derived primarily from internally generated funds, borrowings under the Bank Facilities and cash raised pursuant to the Existing Indentures. Under the Bank Facilities and the Existing Indentures, approximately $2.3 billion of borrowings were outstanding as of the Commencement Date:

                  The indebtedness under the Bank Facilities and the Existing Indentures is unsecured.

         B. EVENTS LEADING TO CHAPTER 11 AND THE NEED TO REORGANIZE AND OTHER RECENT EVENTS

                  PGS's business and operations depend on the exploration, development and production spending by oil and gas companies, and such spending is subject to wide fluctuation depending upon energy prices, demand and a variety of other factors. The business is extremely capital intensive, requiring significant investment in multi-client data, vessels and computer processing, seismic and other equipment. These capital expenditures, mostly funded with debt, together with substantial declines in operating results, generally have resulted in PGS being highly leveraged and a substantial portion of cash flow from operations being required for debt service. As of December 31, 2002, PGS had $930 million of bank and bond debt maturing in 2003.

                  The problems of PGS stem primarily from excessive investments from 1998 to 2001, as well as a significant overcapacity in the marine seismic market, where prices failed to support investments in the fleet. PGS invested heavily in the Ramform Banff, its Atlantis subsidiary and its multi-client data library. These investments were largely financed by the issuance of the Existing Notes and the borrowings under the Bank Facilities. Cash flow from these investments has been significantly lower than expected and PGS's assets are valued lower than its debt.

                  In November 2001, PGS entered into a definitive merger agreement with Veritas DGC Inc., a geophysical services company ("Veritas"), to combine the two companies. The consummation of the merger agreement was conditioned upon, among other terms, the sale of Atlantis. The failure of PGS to consummate the Atlantis transaction in a timely manner, among other factors, resulted in the termination of the merger agreement by Veritas on July 30, 2002. PGS recognized $4.6 million in transaction costs and received a $7.5 million fee from Veritas during the year ended December 31, 2002. During the first seven months of 2002, a substantial portion of administrative time and resources were spent on planning and preparing for the proposed merger.

                  In the autumn of 2002, PGS elected four new directors, who replaced several existing directors. After the election, the board consisted of the following individuals: Jens Ulltveit-Moe, Geir Aune, Thorleif Enger, Gerhard Heiberg, Marianne Johnsen, Reidar Michaelsen, Rolf Erik Rolfsen, Endre Ording Sund. Mr. Ulltveit-Moe was selected as the Chairman of the Board of Directors. During this same period, the Board of Directors of PGS appointed Svein Rennemo as Chief Executive Officer of PGS and Knut Oversjoen as Chief Financial Officer. The business of PGS was refocused on an intensive financial restructuring and work began on an operational reorganization. The principal focus was short-term improvements to increase cash flow, along with intensified processes to divest activities outside PGS's core areas of seismic and floating production.

                  In the third fiscal quarter of 2002, PGS realized one-time noncash charges of approximately $1.2 billion, related primarily to write-downs of the value of the Banff FPSO vessel, its seismic data library and Atlantis. Due to these charges, PGS commenced discussions with various creditors to obtain waivers of financial covenant defaults that resulted from such charges.

                  Beginning in July 2002, PGS started receiving significant credit rating downgrades. In November 2002, Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc., downgraded the Debtor's corporate credit rating, as well as the Debtor's related obligations, to CCC, with a negative outlook. Also during November 2002, Moody's Investors Service, Inc. downgraded PGS's issuer rating to Caa1 and its senior unsecured debt rating to Caa3, stating that the credit rating outlook was negative. In November 2002, Fitch IBCA, Duff & Phelps downgraded PGS's senior unsecured debt rating to CCC, and thereafter PGS received further credit rating downgrades. As a result of the Debtor's below investment grade debt ratings, PGS has experienced extreme difficulty in obtaining additional financing and/or refinancing on suitable terms to meet its liquidity needs. It has also been required to increase the quarterly redemption rate of the mandatorily redeemable cumulative preferred securities of one of its subsidiaries relating to its multiclient data library securitization to an amount equal to 100% of actual revenue recognized from the licensing of the securitized library data held by that subsidiary.

                  As a result, PGS determined that the continued viability of its businesses required restructuring its highly leveraged capital structure. In November 2002, PGS engaged UBS as financial advisor to assist it in restructuring its debt and started comprehensive negotiations with its creditors related to the restructuring of its debt. PGS also engaged ABG Sundal Collier ASA ("ABG") as cofinancial advisor in the Kingdom of Norway to assist in the restructuring. Under the terms of its engagement letter with UBS, PGS agreed to pay a monthly cash advisory fee of $125,000 to UBS (the "Monthly Advisory Fee"), provided that the Monthly Advisory Fee will be credited, to the extent actually paid or accrued, against the following restructuring fees payable to UBS: (i) a flat success fee of $2,500,000 in the event that PGS successfully restructures its outstanding indebtedness under the Bank Facilities and the Existing Senior Notes due 2003 and (ii) incremental fees of 0.30% of the face value of debt obligations under the Bank Facilities, Existing Notes and Existing Junior Subordinated Debentures maturing subsequent to 2003 that are successfully restructured.(1) Under the terms of its engagement letter with ABG, PGS agreed to pay the same Monthly Advisory Fee as it agreed to pay UBS, which will be credited, to the extent actually paid or accrued, against the following restructuring fees payable to
ABG: (i) a flat success fee of $2,150,000 in the event that PGS successfully restructures its outstanding indebtedness under the Bank Facilities and the Existing Senior Notes due 2003 and (ii) incremental fees of 0.30% of the face value of any debt obligations under the Bank Facilities, Existing Notes and Existing Junior Subordinated Debentures maturing subsequent to 2003 that are successfully restructured. Pursuant to the engagement letters, certain of PGS's subsidiaries, none of which has commenced a case under the Bankruptcy Code, are jointly and severally liable with PGS for the obligations under the engagement letters. The subsidiaries have agreed to pay these advisory fees and, consequently, it is not expected that PGS will pay any portion of such advisory fees, although PGS is liable for payment of such fees and they will be treated as General Unsecured Claims in Class 3 of the Plan.

                  In connection with the proposed restructuring, the Banks and the Bondholders each formed separate committees and engaged advisors. PGS and its subsidiaries, PGS Exploration (UK) Limited and PGS Production AS, on behalf of the Bondholders, engaged Houlihan Lokey Howard & Zukin ("Houlihan") as financial advisor to the Bondholder committee pursuant to an engagement letter dated January 10, 2003 (the "HLHZ Engagement Letter"). Under the terms of its engagement letter with Houlihan, PGS and its subsidiaries, PGS Exploration (UK) Limited and PGS Production AS, agreed to pay a monthly cash advisory fee of $200,000 to Houlihan (the "Monthly HLHZ Advisory Fee"), provided that (i) 50% of the Monthly HLHZ Advisory Fees paid after the first six months up to and including the twelfth month and (ii) 100% of the Monthly HLHZ Advisory Fees paid after the first twelve months would be credited against a success fee to be paid to Houlihan (the "HLHZ Success Fee"). The HLHZ Success Fee would be equal to 1.35% of the aggregate Bondholder recovery above 35 cents for every US dollar of face value. The HLHZ Success Fee is capped at $8 million. PGS will assume the HLHZ Engagement Letter as part of the restructuring and the proposed Plan.

                  Beginning in December 2002, PGS held discussions with the Banks, as well as representatives of the Bondholders, to explore the feasibility of formulating a restructuring plan whereby PGS operating revenue would be sufficient to satisfy both its operational expenses and debt service obligations. During the period when PGS was in discussions with these creditor constituencies, the Banks continued to renew the loans under the Bank Facilities despite the financial covenant defaults, while PGS continued to make regular interest payments. Ultimately, PGS determined that a filing under chapter 11 of the Bankruptcy Code was the best means available to recapitalize and restructure its businesses. Because the debt service obligations were generally limited to PGS, it was determined that only it would seek chapter 11 protection, thereby allowing the Non-Debtor Subsidiaries to continue operations in the ordinary course.


--------------------------------
(1) UBS is a leading international investment bank. In the ordinary course of business, UBS has provided services, and will continue to provide services, to certain creditors of PGS and various other interested parties in various matters (including other bankruptcy cases) unrelated to PGS's chapter 11 case. UBS will not provide services to the interested parties (other than PGS and its nondebtor subsidiaries) in matters relating to PGS's chapter 11 case. Entities which are now affiliated with UBS were underwriters in connection with certain securities issued by PGS and PGS Trust I. In particular, Warburg Dillon Read LLC, now known as UBS Securities, LLC, acted as co-manager on the issuance of the Existing Senior Notes due 2029 and Warburg Dillon Read LLC and Paine Webber, Inc. acted as co-managers on the issuance of the PGS Trust Preferred Securities.

                  On December 11, 2002, PGS sold PGS Production Group Limited (formerly known as Atlantic Power Group Limited) to Petrofac Limited in consideration for an initial cash payment of $20.2 million and contingent payments of up to $15 million, to be paid through 2010. PGS recognized a loss of $26.8 million in connection with this sale.

                  Also, in December 2002, PGS invoked the thirty-day grace period to delay the semi-annual interest payment due on the Existing Senior Notes due 2008 and the Existing Senior Notes due 2028 and elected to indefinitely defer distribution payments on the PGS Trust Preferred Securities. PGS is entitled to defer distribution payments on the PGS Trust Preferred Securities for 20 calendar quarters without causing a default thereunder. In January 2003, PGS invoked the thirty-day grace period to delay the semi-annual interest payment due on the Existing Senior Notes due 2029. PGS subsequently made the required interest payments on the Existing Senior Notes due 2008, the Existing Senior Notes due 2028 and the Existing Senior Notes due 2029 within the applicable grace periods. In March 2003, PGS invoked the thirty-day grace period to delay the semiannual interest payment due on the Existing Senior Notes due 2007. In May 2003, PGS invoked the thirty-day grace period to delay the semi-annual interest payment due on the Existing Senior Notes due 2003. PGS subsequently made the required interest payments on the Existing Senior Notes due 2007 and Existing Senior Notes due 2003.

                  In February 2003, PGS consummated the sale of Atlantis to China National Chemicals Import & Export Corporation, an oil trading company ("Sinochem"), for gross proceeds of up to approximately $105 million. Upon closing, Sinochem paid $55.4 million to PGS, of which $10.6 million covered operating cash paid by PGS to Atlantis on behalf of Sinochem in 2003. The remaining sale proceeds of up to $50 million will be paid subject to completion and the terms of certain sales contracts.

                  On February 26, 2003, the New York Stock Exchange delisted the ADSs and the PGS Trust Preferred Securities because the market price of both securities remained below the New York Stock Exchange's minimum security price requirement. PGS's ordinary shares continue to be listed on the Oslo Stock Exchange.

                  On June 16, 2003, PGS reached an agreement with the Banks to extend the maturity of the Bridge Facility from June 16, 2003 to September 4, 2003.

                  In addition, on June 18, 2003, PGS and the holders of a majority of the Bank Claims and Bondholder Claims as well as the Equity Investors entered into the Plan Support Agreement. The Plan Support Agreement is a binding agreement to support the Plan, subject to conclusion of definitive agreements and documentation and the satisfaction of certain specified conditions.

                  In addition to filing for protection under chapter 11 of the Bankruptcy Code on the Commencement Date, PGS simultaneously filed its Plan and this Disclosure Statement.

                  Although PGS has been and remains a viable business enterprise that generates substantial cash flow from operations, PGS filed for protection under chapter 11 of the Bankruptcy Code due to liquidity problems it would have encountered because of scheduled maturities on portions of its highly leveraged capital structure. Assuming these expected liquidity problems are satisfactorily resolved, the Debtor believes that its ongoing business strategy remains fundamentally viable and sound. PGS is seeking to achieve this result through the restructuring embodied in the Plan.

                         VIII.  THE REORGANIZATION CASE

         A.       CONTINUATION OF BUSINESS AFTER THE COMMENCEMENT DATE

                  Following the Commencement Date, the Debtor intends to operate its business in the ordinary course as a debtor-in-possession under sections 1107 and 1108 of the Bankruptcy Code. As described in greater detail below, a variety of steps have been and will be taken to strengthen and enhance the value of the Debtor's business during this case.

                  1.       BOARD OF DIRECTORS

                  PGS's Board of Directors currently consists of six members. No representatives of the Debtor's senior management currently serves on the Board of Directors.

                           a.       JENS ULLTVEIT-MOE

                  Mr. Ulltveit-Moe, Chairman of the Board of PGS since September 2002, has been Chief Executive Officer ("CEO") and President of the UMOE Group since 1984. From 1980 to 1984, Mr. Ulltveit-Moe served as Managing Director of Knutsen OAS and from 1972 to 1980 he was the managing director of the Tanker Division of SHV Corporation. Mr. Ulltveit-Moe was an associate with McKinsey & Company in New York and London from 1968 to 1972. Since 2000, Mr. Ulltveit-Moe has served as the President of the Confederation of Norwegian Business and Industry. He is chairman of Unitor ASA and serves as director of several companies and institutions. Mr. Ulltveit-Moe holds a MBA from the Norwegian School of Economics and Business Administration and a MIA from the School of International Affairs, Columbia University, New York.

                           b.       GEIR AUNE

                  Mr. Aune, a member of the Board since 2002, is currently Executive Chairman of Ocean Rig ASA and has over 17 years of experience as managing director or chairman of several listed industrial companies, and offshore/oil service related companies since 1994. Mr. Aune has served as Vice Chairman of Wilrig ASA and CEO of NCL Holding ASA, Norwegian Cruise Line and DSND Subsea AS.

                           c.       THORLEIF ENGER

                  Mr. Enger, a member of the Board since 2002, has been the Executive Vice President of Norsk Hydro ASA and President of its Agriculture Division since 1999. Since 1973 he has held various positions in Norsk Hydro ASA, including the President of the E & P division from 1987 to 1996 after having been responsible for the development of the Oseberg field in the North Sea. From 1970 to 1973, he was employed by Shell US in Houston. Mr. Enger holds a Ph.D in Structural Engineering from the University of Colorado.

                           d.       JENS GERHARD HEIBERG

                  Mr. Heiberg, a member of the Board since 1992, is a partner of Norscan Partners AS. From 1989 to 1994, he was chairman of the Lillehammer Olympic Organizing Committee and responsible for the 1994 Winter Olympic Games in Lillehammer, Kingdom of Norway. From 1973 to 1989, he was managing director of Aker Norcem A/S, and from 1989 to 1996, he was chairman of its successor company, Aker ASA. Mr. Heiberg serves on the boards of several companies, both inside and outside of the Kingdom of Norway. Mr. Heiberg holds a degree from the College of Commerce in Oslo and received a Master's Degree in business administration from the Copenhagen Graduate School of Economics and Business Administration.

                           e.       MARIANNE JOHNSEN

                  Mrs. Johnsen, a member of the Board since 2002, is a partner and founder of X-lence Group AS. Until the end of 2002, she was Vice President of Strategy and Business Development in the Elkem Shared Services Division, Elkem ASA. From 1993 to 1997, she was Head of Legal Section and Administration Department at Ullevaal University Hospital. Mrs. Johnsen has also held positions in the Norwegian Ministry of Foreign Affairs and Norwegian Ministry of Justice. She serves on the boards of several companies. Mrs. Johnsen holds a law degree from the University of Oslo and received a Master's Degree with Honors in business administration (MBA) from the Solvay Business School in Brussels, Belgium.

                           f.       ROLF ERIK ROLFSEN

                  Mr. Rolfsen, a member of the Board since 2002, is a member of the Board of Directors of Technip-Coflexip S.A., Paris, Gaz de France Norge A.S, Umoe Mandal A.S and HAG S.A., Paris. He is also Chairman of the executive council of the Industrial Development Fund at NTNU in Trondheim. From 1987 until 2000, he was Managing Director of the oil company TOTAL Norge A.S. and from 1999 to 2000, he was also Managing Director of Fina Exploration Norway. From 1980 to 1986, he was Executive Vice President of Kongsberg Vapenfabrikk A.S. Mr. Rolfsen was educated at the College of Commerce in Oslo.

                  2.       MANAGEMENT

                  PGS's senior management team consists of Svein Rennemo, President and CEO; Knut Oversjoen, Senior Vice President and Chief Financial Officer; Sam Morrow, Senior Vice President-Finance and Treasurer; Kaare Gisvold, Senior Vice President-Production; Andreas Enger, Vice President, Group Planning; Anthony Ross MacKewn, President, PGS Marine Geophysical; and Sverre Strandenes, Senior Vice President, Global Services.

                           a.       SVEIN RENNEMO

                  Mr. Rennemo joined PGS in November 2002 as President and CEO. Prior to joining PGS, he was a partner at ECON Management. Until 2001, Mr. Rennemo was Chief Executive Officer of Borealis, one of the world's leading producers of polyolefin plastics, headquartered in Copenhagen, Denmark. He was appointed CEO in 1997, having served as Chief Financial Officer ("CFO") and deputy CEO since 1994. From 1982 to 1994, he filled various senior management positions with Statoil, among them CFO and the President of Statoil Petrochemicals. Since 1972, he has served as macro economic policy analyst and advisor with the Central Bank and the Ministry of Finance in the Kingdom of Norway and with the OECD Secretariat in Paris. Mr. Rennemo earned a Master's Degree in economics at the University of Oslo in 1971.

                           b.       KNUT OVERSJOEN

                  Mr. Oversjoen has been the Senior Vice President and CFO since joining PGS in September 2002. Prior to joining PGS, he held similar positions at the UMOE Group, Enitel ASA and Hafslund ASA and also worked as a senior investment banker at Elkem. From 1990 to 1996, he was Assistant Treasurer at Hafslund Nycomed. In addition, he has served on the Board of Directors of Actinor Shipping ASA, Fesil ASA, Sparebank1 MidtNorge, Pemco AS, Unitor ASA, Tensil Ltd. and

Pelican AS. Mr. Oversjoen has a Master's Degree in economics from the Norwegian Business School of Economics.

                           c.       SAM MORROW

                  Mr. Morrow has been the Senior Vice President-Finance and Treasurer of PGS since 1996. Prior to joining PGS, Mr. Morrow was CFO of SeaMar, Inc., a supply vessel and marine management company. From 1993 to 1994, Mr. Morrow served as Senior Vice President and CFO of Total Energy Services, Inc., an oilfield services and products company. From 1985 until 1993, Mr. Morrow was CFO of The Western Company of North America, an oilfield services company. Mr. Morrow received his bachelor's degree in economics from De Pauw University in 1971 and his MBA from the University of Michigan in 1973.

                           d.       KAARE GISVOLD

                  Mr. Gisvold, Senior Vice President-Production since Spring 2003, joined PGS in December 1997 as part of its acquisition of the FPSO operations (Golar-Nor Offshore) of Awilco ASA. From 1983 through December 1997, Mr. Gisvold was CEO of Golar-Nor Offshore, where he was responsible for the technical and commercial development of the FPSO group. From 1981 to 1983, Mr. Gisvold worked with Volvo of Sweden. From 1971 through 1981, Mr. Gisvold was responsible for developing and running the MARINTEK laboratories in Trondheim, Norway. Mr. Gisvold received both an MSc and a PhD in naval architecture and marine engineering from the Technical University of Norway in 1967 and 1971, respectively.

                           e.       ANDREAS ENGER

                  Mr. Enger has been the Vice President-Group Planning since joining PGS in January 2003. Prior to joining PGS, Mr. Enger was a partner at McKinsey & Company, a management consulting firm, where he led their Middle East Energy practice from 1999 to 2002. He graduated with an MSc in Engineering Cybernetics from the Norwegian Institute of Technology in 1985 and a MBA with distinction from INSEAD in 1988.

                           f.       ANTHONY ROSS MACKEWN

                  Mr. Mackewn joined PGS as Technology Director of PGS Nopec in 1993, transferred to PGS Exploration in 1996 as Managing Director of PGS Exploration UK Ltd., was named President Exploration EAME in 1999, President PGS Geophysical Services in 2001 and President PGS Marine Geophysical in 2003. Mr. Mackewn graduated with an honors degree in physics from the University of Southampton in 1969.

                           g.       SVERRE STRANDENES

                  Mr. Strandenes joined PGS in 1995, from the position as Department Manager Geociences with Norsk Hydro Research Centre. He assumed the position as President of PGS Research in 1996. Strandenes became Senior Vice President of PGS Geophysical during 2001 with responsibility for company profiling and marketing, and moved into the position of Senior Vice President Corporate Communications in PGS ASA during 2002. He was named Senior Vice President Global Services during February 2003. Mr. Strandenes graduated with a master degree in geophysics from the University of Bergen in 1981.

                  3.       STABILIZING OPERATIONS

                  Before the Commencement Date, the Debtor took actions to stabilize operations and ensure a smooth transition into chapter 11 and will continue to enact stabilizing measures as necessary. At the same time, management expects that it will need to address the many emergencies and other matters which are incidental to the commencement of complex chapter 11 cases, including responding to a multitude of inquiries by employees, unsecured creditors and their professionals, if any, holders of Claims and their professionals, and others.

                  The Debtor believes it has ample liquidity to continue its operations in the ordinary course of business following the Commencement Date, and does not require access to any additional working capital facility.

                  4.       FIRST DAY MOTIONS

                  Together with its petition for relief, the Debtor filed a number of "first day" motions on the Commencement Date. In addition to motions seeking affirmative or injunctive relief (some of which are discussed below), several sought administrative relief necessary to permit the Debtor to operate in the Reorganization Case. Capitalized terms used in this section and not defined in this Disclosure Statement or the Plan have the definitions that are used in the applicable motion. The Debtor's first day motions (each of which were approved by the Bankruptcy Court) included, among other things, motions for orders:

                  o authorizing the payment of certain prepetition employee obligations;

                  o authorizing the continued use of the Debtor's existing bank accounts, business forms and current investment guidelines;

                  o authorizing the Debtor to continue and pay premiums due under workers' compensation and insurance policies;

                  o authorizing the employment of certain ordinary course professionals;

                  o authorizing the retention of the Debtor's professionals and a noticing, claims and balloting agent;

                  o scheduling a hearing to consider approval of this Disclosure Statement as having adequate information and establishing notice procedures relating thereto;

                  o authorizing the Debtor to mail initial notices and to file a list of creditors in lieu of a creditor matrix;

                  o issuing a restraining order to impose the automatic stay pursuant to section 362 of the Bankruptcy Code on all persons (including individuals, partnerships and corporations, whether foreign or domestic, and all those acting for or on their behalf), and all governmental units (including the U.S. and any state, commonwealth, district, territory, municipality, department, agency or instrumentality of the U.S., a state, a commonwealth, a district, a territory, a municipality, a foreign state, or other foreign or domestic governments, and all those acting for or on their behalf); and

                  o granting an extension of time to file Schedules of Assets and Liabilities (the "Schedules") and Statements of Financial Affairs ("SOFAs").

Nothing in the Plan will preclude Reorganized PGS from paying Claims that the Debtor is authorized to pay under any Final Order entered by the Bankruptcy Court before the Confirmation Date.

                           a.       EMPLOYEE WAGE MOTION

                  To retain valued employees and ensure the Debtor's ability to continue operating with a minimal amount of disruption after the Commencement Date, the Debtor filed a motion (the "Wage Motion") seeking an order of the Bankruptcy Court authorizing the Debtor to honor in the ordinary course and/or pay prepetition claims relating to, among other items, wages, salaries, compensation, withholding taxes, payroll taxes, vacation, reimbursable expenses, and other employee compensation (collectively, the "Prepetition Employee Obligations").

                  Pursuant to the Wage Motion, the Debtor will satisfy or has satisfied any unpaid prepetition obligation to its 32 employees, which were minimal, and approximately $81,000 in payroll tax obligations. In addition to paying payroll expenses, pursuant to the Wage Motion, approximately $5,000 was paid to reimburse employees for business expenses they incurred prepetition.

                           b.       WORKERS' COMPENSATION AND INSURANCE POLICIES
                                    MOTION

                  The Debtor also sought an order authorizing it to maintain its insurance policies and practices related thereto. The insurance policies provide coverage for, among other things, workers' compensation claims, certain general liability claims, automobile claims, various property related claims, including land seismic equipment claims, seismic tape claims, hull and machinery claims for seismic vessels, FPSO's and shuttle tankers, cargo coverage, directors' and officers' liability claims, third-party liability claims, protection and indemnity claims for the FPSO's and seismic vessels and war risk coverage for the FPSO's and the seismic vessels. Any unpaid prepetition amounts were minimal.

                           c.       CASH MANAGEMENT MOTION

                  The Debtor sought an order authorizing it to continue the management of its cash receipts and disbursements substantially in the manner in which they were handled immediately before the Commencement Date, to continue to use of all of its existing bank accounts and certain business forms that are maintained by the Debtor in the operation of its businesses and to continue its investment practices in the ordinary course of its business. The Debtor maintains a centralized cash management system to, among other things, collect deposits, make disbursements, and record intercompany transfers. The Debtor utilizes a notional cash pooling arrangement among the Debtor, certain Non-Debtor Subsidiaries and several of their banks. The funds received by PGS on a daily basis are either received directly into one of the Debtor's bank accounts that are part of the cash pooling system, or the funds are swept, on a daily basis from a non-cash pooling system bank account to ones that participate in the cash pooling system. The funds within the cash pooling system are then reconciled by the banks as of the close of business each day and reported to the Debtor electronically on a daily basis. The syndicate of banks that participate in the cash pooling system are among only a few in the world that the Debtor believes can administer such a highly complex web of international financial transactions. The continued use of this established cash management system allows the Debtor to avoid the costs and disruption that necessarily will result from the establishment of a new cash management system.

         B.       CASE ADMINISTRATION

                  1.       SCHEDULES AND STATEMENT OF FINANCIAL AFFAIRS

                  The Debtor is required to file its Schedules and SOFAs on or before September 27, 2003.


                  2.       PREFERENCES AND FRAUDULENT CONVEYANCES

                  Under the Bankruptcy Code, a debtor may seek to recover, through adversary proceedings in the bankruptcy court, certain transfers of the debtor's property, including payments of cash, made while the debtor was insolvent during the 90 days immediately before the commencement of the bankruptcy case (or, in the case of a transfer to or on behalf of an "insider," one year before the commencement of the bankruptcy case) in respect of antecedent debts to the extent the transferee received more than it would have received on account of such preexisting debt had the debtor been liquidated under chapter 7 of the Bankruptcy Code. Such transfers include cash payments, pledges of security interests or other transfers of an interest in property. In order to be preferential, such payments must have been made while the debtor was insolvent; debtors are rebuttably presumed to have been insolvent during the 90-day preference period. The Bankruptcy Code's preference statute can be very broad in its application because it allows the debtor to recover payments regardless of whether there was any impropriety in such payments.

                  However, there are certain defenses to such claims. For example, transfers made in the ordinary course of a debtor's and the transferee's business according to ordinary business terms are not recoverable. Furthermore, if the transferee extended credit contemporaneously with or subsequent to the transfer, and before the commencement of the bankruptcy case, for which the transferee was not repaid, such extension constitutes an offset against an otherwise recoverable transfer of property. If a transfer is recovered by a debtor, the transferee has a general unsecured claim against the debtor to the extent of the recovery.

                  Pursuant to Section 12.18 of the Plan, except for any pending action as of the Effective Date, the Debtor intends to release and waive the right to prosecute any avoidance or recovery actions under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code.

                  3.       REPRESENTATION OF THE DEBTOR

                  The Debtor has retained for purposes of representation of the Debtor in the Reorganization Case the following law firms: Willkie Farr & Gallagher LLP, New York, New York; Baker Botts L.L.P., Houston, Texas; Linklaters, London, England; and Arntzen de Besche, Oslo, Norway. The Debtor has retained as ordinary course professionals the law firms of, among others, Wikborg, Rein & Co., Oslo, Norway; Watson, Farley & Williams, London, England; and Stephenson Harwood, London, England. The Debtor has retained as its tax consultants and auditors: Ernst & Young Corporate Finance LLC, New York, New York; Ernst & Young AS, Oslo, Norway; Ernst & Young LLP, Houston, Texas; Ernst & Young (Singapore); and Ernst & Young (UK) LLP, London, England. As set forth in
Section VII, "Historical Information," prior to the Commencement Date, the Debtor retained UBS and ABG Sundal Collier Norge ASA, Oslo, Norway as its financial advisors.

                  4.       REPRESENTATION OF CREDITORS' COMMITTEE

                  The Creditors' Committee is seeking to retain the law firm of Bingham McCutchen LLP ("Bingham"), Hartford, Connecticut as legal counsel and Houlihan as its financial advisor.

                IX.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

                  The following discussion summarizes certain United States federal income tax consequences of the implementation of the Plan to the Debtor and certain holders of Claims and Equity Interests. The following summary does not apply to holders whose Claims or Equity Interests are entitled to reinstatement or payment in full in cash under the Plan.

                  The following summary is based on the Internal Revenue Code of 1986 (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and published rulings and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in these rules, or new interpretations of these rules, may have retroactive effect and could significantly affect the federal income tax consequences described below.

                  The federal income tax consequences of the Plan are complex and subject to significant uncertainties. Also, the tax consequences to holders of claims and interests may vary based on the individual circumstances of each holder. The Debtor has not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan, and it does not purport to address the federal income tax consequences of the Plan to special classes of taxpayers, such as, without limitation, foreign taxpayers, broker-dealers, banks, insurance companies, financial institutions, small business investment corporations, regulated investment companies, tax-exempt organizations, investors in pass through entities, litigation claimants, employees of the Debtor with claims relating to their employment, or shareholders who acquired the stock through the exercise of an employee stock option or otherwise as compensation. This discussion assumes that holders hold their Claims and Equity Interests, and will hold any property received in exchange for such Claims and Equity Interests, as "capital assets" within the meaning of Code section 1221. The tax consequences to holders of Claims or Equity Interests may vary based on the specific characteristics and circumstances of the holders.

                  ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED ON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO THE HOLDER OF A CLAIM OR EQUITY INTEREST. ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PLAN.

         A.       TAX CONSEQUENCES

                  1.       TAX SECURITIES

                  The tax consequences of the Plan may depend in part upon whether a Claim is based on an obligation of the Debtor's that constitutes a "security" for federal income tax purposes. The determination of whether a debt obligation constitutes a security for federal tax purposes is complex and depends on the facts and circumstances surrounding the origin and nature of the Claim. The term "security" is not defined in the Code or the regulations issued there under, and has not been clearly defined by court decisions. In general, a debt instrument constitutes a "security" if it represents a participating, continuing interest in the issuer, rather than merely the right to a cash payment. Thus, the term of the debt instrument is usually regarded as a significant factor in determining whether it is a security. The IRS has ruled that a debt instrument with a maturity of ten years or more is treated as a security. However, under the case law, debt instruments with maturities ranging between five and ten years are often held to be securities. Instruments with a five-year term or less rarely qualify as tax securities. Further, Claims arising out of the extension of trade credit or litigation generally will not constitute tax securities. It is uncertain whether the Claims of the creditors will be considered securities for federal tax purposes and creditors are advised to consult their tax advisors with respect to this issue.

                  2.       "FAIR MARKET VALUE"

                  For tax purposes, the fair market value of the New PGS Ordinary Shares and Rights will be their actual fair market value upon issuance. The fair market value of the New Senior A Notes and New Senior B Notes will be their respective "issue price," as defined in the Code. The "issue price" of any such note should be its "stated principal amount" (generally, the aggregate of all payments due under the note, excluding stated interest), if neither the note nor the Claim for which it is exchanged is considered to be "publicly traded" within the meaning of the original issue discount ("OID") rules of the Code within a short period before or after the Effective Date of the Plan. Otherwise, such issue price will be its actual fair market value, as determined by such public trading. For this purpose, "stated interest" does not include interest unless it is unconditionally payable in cash or other property (other than debt instruments of the issuer) at least annually at a single fixed rate (or certain qualified floating rates). The OID rules of the Code define "publicly traded" to include appearing on a "quotation medium" that provides a reasonable basis to determine fair market value by disseminating either recent price quotations of identified brokers, dealers or traders, or actual prices of recent sales transactions. As no transfer restrictions are contemplated for the New Senior A Notes and New Senior B Notes, the Debtor cannot assure you that such notes will not be considered "publicly traded."

                  3.       CHARACTER OF GAIN OR LOSS

                  The character of any gain or loss as ordinary or capital with respect to a Claim or Equity Interest, or with respect to the disposition of stock or a security received in respect of a Claim, will depend on a number of factors, including, without limitation:

     o    the origin and nature of the Claim or Equity Interest,

     o    the tax status of the holder of the Claim or Equity Interest,

     o whether the Claim or Equity Interest is a capital asset in the hands of the holder, and

     o the extent to which the holder previously claimed a loss, bad debt deduction or charge to a reserve for bad debts with respect to the Claim or Equity Interest.

                  If gain or loss recognized by a holder of a Claim or Equity Interest is capital gain or loss, it will be long-term if the holder held it for more than one year.

                  Special considerations apply to holders that acquired their Claim at a discount subsequent to their issuance (see "Market Discount" below), or when interest was in default. The tax consequences of the receipt of cash and property that is attributable to accrued but unpaid interest is discussed below in the section entitled "Consideration Allocable to Interest." Each holder is urged to consult its tax advisor as to the application of these factors to its own particular circumstances.

                  4.       CONSIDERATION ALLOCABLE TO INTEREST

                  A holder of a Claim that receives a distribution under the Plan with respect to its Claim will recognize ordinary income to the extent it receives cash or property in respect of interest that has not already been included by the holder in income for federal income tax purposes under its method of accounting. If the cash and other property allocable to interest is less than the amount previously included as interest in the holder's federal income tax return, the discharged portion of interest may be deducted in the taxable year in which the Effective Date occurs. The extent to which consideration distributed under the Plan is allocable to interest is uncertain, and holders of Claims are urged to consult their own tax advisors concerning that subject.

                  5.       MARKET DISCOUNT

                  Generally, a "market discount" bond is one acquired after its original issuance for less than the issue price of such bond plus the aggregate amount, if any, of original issue discount includible in the income of all holders of such bond before such acquisition. Generally, gain realized on the disposition of a market discount bond (or on the disposition of property exchanged for such bond in certain non-taxable exchanges) will be ordinary income to the extent of "accrued market discount" at the time of such disposition (determined using either constant interest or ratable daily accrual). The market discount rules will also apply in the case of stock or a security acquired on original issuance under a non-taxable exchange for a market discount obligation.

                  6.       ORIGINAL ISSUE DISCOUNT

                  If the New Senior A Notes and New Senior B Notes to be issued under the Plan are "publicly traded" within the meaning of the OID rules, the New Senior A Notes and New Senior B Notes may have significant amounts of OID. The amount of OID would equal the difference between their "stated redemption price at maturity" (as such term is defined in the Code) and their "issue price" (determined as discussed above in the section on "Fair Market Value"). In general, a holder of a debt instrument with OID must include such OID in its income on a constant yield to maturity basis over the term of the instrument. The rules and regulations governing the calculation and taxation of OID are complex, and Creditors are urged to consult their tax advisors with regard to the tax consequences to them of owning the New Senior A Notes and New Senior B Notes with OID.

                  7.       RIGHTS

                  For federal income tax purposes, the Rights to acquire New PGS Ordinary Shares should be treated as securities having no principal amount, and the exercise of these Rights should not result in a taxable event.

                  8.       BACKUP WITHHOLDING

                  Under the Code, interest, dividends and other "reportable payments" may, under certain circumstances, be subject to "backup withholding." Various claimants, such as corporations, are exempt from backup withholding.

Backup withholding generally applies if the payee:

     o fails to furnish its social security number or other taxpayer identification number (a "TIN");

     o    furnishes an incorrect TIN;

     o    fails to properly report interest or dividends; or

     o under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding.

         B. SPECIFIC U.S. TAX CONSEQUENCES TO CREDITORS AND HOLDERS OF EQUITY INTERESTS

                  1.       CREDITORS CLAIMS

                  The U.S. federal income tax consequences of the Plan to a holder of a Claim will depend upon several factors, including but not limited to: (i) whether the Claim (or portion thereof) constitutes a Claim for principal or interest; (ii) the type of consideration received by the holder in exchange for the Claim; (iii) whether the holder has taken a bad debt deduction with respect to his Claim, and (v) whether the holder receives distributions under the Plan in more than one taxable year.

                  2.       BONDHOLDERS AND BANK CLAIMS - PACKAGE A DISTRIBUTION

                  In order for an exchange contemplated by the Plan to constitute a tax-free recapitalization, the Claim exchanged by a holder must be a "security" for federal income tax purposes, and the holder must receive stock and/or "securities" in the exchange. (See discussion above under "Tax Securities.") Because the New Term Loan has a maturity of less than ten years, it is unclear whether the New Term Loan will constitute a security. If the New Term Loan does not constitute a security, the exchange of Existing Notes or Claims for the New Term Loan will be a taxable exchange, and the holder of such Existing Notes or Claims will recognize gain or loss in an amount equal to the excess of the sum of the fair market value of the New Term Loan received over its adjusted basis in the exchanged Note or Claim.

                  If the New Term Loan does constitute a security, then the tax consequences depend on whether the Claim or Existing Note exchanged constitutes a security. It is unlikely that a Claim held by a Bank will constitute a security. Depending on the particular facts, an Existing Note held by a Bondholder may constitute a security. If the Claims exchanged do not constitute securities then the exchange of Existing Notes or Claims for the New Term Loan will be a taxable exchange and the holder of such Existing Notes or Claims will recognize gain or loss in an amount equal to the excess of the sum of the fair market value of the New Term Loan received over its adjusted basis in the exchanged note or claim. If the Claims exchanged constitute securities, the exchange of the Claims for the New Term Loan will constitute a recapitalization; and subject to the discussion above as to accrued but unpaid interest, holders of the Existing Notes or Claims will not recognize gain or loss on the exchange. A holder's holding period in the New Term Loan would include its holding period in its Note or Claim and the basis in the New Term Loan will be equal to the holder's basis in its Note or Claim.

                  3.       BONDHOLDERS AND BANK CLAIMS - PACKAGE B DISTRIBUTION

                  The federal income tax consequences of the exchange of Existing Notes or Claims for the Package B Distribution depends on whether the Existing Notes or Claims exchanged constitute a security. If such Claims do not constitute a security then the exchange of Existing Notes or Claims for New Senior A Notes, New Senior B Notes, Cash and New PGS Ordinary Shares will be a taxable exchange and the holder of such Existing Notes or Claims will recognize gain or loss in an amount equal to the excess of the sum of the fair market value of the New Senior A Notes, New Senior B Notes, Cash and New PGS Ordinary shares over the adjusted basis of the holder in the exchanged Note or Claim.

                  If the claims exchanged constitute a security, the exchange of the Claims for the New Senior A Notes, New Senior B Notes, Cash and New PGS Ordinary Shares will constitute a recapitalization. Subject to the discussion above as to accrued but unpaid interest, a holder of an Existing Note or Claim would not recognize loss on the exchange, but would recognize gain to the extent of the lesser of (a) the amount of gain realized from the exchange and (b) the amount of the Cash received in the exchange. The amount of gain realized, if any, would be equal to the excess of (a) the sum of the Cash and the fair market value of the New Senior A Notes, New Senior B Notes and New PGS Ordinary Shares, over (b) the adjusted tax basis in the Claims surrendered in the exchange. Except for the consideration treated as received in exchange for accrued but unpaid interest (See "Consideration Allocable to Interest" above), a holder of an Existing Note or Claim should have an aggregate tax basis in the New Senior A Notes, New Senior B Notes, and New PGS Ordinary Shares equal to such holder's adjusted tax basis in the Existing Notes or Claims exchanged therefore, reduced by the amount of any Cash received and increased by any gain recognized on the exchange, and the holding period of the New Senior A Notes, New Senior B Notes, and New PGS Ordinary Shares should include the holding period of the Existing Notes or Claims exchanged therefor.

                  4.       EXISTING JUNIOR SUBORDINATED DEBENTURES CLAIMS

                  The exchange of Existing Junior Subordinated Debentures for New PGS Ordinary Shares depends on whether the Existing Junior Subordinated Debentures are treated as securities for federal income tax purposes. If the Existing Junior Subordinated Debentures are securities, the exchange of Existing Junior Subordinated Debentures for New PGS Ordinary Shares will constitute a recapitalization; and subject to the discussion above as to accrued but unpaid interest, holders of Existing Junior Subordinated Debentures will not recognize gain or loss. A holder of Existing Junior Subordinated Debentures' holding period in the New PGS Ordinary Shares would include the holding period in its Existing Junior Subordinated Debentures, and the basis in the New PGS Ordinary Shares would be equal to a holder's basis in its Existing Junior Subordinated Debentures.

                  If the Existing Junior Subordinated Debentures are not securities, the exchange of Existing Junior Subordinated Debentures for New PGS Ordinary Shares will be fully taxable; and the holders of the Existing Junior Subordinated Debentures will recognize gain or loss in an amount equal to the excess of (A) the fair market value of the New PGS Ordinary Shares over (B) the holder's adjusted basis in the Existing Junior Subordinated Debentures.

                  5.       HOLDERS OF ALLOWED EXISTING ORDINARY SHARES

                  The exchange of Allowed Existing Ordinary Shares for New PGS Ordinary Shares and Rights will constitute a recapitalization and holders of Allowed Existing Ordinary Shares will recognize no gain or loss on the exchange. Holders of Allowed Existing Ordinary Shares will have an aggregate basis in the New PGS Ordinary Shares and Rights equal to the basis in their Allowed Existing Ordinary Shares, and the holding period in the New PGS Ordinary Shares and Rights will include their holding period in the Allowed Existing Ordinary Shares.

                  6.       OTHER EQUITY INTERESTS

                  Holders of Equity Interests other than Allowed Existing Ordinary Shares will receive no consideration and should recognize a loss upon consummation of the Plan, except to the extent that a worthless stock deduction should have been claimed for a prior year. Shareholders should consult their own tax advisors as to whether they are entitled to a worthless stock deduction under section l65 of the Code for an earlier taxable year.

                  X.   CERTAIN NORWEGIAN INCOME TAX CONSEQUENCES

         A.       GENERAL

                  The following summarizes certain Norwegian tax consequences of the Plan to the Debtor and Reorganized PGS, as well as the holders of the Existing Notes, Claims and the holders of Existing

Shares. The summary is based on applicable laws, rules and regulations as they exist as of the date of this Disclosure Statement. Such laws, rules and regulations are subject to change, possibly on a retroactive basis. This summary does not discuss all relevant aspects of the Norwegian tax consequences. Therefore, each holder of Existing Notes and Existing Shares is urged to consult his or her tax advisor to determine the particular tax consequences to him or her and the applicability and effect of any Norwegian or foreign tax laws and/or changes in applicable tax laws.

         B.       PGS

                  The Existing Notes and Bank Facilities will be replaced with the Package A Distribution and Package B Distribution and the Existing Notes will be converted into New Senior A Notes and New Senior B Notes and New PGS Ordinary Shares. The Existing Notes and Bank Facilities that will be replaced with the Package A Distribution will result in a forgiveness of part of the Debt. Such forgiveness of debt will reduce the tax loss carry forward of Reorganized PGS with the same amount. For the Package B Distribution, the replacement should not have any tax consequences for Reorganized PGS.

         C.       SHAREHOLDERS

                  The existing shares will be cancelled by a capital reduction and the shareholders will thereby suffer a loss. Losses from realization of shares are in general deductible against general income. A loss is calculated for each share as the difference between the consideration received (which in the case of cancellation will be zero) and the tax basis of the share, i.e., the acquisition cost, adjusted for annual changes in the taxed equity of PGS during the shareholders' period of ownership, see further details under Section X.E.2, "Taxation upon Realization of Shares." As a part of the Plan, the existing shareholders will receive 4 % of the New PGS Shares. The existing shareholders will also be offered Rights to acquire such number of PGS shares as would increase their ownership from 4% to 34%. It must be expected that cancellation of shares and acquisition of new shares will be deemed as one event for Norwegian tax purposes, i.e., the shareholders will be deemed to have realized only the number of shares corresponding to the shareholder's net reduction of ownership interest taking into consideration the 4% of New PGS Shares as well as any acquisition of 30% of New PGS Shares pursuant to the Rights.

                  The tax basis of cancelled shares not deductible upon cancellation will be included as tax basis for New PGS Shares and be deductible upon a later sale or disposition of New PGS Shares, see Section X.E.2, "Taxation upon Realization of Shares."

                  Exercise of Rights will not have any tax consequences for a holder of Allowed Existing Ordinary Shares. The Rights Offering Shares will be acquired at tax basis corresponding to the purchase price.

         D.       HOLDERS OF EXISTING NOTES

                  An exchange of Existing Notes, or other financial debt including debt under the Bank Facilities, into New PGS Ordinary Shares is deemed as a realization of the Existing Notes and debt and may, for resident holders, give rise to a taxable gain or deductible loss as follows:

     o Capital gains from the realization of Existing Notes are taxable to the holders of Existing Notes, irrespective of whether they are a part of the holder's business or not. Correspondingly, capital losses are deductible against general income.

     o With respect to other financial debt, capital gains are not taxable in the case of realization and correspondingly, capital losses are not deductible, unless the financial debt is a part of the creditor's business is to extend debt to borrowers.

     o Capital gains from the disposition of Existing Notes and from other financial debt being part of the creditor's business are taxable as general income at a rate of 28%, while losses are deductible against general income.

     o A gain or loss is calculated as the difference between the consideration received and the tax basis of the notes/receivables (the issue price or acquisition cost). It must be expected that the computation should be based upon the market value of the shares received as consideration.

     o Conversion of Existing Notes or other financial debt by a non-resident holder will not be subject to taxation in the Kingdom of Norway unless the non-resident holder holds the Existing Notes/financial debt in connection with the conduct of a trade or business in the Kingdom of Norway.

         E.       OWNERSHIP AND DISPOSITION OF NEW PGS ORDINARY SHARES

                  1.       TAXATION AND DIVIDENDS

                  Norwegian tax legislation generally provides that resident shareholders will not pay tax on dividends distributed from Norwegian companies. This is due to a credit system that has been established to avoid double taxation of companies and their shareholders. Under this system, a Norwegian limited company pays tax on its profit, including the part, which is distributed as dividends. Resident holders are required to include dividends received from PGS, if any, in taxable income, but are eligible for a tax credit for an amount equal to the tax payable on the taxable dividend (full imputation).

                  Dividends paid to non-resident shareholders are subject to a withholding tax of 25%, unless otherwise provided for in an applicable tax treaty. The Kingdom of Norway has entered into tax treaties with more than 70 countries. In most tax treaties the withholding tax rate is reduced to 15%.

                  Non-resident shareholders who have suffered a higher withholding tax than applicable in the relevant tax treaty may apply to the Norwegian tax authorities for a refund of the excess taxes (withheld). The application is to be filed with the Central Office of Foreign Tax Affairs.

                  Dividends paid to a non-resident shareholder in respect of nominee registered shares are not eligible for reduced treaty-rate withholding at the time of payment, unless the nominee, by agreeing to provide certain information regarding beneficial owners, has obtained approval for reduced treaty-rate withholding from the Central Office of Foreign Tax Affairs.

                  2.       TAXATION UPON REALIZATION OF SHARES

                  Gains from a sale or other disposition of shares by a resident shareholder are taxable as general income at a rate of 28%. Losses are deductible against general income. The tax liability and deductibility apply irrespective of how long the shares have been owned and the number that is sold. A gain or loss is calculated for each share as the difference between the consideration received and the tax basis of the share. The tax basis of the share is determined as the acquisition cost, adjusted for annual changes in the taxed equity of Reorganized PGS during the shareholders' period of ownership (the

"RISK" method). The calculation of the change in taxed equity is based on taxable profit, reduced by taxes payable and dividends.

                  If a shareholder disposes of shares acquired at different times, the shares that were first acquired will be deemed as first sold (the FIFO-principle) upon calculating taxable gain or loss.

                  Costs incurred in connection with the purchase and sale of shares may be deducted in the year of sale.

                  Gains from the sale or other disposition of shares by a non-resident holder will not be subject to taxation in the Kingdom of Norway unless: (i) the non-resident holder holds the shares in connection with the conduct of a trade or business in the Kingdom of Norway; or (ii) the non-resident holder is an individual who has been a resident of the Kingdom of Norway for tax purposes within the five calendar years preceding the sale or disposition, and the gains are not exempted pursuant to the provisions of a tax treaty.

                  3.       NET WEALTH TAX

                  A resident holder that is a joint stock company or a similar entity is exempted from net wealth tax. For other resident holders, the shares will form part of the capital and be subject to net wealth tax. The maximum wealth tax rate is 1.1%.

                  Listed shares are generally valued at their quoted value on January 1 in the assessment year.

                  A non-resident holder of shares is not subject to Norwegian wealth tax with respect to such shares, unless the holder is an individual and his shareholding is effectively connected with a business carried out by the shareholder in the Kingdom of Norway.

         F.       INHERITANCE TAX

                  When new shares or notes are transferred either through inheritance or as a gift, such transfer may give rise to inheritance or gift tax in the Kingdom of Norway if the deceased, at the time of death, or the donor, at the time of the gift, is a resident or citizen of the Kingdom of Norway. However, in the case of inheritance tax, if the deceased was a citizen but not a resident of the Kingdom of Norway, Norwegian inheritance tax will not be levied if inheritance tax, or a similar tax, is levied by the deceased's country of residence. Irrespective of residence or citizenship, Norwegian inheritance tax may be levied if the shares or notes are held in connection with the conduct of a trade or business in the Kingdom of Norway.

         G.       STAMP DUTY

                  There is currently no Norwegian stamp duty or transfer tax on the transfer or issuance of shares or notes.

                XI.   PROCEDURES FOR DISTRIBUTIONS UNDER THE PLAN

         A.       DISTRIBUTION RECORD DATE

                  Except as and to the extent otherwise required by customary procedures of DTC and VPS, as applicable, as of the close of business on the applicable Distribution Record Date, the various transfer and claims registers for each of the Classes of Claims or Equity Interests as maintained by the Debtor, its respective agents, or the Existing Indenture Trustees will be deemed closed, and there will be no further changes in the record holders of any of the Claims or Equity Interests. The Debtor will have no obligation to recognize any transfer of the Claims or Equity Interests occurring after the close of business on the applicable Distribution Record Date. The Debtor and the Existing Indenture Trustees will be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the applicable Distribution Record Date, to the extent applicable.

                  Notwithstanding the foregoing or anything herein to the contrary, in connection with any distribution under the Plan to be effected through the facilities of DTC or VPS, as applicable (whether by means of book-entry exchange, free delivery, or otherwise), the Debtor will be entitled to recognize and deal for all purposes under the Plan with such holders to the extent consistent with the customary practices of DTC and VPS, as applicable, used in connection with such distribution.

         B.       DISBURSING AGENT

                  The Debtor may designate an entity or entities to serve as Disbursing Agent in connection with distributions under the Plan or may themselves serve as Disbursing Agent. The Disbursing Agent will initially distribute and deliver all of the property to be distributed under the Plan, including, without limitation, New Senior A Notes, New Senior B Notes and New PGS Ordinary Shares.

         C.       RIGHTS AND POWERS OF DISBURSING AGENT

                  The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan, (ii) make all distributions contemplated under the Plan, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

                  Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, reasonable attorney and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by Reorganized PGS.

         D.       DATE OF DISTRIBUTIONS

                  Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan will be made on the Effective Date or as soon thereafter as is practicable, provided that the Debtor may utilize periodic distribution dates to the extent appropriate (including, without limitation, in connection with the distribution of the Excess Cash Additional Recovery and that portion of the Atlantis Sale Proceeds included in the definition of Package A Distribution). In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but will be deemed to have been completed as of the required date.

 ------------------------------------------------------------------------------

  HOLDERS OF CLAIMS DESIGNATED TO RECEIVE PLAN SECURITIES MAY NEED TO RECEIVE
             AND HOLD THEIR PLAN SECURITIES IN A BROKERAGE ACCOUNT.

  To allow timely and efficient distribution and transfer of the Plan Securities among a wide group of holders, the Reorganized Company may issue some or all of the Plan Securities in global form and use the book-entry transfer facilities of DTC to effectuate distribution and transfer of the Plan Securities in lieu of printing and distributing individual certificates representing the Plan Securities.

  Use of the DTC book-entry transfer facilities may require recipients of Plan Securities that are not themselves participants in the DTC book-entry system to receive and hold their securities in a brokerage account. If the Debtor uses the book-entry transfer facilities of DTC to effectuate distribution and transfer of some or all of the Plan Securities, holders of Claims designated to receive those securities will receive instructions regarding the DTC book-entry transfer facilities and a request for information on the brokerage account (or other account of a DTC participant) to be credited with the receipt of Plan Securities with respect to that holder's Claim.

  If you do not already have a brokerage account and hold a Claim in a Class that will receive Plan Securities under the Plan, you may be required to open a brokerage account to receive and hold your Plan Securities.

  The New PGS Ordinary Shares will be registered in VPS and (except for shares represented by ADSs and New ADSs) credited to the account of the recipients or an authorized custodian holding the shares on behalf of the recipient. If you do not already have a VPS account and hold a Claim or Equity Interest in a Class that will receive New PGS Ordinary Shares under the Plan, you may be required to open a VPS account or an account with an authorized custodian to receive and hold your New PGS Ordinary Shares.

 ------------------------------------------------------------------------------

         E.       DISTRIBUTIONS BY DISBURSING AGENT AND REORGANIZED PGS

                  The applicable Disbursing Agent shall make all distributions required under the Plan on account of the Existing Notes to the appropriate Existing Indenture Trustee for the applicable series of Existing Notes. The Existing Indenture Trustees shall deliver such distributions to the holders of Allowed Claims in accordance with the provisions of the Plan and the terms of the relevant Existing Indentures or other governing agreement. Reorganized PGS or its Disbursing Agent shall make all remaining distributions required under the Plan. Notwithstanding the provisions of Section 5 of the Plan regarding the cancellation of the Existing Indentures, the Existing Indentures shall continue in effect to the extent necessary to allow the Existing Indenture Trustees to receive and make distributions pursuant to the Plan on account of the Existing Notes. The Existing Indenture Trustees providing services related to distributions to the holders of Allowed Bondholder Claims and to the holders of Allowed Existing Junior Subordinated Debenture Claims shall receive from Reorganized PGS reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments shall be made on terms agreed upon with Reorganized PGS, and shall not be deducted from distributions to be made pursuant to this Plan to holders of Allowed Claims.

         F.       SUBSCRIPTION/ISSUANCE/DELIVERY OF NEW PGS ORDINARY SHARES

                  Pursuant to Section 5.13 of the Plan, the applicable Disbursing Agent shall be authorized to subscribe for New PGS Ordinary Shares on behalf of the holders of Allowed Bank Claims and Allowed Bondholder Claims who have elected, or pursuant to Section 4.4(b) of the Plan are deemed to have elected, to receive the Package B Distribution, and to take such other action as may be necessary or appropriate for the exchange of such claims for New PGS Ordinary Shares. Such subscription shall be made on the Effective Date.

                  On the Effective Date, or as soon thereafter as reasonably practicable, Reorganized PGS will issue and deliver to the Equity Agent for distribution in accordance with the terms of the Plan, the New PGS Ordinary Shares, excluding the Offered Shares. The New PGS Ordinary Shares, excluding the Offered Shares, will be held by the Equity Agent, in a segregated trust account or accounts, pending proration and distribution by the applicable Disbursing Agent in accordance with the terms of the Plan to the holders of Allowed Claims in Classes 4 and 5 and Allowed Existing Ordinary Shares in Class 7, as applicable.

                  RESERVED RIGHTS OFFERING SHARES: In accordance with the Underwriting Agreement and Section 5.13 of the Plan, on or prior to the Effective Date, each Equity Investor shall deposit with the Rights Agent in immediately available funds its Equity Investor Amount. On the Effective Date, or as soon thereafter as reasonably practicable, but subject to each Equity Investor's payment of its Equity Investor Amount to the Rights Agent on or prior to the Effective Date, Reorganized PGS will issue and deliver to each Equity Investor such number of Reserved Rights Offering Shares equal to each such Equity Investor's Total Commitment Percentage multiplied by the total number of Reserved Rights Offering Shares. On the date of the issuance and delivery of the Reserved Rights Offering Shares to the Equity Investors, the Rights Agent will transfer the aggregate Equity Investor Amount to the applicable Disbursing Agent who shall distribute such Cash, pro rata and in accordance with the terms of the Plan, to those holders of Class 4 Allowed Claims (i) that elected or were deemed to elect to receive the Package B Distribution, and (ii) whose New PGS Ordinary Shares became Offered Shares in accordance with the terms of the Plan.

                  RIGHTS OFFERING SHARES: Subject to Section 5.11(c) of the Plan, the Rights Offering Shares (excluding those Reserved Rights Offering Shares distributed in accordance with Section 5.13(b) of the Plan or pursuant to the Underwriting Agreement) shall be offered to the Allowed Rights Holders pursuant to the Rights Offering Procedures as set forth in Section 5.13 of the Plan.

                  EXCESS RIGHTS OFFERING SHARES: As set forth in Section 5.13(d) of the Plan, on the Rights Offering Deadline, or as soon thereafter as reasonably practicable, the Rights Agent shall send a notice (the "Excess Rights Notice") to the Equity Investors specifying (1) the number of Excess Rights Offering Shares such Equity Investor is obligated to purchase pursuant to its obligation under the Underwriting Agreement (such number to be calculated by multiplying the total number of Excess Rights Offering Shares and the Total Commitment Percentage of each such Equity Investor), and (2) the aggregate price payable for such Excess Rights Offering Shares (such price to be calculated by multiplying the aggregate Rights Exercise Price for the total number of Excess Rights Offering Shares and the Total Commitment Percentage of each such Equity Investor).

                  On or prior to the Rights Offering Distribution Date, each Equity Investor shall deposit with the Rights Agent in immediately available funds the price set forth in its Excess Rights Notice.

                  On or prior to the Rights Offering Distribution Date, the Rights Agent will transfer the aggregate purchase price for the Excess Rights Offering Shares received from the Equity Investors to the applicable Disbursing Agent who shall, not later than the close of business on the next subsequent Business Day, or as soon thereafter as reasonably practicable, distribute the following:

     o the Excess Rights Offering Shares acquired by each Equity Investor to each such Equity Investor; such shares to be distributed in accordance with the distribution provisions contained in Section 6 hereof; and

     o the Cash from each Equity Investor received as payment for the Excess Rights Offering Shares, on a pro rata basis, to those holders of Class 4 Allowed Claims (A) that elected or were deemed to have elected to receive the Package B Distribution, and (B) whose New PGS Ordinary Shares became Rights Offering Shares in accordance with the terms of the Plan.

                  DEFAULT NOTICE. The Rights Agent shall send a notice to each of the Equity Investors, PGS, and the Disbursing Agent, and will cause such notice to be filed with the Bankruptcy Court, pursuant to the Underwriting Agreement in the event that any Equity Investor defaults on its obligations set forth herein or in the Underwriting Agreement.

         G.       DELIVERY OF DISTRIBUTION

                  On or immediately after the Effective Date, Reorganized PGS or the appropriate Disbursing Agent shall issue and authenticate, as applicable, the applicable Plan Securities, and shall in respect of such Plan Securities either (i) apply to DTC to make such Plan Securities eligible for deposit at DTC or (ii) with respect to the New PGS Ordinary Shares, cause such Plan Securities to be registered in VPS. With respect to the holders of Voting Securities who hold such Voting Securities through nominee accounts at bank and broker participants in DTC or in nominee VPS accounts, as applicable, the appropriate Disbursing Agent shall deliver the Cash and/or Plan Securities, as applicable, to DTC or the registered address specified by DTC, or the relevant nominee for distribution.

                  The Disbursing Agent will request that DTC and VPS, as applicable, effect a mandatory exchange of the applicable Voting Securities for Cash and/or the applicable Plan Securities by crediting the accounts of the DTC participants and VPS accountholders, as the case may be, with Cash and/or the applicable Plan Securities in exchange for the applicable Voting Securities. On the Effective Date of such exchange, each DTC participant and VPS nominee holder, as applicable, will effect a similar exchange for accounts of the beneficial owners holding Voting Securities through such firms. Neither the Reorganized Company nor the Disbursing Agent shall have any responsibility or liability in connection with DTC's, VPS's or such participants, effecting or failing to effect, such exchanges.

                  Holders of Voting Securities holding such Voting Securities outside DTC and VPS, as applicable, will be required to surrender their Voting Securities by delivering them to the Disbursing Agent, along with properly executed Letters of Transmittal (as described in Section 6.4(b) of the Plan). The Disbursing Agent shall forward the applicable Cash and/or Plan Securities on account of such applicable Voting Securities to such holders.

                  Reorganized PGS, or the applicable Disbursing Agent on behalf of Reorganized PGS, shall have the right to require any holder of an Allowed Bank Claim or an Allowed Bondholder Claim that elected or was deemed to have elected to participate in the Package B Distribution and that voted to reject the Plan or did not vote on the Plan, to confirm in writing (in a manner reasonably acceptable to Reorganized PGS) that it acknowledges and accepts the subscription of the New PGS Ordinary Shares (including the Rights Offering Shares).

                  Notwithstanding the terms set forth in the Plan and to the extent necessary under applicable non-U.S. law, any holder of an Allowed Bank Claim that is deemed to have elected to participate in the Package B Distribution and that rejected or did not vote on the Plan shall, prior to receiving any distribution in accordance with Plan, confirm in a written letter of acknowledgement and release (the "Letter of Acknowledgement") acceptable in form and substance to Reorganized PGS that (i) it acknowledges and accepts the subscription by the relevant Disbursing Agent, on its behalf, of the New PGS Ordinary Shares (including the Rights Offering Shares); (ii) it acknowledges, agrees and consents to the cancellation of its Claim and underlying security; and (iii) it agrees to the release and injunction provisions contained in Sections 10.7, 10.8 and 10.9 of the Plan to release the Debtor, Reorganized PGS, its current and former officers and directors, advisors and attorneys. No distributions will be made to such holder unless and until Reorganized PGS or the applicable Disbursing Agent, as the case may be, is in receipt of the Letter of Acknowledgment.

                  Subject to Bankruptcy Rule 9010, unless otherwise provided herein, all distributions to any holder of an Allowed Claim shall be made at the address of such holder on the books and records of the Debtor or its agents, unless the Debtor has been notified in writing of a change of name or address. In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the appropriate Disbursing Agent has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such holder without interest, provided such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of the later of one year from (a) the Effective Date and (b) the date such holder's Claim is Allowed. After such date, all unclaimed property or interests in property shall revert to Reorganized PGS, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred. Reorganized PGS and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing its books and records (including any proofs of claim filed against the Debtor).

         H. SURRENDER OF CANCELLED INSTRUMENTS OR SECURITIES; MANDATORY EXCHANGE OF EXISTING ORDINARY SHARES.

                  As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Existing Ordinary Share evidenced by the instruments, securities or other documentation cancelled (or deemed converted under Norwegian law, as the case may be) pursuant to the Plan, the holder of such Claim or Existing Ordinary Share shall tender the applicable instruments, securities or other document evidencing such Claim or Existing Ordinary Share to Reorganized PGS or the Disbursing Agent or its designee unless waived in writing by the Disbursing Agent or Reorganized PGS. Notwithstanding the foregoing, such surrender shall not be necessary in respect of the Existing Ordinary Shares, which will be cancelled as a matter of Norwegian law on or about the Effective Date. All surrendered Voting Securities that are certificated shall be marked as cancelled. Any Plan Securities and any Cash to be distributed pursuant to the Plan on account of any such Claim or Equity Interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section 6.6 of the Plan.

                  Existing Ordinary Shares that have been issued in VPS and credited to a VPS account of holders of Allowed Existing Ordinary Shares shall be mandatorily exchanged for the New PGS Ordinary Shares to be issued to the holders of Allowed Existing Ordinary Shares under the Plan.

                  The procedures by which holders of Allowed Claims in Classes 4 and 5 surrender their Voting Securities, and exchange such securities for Cash and applicable Plan Securities, shall be determined based upon the manner in which the Voting Securities were issued and the manner in which they are held, as set forth below.

                  VOTING SECURITIES HELD IN BOOK-ENTRY. Voting Securities held in book-entry form whether through bank and broker nominee accounts or directly in the name of the beneficial owner shall be mandatorily exchanged for Cash and the applicable Plan Securities, as the case may be, through the facilities of such nominees, if applicable, and the systems of the applicable securities depository or DTC and VPS, as applicable.

                  VOTING SECURITIES IN PHYSICAL, REGISTERED, CERTIFICATED FORM. Each holder of Voting Securities in physical, registered, certificated form will be required, promptly after the Effective Date, to deliver its physical certificates (the "Tendered Certificates") to the Disbursing Agent, accompanied by a properly executed Letter of Transmittal in form and substance reasonably satisfactory to Reorganized PGS, to be distributed by the Disbursing Agent promptly after the Effective Date and containing such representations and warranties as set forth therein.

                  Any Cash or Plan Security to be distributed pursuant to this Plan on account of any Allowed Claim in Classes 4 or 5 represented by a Voting Security held in physical, registered, certificated form shall, pending such surrender, be treated as undeliverable pursuant to Section 6.6 of the Plan.

                  Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution (defined below), unless the Voting Securities tendered pursuant thereto are tendered for the account of an Eligible Institution. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or a correspondent in the United States (each of which is an "Eligible Institution"). If Voting Securities are registered in the name of a Person other than the Person signing the Letter of Transmittal, the Voting Securities, in order to be tendered validly, must be endorsed or accompanied by a properly completed power of authority, with signature guaranteed by an Eligible Institution.

                  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal and Tendered Certificates will be resolved by the applicable Disbursing Agent, whose determination shall be final and binding, subject only to review by the Bankruptcy Court upon application with due notice to any affected parties in interest. The Debtor reserves the right, on behalf of itself and the applicable Disbursing Agent, to reject any and all Letters of Transmittal and Tendered Certificates not in proper form, or Letters of Transmittal and Tendered Certificates, the Disbursing Agent's acceptance of which would, in the opinion of the Disbursing Agent or its counsel, be unlawful.

                  VOTING SECURITIES IN BEARER FORM HELD THROUGH A BROKER OR BANK PARTICIPANT IN DTC. Voting Securities held in bearer form through a broker or bank participant in DTC shall be mandatorily exchanged for Cash and/or the applicable Plan Securities, as the case may be, through the facilities of such nominees and the securities depository holding such Voting Securities on behalf of the broker or bank.

                  FAILURE TO SURRENDER CANCELLED INSTRUMENTS. Any holder of Voting Securities that are certificated that fails to surrender, or is deemed to have failed to surrender, such Voting Securities required to be tendered hereunder within one year after the Effective Date shall have its Claim or Equity Interest for a distribution pursuant to the Plan on account of such Voting Security discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtor or its property. In such cases, any distribution on account of such Claim or Equity Interest shall be disposed of pursuant to the provisions set forth in Section 6.6 of the Plan.

         I.       LOST, STOLEN, MUTILATED OR DESTROYED DEBT SECURITIES

                  In addition to any requirements under the Existing Indentures, or any related agreement, any holder of a Claim or Equity Interest, to the extent applicable, evidenced by an Existing Note or Existing Junior Subordinated Debenture that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Existing Note or Existing Junior Subordinated Debentures, deliver to Reorganized PGS: (i) evidence reasonably satisfactory to Reorganized PGS or the Disbursing Agent of the loss, theft, mutilation or destruction; and
(ii) such security or indemnity as may be required by Reorganized PGS or the Disbursing Agent to hold Reorganized PGS and the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Allowed Claim. Upon compliance with Section 6 of the Plan by a holder of a Claim evidenced by an Existing Note or Existing Junior Subordinated Debenture, such holder shall, for all purposes under the Plan, be deemed to have surrendered such note, debenture, bond, share or security. Any holder that fails to (i) surrender an instrument or (ii) provide evidence of loss, theft, mutilation or destruction of such instrument satisfactory to Reorganized PGS or the Disbursing Agent and execute and deliver security or indemnity reasonably satisfactory to Reorganized PGS or the Disbursing Agent before the one-year anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan in respect of such rights and Claims. Any distribution so forfeited shall become the sole and exclusive property of Reorganized PGS.

                  As a condition to receiving any distribution under the Plan, each holder of a Claim represented by an instrument including notes and certificates, must surrender such instrument held by it to the Disbursing Agent or its designee accompanied by a letter of transmittal substantially in the form set forth in the Plan Supplement. Any holder that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance, and amount reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date will be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan in respect of such Claims. Any distribution so forfeited will become the sole and exclusive property of Reorganized PGS.

         J.       PROCEDURES FOR RESOLVING CLAIMS

                  1.       OBJECTIONS TO CLAIMS

                  Other than with respect to Fee Claims, only Reorganized PGS shall be entitled to object to Claims. Any objections to Claims (other than Fee Claims), which Claims have been filed on or before the Confirmation Date, shall be served and filed on or before the later of: (a) one hundred twenty (120) days after the Effective Date; or (b) such other date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause
(a). Any Claims filed after the Confirmation Date shall be deemed disallowed and expunged in their entirety without any action being required on the part of the Debtor or Reorganized PGS, unless the Person or entity filing a Claim has received prior Bankruptcy Court authority to file such Claim after the Confirmation Date. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the claimant if the Debtor or Reorganized PGS effects service in any of the following manners: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (b) to the extent counsel for a claimant is unknown, by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (c) by first class mail, postage prepaid, on any counsel that has appeared on the claimant's behalf in the Reorganization Case (so long as such appearance has not been subsequently withdrawn). From and after the Effective Date, Reorganized PGS may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

                  2.       PAYMENTS AND DISTRIBUTIONS WITH RESPECT TO DISPUTED
                           CLAIMS

                  Notwithstanding any other provision hereof, except as otherwise agreed by Reorganized PGS in its sole discretion, if any portion of a Claim (other than a Fee Claim) is a Disputed Claim, no payment or distribution (partial or otherwise) provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

                  3.       DISTRIBUTIONS AFTER ALLOWANCE

                  After such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the Disbursing Agent shall distribute to the holder thereof the distributions, if any, to which such holder is then entitled under the Plan in accordance with the provisions of Section 7 of the Plan.

                  4.       ESTIMATION OF CLAIMS

                  The Debtor or Reorganized PGS may request that the Bankruptcy Court estimate any Claim pursuant to section 502(c) of the Bankruptcy Code for purposes of determining the allowed amount of such Claim regardless of whether the Debtor or Reorganized PGS has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim for purposes of determining the allowed amount of such Claim at any time. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor or Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. Claims may be estimated and subsequently compromised, settled, resolved or withdrawn by any mechanism approved by the Bankruptcy Court.

                          XII.   ADDITIONAL INFORMATION

                  The Debtor is subject to the information requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC. Any statements contained in this Disclosure Statement concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document for the full text thereof. Each such statement is qualified in its entirety by such reference. Certain documents referred to in this Disclosure Statement have not been attached as exhibits because of the impracticability of furnishing copies thereof to all of the Debtor's creditors and equity security holders. Additional financial and other information about PGS can be found in PGS's Form 20-F for the fiscal year ended December 31, 2001, the 2002 and 2003 6-K Reports and its other reports (on forms other than 6-K) filed from time to time with the SEC, each of which is incorporated in this Disclosure Statement by reference. The financial results of the Debtor's fiscal year ended December 31, 2002, prepared in accordance with Norwegian GAAP, are available in the Debtor's Annual Report, which was filed with the SEC in a Form 6-K on July 2, 2003. Copies of PGS's SEC filings may be obtained over the Internet at www.sec.gov. All of the exhibits to the Plan, the Plan Supplement and to this Disclosure Statement are available for inspection by contacting the Voting Agent. In addition, such documents have been posted on the Debtor's website at www.pgs.com.

                                XIII.   CONCLUSION

                  For all of the reasons set forth in this Disclosure Statement, the Debtor believes that the confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtor urges all holders of Classes 4 and 5 to vote to ACCEPT the Plan, and to duly complete and return their ballots so that they will be ACTUALLY RECEIVED on or before 12:00 p.m. New York time on October 14, 2003. The Debtor also urges all holders of Existing Ordinary Shares in Class 7 to vote to approve the Plan at the Extraordinary General Meeting to be held on October 16, 2003.


Dated: New York, NY
       September 10, 2003



                                            PETROLEUM GEO-SERVICES ASA


                                            By: /s/Sam R. Morrow
                                              ------------------
                                            Name:  Sam R. Morrow
                                            Title: Senior Vice President -
                                                   Finance and Treasurer

                                    EXHIBIT A
                                    ---------

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

----------------------------------------------
                                             )
In re                                        )        Chapter 11
                                             )
Petroleum Geo-Services ASA,                  )        Case No. 03-14786 (BRL)
                                             )
                                    Debtor.  )
                                             )
----------------------------------------------



                      FIRST AMENDED PLAN OF REORGANIZATION
                         FOR PETROLEUM GEO-SERVICES ASA
                         ------------------------------





Matthew A. Feldman, Esq.
Paul V. Shalhoub, Esq.
Robin Spigel, Esq.
WILLKIE FARR & GALLAGHER LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Attorneys for Debtor and Debtor In Possession

Dated:    New York, New York
          September 10, 2003

                                Table of Contents
                                -----------------



                                                                                                                Page
                                                                                                                ----
SECTION 1.            DEFINITIONS AND INTERPRETATION..............................................................1

SECTION 2.            ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS AND PRIORITY TAX
                      CLAIMS.....................................................................................14

         2.1      Administrative Expense Claims..................................................................15

         2.2      Fee Claims.....................................................................................15

         2.3      Priority Tax Claims............................................................................16

SECTION 3.            CLASSIFICATION OF CLAIMS AND
                      EQUITY INTERESTS...........................................................................16

SECTION 4.            TREATMENT OF CLAIMS AND EQUITY
                      INTERESTS..................................................................................16

         4.1      Secured Claims (Class 1).......................................................................16

         4.2      Priority Non-Tax Claims (Class 2)..............................................................17

         4.3      General Unsecured Claims (Class 3).............................................................17

         4.4      Bondholder Claims and Bank Claims
                  (Class 4)......................................................................................17

         4.5      Existing Junior Subordinated
                  Debentures Claims (Class 5)....................................................................20

         4.6      Existing Securities Law Claims
                  (Class 6)......................................................................................20

         4.7      Existing Ordinary Shares (Class 7).............................................................20

         4.8      Other Existing Equity Interests
                  (Class 8)......................................................................................20

SECTION 5.            MEANS FOR IMPLEMENTATION...................................................................21

         5.1      Continued Corporate Existence and Vesting of Assets in
                  Reorganized PGS................................................................................21

         5.2      Plan Documents.................................................................................21

         5.3      Waiver of Subordination........................................................................21

         5.4      Shareholder Vote...............................................................................22

         5.5      Cancellation of Existing Securities
                  and Agreements.................................................................................22

         5.6      Cancellation of Existing Indentures, PGS Trust Preferred Securities and Elimination of
                  Classes........................................................................................23

         5.7      Officers and Board of Directors................................................................24

         5.8      Corporate Action...............................................................................24

         5.9      Authorization of Plan Securities...............................................................25

         5.10     Guarantees in Favor of Subsidiaries............................................................25

         5.11     The Rights Offering............................................................................25

         5.12     Rights of the Existing Indenture
                  Trustees.......................................................................................26

                                       i


                                Table of Contents
                                -----------------

                                   (continued)


         5.13     Subscription/Issuance/Delivery of New PGS Ordinary Shares......................................26

SECTION 6.            DISTRIBUTIONS..............................................................................30

         6.1      Distribution by Reorganized PGS................................................................30

         6.2      Distribution Record Date.......................................................................30

         6.3      Disbursing Agent...............................................................................31

         6.4      Surrender of Cancelled Instruments or Securities; Mandatory Exchange
                  of Existing Ordinary Shares....................................................................31

         6.5      Lost, Stolen, Mutilated or
                  Destroyed Debt Securities......................................................................33

         6.6      Delivery of Distribution.......................................................................33

         6.7      Date of Distributions..........................................................................35

         6.8      Satisfaction of Claims and Equity
                  Interests......................................................................................35

         6.9      Manner of Payment Under Plan...................................................................35

         6.10     Fractional Shares..............................................................................35

         6.11     Exemption from Securities Laws.................................................................35

         6.12     Setoffs and Recoupments........................................................................36

         6.13     Rights and Powers of Disbursing
                  Agent..........................................................................................36

         6.14     Required Regulatory Approvals..................................................................36

         6.15     Withholding and Reporting
                  Requirements...................................................................................36

         6.16     Execution of New Term Loan Agreement...........................................................37

         6.17     Hart-Scott Rodino Antitrust Improvements Act...................................................37

SECTION 7.            PROCEDURES FOR RESOLVING CLAIMS............................................................37

         7.1      Objections to Claims...........................................................................37

         7.2      Payments and Distributions with Respect to Disputed Claims.....................................38

         7.3      Distributions After Allowance..................................................................38

         7.4      Estimation of Claims...........................................................................38

SECTION 8.            EXECUTORY CONTRACTS AND
                      UNEXPIRED LEASES...........................................................................38

         8.1      General Treatment..............................................................................38

         8.2      Claims Based on Rejection of Executory Contracts or Unexpired
                  Leases.........................................................................................39

         8.3      Cure of Defaults for Assumed Executory Contracts and Unexpired
                  Leases.........................................................................................39



                                       ii





                                Table of Contents
                                -----------------

                                   (continued)


         8.4      Indemnification of Directors, Officers and Employees...........................................39

         8.5      Compensation and Benefit Programs..............................................................40

SECTION 9.            CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION
                      OF THE PLAN................................................................................40

         9.1      Conditions Precedent to Confirmation...........................................................40

         9.2      Conditions Precedent to the Effective Date.....................................................40

         9.3      Waiver of Conditions Precedent.................................................................41

         9.4      Effect of Failure of Conditions................................................................41

SECTION 10.           EFFECT OF CONFIRMATION.....................................................................42

         10.1     Binding Effect.................................................................................42

         10.2     Vesting of Assets..............................................................................42

         10.3     Discharge of Claims and Equity Interests and of the Debtor.....................................42

         10.4     Term of Pre-Confirmation Injunctions or Stays..................................................42

         10.5     Injunction Against Interference With Plan......................................................42

         10.6     Injunction.....................................................................................43

         10.7     Releases.......................................................................................43

         10.8     Exculpation and Limitation of
                  Liability......................................................................................45

         10.9     Injunction Related to Releases and
                  Exculpation....................................................................................45

         10.10    Termination of Subordination Rights and Settlement of Related Claims...........................45

         10.11    Retention of Causes of Action/Reservation of Rights............................................46

SECTION 11.           RETENTION OF JURISDICTION..................................................................46

SECTION 12.           MISCELLANEOUS PROVISIONS...................................................................48

         12.1     Exemption from Certain Transfer Taxes..........................................................48

         12.2     Allocation of Consideration....................................................................48

         12.3     Retiree Benefits...............................................................................48

         12.4     Dissolution of Committee.......................................................................49

         12.5     Termination of Professionals...................................................................49

         12.6     Substantial Consummation.......................................................................49

         12.7     Amendments.....................................................................................49


                                      iii


                                Table of Contents
                                -----------------

                                   (continued)


         12.8     Revocation or Withdrawal of this Plan..........................................................49

         12.9     Cramdown.......................................................................................50

         12.10    Confirmation Order.............................................................................50

         12.11    Severability...................................................................................50

         12.12    Governing Law..................................................................................50

         12.13    Section 1125(e) of the Bankruptcy Code.........................................................50

         12.14    Time...........................................................................................51

         12.15    Notices........................................................................................51

         12.16    Reservation of Rights..........................................................................51

         12.17    Inconsistency..................................................................................51

         12.18    Avoidance and Recovery Actions.................................................................52

         12.19    Filing of Additional Documents.................................................................53

         SECTION 1. DEFINITIONS AND INTERPRETATION

         A. DEFINITIONS.

         1.1 The following terms shall have the respective meanings set forth below (such meanings to be equally applicable to both the singular and plural):

         1.2 ADMINISTRATIVE EXPENSE CLAIM means any right to payment constituting a cost or expense of administration of the Reorganization Case allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code (other than a Fee Claim), including, without limitation, any actual and necessary costs and expenses of preserving the Estate, any actual and necessary costs and expenses of operating one or more of the Debtor's businesses, any indebtedness or obligations incurred or assumed by the Debtor during the Reorganization Case, and any fees or charges assessed against the Estate under section 1930 of chapter 123 of title 28 of the United States Code.

         1.3 ADSS means American Depository Shares representing Existing Ordinary Shares of the Debtor deposited with, and evidenced by American Depositary Receipts issued by, Citibank N.A.

         1.4 ALLOWED CLAIM or Allowed [_____] Claim (with respect to a specific type of Claim, if specified) means (a) any Claim or portion thereof against the Debtor as to which no action to dispute, deny, equitably subordinate or otherwise limit recovery with respect thereto has been interposed within the applicable period of limitation fixed by applicable non-bankruptcy law, except to the extent the Debtor or Reorganized PGS, as the case may be, objects to the enforcement of such Claim or, if an action to dispute, deny, equitably subordinate or otherwise limit recovery with respect thereto has been interposed, to the extent such Claim has been allowed (whether in whole or in part) by a Final Order of a court of competent jurisdiction with respect to the subject matter, or (b) any Claim or portion thereof that is allowed (i) in any contract, instrument, indenture or other agreement entered into in connection with the Plan, (ii) pursuant to the terms of the Plan, (iii) by Final Order of the Bankruptcy Court, or (iv) with respect to Administrative Expense Claims only
(a) was incurred by the Debtor in the ordinary course of business during the Reorganization Case to the extent due and owing without defense, offset, recoupment or counterclaim of any kind and (b) is not otherwise disputed.

         1.5 ALLOWED EXISTING ORDINARY SHARE means an Existing Ordinary Share (exclusive of any shares held in treasury) in the Debtor that is registered as of the applicable Distribution Record Date in such stock register as may be maintained by or on behalf of the Debtor, including Existing Ordinary Shares represented by ADSs.

         1.6 ALLOWED RIGHTS HOLDER means any holder (including each Equity Investor) of more than 23 Allowed Existing Ordinary Shares as of the Effective Date.

         1.7 AMENDED ARTICLES OF ASSOCIATION means the Amended Articles of Association of Reorganized PGS, which shall be substantially in the form contained in the Plan Supplement.

         1.8 ASSETS means all of the right, title and interest of the Debtor in and to property of whatever type or nature (real, personal, mixed, tangible or intangible).

         1.9 ATLANTIS means Atlantis Holding Norway AS, a former subsidiary of the Debtor.

         1.10 ATLANTIS SALE PROCEEDS means the net proceeds of the sale of Atlantis if received after the earlier of (i) the Effective Date or (ii) October 31, 2003.

         1.11 BANK means any holder of a Bank Claim.

         1.12 BANK CLAIMS means the Unsecured Claims of (i) the lenders under the $430 Million Revolving Credit Facility Agreement, dated as of September 4, 1998 (as amended, supplemented or modified) among PGS, Chase Manhattan plc, as arranger and JP Morgan Europe Limited, as agent, and the financial institutions listed therein (the "REVOLVING CREDIT FACILITY"), and (ii) the lenders under the $250 Million Amended and Restated Credit Agreement Facility, dated as of March 14, 2002 (as amended, supplemented or modified) among PGS, Barclays Capital, Dresdner Kleinwort Wassersein Limited, HSBC Investment Bank PLC and Scotiabank Europe PLC, as mandated lead arrangers, and The Bank of Nova Scotia, as agent, and the financial institutions listed therein (the "BRIDGE FACILITY").

         1.13 BANK FACILITIES means the (i) Revolving Credit Facility and (ii) Bridge Facility.

         1.14 BANKRUPTCY CODE means title 11 of the United States Code, as amended from time to time, as applicable to the Reorganization Case.

         1.15 BANKRUPTCY COURT means the United States Bankruptcy Court for the Southern District of New York, or any other court exercising competent jurisdiction over the Reorganization Case or any proceeding therein.

         1.16 BANKRUPTCY RULES means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Reorganization Case, and any Local Rules of the Bankruptcy Court.

         1.17 BONDHOLDER means any holder of any of the Existing Notes.

         1.18 BONDHOLDER CLAIMS means the Unsecured Claims (other than Existing Securities Law Claims) arising under the Existing Notes and related Existing Notes Indentures.

         1.19 BRIDGE FACILITY has the meaning set forth in Section 1.12 hereof.

         1.20 BUSINESS DAY means any day other than a Saturday, Sunday, or a "legal holiday," as defined in Bankruptcy Rule 9006(a).

         1.21 CASH means cash and cash equivalents.

         1.22 CAUSES OF ACTION means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and Claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

         1.23 CLAIM means "claim" as defined in section 101(5) of the Bankruptcy Code.

         1.24 CLASS means any class of Claims or Equity Interests classified by this Plan as belonging to a single particular class pursuant to section 1123(a)(1) of the Bankruptcy Code.

         1.25 CLASS 5 DISTRIBUTION means 5% of the New PGS Ordinary Shares.

         1.26 CLASS 7 DISTRIBUTION means 4% of the New PGS Ordinary Shares.

         1.27 COMMENCEMENT DATE means July 29, 2003.

         1.28 CONFIRMATION DATE means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

         1.29 CONFIRMATION HEARING means the hearing to be held by the Bankruptcy Court regarding confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

         1.30 CONFIRMATION ORDER means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

         1.31 CREDITORS' COMMITTEE means the statutory committee of unsecured creditors appointed in the Reorganization Case in accordance with section 1102 of the Bankruptcy Code, as the same may be reconstituted from time to time.

         1.32 DEBTOR means Petroleum Geo-Services ASA, a public limited liability company established under the laws of the Kingdom of Norway, prior to the Effective Date.

         1.33 DISALLOWED CLAIM means any Claim against, or interest in, the Debtor, or any portion thereof, which has been disallowed by a Final Order of the Bankruptcy Court.

         1.34 DISBURSING AGENT means any entity designated as such by Reorganized PGS, including Reorganized PGS, the Existing Notes Indentures Trustee, the Existing Junior Subordinated Debentures Indenture Trustee, the Rights Agent and the Equity Agent, each in its capacity as a disbursing agent.

         1.35 DISCLOSURE STATEMENT means the disclosure statement that relates to this Plan, as such disclosure statement may be amended, modified, or supplemented (including all exhibits and schedules annexed thereto or referred to therein).

         1.36 DISCLOSURE STATEMENT HEARING means the hearing held by the Bankruptcy Court to consider approval of the Disclosure Statement as containing adequate information as required by section 1125 of the Bankruptcy Code, as the same may be adjourned or continued from time to time.

         1.37 DISPUTED CLAIM means any Claim that is not an Allowed Claim as of the relevant date.

         1.38 DISTRIBUTION RECORD DATE means (a) in respect of Allowed Existing Ordinary Shares, the Effective Date, (b) in respect of Allowed Bank Claims and Allowed Bondholder Claims, the Voting Deadline, or (c) such other date as shall be established by the Bankruptcy Court in the Confirmation Order.

         1.39 DTC means The Depository Trust Company.

         1.40 EFFECTIVE DATE means such date, no sooner than eleven (11) calendar days after the Confirmation Date (or, if such date is not a Business Day, the next succeeding Business Day), that (a) all conditions to the Effective Date set forth in Section 9.2 of this Plan have been satisfied or waived, and
(b) in the event that the Rights Offering, and the issuance of the Rights and Rights Offering Shares, is exempt under section 1145 of the Bankruptcy Code, that the Rights Offering has been completed; provided, that, for the avoidance of doubt, that it shall not be a condition precedent to the occurrence of the Effective Date that the Rights Offering, and the issuance of the Rights and the Rights Offering Shares, is exempt under section 1145 of the Bankruptcy Code.

         1.41 EQUITY AGENT means such entity as may be appointed by the Debtor or Reorganized PGS, as applicable.

         1.42 EQUITY INTEREST means the interest of any holder of an equity security in the Debtor, whether or not represented by any issued and outstanding Existing Ordinary Shares, shares of common or preferred stock or other instrument evidencing a present ownership interest in the Debtor, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest, including Existing Ordinary Shares, and Other Existing Equity Interests.

         1.43 EQUITY INVESTORS means, collectively, Umoe Invest AS, Compagnie Generale de Geophysique and TS Industri Invest AS.

         1.44 EQUITY INVESTOR AMOUNT means, with respect to an individual Equity Investor, immediately available funds in an amount equal to the product of such Equity Investor's Total Commitment Percentage multiplied by $21.25 million.

         1.45 ESTATE means the estate created in the Reorganization Case pursuant to section 541 of the Bankruptcy Code.

         1.46 EXERCISE FORM has the meaning set forth in Section 5.13.

         1.47 EXERCISE INSTRUCTIONS has the meaning set forth in Section 5.13.

         1.48 EXCESS CASH means any Cash, based on the Debtor's unaudited consolidated balance sheet, of the Reorganized Company in excess of $50 million (the "MINIMUM CASH Threshold"), to be calculated by the Debtor in a manner consistent with the second sentence of this Section 1.48, as of the earlier of October 31, 2003 and the end of the month prior to the month in which the Effective Date occurs, less the Trapped Cash, if any; provided, however, that if the Effective Date has not occurred on or before October 31, 2003, then the amount of Excess Cash calculated in accordance with the foregoing shall be increased by an additional $6 million (the "EXCESS CASH INCREASE") for each complete calendar month (if any) after October 31, 2003 until the Effective Date occurs (for the avoidance of doubt, no pro rata payment shall be paid in respect of any partial month); provided, further, however, that the Excess Cash Increase shall not be made to the extent that it would result in the Minimum Cash Threshold being less than $50 million as of the end of the month prior to the month in which the Effective Date occurs. The calculation of Excess Cash shall
(i) be subject to adjustment in respect of any abnormal contingencies (excluding exceptional tax liabilities payable within six months of the Effective Date),
(ii) be made after (a) taking into consideration the payment of all Fee Claims and the other reasonable fees and expenses of parties required pursuant to
Section 2.2 of the Plan and (b) the establishment of the Reserve Account, and
(iii) provided the Debtor has procured an exit letter of credit facility in an amount not less than $40 million, which the Debtor shall use commercially reasonable efforts to obtain, include any Cash held as collateral for bid/performance bonds released on the Effective Date, or as soon thereafter as is reasonably practicable, as a result of the issuance of new letters of credit under the exit facility.

         1.49 EXCESS CASH ADDITIONAL RECOVERY means such amount or amounts, if any, equal to (a) the amounts released from the Reserve Account for inclusion herein and other than such amounts that are to be applied against abnormal contingencies in accordance with Section 1.108 hereof, plus (b) the amount determined in accordance with the Excess Cash Adjustment.

         1.50 EXCESS CASH ADJUSTMENT means, following completion of the audit of the Debtor's financial year 2003 figures, and after review by PricewaterhouseCoopers or such other entity agreed to by the Debtor and the Creditors' Committee, an increase to the amount of Excess Cash determined in accordance with Section 1.48 in an amount equal to the excess, if any, that otherwise would have been payable had Excess Cash been calculated based on the pro rata amount of the actual total receipts for financial year 2003 (for example, assuming the calculation of Excess Cash was based on the unaudited consolidated balance sheet of PGS as of October 31, 2003, the Excess Cash Adjustment shall be calculated based on the excess, if any, of 10/12 of PGS's total receipts for the financial year 2003 over PGS's total receipts through October 31, 2003); provided, however, that there shall be no Excess Cash Adjustment if the amount of the adjustment is less than or equal to $10 million.

         1.51 EXCESS RIGHTS NOTICE has the meaning set forth in Section 5.13.

         1.52 EXCESS RIGHTS OFFERING SHARES means those Rights Offering Shares not purchased by Allowed Rights Holders.

         1.53 EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.

         1.54 EXISTING INDENTURES means, collectively, the Existing Notes Indentures and the Existing Junior Subordinated Debentures Indenture.

         1.55 EXISTING INDENTURE TRUSTEES means, collectively, the Existing Notes Indentures Trustee and the Existing Junior Subordinated Debentures Indenture Trustee.

         1.56 EXISTING JUNIOR DEBENTUREHOLDER means any holder of any Existing Junior Subordinated Debentures or PGS Trust Preferred Securities.

         1.57 EXISTING JUNIOR SUBORDINATED DEBENTURES INDENTURE means the Indenture dated as of June 22, 1999 (as amended, modified or supplemented), between PGS, as issuer, and JPMorgan Chase Bank (successor to Chase Bank of Texas National Association), as successor trustee, relating to the Existing Junior Subordinated Debentures.

         1.58 EXISTING JUNIOR SUBORDINATED DEBENTURES means the Existing Junior Subordinated Debentures due 2039, currently owned by and held of record in the name of the Existing Junior Subordinated Debentures Indenture Trustee, for the benefit of the holders of the PGS Trust Preferred Securities.

         1.59 EXISTING JUNIOR SUBORDINATED DEBENTURES CLAIM means a Claim (other than Existing Securities Law Claims) arising from or related to the Existing Junior Subordinated Debentures and PGS Trust Preferred Securities Claims.

         1.60 EXISTING JUNIOR SUBORDINATED DEBENTURES INDENTURE TRUSTEE means Manufacturers and Traders Trust Company (successor by merger to Allfirst Trust Company National Association and successor trustee to JPMorgan Chase Bank), solely in its capacity as successor trustee under the Existing Junior Subordinated Debentures Indenture.

         1.61 EXISTING NOTES means, collectively, the Existing Senior Notes due 2003, the Existing Senior Notes due 2007, the Existing Senior Notes due 2008, the Existing Senior Notes due 2028 and the Existing Senior Notes due 2029.

         1.62 EXISTING NOTES INDENTURES means (i) the Indenture dated as of April 1, 1998 (as amended, modified or supplemented), between PGS, as issuer, and Law Debenture Trust Company of New York, as successor trustee, relating to the Existing Notes, excluding the Existing Senior Notes due 2007, and (ii) the Indenture dated as of March 21, 1997 (as amended, modified or supplemented), between PGS, as issuer, and Law Debenture Trust Company of New York, as successor trustee, relating to the Existing Senior Notes due 2007.

         1.63 EXISTING NOTES INDENTURES TRUSTEE means Law Debenture Trust Company of New York, solely in its capacity as trustee under those certain Indentures (i) dated as of April 1, 1998 (as amended, modified or supplemented) with respect to the Existing Notes, excluding the Existing Senior Notes due 2007, and (ii) dated as of March 21, 1997 (as amended, modified or supplemented) with respect to the Existing Senior Notes due 2007.

         1.64 EXISTING ORDINARY SHARES means existing ordinary shares (exclusive of any shares held in treasury) of the Debtor, including holders of ADSs.

         1.65 EXISTING SECURITIES LAW CLAIM means, to the extent required or permitted by (Section) 510(b) of the Bankruptcy Code to be subordinated to the Bondholder Claims and the Existing Junior Subordinated Debenture Claims, a Claim arising from or relating to any issuance, purchase or sale of the Existing Notes, the Existing Junior Subordinated Debentures or the PGS Trust Preferred Securities, or any rescission thereof or any right of reimbursement or contribution with respect thereto or otherwise arising from or relating to the Existing Notes, the Existing Junior Subordinated Debentures, or the PGS Trust Preferred Securities or any instrument, agreement, breach of contract, breach of legal duty, tort, wrongful conduct, act, omission or event in any respect or in any manner arising therefrom or related thereto.

         1.66 EXISTING SENIOR NOTES DUE 2003 means the 6 1/4% Senior Notes due November 19, 2003 issued by PGS.

         1.67 EXISTING SENIOR NOTES DUE 2007 means the 7 1/2% Senior Notes due March 31, 2007 issued by PGS.

         1.68 EXISTING SENIOR EXISTING NOTES DUES 2008 means the 6 5/8% Senior Notes due March 30, 2008 issued by PGS.

         1.69 EXISTING SENIOR NOTES DUE 2028 means the 7 1/8% Senior Notes due March 30, 2028 issued by PGS.

         1.70 EXISTING SENIOR NOTES DUE 2029 means the 8.15% Senior Notes due July 15, 2029 issued by PGS.

         1.71 EXTRAORDINARY GENERAL MEETING means that certain extraordinary general meeting of shareholders of the Debtor to be convened to consider, among other things, approval of this Plan and certain of the transactions contemplated by this Plan.

         1.72 FEE CLAIM means a Claim by a Professional Person for compensation, indemnification or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) or 1103(a) of the Bankruptcy Code in connection with the Reorganization Case.

         1.73 FINAL ORDER means an order, ruling or judgment that: (a) is in full force and effect; (b) is not stayed; and (c) is no longer subject to review, reversal, modification or amendment, by appeal or writ of certiorari; provided, however, that the possibility that a motion under Rule 50 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Civil Procedure or Bankruptcy Rules, may be filed relating to such order or judgment shall not cause such order or judgment not to be a Final Order.

         1.74 GENERAL UNSECURED CLAIM means any Unsecured Claim against the Debtor, other than a (a) Priority Non-Tax Claim, (b) Bank Claim, (c) Bondholder Claim, (d) Existing Junior Subordinated Debentures Claim, (e) Existing Securities Law Claim or (f) any Claims on account of any guaranty or similar obligation of the Debtor relating to the foregoing types of Claims identified in
Section 1.74 (a) through (d). A General Unsecured Claim includes deficiency claims (except as otherwise ordered by the Bankruptcy Court) and Claims (except as set forth in the preceding sentence) based on or arising out of acts, conduct or events occurring prior to the Commencement Date whether or not a lawsuit based on the incident or occurrence was filed prior to the Commencement Date.

         1.75 ISSUED TERM LOAN shall have the meaning given in Section 1.87 hereof.

         1.76 LETTER OF ACKNOWLEDGMENT has the meaning set forth in Section 6.6, which letter of acknowledgment shall be substantially in the form contained in the Plan Supplement.

         1.77 LETTER OF TRANSMITTAL has the meaning set forth in Section 6.4(b).

         1.78 NEW PGS ORDINARY SHARES means the 20,000,000 ordinary shares of Reorganized PGS, to be authorized and issued under the Amended Articles of Association, in connection with the implementation of the Plan.

         1.79 NEW SENIOR A NOTES means the unsecured promissory notes issued by Reorganized PGS under the New Senior Notes Indenture equal to $350 million in aggregate principal amount (subject to adjustment as set forth in Section 1.87 hereof), substantially in the form contained in the Plan Supplement.

         1.80 NEW SENIOR B NOTES means the unsecured promissory notes issued by Reorganized PGS under the New Senior Notes Indenture equal to $250 million in aggregate principal amount (subject to adjustment as set forth in Section 1.87 hereof), substantially in the form contained in the Plan Supplement.

         1.81 NEW SENIOR NOTES INDENTURE means that certain Indenture, including the New Senior A Notes, and the New Senior B Notes, and First Supplemental Indenture executed by Reorganized PGS as issuer and Law Debenture Trust Company of New York or such other entity acceptable to Reorganized PGS, as trustee, pursuant to which the New Senior A Notes and New Senior B Notes will be issued, which Indenture shall be dated as of the Effective Date and substantially in the form contained in the Plan Supplement.

         1.82 NEW TERM LOAN means the unsecured loan to be issued pursuant to the New Term Loan Agreement.

         1.83 NEW TERM LOAN AGREEMENT means that certain term loan agreement providing for a term loan equal to $475 million in aggregate principal amount (subject to adjustment as set forth in Section 1.87 hereof) to be entered into by Reorganized PGS and certain holders of the Bank Claims and Bondholder Claims on the Effective Date, which term loan agreement shall be substantially in the form contained in the Plan Supplement.

         1.84 OFFERED SHARES means the Rights Offering Shares and/or the Reserved Rights Offering Shares, as the context requires.

         1.85 OFFER PERIOD means a period to be determined, not to exceed twenty-one (21) calendar days (provided that such period shall not be less than the minimum required by applicable law), subject to any extensions, as necessary, during which the Rights Offering Shares are offered to the Allowed Rights Holders, such offer being made pursuant to the Rights Offering Procedures and any applicable securities laws.

         1.86 OTHER EXISTING EQUITY INTERESTS means any Equity Interests in the Debtor, other than Existing Ordinary Shares.

         1.87 OVERSUBSCRIPTION ADJUSTMENT means: (a) in the event that the aggregate face amount of Allowed Bank Claims and Allowed Bondholder Claims electing or deemed to have elected to participate in the Package B Distribution exceeds $1.46 billion, then (i) the face amount of the term loan under the New Term Loan Agreement shall be decreased to an amount equal to the aggregate face amount of the Allowed Bank Claim and Allowed Bondholder Claims electing to participate in the Package A Distribution multiplied by 475/680 (the "ISSUED Term LOAN") and (ii) the face amount of the New Senior A Notes to be included in the Package B Distribution shall be increased to an amount equal to (x) $350 million, plus (y) 400/475 multiplied by the difference between $475 million and the face amount of the Issued Term Loan; and (b) in the event that the aggregate face amount of Allowed Bank Claims and Allowed Bondholder Claims electing to participate in the Package A Distribution exceeds $680 million, then (i) the face amount of both the New Senior A Notes and the New Senior B Notes shall be decreased to an amount equal to the aggregate face amount of Allowed Bank Claims and Allowed Bondholder Claims electing or deemed to participate in the Package B Distribution multiplied by 350/1,460 and 250/1,460 for the New Senior A Notes and the New Senior B Notes, respectively, and (ii) the face amount of the term loan under the New Term Loan Agreement shall be increased by an amount equal to
(x) the combined reduction in the face amount of the New Senior A Notes and the New Senior B Notes in accordance with clause (b)(i) of this Section 1.87, multiplied by (y) 475/400. A chart with illustrative examples of the effect of the Oversubscription Adjustment is annexed to the Disclosure Statement as Exhibit D.

         1.88 PACKAGE A DISTRIBUTION shall consist of (i) the New Term Loan, as adjusted in accordance with the Oversubscription Adjustment, and (ii) an amount (if any) equal to (a) 90% of the Atlantis Sale Proceeds multiplied by (b) a fraction, with the numerator equal to the aggregate face amount of Allowed Bank Claims and Allowed Bondholder Claims electing to participate in the Package A Distribution and the denominator equal to $2.14 billion.

         1.89 PACKAGE B DEBT OBLIGATION shall consist of an $85 million debt obligation of Reorganized PGS evidenced by this Plan when consummated in favor of those holders of Allowed Bank Claims and Allowed Bondholder Claims entitled to receive the Package B Distribution whose New PGS Ordinary Shares became Offered Shares in accordance with the terms of the Plan, payable in Cash, or Offered Shares to the extent not purchased by Allowed Rights Holders or Equity Investors (calculated based on the Rights Exercise Price for each Offered Share), without setoff, interest or penalty, on the earlier to occur of (a) the Rights Offering Distribution Date, (b) (i) March 31, 2004, in the event that (x) the Rights, the Rights Offering and the issuance of New PGS Ordinary Shares thereunder are exempt from U.S. federal securities laws registration requirements pursuant to section 1145 of the Bankruptcy Code (the "1145 EXEMPTION") or pursuant to other available exemptions, or (y) the Debtor's auditors have not completed the re-audit of the Debtor's U.S. GAAP financial statements for the fiscal year ended December 31, 2000 but the SEC waives such requirements in connection with the filing of a long form registration statement on Form F-1 to permit implementation of the Rights Offering on a registered basis prior to March 31, 2004, (ii) July 31, 2004, in the event that the 1145 Exemption or another exemption from the registration requirements of the Securities Act is not available for the Right Offering, and the Debtor's auditors have completed the re-audit of the

Debtor's U.S. GAAP financial statements for fiscal year ended December 31, 2001 (or the SEC waives such requirement), but the Debtor's auditors have not completed the re-audit of the Debtor's U.S. GAAP financial statements for the fiscal year ended December 31, 2000 and the SEC has not waived the requirement for such financial statements in connection with the filing of a long form registration statement on Form F-1, or (iii) July 31, 2005, in the event the 1145 Exemption or another exemption from the registration requirements of the Securities Act is not available for the Right Offering, and the Debtor's auditors have not completed the re-audit of the Debtor's U.S. GAAP financial statements for the fiscal years ended December 31, 2000 and December 31, 2001, and the SEC has not waived the requirements for such financial statements in connection with the filing of a long form registration statement on Form F-1 to implement the Rights Offering on a registered basis, or (c) such later date may be as agreed to in writing by the Debtor or Reorganized PGS, the Equity Investors and the Creditors' Committee (as applicable, the "PAYMENT DATE"), as set forth below. The Disbursing Agent for the Package B Distribution shall distribute any such Cash or Offered Shares received in respect of the Rights Offering, as soon as reasonably practicable, to those holders of Class 4 Allowed Claims (i) that have elected or were deemed to have elected to receive the Package B Distribution, and (ii) whose New PGS Ordinary Shares became Offered Shares in accordance with the terms of the Plan; provided, that, if any outstanding balance is not paid in full, in Cash, on the Payment Date, Reorganized PGS shall immediately issue all outstanding Offered Shares not subscribed to and paid for by the Allowed Rights Holders or the Equity Investors, to the Disbursing Agent for the Package B Distribution for distribution to those holders of Class 4 Allowed Claims (i) that have elected or were deemed to have elected to receive the Package B Distribution, and (ii) whose New PGS Ordinary Shares became Offered Shares in accordance with the terms of the Plan. Any such issuance on the Payment Date of the remaining Offered Shares shall be in full satisfaction of the balance of the Package B Debt Obligation, but shall be without prejudice to the rights and remedies of the holders of the Package B Distribution under the Underwriting Agreement with respect to the Equity Investors.

         1.90 PACKAGE B DISTRIBUTION shall consist of (a) the New Senior A Notes and the New Senior B Notes, each as adjusted in accordance with the Oversubscription Adjustment, (b) 100% of the New PGS Ordinary Shares, as such percentage may be reduced (i) by the Class 5 Distribution, (ii) by the Class 7 Distribution, (iii) as a result of the Rights Offering in accordance with
Section 5.11 hereof, (iv) as a result of the acquisition by the Equity Investors of the Reserved Rights Offering Shares, and (c) the Package B Debt Obligation which provides for (x) up to $85 million in Cash, (y) the Rights Offering Shares or (z) a prorated combination of (x) and (y).

         1.91 PERSON means any individual, corporation, partnership, association, indenture trustee, limited liability company, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, the Creditors' Committee, interest holders, or any other entity.

         1.92 PGS means Petroleum Geo-Services ASA, a public limited liability company established under the laws of the Kingdom of Norway.

         1.93 PGS SUBSIDIARY CLAIM means any Unsecured Claim held by a PGS Subsidiary against the Debtor in respect of an intercompany loan, advance, transfer or other obligation.

         1.94 PGS TRUST PREFERRED SECURITIES means the 9 5/8% trust preferred securities issued by PGS Trust I, a statutory business trust established under Chapter 38 of Title 12 of the Delaware Code, on or about June 22, 1999, guaranteed on a subordinated basis (subject to certain limitations) by PGS.

         1.95 PGS TRUST PREFERRED SECURITIES CLAIMS means a Claim arising from or related to the PGS Trust Preferred Securities and Existing Junior Subordinated Debentures, excluding, for avoidance of doubt, the common interests in PGS Trust I which are owned by an indirect U.S. subsidiary of the Debtor.

         1.96 PLAN means this chapter 11 plan of reorganization, including, without limitation, the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

         1.97 PLAN DOCUMENTS means the documents, other than this Plan, to be executed, delivered, assumed, and/or performed in conjunction with the consummation of this Plan on the Effective Date, including, without limitation, the Amended Articles of Association, the Letter of Acknowledgment, the New Senior Notes Indenture, the New Term Loan Agreement, the Plan Support Agreement and the Underwriting Agreement.

         1.98 PLAN SECURITIES means, collectively, the New Senior A Notes, the New Senior B Notes, the New PGS Ordinary Shares and the Rights.

         1.99 PLAN SUPPLEMENT means the supplemental appendix to this Plan, to be filed contemporaneously with the Plan and Disclosure Statement, which will contain draft forms or signed copies, as the case may be, of the Plan Documents.

         1.100 PLAN SUPPORT AGREEMENT means that certain agreement entered into as of June 18, 2003 among PGS, certain banks, bondholders and critical shareholders, substantially in the form contained in the Plan Supplement.

         1.101 PRIORITY NON-TAX CLAIM means any Claim against the Debtor, other than an Administrative Expense Claim and a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

         1.102 PRIORITY TAX CLAIM means any Claim of a governmental unit against the Debtor of the kind entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

         1.103 PROFESSIONAL PERSON(S) means all Persons retained by order of the Bankruptcy Court in connection with the Reorganization Case, pursuant to sections 327, 328, 330 or 1103 of the Bankruptcy Code, excluding ordinary course professionals retained pursuant to order of the Bankruptcy Court.

         1.104 PRO RATA SHARE means, with reference to any distribution on account of any Allowed Claim or Allowed Existing Ordinary Share in any Class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim or Allowed Existing Ordinary Share bears to the aggregate amount of all Allowed Claims or Allowed Existing Ordinary Shares in respect of the particular distribution.

         1.105 REORGANIZATION CASE means the case under chapter 11 of the Bankruptcy Code commenced by the Debtor on the Commencement Date in the Bankruptcy Court and styled In re Petroleum Geo-Services ASA.

         1.106 REORGANIZED COMPANY means Reorganized PGS and each of its non-debtor subsidiaries on and after the Effective Date.

         1.107 REORGANIZED PGS means Petroleum Geo-Services ASA on and after the Effective Date.

         1.108 RESERVE ACCOUNT means that certain segregated account to be established by the Debtor or Reorganized PGS in the amount of $30 million, the balance of which may be applied by Reorganized PGS against abnormal contingencies, including exceptional tax liabilities; provided, that to the extent that any amount remains in the Reserve Account six (6) months after the Effective Date, such amount shall be deemed and treated under this Plan as Excess Cash Additional Recovery, unless upon a vote of a simple majority of the board of directors (the "BOARD OF DIRECTORS") of Reorganized PGS it is determined that it is appropriate for any such balance to remain in the Reserve Account to be applied against future abnormal contingencies, including tax liabilities, with the Board of Directors thereafter reviewing this determination no less than quarterly and determining whether any funds remaining in the Reserve Account should remain there for future contingencies or may be released to be treated as Excess Cash Additional Recovery.

         1.109 RESERVED RIGHTS OFFERING SHARES means 25% of the Rights Offering Shares to be acquired by the Equity Investors pursuant to the terms hereof and pursuant to the terms of the Underwriting Agreement.

         1.110 REVOLVING CREDIT FACILITY has the meaning set forth in Section
1.12 hereof.

         1.111 RIGHTS means the non-transferable rights to acquire Rights Offering Shares for a purchase price of $14.17 (or in certain circumstances the NOK equivalent thereof) per Rights Offering Share in accordance with Section
5.11 of the Plan.

         1.112 RIGHTS AGENT means such entity or entities appointed by the Debtor or Reorganized PGS, as applicable, that shall distribute the Rights Offering Shares in accordance with the Plan.

         1.113 RIGHTS EXERCISE PRICE means a purchase price of $14.17 (or in certain circumstances the NOK equivalent thereof) per Rights Offering Share.

         1.114 RIGHTS OFFERING means the offer to the Allowed Rights Holders to acquire pursuant to the Rights Offering Procedures and the Plan, a number of Rights Offering Shares equal to such holder's Pro Rata Share of the Rights Offering Shares (excluding the Reserved Rights Offering Shares).

         1.115 RIGHTS OFFERING DEADLINE means by 4:00 p.m. New York time, on the date indicated in the Exercise Form.

         1.116 RIGHTS OFFERING DISTRIBUTION DATE means a day no later than ten
(10) Business Days following the Rights Offering Deadline.

         1.117 RIGHTS OFFERING PROCEDURES has the meaning set forth in Section 5.13(c).

         1.118 RIGHTS OFFERING SHARES means 6,000,000 of the New PGS Ordinary Shares, equaling 30% of the share capital of Reorganized PGS.

         1.119 SEC means the Securities and Exchange Commission.

         1.120 SECURED CLAIM means a Claim that is (a) secured by a valid, perfected and enforceable lien on property in which the Estate has an interest and that is not subject to avoidance under applicable bankruptcy or non-bankruptcy law, to the extent of the value of the Claim holder's interest in the Estate's interest in such property as of the Confirmation Date, or (b) subject to setoff under section 553 of the Bankruptcy Code, or to the extent of the amount subject to setoff, each as determined pursuant to sections 506(a) and 1111(b) of the Bankruptcy Code.

         1.121 SECURITIES ACT means the Securities Act of 1933, as amended.

         1.122 SUBSIDIARY means any corporation, association or other business entity of which at least the majority of the securities or other ownership interest is owned or controlled by PGS and/or one or more subsidiaries of PGS.

         1.123 TOTAL COMMITMENT PERCENTAGE means (a) with respect to Umoe Invest AS, 70.59%, (b) with respect to Compagnie Generale de Geophysique, 25.88%, (c) with respect to TS Industri Invest AS, 3.53%, or (d) such other percentages as the Equity Investors may agree pursuant to the terms of the Underwriting Agreement.

         1.124 TRAPPED CASH means any Cash for purposes of calculating Excess Cash under the Plan that cannot be distributed to the holders of Allowed Bank Claims and/or Allowed Bondholder Claims because such Cash cannot be distributed or transferred by, or through, a Subsidiary to the Debtor (or Reorganized PGS, if applicable) for such distribution without breaching a financial assistance prohibition or other legal restriction applicable to the Debtor (or Reorganized PGS, if applicable) or any such Subsidiary (or the directors thereof).

         1.125 UNDERWRITING AGREEMENT means that certain agreement, among PGS and the Equity Investors, for the benefit of those holders of Allowed Bank Claims and Allowed Bondholder Claims who elected or were deemed to have elected to participate in the Package B Distribution, substantially in the form contained in the Plan Supplement.

         1.126 UNOFFICIAL TPRS COMMITTEE means that certain ad hoc committee of certain holders of PGS Trust Preferred Securities represented by Golenbock, Eiseman, Assor, Bell & Peskoe.

         1.127 UNSECURED CLAIM means a Claim against the Debtor other than a Secured Claim, an Administrative Expense Claim, a Fee Claim, a Priority Non-Tax Claim, or a Priority Tax Claim.

         1.128 VPS means Verdipapirsentralen, the Norwegian central securities registry.

         1.129 VOTING PROCEDURES ORDER means that certain order of the Bankruptcy Court establishing procedures for voting on the Plan, and establishing other procedures and notice requirements related to confirmation of the Plan.

         1.130 VOTING DEADLINE means (i) with respect to Claims entitled to vote on the Plan, the deadline for voting to accept or reject the Plan as set forth in the Voting Procedures Order; and (ii) with respect to Equity Interests entitled to vote on the Plan, the date of the Extraordinary General Meeting.

         1.131 VOTING SECURITIES means the Existing Notes, the PGS Trust Preferred Securities, the Existing Junior Subordinated Debentures, and the Existing Ordinary Shares.

         B. INTERPRETATION; APPLICATION OF DEFINITIONS AND RULES OF
CONSTRUCTION.

         Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in, or exhibit to, this Plan. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein. Any capitalized term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to this Plan. Any reference in this Plan to a contract instrument means
(a) any reference in this Plan to a contract, instrument, release, indenture, or other agreement or documents being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, and (b) any reference in this Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented. The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. To the extent there is an inconsistency between any of the provisions of this Plan and any of the provisions contained in the Plan Documents to be entered into as of the Effective Date, the Plan Documents shall control.

         SECTION 2. ADMINISTRATIVE EXPENSE CLAIMS, FEE CLAIMS AND PRIORITY TAX CLAIMS

         All Claims and Equity Interests, except Administrative Expense Claims, Fee Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims of the Debtor, as described below, have not been classified. A Claim or Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Equity Interest falls within the description of such other Classes.

         2.1 ADMINISTRATIVE EXPENSE CLAIMS.

         Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, Reorganized PGS shall pay to each holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Claim on the later of the Effective Date and the first Business Day after the date that is 30 calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is reasonably practicable or on such other terms as may exist in the ordinary course of the Debtor's business; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtor, as a debtor in possession, or liabilities arising under loans or advances to or other obligations incurred by the Debtor, as a debtor in possession, whether or not incurred in the ordinary course of business, shall be paid by Reorganized PGS in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to, such transactions.

         All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid or provided for by the Debtor on or before the Effective Date.

         2.2 FEE CLAIMS.

         All Professional Persons seeking allowance by the Bankruptcy Court of a Fee Claim (a) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by a date that is no later than the date that is sixty (60) calendar days after the Effective Date and (b) shall be paid in full in such amounts as are approved by the Bankruptcy Court (a) upon the later of (i) the Effective Date and (ii) ten
(10) calendar days after the date upon which the order relating to the allowance of any such Fee Claim is entered or (b) upon such other terms as may be mutually agreed upon between the holder of such Fee Claim and Reorganized PGS. On the Effective Date, to the extent known, Reorganized PGS shall reserve and hold in a segregated account an amount equal to all accrued but unpaid Fee Claims as of the Effective Date, which Cash shall be used until all Allowed Fee Claims have been paid in full, solely for the payment of Allowed Fee Claims. Objections to Fee Claims, if any, must be filed and served pursuant to the procedures set forth in the Confirmation Order no later than seventy-five (75) days after the Effective Date; provided, however, that, pursuant to section 3.h. of the Plan Support Agreement, on the Effective Date, or as soon thereafter as is reasonably practicable, without application to the Bankruptcy Court, PGS shall pay all reasonable post-petition fees and expenses incurred during the Reorganization Case of those parties as required in accordance with the Plan Support Agreement.

         2.3 PRIORITY TAX CLAIMS.

         Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and complete settlement, satisfaction and discharge of its Allowed Priority Tax Claim, Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is 30 calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim; provided that, all Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

         SECTION 3. CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         The following table designates the Classes of Claims against and Equity Interests in the Debtor, and specifies which Classes are (a) impaired or unimpaired by this Plan, (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject this Plan.

------------------------------------------------------------------------------------------------------------------
Class             Designation                                          Impairment      Entitled to Vote
-----             -----------                                          ----------      ----------------
------------------------------------------------------------------------------------------------------------------
Class 1           Secured Claims                                       Unimpaired      No (deemed to accept)
------------------------------------------------------------------------------------------------------------------
Class 2           Priority Non-Tax Claims                              Unimpaired      No (deemed to accept)
------------------------------------------------------------------------------------------------------------------
Class 3           General Unsecured Claims                             Unimpaired      No (deemed to accept)
------------------------------------------------------------------------------------------------------------------
Class 4           Bondholder Claims and Bank Claims                    Impaired        Yes
------------------------------------------------------------------------------------------------------------------
Class 5           Existing Junior Subordinated Debentures Claims       Impaired        Yes
------------------------------------------------------------------------------------------------------------------
Class 6           Existing Securities Law Claims                       Impaired        No (deemed to reject)
------------------------------------------------------------------------------------------------------------------
Class 7           Existing Ordinary Shares                             Impaired        Yes
------------------------------------------------------------------------------------------------------------------
Class 8           Other Existing Equity Interests                      Impaired        No (deemed to reject)
------------------------------------------------------------------------------------------------------------------

         SECTION 4. TREATMENT OF CLAIMS AND EQUITY INTERESTS

         4.1 SECURED CLAIMS (CLASS 1).

             (a) Treatment: Except to the extent that a holder of an Allowed Secured Claim agrees to a different treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is 30 calendar days after the date a Secured Claim becomes an Allowed Claim, the holder of such Allowed Secured Claim shall receive such treatment that either (a) leaves unaltered the legal, equitable, or contractual rights to which the holder of such Allowed Secured Claim is entitled or (b) leaves such Allowed Secured Claims unimpaired pursuant to section 1124(2) of the Bankruptcy Code.

             (b) Voting: In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Secured Claims are conclusively presumed to accept this Plan and the votes of such holders will not be solicited with respect to such Allowed Secured Claims.

             (c) Deficiency Claims: To the extent that the value of the collateral securing each Secured Claim is less than the amount of such Secured Claim, the undersecured portion of such Claim shall be treated for all purposes under this Plan as an Allowed Unsecured Claim and shall be classified as a General Unsecured Claim.

         4.2 PRIORITY NON-TAX CLAIMS (CLASS 2).

             (a) Treatment: Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a different treatment, on, or as soon thereafter as reasonably practicable, the later of (i) the Effective Date and
(ii) the first Business Day after the date that is 30 calendar days after the date (a) such Priority Non-Tax Claim becomes an Allowed Claim or (b) for payment provided by any agreement or understanding between the parties, the holder of such Allowed Priority Non-Tax Claim shall receive Cash in an amount equal to such Claim.

             (b) Voting: In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed Priority Non-Tax Claims are conclusively presumed to accept this Plan and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.

         4.3 GENERAL UNSECURED CLAIMS (CLASS 3).

             (a) Treatment: Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a different treatment, on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is 30 calendar days after the date a General Unsecured Claim becomes an Allowed Claim, the holder of such Allowed General Unsecured Claim shall receive such treatment that (a) leaves unaltered the legal, equitable, or contractual rights to which the holder of such Allowed General Unsecured Claim is entitled or (b) leaves such Allowed General Unsecured Claim unimpaired pursuant to section 1124(2) of the Bankruptcy Code.

             (b) Voting: In accordance with section 1126(f) of the Bankruptcy Code, the holders of Allowed General Unsecured Claims are conclusively presumed to accept this Plan and the votes of such holders will not be solicited with respect to such Allowed General Unsecured Claims.

         4.4 BONDHOLDER CLAIMS AND BANK CLAIMS (CLASS 4).

             (a) Allowance:

                 (i) Bank Claims. On the Effective Date, the Bank Claims shall be deemed Allowed Claims in the aggregate amount of $680 million, representing
(a) an aggregate allowed amount of $430 million in respect of the Bank Claims identified in Section 1.12(i) hereof and (b) an aggregate allowed amount of $250 million in respect of the Bank Claims identified in Section 1.12(ii) hereof.

                 (ii) Bondholder Claims. On the Effective Date, the Bondholder Claims shall be deemed Allowed Claims in the aggregate amount of $1,460 million, representing (a) an aggregate allowed amount of $250 million in respect of the Existing Senior Notes due 2003, (b) an aggregate allowed amount of $360 million in respect of the Existing Senior Notes due 2007, (c) an aggregate allowed amount of $200 million in respect of the Existing Senior

Notes due 2008, (d) an aggregate allowed amount of $450 million in respect of the Existing Senior Notes due 2028, and (e) an aggregate allowed amount of $200 million in respect of the Existing Senior Notes due 2029.

                 (b) Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed Bank Claim and each holder of an Allowed Bondholder Claim shall receive, subject to the terms of this Plan and in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim, its Pro Rata Share of (i) at its option, the Package A Distribution and/or the Package B Distribution, (ii) the Excess Cash, and (iii) the Excess Cash Additional Recovery. Holders of Allowed Bank Claims and Allowed Bondholder Claims may freely elect to allocate such Allowed Claims between the Package A Distribution, the Package B Distribution or a combination of both of the foregoing. Such election shall be made on its ballot in respect of voting on the Plan in accordance with the Voting Procedures Order. In the event the holder of an Allowed Bank Claim votes to reject the Plan or does not timely submit a ballot and properly make such an election in accordance with the Voting Procedures Order, it shall be deemed to have elected to participate in the Package B Distribution in respect of its Allowed Bank Claim and also shall be deemed to have elected for all of its Pro Rata Share of the New PGS Ordinary Shares to become Rights Offering Shares (or Reserved Rights Offering Shares) as set forth in Section 4.4(c) below. In the event the holder of an Allowed Bondholder Claim votes to reject the Plan or does not timely submit a ballot and properly make such an election in accordance with the Voting Procedures Order, it shall be deemed to have elected to participate in the Package B Distribution in respect of its Allowed Bondholder Claim and also shall be deemed to have elected for all of its Pro Rata Share of the New PGS Ordinary Shares to become Rights Offering Shares (or Reserved Rights Offering Shares) as set forth in
Section 4.4(c) below.

                 (c) Designation of New PGS Ordinary Shares as Offered Shares:
To the extent the holder of an Allowed Bank Claim or Allowed Bondholder Claim elects to participate in the Package B Distribution, such holder also shall be entitled to designate whether it desires for all or any portion of its Pro Rata Share of the New PGS Ordinary Shares to become Offered Shares. Any such election must be made in a timely submitted ballot in accordance with the Voting Procedures Order. To the extent such holder of an Allowed Bondholder Claim or Allowed Bank Claim elects to participate in the Package B Distribution and fails to designate whether it desires for all or any portion of its Pro Rata Share of the New PGS Ordinary Shares to become Offered Shares, such holder shall be deemed to have elected for all of its Pro Rata Share of the New PGS Ordinary Shares to become Offered Shares. In addition, any holder of an Allowed Bondholder Claim or Allowed Bank Claim that rejects the Plan and therefore is deemed to have elected to participate in the Package B Distribution pursuant to
Section 4.4 above, also shall be deemed to have elected for all of its Pro Rata Share of the New PGS Ordinary Shares to become Offered Shares. In the event that the aggregate number of New PGS Ordinary Shares designated as Offered Shares resulting from all such elections or deemed elections (a) is less than thirty percent of the total number of New PGS Ordinary Shares issued and outstanding (prior to dilution) as of the Effective Date, then the remaining Offered Shares shall be taken from and reduce the remaining New PGS Ordinary Shares contained in the Package B Distribution on a pro rata basis (resulting in a pro rata reduction of New PGS Ordinary Shares available to holders of Allowed Claims that elected or were deemed to elect to participate in the Package B Distribution but did not elect or were not deemed to elect to designate any or all of their New

PGS Ordinary Shares as Offered Shares (in terms of making shares available in the Rights Offering or for acquisition by the Equity Investors pursuant to the Underwriting Agreement, as the case may be)), or (b) is greater than thirty percent of the total number of New PGS Ordinary Shares issued and outstanding (prior to dilution) as of the Effective Date, then the amount of shares in excess of 30% shall not be designated as Offered Shares with the excess being allocated on a pro rata basis among those holders of Allowed Claims making the election or deemed to have made the election based upon the number of shares designated or deemed designated by such holders, and shall remain New PGS Ordinary Shares for inclusion in the Package B Distribution for such holders. Following the election or deemed election of New PGS Ordinary Shares as Offered Shares, the Debtor or Reorganized PGS, as applicable, in its sole discretion, shall determine the allocation of Offered Shares as between Rights Offering Shares and/or Reserved Rights Offering Shares.

                 (d) Waiver and Re-distribution: Notwithstanding the provisions of Section 4.4(b) hereof, the acceptance of the Plan by Class 4 shall constitute a waiver of the rights of the holders of Allowed Bank Claims and/or Allowed Bondholder Claims electing or deemed to have elected to participate in the Package B Distribution to receive, in respect of such Claims only, their Pro Rata Share of (i) the Class 5 Distribution and the Class 7 Distribution; and
(ii) the Rights Offering Shares and any Reserved Rights Offering Shares purchased by an Allowed Rights Holder or an Equity Investor. On the Effective Date, or as soon thereafter as is reasonably practicable, Reorganized PGS or its agent shall distribute the Class 5 Distribution, the Class 7 Distribution, the Rights Offering Shares (if any) and the Reserved Rights Offering Shares (if any) in accordance with Section 6 hereof. Notwithstanding the foregoing or anything herein to the contrary, to the extent the Rights Offering Shares are not fully subscribed by Allowed Rights Holders and there is a default by the Equity Investors under the terms of the Underwriting Agreement, any remaining unsubscribed or unpurchased Offered Shares, to the extent such Offered Shares are not purchased pursuant to the terms of the Underwriting Agreement on or before the Rights Offering Distribution Date, shall be distributed on a pro rata basis to those holders of Class 4 Allowed Claims (i) that have elected or were deemed to have elected to receive the Package B Distribution, and (ii) whose New PGS Ordinary Shares became Offered Shares in accordance with the terms of the Plan, in full satisfaction of the Package B Debt Obligation, but shall be without prejudice to the rights and remedies of the holders of the Package B Distribution under the Underwriting Agreement with respect to the Equity Investors.

                 (e) Voting: The holders of the Allowed Bank Claims and Allowed Bondholder Claims are impaired, are entitled to vote to accept or reject this Plan and the votes of such holders will be solicited with respect to such Allowed Bank Claims and Allowed Bondholder Claims.

                 (f) Special Provision Relating to (Sections) 2-6 and 10-2(3) of the Norwegian Public Limited Liabilities Act. With respect to that part of the Allowed Bank Claims and the Allowed Bondholders Claims that are exchanged for the Package B Distribution, such amount shall for accounting purposes be deemed to be allocated as follows: (i) with respect to the New Senior A Notes and the New Senior B Notes, an amount equal to the aggregate face amount of the New Senior A Notes and the New Senior B Notes; (ii) with respect to the aggregate Pro Rata Share of the Excess Cash, an amount equivalent to 150% of the anticipated (on or about the

Effective Date) Excess Cash; and (iii) with respect to the New PGS Ordinary Shares, the residual amount after (i) and (ii).

             4.5 EXISTING JUNIOR SUBORDINATED DEBENTURES CLAIMS (CLASS 5).

                 (a) Allowance: On the Effective Date, the Existing Junior Subordinated Debentures Claims shall be deemed Allowed Claims in the aggregate amount of $143,750,000.

                 (b) Treatment: Each holder of an Allowed Existing Junior Subordinated Debentures Claim shall receive, subject to the terms of this Plan and in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Existing Junior Subordinated Debentures Claim its Pro Rata Share of the Class 5 Distribution.

                 (c) Voting: The holders of Allowed Existing Junior Subordinated Debentures Claims are impaired, are entitled to vote to accept or reject the Plan and the votes of such holders will be solicited with respect to such Allowed Existing Junior Subordinated Debentures Claims.

             4.6 EXISTING SECURITIES LAW CLAIMS (CLASS 6).

                 (a) Treatment: Holders of Existing Securities Law Claims shall not receive or retain any distribution under this Plan on account of such Existing Securities Law Claims.

                 (b) Voting: In accordance with section 1126(g) of the Bankruptcy Code, the holders of Existing Securities Law Claims are conclusively presumed to reject this Plan and the votes of such holders will not be solicited with respect to such Existing Securities Law Claims.

             4.7 EXISTING ORDINARY SHARES (CLASS 7).

                 (a) Treatment: On the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed Existing Ordinary Share shall be entitled to receive, subject to the terms of this Plan and in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Existing Ordinary Share (a) its Pro Rata Share of the Class 7 Distribution and (b) subject to Section 5.11(c) hereof, its Pro Rata Share of the Rights (exclusive of Rights relating to the Reserved Rights Offering Shares).

                 (b) Voting: The holders of Existing Ordinary Shares are impaired, are entitled to vote to accept or reject the Plan and the votes of such holders will be solicited with respect to Existing Ordinary Shares as set forth in Section 5.4 of the Plan.

             4.8 OTHER EXISTING EQUITY INTERESTS (CLASS 8).

                 (a) Treatment: Holders of Other Existing Equity Interests shall not receive or retain any distribution under this Plan on account of such Other Existing Equity Interests, and such Other Existing Equity Interests shall be cancelled. On the Effective Date, all such Other Existing Equity Interests shall be deemed extinguished and any certificates or other instruments representing such Other Existing Equity Interests shall be cancelled and of no force or effect.

                 (b) Voting: In accordance with section 1126(g) of the Bankruptcy Code, the holders of Other Existing Equity Interests are conclusively presumed to reject this Plan and the votes of such holders will not be solicited with respect to such Other Existing Equity Interests.

             SECTION 5. MEANS FOR IMPLEMENTATION

             5.1 CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN REORGANIZED PGS.

             After the Effective Date, the Debtor shall continue to exist as Reorganized PGS in accordance with the laws of the Kingdom of Norway and pursuant to the Amended Articles of Association. Except as otherwise provided in this Plan, on and after the Effective Date, all property of the Estate of the Debtor, including all claims, rights and causes of action and any property acquired by the Debtor or Reorganized PGS under or in connection with this Plan, shall vest in Reorganized PGS free and clear of all Claims, liens, charges, other encumbrances and Equity Interests. On and after the Effective Date, Reorganized PGS may operate its business and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, Reorganized PGS may pay the charges that it incurs on or after the Effective Date for Professional Persons' fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

             5.2 PLAN DOCUMENTS.

             On the Effective Date, Reorganized PGS shall be authorized to enter into, file, execute and/or deliver each of the Plan Documents (including the Amended Articles of Association) and any other agreement or instrument issued in connection with any Plan Document without the necessity of any further corporate, board or shareholder action.

             5.3 WAIVER OF SUBORDINATION.

             Except as expressly provided herein, the distributions under this Plan take into account the relative priority of the Claims in each Class in connection with any contractual subordination provisions relating thereto. Accordingly, the distributions, to the holders of Allowed Existing Junior Subordinated Debentures Claims and Allowed Existing Ordinary Shares shall not be subject to levy, garnishment, attachment, or other legal process by any holder of indebtedness senior to such claims and equity interests, by reason of claimed contractual subordination rights. On the Effective Date, all creditors shall be deemed to have waived any and all contractual subordination rights which they may have with respect to such distributions, and the Confirmation Order shall permanently enjoin, effective as of the Effective Date, all holders from enforcing or attempting to enforce any such rights with respect to such distribution under this Plan. All rights or Claims of holders of Bank Claims and Bondholder Claims relating in any manner whatsoever to claimed subordination rights, under any applicable Indenture or otherwise, shall be deemed satisfied by the distributions under, described in, contemplated by and/or implemented by this Plan. Notwithstanding the foregoing or any other provision contained in the Plan, nothing in the Plan shall be construed as to (a) provide that the holders of Allowed Bank Claims and Allowed Bondholder Claims have received payment in full on account of such Allowed Bank Claims and Allowed Bondholder Claims, respectively; or (b) prevent the Debtor or Reorganized PGS from relying upon the subordination provisions contained in the Existing Junior Subordinated Debentures Indenture to defend against any claim by Existing Junior Subordinated Debentureholders in proceedings before the courts of any foreign jurisdiction (including by the Debtor or Reorganized PGS asserting that the Existing Junior Subordinated Debentureholders are not entitled to receive any payment on account of principal, premium or interest on or under the Existing Junior Subordinated Debentures as a result of the fact that the Bank Claims and Bondholder Claims (being Senior Debt as defined in the Existing Junior Subordinated Debentures Indenture) have not been, and will not be, paid in full).

             5.4 SHAREHOLDER VOTE.

             The holders of Existing Ordinary Shares shall be entitled to vote to accept or reject the Plan and to take other shareholder action on matters incident to the implementation and consummation of the Plan at the Extraordinary General Meeting. Such action shall include without limitation: (i) cancellation of the Existing Ordinary Shares, without any payment to the holders thereof, pursuant to (Section) 12-1 (1) 1 of the Norwegian Public Limited Liability Companies Act, (ii) approving and authorizing the issuance of the New PGS Ordinary Shares to the holders of Allowed Bondholder Claims and Allowed Bank Claims who have elected or who are deemed to have elected to participate in the Package B Distribution, subject to (a) the Class 5 Distribution, (b) the Class 7 Distribution, and (c) the issuance of the Rights Offering Shares, including the Reserved Rights Offering Shares, (iii) approving amendments to the Articles of Association for PGS, reflecting the Amended Articles of Association, (iv) electing the Board of Directors, (v) instruction to the Board of Directors concerning approval of major transactions, and (vi) such other resolutions on part of the shareholders that may be necessary to implement the Plan. All such resolutions shall be made in accordance with Norwegian law and the Debtor's existing Articles of Association at the Extraordinary General Meeting.

             5.5 CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS.

             Except for the purpose of evidencing a right to distributions under this Plan and as otherwise set forth herewith, on the Effective Date all agreements, instruments, and other documents evidencing the Bank Claims, Bondholder Claims, Existing Junior Subordinated Debentures Claims and Existing Ordinary Shares and, except as otherwise expressly provided in the Plan, rights of any other holder of a Claim or Equity Interest against or in the Debtor, shall be deemed cancelled, discharged and of no force or effect; provided, however, that all such agreements, instruments and other documents in respect of which the holder subscribes or is deemed to subscribe for New PGS Ordinary Shares shall be deemed converted (as opposed to cancelled) under Norwegian law. Notwithstanding (but without prejudice to) the foregoing, to the extent the contractual terms and provisions of the Bank Facilities are not cancelled or discharged pursuant to the Plan under applicable law governing the Bank Facilities, on and following the Effective Date, the Banks (i)(a) shall not be permitted to exercise any rights in any jurisdiction to demand repayment of the Bank Facilities (or enforce any such demand), (b) shall not be permitted to direct or vote to direct the agents under the Bank Facilities to exercise any such rights, (c) shall be required to direct the agents under the Bank Facilities not to permit the exercise of any such rights, and (d) shall be required to vote in consortium against any proposal to take any enforcement action; (ii) shall, if so required by Reorganized PGS, assign and transfer all of their rights under the Bank Facilities to Reorganized PGS (except for purposes of receiving distributions under the Plan on account of Allowed Bank Claims) and shall take any actions reasonably required by Reorganized PGS to give effect to such transfer under applicable law; (iii) if Reorganized PGS is advised that it is necessary to implement any arrangement under the laws of any foreign jurisdiction to give effect to the terms of this Plan, shall vote in favor of such arrangement and Reorganized PGS shall indemnify the Banks against any cost, loss or liability which they may incur as a result of so voting in favor of such an arrangement; (iv) by voting in favor of this Plan and/or electing to receive a distribution under this Plan, shall be deemed to have agreed (and voted) as a lender under each Bank Facility to which it is a party to amend each such Bank Facility such that clause 33 (Jurisdiction) in each Bank Facility shall be deleted in its entirety and replaced with the following: "33. Jurisdiction - The courts of the state of New York shall have exclusive jurisdiction to settle any disputes in connection with this Agreement" and shall be deemed to have authorized the agents under the Bank Facilities to which it is party to effect such amendment on its behalf if Reorganized PGS requires same; and (v) shall, with respect to any amount paid to them under any pro rata sharing clauses contained in the Bank Facilities, (a) promptly pay such amounts to Reorganized PGS for its own account and (b) pending payment to Reorganized PGS, hold such amounts in trust for Reorganized PGS.

             5.6 CANCELLATION OF EXISTING INDENTURES, PGS TRUST PREFERRED SECURITIES AND ELIMINATION OF CLASSES.

             (a) Except as provided in any contract, instrument or other agreement or document entered into or delivered by Reorganized PGS in connection with this Plan or as provided in this Plan, on the Effective Date, the Existing Indentures, the Existing Notes, the Existing Junior Subordinated Debentures, and the PGS Trust Preferred Securities or other instruments or documents evidencing or creating any indebtedness or obligations of the Debtor, and any other obligations in respect thereof, will be cancelled and of no further force and effect, and the Existing Indenture Trustees shall be released from all duties thereunder, without any further action on the part of the Debtor or Reorganized PGS; provided, however, that all such agreements, instruments and other documents in respect of which the holder subscribes or is deemed to subscribe for New PGS Ordinary Shares shall be deemed converted (as opposed to cancelled) under Norwegian law. Notwithstanding the foregoing, the applicable provisions of the Indentures shall continue in effect solely for the purposes of permitting the respective Existing Indenture Trustees to (i) make the distributions to be made to holders of Allowed Bondholder Claims and holders of Allowed Existing Junior Subordinated Debentures Claims as contemplated by Section 6 of this Plan; and (ii) maintain any rights and liens the Existing Indenture Trustees may have for any fees, costs, expenses, and indemnification under their respective Indentures or other agreements until all such fees, costs, and expenses are paid pursuant to Section 5.12 of this Plan; provided, however, that such rights and liens are limited to the distributions, if any, to the holders of Existing Notes and to the Existing Junior Debentureholders, respectively. The holders of or parties to such cancelled (or converted, as applicable) instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation (or conversion, as applicable) thereof, except the rights provided pursuant to this Plan. Except as provided pursuant to this Plan, the Existing Indenture Trustees and their agents, successors and assigns shall be discharged of all of their obligations associated with the Existing Notes and the Existing Junior Subordinated Debentures.

             (b) Any Class of Claims or Equity Interest that is not occupied as of the date of the commencement of the Confirmation Hearing by an Allowed Claim or an Allowed Existing Ordinary Share, or a Claim or an Equity Interest temporarily allowed under Rule 3018 of the Bankruptcy Rules, shall be deemed deleted from the Plan for all purposes.

             5.7 OFFICERS AND BOARD OF DIRECTORS.

                 (a) On the Effective Date, the initial Board of Directors of Reorganized PGS shall consist of those individuals identified in a filing with the Bankruptcy Court on or before the date of the Confirmation Hearing. Following the occurrence of the Effective Date, the initial Board of Directors may be replaced by such individuals as are selected and elected by the holders of New PGS Ordinary Shares in accordance with the Amended Articles of Association and Norwegian law.

                 (b) On the Effective Date, the officers of Reorganized PGS shall be those officers in office immediately prior to the Effective Date.

             5.8 CORPORATE ACTION.

             In addition to the approval of the shareholders of PGS set forth in Section 5.4, the following provisions shall apply:

                 (a) Reorganized PGS shall pay all fees incurred pursuant to 28 U.S.C. (Section) 1930(a)(6) until such time as a final decree is entered closing the Reorganization Case or the Reorganization Case is converted or dismissed, or the Bankruptcy Court orders otherwise. Reorganized PGS shall serve on the United States Trustee quarterly reports of the disbursements made until such time as a final decree is entered closing the Reorganization Case or the Reorganization Case is converted or dismissed, or the Bankruptcy Court orders otherwise.

                 (b) On or immediately after the occurrence of the Effective Date, Reorganized PGS shall file the Amended Articles of Association or other appropriate organization documents with the applicable authority in accordance with Norwegian law. Such Amended Articles of Association shall prohibit the issuance of nonvoting equity securities, as and to the extent required by sections 1123(a) and (b) of the Bankruptcy Code, subject to further amendment as permitted by applicable law. After the Effective Date, Reorganized PGS may amend and restate its Articles of Association and other constituent documents as permitted under applicable Norwegian law.

                 (c) The adoption of Amended Articles of Association, the selection of directors and officers for Reorganized PGS, and all other corporate action to be taken by or required of the Debtor or Reorganized PGS, as the case may be, without any requirement of further action by the security holders or directors of the Debtor or Reorganized PGS, as the case may be, shall be deemed to have occurred and be effective as provided herein and shall be authorized and approved in all respects, subject to the provisions contained herein. On the Effective Date, the appropriate officers of Reorganized PGS and members of the Board of Directors of Reorganized PGS are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of Reorganized PGS.

             5.9 AUTHORIZATION OF PLAN SECURITIES.

             On the Effective Date, Reorganized PGS is authorized to issue the Plan Securities in accordance with the terms of this Plan, without the need for any further corporate or shareholder action, subject to the shareholder approval having been obtained as set forth in Section 5.4.

             5.10 GUARANTEES IN FAVOR OF SUBSIDIARIES.

             Except with respect to the Existing Junior Subordinated Debentures and the PGS Trust Preferred Securities, all Claims based upon guarantees of collection, payment or performance of any obligation of any direct or indirect Subsidiary of the Debtor, made by the Debtor, and all Claims against any such Subsidiary for which the Debtor is jointly or severally liable, in either case, shall remain unimpaired pursuant to section 1124 of the Bankruptcy Code by the Plan, all legal, equitable or contractual rights to which the holder of such Claim is entitled shall remain unaltered by the Plan, and, on the Effective Date, Reorganized PGS shall be deemed to have reaffirmed its obligations with respect to such unimpaired Claims.

             5.11 THE RIGHTS OFFERING.

             (a) Generally. In accordance with the Rights Offering Procedures set forth in Section 5.13 hereof, the Rights Offering will permit each Allowed Rights Holder to acquire its Pro Rata Share of the Rights Offering Shares (not including those Reserved Rights Offering Shares which the Equity Investors are obligated to purchase) pursuant to the terms set forth in this Plan. Collectively, the Rights, which will not be evidenced by certificates, shall consist of the right of each Allowed Rights Holder to acquire the Rights Offering Shares (not including those Reserved Rights Offering Shares which the Equity Investors are obligated to purchase) for an aggregate purchase price of $63.75 million in Cash (net of any fees). With respect to each Allowed Rights Holder, each Right shall represent the right to acquire one share of Rights Offering Shares for the Rights Exercise Price.

             (b) The Underwriting Agreement. In connection with the Rights Offering, the Equity Investors shall underwrite the Rights Offering pursuant to the terms of the Underwriting Agreement and shall be obligated, notwithstanding anything contained herein to the contrary, subject to the terms of such Underwriting Agreement, (i) to purchase the Reserved Rights Offering Shares on the Effective Date, and (ii) to purchase the Excess Rights Offering Shares pursuant to Section 5.13.

             (c) Rights Offering Termination. In the event that the Rights Offering is not completed by the applicable Payment Date (as set forth in Section 1.89 hereof), the Rights

Offering shall not take place and the New PGS Ordinary Shares that become Offered Shares shall be distributed as set forth in Section 1.89 hereof.

             5.12 RIGHTS OF THE EXISTING INDENTURE TRUSTEES.

             The Existing Indenture Trustees shall be entitled to Administrative Expense Claims as provided for in, and subject to restrictions of, this section of the Plan, and Reorganized PGS shall not have any obligations to any indenture trustee, including the Existing Indenture Trustees, any agent or servicer (or to any Disbursing Agent replacing such indenture trustee, agent or servicer) for any fees, costs or expenses except as expressly set forth in this Section 5.12. Within ten (10) days of the Confirmation Date, the Existing Indenture Trustees shall provide the Debtor with a statement of the Existing Indenture Trustees' actual fees and expenses (including the reasonable fees and expenses of counsel) through the Confirmation Date and projected expenses through the Effective Date. Upon the timely receipt of one or more invoices in accordance with the preceding sentence, the Reorganized Debtor shall on the Effective Date, pay the Existing Indenture Trustees' fees and expenses, in full, in Cash. Notwithstanding the foregoing, to the extent that the Reorganized Debtor disputes any portion of the Existing Indenture Trustee's fees and expenses, Reorganized PGS shall reserve and hold in a segregated account, on the Effective Date, an amount equal to such disputed amount and such dispute shall be consensually resolved by the parties or presented to the Bankruptcy Court for adjudication. On the Effective Date, subject to the payment of the non-disputed portion of the Existing Indentures Trustees' expenses and the establishment of the reserve set forth in the preceding sentence with respect to any disputed portion of the Existing Indenture Trustee's expenses, all liens of the Existing Indenture Trustees in any distributions shall be forever released and discharged. Once the Existing Indenture Trustees have completed performance of all of their duties set forth in the Plan or in connection with any distributions to be made under the Plan, if any, the Existing Indenture Trustees, and their successors and assigns, shall be relieved of all obligations as the Existing Indenture Trustees effective as of the Effective Date. The reasonable fees and expenses of counsel to the Unofficial TPrS Committee (not to exceed $50,000 in the aggregate) shall be submitted and paid in the same manner as those of the Existing Indenture Trustees under this Section 5.12.

             5.13 SUBSCRIPTION/ISSUANCE/DELIVERY OF NEW PGS ORDINARY SHARES.

             The applicable Disbursing Agent shall be authorized to subscribe for New PGS Ordinary Shares on behalf of the holders of Allowed Bank Claims and Allowed Bondholder Claims who have elected, or pursuant to Section 4.4(b) are deemed to have elected, to receive the Package B Distribution, and to take such other action as may be necessary or appropriate for the exchange of such claims for New PGS Ordinary Shares. Such subscription shall be made on the Effective Date.

                 (a) New PGS Ordinary Shares: On the Effective Date, or as soon thereafter as reasonably practicable, Reorganized PGS will issue and deliver to the Equity Agent for distribution in accordance with the terms of the Plan, the New PGS Ordinary Shares, excluding the Offered Shares. The New PGS Ordinary Shares, excluding the Offered Shares, will be held by the Equity Agent, in a segregated trust account or accounts, pending proration and distribution by the applicable Disbursing Agent in accordance with the terms of the Plan to the holders of Allowed Claims in Classes 4 and 5 and Allowed Existing Ordinary Shares in Class 7, as applicable.

                 (b) Reserved Rights Offering Shares: On or prior to the Effective Date, each Equity Investor shall deposit with the Rights Agent in immediately available funds its Equity Investor Amount. On the Effective Date, or as soon thereafter as reasonably practicable, but subject to each Equity Investor's payment of its Equity Investor Amount to the Rights Agent on or prior to the Effective Date, Reorganized PGS will issue and deliver to each Equity Investor such number of Reserved Rights Offering Shares equal to each such Equity Investor's Total Commitment Percentage multiplied by the total number of Reserved Rights Offering Shares. On the date of the issuance and delivery of the Reserved Rights Offering Shares to the Equity Investors, the Rights Agent will transfer the aggregate Equity Investor Amount to the applicable Disbursing Agent who shall distribute such Cash, pro rata and in accordance with the terms of the Plan, to those holders of Class 4 Allowed Claims (i) that elected or were deemed to elect to receive the Package B Distribution, and (ii) whose New PGS Ordinary Shares became Offered Shares in accordance with the terms of the Plan.

                 (c) Rights Offering Shares: Subject to Section 5.11(c) hereof, the Rights Offering Shares (excluding those Reserved Rights Offering Shares distributed in accordance with either (b) above or pursuant to the Underwriting Agreement), shall be offered to the Allowed Rights Holders pursuant to the following procedures (the "RIGHTS OFFERING PROCEDURES"):

                     (i) Notification of the Rights Offering:
                         -----------------------------------

                         (A) Simultaneously with the distribution of the
Disclosure Statement, the Debtor shall distribute a prospectus required by Norwegian securities laws (the "PROSPECTUS") which will include, among other things, an offer form (the "EXERCISE Form") for purposes of participating in the Rights Offering. The Exercise Form and the Prospectus shall include appropriate information and instructions (collectively, the "EXERCISE INSTRUCTIONS"), including (1) the methodology for determining the maximum number of Rights Offering Shares such holder of Existing Ordinary Shares (assuming it is the Allowed Rights Holder in respect of such shares as of the Effective Date) is entitled to purchase, (2) the methodology for determining the Rights Exercise Price payable for each such Rights Offering Share, (3) a return address of the Rights Agent to which such Exercise Form is to be returned, (4) the Rights Offering Deadline, (5) a description of the type of identification and account details, if any, as the Rights Agent may reasonably require, and (6) payment information to which each Allowed Rights Holder shall send the requisite funds.

                          (B) The Exercise Form may, at the option of the Rights
Agent, be sent via the mailing mechanisms available in VPS, or by regular mail.

                          (C) Notwithstanding the foregoing, if the Rights
Offering Shares are required to be registered pursuant to applicable securities laws of the United States of America, (1) Reorganized PGS shall conduct the Rights Offering on a registered basis as soon as reasonably practicable after the Effective Date in accordance with Section 6.11 hereof, (2) the notification of the Rights Offering taking place pursuant to Section 5.13(c)(i)(A) shall be deemed null and void and rescinded by its terms without notice except that such rescission will be announced through the Oslo Stock Exchange information system,
(3) any Exercise Forms and orders for Rights Offering Shares thereunder shall be deemed rescinded, and (4) any payments received will be returned.

                     (ii) Exercising the Right to Purchase:
                          --------------------------------

                          (A) In order for an exercise of Rights to be valid
and effective, an Allowed Rights Holder must, before the Rights Offering
Deadline:

                              (1) Deliver to the Rights Agent (at the address
set forth in the Exercise Instructions) an original copy of a properly completed and duly executed Exercise Form (including such identification and account details as reasonably required by the Rights Agent and set forth in the Exercise
Form); and

                              (2) Deposit immediately available funds into the
account of the Rights Agent specified in the Exercise Instructions an amount equal to the Rights Exercise Price multiplied by the number of Rights Offering Shares the Allowed Rights Holder has elected and is entitled to purchase (as set forth in the Exercise Form).

                          (B) The obligations created by the return of the
countersigned Exercise Form by an Allowed Rights Holder shall be unconditional and irrevocable.

                          (C) If any Exercise Form is signed by a trustee,
executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when executing the Exercise Form and, unless waived by Rights Agent, submit proper evidence satisfactory to the Rights Agent of such person's authority to so act.

                          (D) All determinations as to the proper completion,
due execution, timeliness, eligibility, arising in connection with the submission of the Exercise Form and other matters affecting the validity or effectiveness of any attempted exercise of any Rights shall be reasonably made by the Rights Agent whose determination shall be final and binding.

                          (E) Deliveries required to be received by the Rights
Agent in connection with an attempted exercise of Rights will not be deemed to have been so received or accepted until actual receipt thereof has occurred at the address of the Rights Agent set forth in the Exercise Form and any defects or irregularities shall have been waived or cured within such time as the Rights Agent may determine in its reasonable discretion. Neither PGS nor the Rights Agent will have any obligation to give notice to any Allowed Rights Holder of any defect or irregularity relating to such holder's counter-signed Exercise Form nor shall PGS or the Rights Agent incur any liability as a result of not giving any such notice.

                          (F) On the Rights Offering Distribution Date.
Reorganized PGS will issue and deliver to the applicable Disbursing Agent for distribution in accordance with the Plan the Offered Shares (excluding Reserved Rights Offering Shares), and the Rights Agent will transfer the Cash received as payment for the Rights Offering Shares to the applicable Disbursing Agent who shall, no later than the close of business on the next subsequent Business Day, or as soon thereafter as reasonably practicable, distribute the following:

                               (1) the Rights Offering Shares acquired in
connection with the Rights Offering (if any) to the Allowed Rights Holders that elected to participate in the Rights Offering and validly exercised their Rights; such shares to be distributed in accordance with the distribution provisions contained in Section 6 hereof; and

                               (2) the Cash received as payment for the Rights
Offering Shares, on a pro rata basis, to those holders of Class 4 Allowed Claims
(A) that elected or were deemed to elect to receive the Package B Distribution, and (B) whose New PGS Ordinary Shares became Rights Offering Shares in accordance with the terms of the Plan.

                         (iii) Participation in the Rights Offering by Holders
                               -----------------------------------------------
of ADSs
-------

                               Notwithstanding anything contained herein to the
contrary, Citibank N.A. ("Citibank"), which is the depositary bank of the Debtor's ADSs, shall be the Rights Agent for purposes of permitting holders of ADSs to participate in the Rights Offering. The Debtor and Citibank shall establish such procedures as are necessary to provide holders of ADSs with substantially the same opportunity to participate in the Rights Offering as holders of Existing Ordinary Shares who do not hold such shares through the ADS system (subject, however, to the terms and conditions of the deposit agreement governing the Debtor's American Depositary Receipt facility).

                   (d) Excess Rights Offering Shares:

                       (i) On the Rights Offering Deadline, or as soon thereafter as reasonably practicable, the Rights Agent shall send a notice (the "EXCESS RIGHTS NOTICE") to the Equity Investors specifying (1) the number of Excess Rights Offering Shares such Equity Investor is obligated to purchase pursuant to its obligation under the Underwriting Agreement (such number to be calculated by multiplying the total number of Excess Rights Offering Shares and the Total Commitment Percentage of each such Equity Investor), and (2) the aggregate price payable for such Excess Rights Offering Shares (such price to be calculated by multiplying the aggregate Rights Exercise Price for the total number of Excess Rights Offering Shares and the Total Commitment Percentage of each such Equity Investor).

                        (ii) On or prior to the Rights Offering Distribution Date, each Equity Investor shall deposit with the Rights Agent in immediately available funds the price set forth in its Excess Rights Notice.

                        (iii) On or prior to the Rights Offering Distribution Date, the Rights Agent will transfer the aggregate purchase price for the Excess Rights Offering Shares from the Equity Investors to the applicable Disbursing Agent who shall, not later than the close of business on the next subsequent Business Day, or as soon thereafter as reasonably practicable, distribute the following:

                              (1) the Excess Rights Offering Shares acquired by
each Equity Investor to each such Equity Investor; such shares to be distributed in accordance with the distribution provisions contained in
Section 6 hereof; and

                              (2) the Cash from each Equity Investor received as
payment for the Excess Rights Offering Shares, on a pro rata basis, to those holders of Class 4 Allowed Claims (A) that elected or were deemed to elect to receive the Package B Distribution, and (B) whose New PGS Ordinary Shares became Rights Offering Shares in accordance with the terms of the Plan.

                   (e) Default Notice. The Rights Agent shall send a notice to each of the Equity Investors, PGS, and the Disbursing Agent, and will cause such notice to be filed with the Bankruptcy Court, pursuant to the Underwriting Agreement in the event that any Equity Investor defaults on its obligations set forth herein or in the Underwriting Agreement.

                   (f) Listing. The New PGS Ordinary Shares will be listed on the Oslo Stock Exchange and Reorganized PGS shall use commercially reasonable efforts to have its American Depositary Receipts listed on a national stock exchange in the United States or on NASDAQ as soon as practicable following the Effective Date.

         SECTION 6. DISTRIBUTIONS

         6.1 DISTRIBUTION BY REORGANIZED PGS.

         The applicable Disbursing Agent shall make all distributions required under the Plan on account of the Existing Notes and the Existing Junior Subordinated Debentures, as the case may be, to the appropriate Existing Indenture Trustee for the applicable series of Existing Notes and the Existing Junior Subordinated Debentures Indenture Trustee, as the case may be. The Existing Indenture Trustees shall deliver such distributions to the holders of Allowed Claims in accordance with the provisions of the Plan and the terms of the relevant Existing Indentures or other governing agreement. Reorganized PGS or its Disbursing Agent shall make all remaining distributions required under the Plan. Notwithstanding the provisions of Section 5 above regarding the cancellation of the Existing Indentures, the Existing Indentures shall continue in effect to the extent necessary to allow the Existing Indenture Trustees to receive and make distributions pursuant to the Plan on account of the Existing Notes. The Existing Indenture Trustees providing services related to distributions to the holders of Allowed Bondholder Claims and to the holders of Allowed Existing Junior Subordinated Debenture Claims shall receive from Reorganized PGS reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments shall be made on terms agreed upon with Reorganized PGS, and shall not be deducted from distributions to be made pursuant to this Plan to holders of Allowed Claims.

         6.2 DISTRIBUTION RECORD DATE.

         Except as and to the extent otherwise required by customary procedures of DTC and VPS, as applicable, as of the close of business on the applicable Distribution Record Date, the various transfer and claims registers for each of the Classes of Claims or Equity Interests as maintained by the Debtor, its respective agents, or the Existing Indenture Trustees shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Equity Interests. The Debtor shall have no obligation to recognize any transfer of the Claims or Equity Interests occurring after the close of business on the applicable Distribution Record Date. The Debtor and the Existing Indenture Trustees shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the applicable Distribution Record Date, to the extent applicable.

         Notwithstanding the foregoing or anything herein to the contrary, in connection with any distribution under this Plan to be effected through the facilities of DTC or VPS (coordinated by the Equity Agent), as applicable, (whether by means of book-entry exchange, free delivery, or otherwise), the Debtor will be entitled to recognize and deal for all purposes under the Plan with such holders to the extent consistent with the customary practices of DTC and VPS, as applicable, used in connection with such distribution.

         6.3 DISBURSING AGENT.

         All distributions under this Plan initially shall be made by Reorganized PGS or the applicable Disbursing Agent on and/or after the Effective Date as provided herein. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court and, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by Reorganized PGS.

         6.4 SURRENDER OF CANCELLED INSTRUMENTS OR SECURITIES; MANDATORY EXCHANGE OF EXISTING ORDINARY SHARES.

         As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities or other documentation cancelled (or deemed converted under Norwegian law, as applicable) pursuant to this Plan, the holder of such Claim shall tender the applicable instruments, securities or other document evidencing such Claim to Reorganized PGS or the Disbursing Agent or its designee unless waived in writing by the Disbursing Agent or Reorganized PGS. Such surrender shall not be necessary in respect of the Existing Ordinary Shares, which will be cancelled as a matter of Norwegian law on or about the Effective Date. All surrendered Voting Securities that are certificated shall be marked as cancelled. Any Plan Securities and any Cash to be distributed pursuant to the Plan on account of any such Claim or Equity Interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section 6.6.

         Existing Ordinary Shares that have been issued in VPS and credited to a VPS account of holders of Allowed Existing Ordinary Shares shall be mandatorily exchanged for the New PGS Ordinary Shares to be issued to the holders of Allowed Existing Ordinary Shares under the Plan.

         The procedures by which holders of Allowed Claims in Classes 4 and 5 surrender their Voting Securities, and exchange such securities for Cash and applicable Plan Securities shall be determined based upon the manner in which the Voting Securities were issued and the manner in which they are held, as set forth below.

                     (a) VOTING SECURITIES HELD IN BOOK-ENTRY. Voting Securities held in book-entry form whether through bank and broker nominee accounts or directly in the name of the beneficial owner shall be mandatorily exchanged for Cash and the applicable Plan Securities, as the case may be, through the facilities of such nominees, if applicable, and the systems of the applicable securities depository or DTC and VPS, as applicable.

                     (b) VOTING SECURITIES IN PHYSICAL, REGISTERED, CERTIFICATED FORM. Each holder of Voting Securities in physical, registered, certificated form will be required, promptly after the Effective Date, to deliver its physical certificates (the "TENDERED CERTIFICATES") to the Disbursing Agent, accompanied by a properly executed Letter of Transmittal, in form and substance reasonably satisfactory to Reorganized PGS, to be distributed by the Disbursing Agent promptly after the Effective Date and containing such representations and warranties as set forth therein.

                         Any Cash or Plan Security to be distributed pursuant to
this Plan on account of any Allowed Claim in Classes 4 or 5 represented by a Voting Security held in physical, registered, certificated form shall, pending such surrender, be treated as undeliverable pursuant to Section 6.6 of this Plan.

                         Signatures on a Letter of Transmittal must be
guaranteed by an Eligible Institution (defined below), unless the Voting Securities tendered pursuant thereto are tendered for the account of an Eligible Institution. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or a correspondent in the United States (each of which is an "ELIGIBLE INSTITUTION"). If Voting Securities are registered in the name of a Person other than the Person signing the Letter of Transmittal, the Voting Securities, in order to be tendered validly, must be endorsed or accompanied by a properly completed power of authority, with signature guaranteed by an Eligible Institution.

                         All questions as to the validity, form, eligibility
(including time of receipt), and acceptance of Letters of Transmittal and Tendered Certificates will be resolved by the applicable Disbursing Agent, whose determination shall be final and binding, subject only to review by the Bankruptcy Court upon application with due notice to any affected parties in interest. The Debtor reserves the right, on behalf of itself and the applicable Disbursing Agent, to reject any and all Letters of Transmittal and Tendered Certificates not in proper form, or Letters of Transmittal and Tendered Certificates, the Disbursing Agent's acceptance of which would, in the opinion of the Disbursing Agent or its counsel, be unlawful.

                     (c) VOTING SECURITIES IN BEARER FORM HELD THROUGH A BROKER OR BANK PARTICIPANT IN DTC. Voting Securities held in bearer form through a broker or bank participant in DTC, shall be mandatorily exchanged for Cash and/or the applicable Plan Securities, as the case may be, through the facilities of such nominees and the securities depository holding such Voting Securities on behalf of the broker or bank.

                     (d) FAILURE TO SURRENDER CANCELLED INSTRUMENTS. Any holder of Voting Securities that are certificated that fails to surrender, or is deemed to have failed to surrender, such Voting Securities required to be tendered hereunder within one year after the Effective Date shall have its Claim or Equity Interest for a distribution pursuant to the Plan on account of such Voting Security discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtor or its property. In such cases, any distribution on account of such Claim or Equity Interest shall be disposed of pursuant to the provisions set forth below in Section 6.6.

         6.5 LOST, STOLEN, MUTILATED OR DESTROYED DEBT SECURITIES.

         In addition to any requirements under the Existing Indentures, or any related agreement, any holder of a Claim or Equity Interest, to the extent applicable, evidenced by an Existing Note or Existing Junior Subordinated Debenture that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Existing Note or Existing Junior Subordinated Debentures, deliver to Reorganized PGS: (i) evidence reasonably satisfactory to Reorganized PGS or the Disbursing Agent of the loss, theft, mutilation or destruction; and
(ii) such security or indemnity as may be required by Reorganized PGS or the Disbursing Agent to hold Reorganized PGS and the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Allowed Claim. Upon compliance with this Section 6 by a holder of a Claim evidenced by an Existing Note or Existing Junior Subordinated Debenture, such holder shall, for all purposes under the Plan, be deemed to have surrendered such note, debenture, bond, share or security. Any holder that fails to (i) surrender an instrument or (ii) provide evidence of loss, theft, mutilation or destruction of such instrument satisfactory to Reorganized PGS or the Disbursing Agent and execute and deliver security or indemnity reasonably satisfactory to Reorganized PGS or the Disbursing Agent before the one year anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan in respect of such rights and Claims. Any distribution so forfeited shall become the sole and exclusive property of Reorganized PGS.

         6.6 DELIVERY OF DISTRIBUTION.

         On or immediately after the Effective Date, Reorganized PGS or the appropriate Disbursing Agent shall issue and authenticate, as applicable, the applicable Plan Securities, and shall in respect of such Plan Securities either
(i) apply to DTC to make such Plan Securities eligible for deposit at DTC or
(ii) with respect to the New PGS Ordinary Shares, cause such Plan Securities to be registered in VPS. With respect to the holders of Voting Securities who hold such Voting Securities through nominee accounts at bank and broker participants in DTC or in nominee VPS accounts, as applicable, the appropriate Disbursing Agent shall deliver the Cash and/or Plan Securities, as applicable, to DTC or the registered address specified by DTC, or the relevant nominee for distribution.

         The Disbursing Agent will request that DTC and VPS, as applicable, effect a mandatory exchange of the applicable Voting Securities for Cash and/or the applicable Plan Securities by crediting the accounts of the DTC participants and VPS accountholders, as the case may be, with Cash and/or the applicable Plan Securities in exchange for the applicable Voting Securities. On the Effective Date of such exchange, each DTC participant and any VPS nominee holder, as applicable, will effect a similar exchange for accounts of the beneficial owners holding Voting Securities through such firms. Neither the Reorganized Company nor the Disbursing

Agent shall have any responsibility or liability in connection with DTC's, VPS's or such participants, effecting or failing to effect, such exchanges.

                  Holders of Voting Securities holding such Voting Securities outside DTC and VPS, as applicable, will be required to surrender their Voting Securities by delivering them to the Disbursing Agent, along with properly executed Letters of Transmittal (as described above in Section 6.4(b)). The Disbursing Agent shall forward the applicable Cash and/or Plan Securities on account of such applicable Voting Securities to such holders.

                  Reorganized PGS, or the applicable Disbursing Agent, shall have the right to require any holder of an Allowed Bank Claim or an Allowed Bondholder Claim that elected or was deemed to have elected to participate in the Package B Distribution and that voted to reject the Plan or did not vote on the Plan, to confirm in writing (in a manner reasonably acceptable to Reorganized PGS) that it acknowledges and accepts the subscription of the New PGS Ordinary Shares (including the Rights Offering Shares).

                  Notwithstanding the terms set forth in the Plan and to the extent necessary under applicable non-U.S. law, any holder of an Allowed Bank Claim that is deemed to have elected to participate in the Package B Distribution and that rejected or did not vote on the Plan shall, prior to receiving any distribution in accordance with Plan, confirm in a written letter of acknowledgement and release (the "LETTER OF ACKNOWLEDGEMENT") acceptable in form and substance to Reorganized PGS that (i) it acknowledges and accepts the subscription by the relevant Disbursing Agent, on its behalf, of the New PGS Ordinary Shares (including the Rights Offering Shares); (ii) it acknowledges, agrees and consents to the cancellation of its Claim and underlying security; and (iii) it agrees to the release and injunction provisions contained in Sections 10.7, 10.8 and 10.9 of the Plan. No distributions will be made to such holder unless and until Reorganized PGS or the applicable Disbursing Agent, as the case may be, is in receipt of the Letter of Acknowledgment.

                  Subject to Bankruptcy Rule 9010, unless otherwise provided herein, all distributions to any holder of an Allowed Claim shall be made at the address of such holder on the books and records of the Debtor or its agents, unless the Debtor has been notified in writing of a change of name or address. In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the appropriate Disbursing Agent has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such holder without interest, provided, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of the later of one year from (a) the Effective Date and (b) the date such holder's Claim is Allowed. After such date, all unclaimed property or interests in property shall revert to Reorganized PGS, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred. Reorganized PGS and the Disbursing Agent shall have no obligation to attempt to locate any holder of an Allowed Claim other than by reviewing its books and records (including any proofs of claim filed against the Debtor).

                  6.7 DATE OF DISTRIBUTIONS.

                  Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon thereafter as is practicable, provided that the Debtor may utilize periodic distribution dates to the extent appropriate (including, without limitation, in connection with the distribution of the Excess Cash Additional Recovery, and that portion of the Atlantis Sale Proceeds included in the definition of Package A Distribution). In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

                  6.8 SATISFACTION OF CLAIMS AND EQUITY INTERESTS.

                  Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims and Allowed Existing Ordinary Shares hereunder shall be in complete settlement, satisfaction and discharge of such Allowed Claims and Allowed Existing Ordinary Shares.

                  6.9 MANNER OF PAYMENT UNDER PLAN.

                  Except as specifically provided herein, at the option of the Debtor, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of DTC as and to the extent such Cash payment is made through the facilities of DTC.

                  6.10 FRACTIONAL SHARES.

                  No fractional shares of New PGS Ordinary Shares or Cash in lieu thereof shall be distributed. For purposes of distribution, fractional shares of New PGS Ordinary Shares shall be rounded down to the next whole number or zero, as applicable. Neither the Debtor, Reorganized PGS nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New PGS Ordinary Shares. Fractional shares of New PGS Ordinary Shares that are not distributed in accordance with this Section 6.10 shall be returned to Reorganized PGS.

                  6.11 EXEMPTION FROM SECURITIES LAWS.

                  The issuance of the Plan Securities excluding Reserved Rights Offering Shares, pursuant to this Plan shall be exempt from any U.S. federal securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code. Failure of the Plan Securities, excluding Reserved Rights Offering Shares, to be deemed exempt under section 1145 of the Bankruptcy Code or any other applicable U.S. federal securities laws exemption shall not be a condition to occurrence of the Effective Date of the Plan. To the extent that the Rights, the Rights Offering and/or the issuance of New PGS Ordinary Shares thereunder are not exempt from the U.S. federal securities laws registration requirements pursuant to section 1145 of the Bankruptcy Code or any other applicable U.S. federal securities laws exemption, Reorganized PGS shall conduct the Rights Offering on a registered basis as soon as reasonably practicable after the Effective Date, and the Rights Offering Shares (exclusive of the Reserved Rights Offering Shares) shall be issued following such registration.

                  6.12 SETOFFS AND RECOUPMENTS.

                  The Debtor, Reorganized PGS or their designee as instructed by them, may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, setoff and/or recoup against any Allowed Claim or Allowed Existing Ordinary Share, and the distributions to be made pursuant to this Plan on account of such Allowed Claim or Allowed Existing Ordinary Share, any and all claims, rights and Causes of Action that the Debtor or Reorganized PGS or its successor may hold against the holder of such Allowed Claim or Allowed Existing Ordinary Share; provided that neither the failure to effect a setoff or recoupment nor the allowance of any Claim or Existing Ordinary Share hereunder will constitute a waiver or release by the Debtor or Reorganized PGS or its successor of any and all claims, rights and Causes of Action that the Debtor or Reorganized PGS or its successor may possess against such holder.

                  6.13 RIGHTS AND POWERS OF DISBURSING AGENT.

                  (a) Powers of the Disbursing Agent. The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

                  (b) Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, reasonable attorney and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by Reorganized PGS.

                  6.14 REQUIRED REGULATORY APPROVALS.

                  Notwithstanding anything herein to the contrary, if any holder of a Claim or Equity Interest is required to obtain regulatory approvals to consummate the transactions contemplated hereby and such holder has not obtained the required regulatory approvals prior to or on the Effective Date, Reorganized PGS or its designee shall be entitled, at its option, to withhold such holder's distributions in respect of the holder's Claims or Equity Interests until the required regulatory approvals have been obtained by such holder.

                  6.15 WITHHOLDING AND REPORTING REQUIREMENTS. In connection with this Plan and all distributions thereunder, Reorganized PGS shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. Reorganized PGS shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of this Plan, (i) each holder of an Allowed Claim or Allowed Existing Ordinary Share that is to receive a distribution under this Plan, shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations on account of such distribution, and (ii) no distributions shall be required to be made to or on behalf of such holder pursuant to this Plan unless and until such holder has made arrangements satisfactory to Reorganized PGS for the payment and satisfaction of such tax obligations or has, to Reorganized PGS's satisfaction, established an exemption therefrom.

                  6.16 EXECUTION OF NEW TERM LOAN AGREEMENT. Each holder of an Allowed Bank Claim and/or Allowed Bondholder Claim electing to participate in the Package A Distribution shall be required to execute the New Term Loan Agreement before it shall be entitled to receive or participate in any distributions under this Plan. Reorganized PGS shall, as duly authorized agent for and on behalf of any holder of an Allowed Bank Claim or an Allowed Bondholder Claim who has elected to receive a Package A Distribution that refuses or fails to execute the New Term Loan Agreement on or before the Effective Date, execute the New Term Loan Agreement on the Effective Date on such holder's behalf. In the event that Reorganized PGS executes the New Term Loan Agreement on behalf of a holder of an Allowed Bank Claim or an Allowed Bondholder Claim in accordance with this Section 6.16, such holder shall be required to take all actions as may be reasonably required of it to ratify such execution.

                  6.17 HART-SCOTT RODINO ANTITRUST IMPROVEMENTS ACT. Any New PGS Ordinary Shares to be distributed under the Plan to an entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated. In the event any applicable notification and waiting periods do not expire without objection, Reorganized PGS or its agent shall, in its sole discretion, be entitled to sell such entities' Pro Rata Share of the New PGS Ordinary Shares that were to be distributed under the Plan to such entity, and thereafter shall distribute the proceeds of the sale to such entity.

                  SECTION 7. PROCEDURES FOR RESOLVING CLAIMS

                  7.1 OBJECTIONS TO CLAIMS.

                  Other than with respect to Fee Claims, only Reorganized PGS shall be entitled to object to Claims. Any objections to Claims (other than Fee Claims), which Claims have been filed on or before the Confirmation Date, shall be served and filed on or before the later of: (a) one hundred twenty (120) days after the Effective Date; or (b) such other date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (a) hereof. Any Claims filed after the Confirmation Date shall be deemed disallowed and expunged in their entirety without any action being required on the part of the Debtor or Reorganized PGS, unless the Person or entity filing a Claim has received prior Bankruptcy Court authority to file such Claim after the Confirmation Date. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the claimant if the Debtor or Reorganized PGS effects service in any of the following manners: (a) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (b) to the extent counsel for a claimant is unknown, by first class mail, postage prepaid, on the signatory on the proof of claim as well as all other representatives identified in the proof of claim or any attachment thereto; or (c) by first class mail, postage prepaid, on any counsel that has appeared on the claimant's behalf in the Reorganization Case (so long as such appearance has not been subsequently withdrawn). From and after the Effective Date, Reorganized PGS may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

                  7.2 PAYMENTS AND DISTRIBUTIONS WITH RESPECT TO DISPUTED
CLAIMS.

                  Notwithstanding any other provision hereof, except as otherwise agreed by Reorganized PGS in its sole discretion, if any portion of a Claim (other than a Fee Claim) is a Disputed Claim, no payment or distribution (partial or otherwise) provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

                  7.3 DISTRIBUTIONS AFTER ALLOWANCE.

                  After such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the Disbursing Agent shall distribute to the holder thereof the distributions, if any, to which such holder is then entitled under this Plan in accordance with the provisions hereof.

                  7.4 ESTIMATION OF CLAIMS.

                  The Debtor or Reorganized PGS may request that the Bankruptcy Court estimate any Claim pursuant to section 502(c) of the Bankruptcy Code for purposes of determining the allowed amount of such Claim regardless of whether the Debtor or Reorganized PGS has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim for purposes of determining the allowed amount of such Claim at any time. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor or Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. Claims may be estimated and subsequently compromised, settled, resolved or withdrawn by any mechanism approved by the Bankruptcy Court.

                  SECTION 8. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  8.1 GENERAL TREATMENT.

         Subject to the occurrence of the Effective Date, all executory contracts and unexpired leases to which the Debtor is a party are hereby assumed, except for any executory contracts or unexpired leases that (i) have been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (ii) are designated specifically or by category as a contract or lease to be rejected on the Schedule of Rejected Contracts and Leases, if any, or (iii) are the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Debtor filed prior to the Effective Date. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Section 8 shall revest in and be fully enforceable by Reorganized PGS in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

                  8.2 CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES.

                  All Claims arising from the rejection of executory contracts or unexpired leases, if any, will be treated as General Unsecured Claims subject to the provisions of Section 4 hereof, subject to any limitation on allowance of such Claims under section 502(b) of the Bankruptcy Code or otherwise. Except as otherwise ordered by the Bankruptcy Court, in the event that the rejection of an executory contract or unexpired lease by the Debtor pursuant to this Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Debtor or Reorganized PGS, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim has been filed with the Bankruptcy Court and served upon counsel for the Debtor on or before the date, and in the form and manner set forth in the order authorizing the rejection. Any Allowed Claim resulting from the rejection of an executory contract or unexpired lease shall be classified and treated as a General Unsecured Claim under this Plan, subject to any limitation on allowances or such claim under the Bankruptcy Code or otherwise.

                  8.3 CURE OF DEFAULTS FOR ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

                  Except to the extent that different treatment has been agreed to by the non-debtor party or parties to any executory contract or unexpired lease to be assumed pursuant to Section 8.1 of the Plan, any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (i) the amount of any cure payments, (ii) the ability of Reorganized PGS or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

                  8.4 INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES.

                  The obligation of the Debtor to indemnify any Person or entity serving at any time on or prior to the Effective Date as one of its directors, officers or employees by reason of such Person's or entity's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtor's constituent documents or by a written agreement with the Debtor or in accordance with Norwegian law shall be deemed and treated as executory contracts that are assumed by the Debtor pursuant to the Plan and section

365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims, and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

                  8.5 COMPENSATION AND BENEFIT PROGRAMS

                  Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtor applicable to its employees, retirees and non-employee directors including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

                  SECTION 9. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

                  9.1 CONDITIONS PRECEDENT TO CONFIRMATION.

                      (a) Confirmation of this Plan is subject to entry of the Confirmation Order in form and substance satisfactory to the Debtor and reasonably satisfactory to the Creditors' Committee.

                  9.2 CONDITIONS PRECEDENT TO THE EFFECTIVE DATE.

                  The occurrence of the Effective Date is subject to:

                      (a) (i) the Confirmation Order having been entered in form and substance satisfactory to the Debtor and reasonably satisfactory to the Creditors' Committee, and (ii) ten (10) days shall have passed since the entry of the Confirmation Order, and the Confirmation Order shall not have been stayed, reversed, or modified without the consent of the Debtor or be subject to an effective stay or injunction;

                      (b) the Plan Documents to be entered into (rather than assumed) by Reorganized PGS being executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by the Debtor that the Effective Date has occurred) contained therein having been satisfied or waived in accordance therewith;

                      (c) the Debtor obtaining all authorizations, consents and regulatory approvals, if any, required to be obtained, and filing all notices and reports, if any, required to be filed, by the Debtor in connection with this Plan's effectiveness, except for any filings with the Norwegian Register of Business Enterprises that relate to the delivery of the Distributions set forth in Section 6.6;

                      (d) Reorganized PGS having procured an exit working capital facility in an amount not less than $70 million; and

                      (e) approval of the Plan and other matters incident to implementation and consummation of the Plan, the Amended Articles of Association and any other action incident thereto by the holders of the Existing Ordinary Shares at the Extraordinary General Meeting in accordance with Norwegian law.

                  9.3 WAIVER OF CONDITIONS PRECEDENT.

                      (a) The Debtor, with the prior consent of the Creditors' Committee (except with respect to Section 9.2(d)), which consent shall not be unreasonably withheld, shall have the right to waive any of the conditions precedent set forth in Section 9.2 of this Plan at any time without leave of or notice to the Bankruptcy Court and without any formal action other than proceeding with consummation of this Plan. Further, the stay of the Confirmation Order, pursuant to Bankruptcy Rule 3020(e), shall be deemed waived by entry of the Confirmation Order.

                      (b) If the Debtor performs such a waiver and consummation occurs, the Debtor's waiver of the condition shall benefit from the "mootness doctrine", and the act of consummation of this Plan shall foreclose any ability to challenge this Plan in court. The failure to satisfy or waive any condition may be asserted by the Debtor regardless of the circumstances that give rise to the failure of the condition to be satisfied (including, without limitation, any act, action, failure to act, or inaction by the Debtor). The failure of the Debtor to assert the non-satisfaction of any conditions will not be deemed a waiver of any other rights under this Plan, and each such right will be deemed an ongoing right that may be asserted or waived at any time or from time to time.

                  9.4 EFFECT OF FAILURE OF CONDITIONS.

                  If all the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived on or before the first Business Day that is more than 90 days after the Confirmation Date, or by such later date as is proposed and approved, after notice and a hearing, by the Bankruptcy Court, then upon motion by the Debtor made before the time that all of the conditions have been satisfied or duly waived, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if all of the conditions to consummation set forth in Section 9.2 of this Plan are either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this Section 9.4, this Plan shall be null and void in all respects, and nothing contained in this Plan shall (a) constitute a waiver or release of any Claims against or Equity Interests in the Debtor; (b) prejudice in any manner the rights of the holder of any Claim or Equity Interest in the Debtor; or (c) constitute an admission, acknowledgment, offer or undertaking by the Debtor or any other entity with respect to any matter set forth in the Plan.

                  SECTION 10. EFFECT OF CONFIRMATION

                  10.1 BINDING EFFECT.

                  This Plan shall be binding and inure to the benefit of the Debtor, all present and former holders of Claims and Equity Interests, and their respective assigns, including but not limited to, Reorganized PGS.

                  10.2 VESTING OF ASSETS.

                  On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Estate shall vest in Reorganized PGS, free and clear of all Claims, liens, encumbrances, charges, and other interests, except as provided herein or in the Confirmation Order. Reorganized PGS, may operate its businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code, except as provided herein.

                  10.3 DISCHARGE OF CLAIMS AND EQUITY INTERESTS AND OF THE
DEBTOR.

                  Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise provided herein or in the Confirmation Order, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtor, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date. Except as otherwise provided herein, upon the Effective Date, all such holders of Claims and Equity Interests and their affiliates shall be forever precluded and enjoined, pursuant to sections 105, 524, 1141 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Debtor or Reorganized PGS.

                  10.4 TERM OF PRE-CONFIRMATION INJUNCTIONS OR STAYS.

                  Unless otherwise provided herein, all injunctions or stays arising prior to the Confirmation Date in accordance with sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                  10.5 INJUNCTION AGAINST INTERFERENCE WITH PLAN.

                  Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former affiliates, employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of this Plan.

                  10.6 INJUNCTION.

                       (a) Except as otherwise provided in this Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Equity Interests in the Debtor or the Estate are, with respect to any such Claims, or Equity Interests, permanently enjoined after the Confirmation Date from: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtor, the Estate or Reorganized PGS or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (b) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtor, the Estate or the Reorganized PGS or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtor, the Estate or Reorganized PGS or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons;
(d) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan.

                       (b) By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Equity Interest will be deemed to have specifically consented to the Injunctions set forth in this Section.

                  10.7 RELEASES.

                       (a) RELEASES BY THE DEBTOR. EXCEPT AS OTHERWISE PROVIDED IN THIS PLAN OR THE CONFIRMATION ORDER, AS OF THE EFFECTIVE DATE, THE DEBTOR AND REORGANIZED PGS, IN THEIR INDIVIDUAL CAPACITIES AND AS DEBTOR IN POSSESSION, SHALL BE DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION AND LIABILITIES (OTHER THAN THE RIGHTS OF THE DEBTOR OR REORGANIZED PGS TO ENFORCE THIS PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES AND OTHER AGREEMENTS OR DOCUMENTS DELIVERED THEREUNDER) WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTOR, REORGANIZED PGS, THE PARTIES RELEASED PURSUANT TO THIS SECTION 10.7, THE REORGANIZATION CASE, THIS PLAN OR THE DISCLOSURE STATEMENT, AND THAT COULD HAVE BEEN ASSERTED BY OR ON BEHALF OF THE DEBTOR OR ITS ESTATE OR REORGANIZED PGS, WHETHER DIRECTLY, INDIRECTLY, DERIVATIVELY OR IN ANY REPRESENTATIVE OR ANY OTHER CAPACITY, AGAINST (A) THE CURRENT AND FORMER DIRECTORS, OFFICERS AND EMPLOYEES OF THE DEBTOR (OTHER THAN FOR MONEY

BORROWED FROM OR OWED TO THE DEBTOR OR ITS SUBSIDIARIES BY ANY SUCH DIRECTORS, OFFICERS OR EMPLOYEES AS SET FORTH IN THE DEBTOR'S BOOKS AND RECORDS) AND THE DEBTOR'S AGENT, AND PROFESSIONALS, AND THE RESPECTIVE AFFILIATES AND CURRENT AND FORMER OFFICERS, PARTNERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS, ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, UBS LIMITED, UBS SECURITIES LLC AND OTHER PROFESSIONALS RETAINED BY SUCH PERSONS); AND (B) THE EXISTING INDENTURE TRUSTEES, THE CREDITORS' COMMITTEE, THE AD HOC COMMITTEE (AS DEFINED IN THE PLAN SUPPORT AGREEMENT), THE MEMBERS OF THE RESTRICTED COMMITTEE OF BONDHOLDERS, THE MEMBERS OF THE STEERING COMMITTEE OF BANKS, AND THE MEMBERS OF THE UNOFFICIAL TPRS COMMITTEE, AND THE RESPECTIVE AFFILIATES AND CURRENT AND FORMER OFFICERS, PARTNERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS, ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS AND OTHER PROFESSIONALS RETAINED BY SUCH PERSONS), AND PROFESSIONALS OF THE FOREGOING.

                     (b) RELEASES BY HOLDERS OF CLAIMS AND EQUITY INTERESTS. EXCEPT AS OTHERWISE PROVIDED IN THIS PLAN OR THE CONFIRMATION ORDER, ON THE EFFECTIVE DATE, (I) EACH HOLDER OF A CLAIM OR EQUITY INTEREST THAT VOTED TO ACCEPT THE PLAN AND (II) TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS, IN CONSIDERATION FOR THE OBLIGATIONS OF THE DEBTOR AND REORGANIZED PGS UNDER THIS PLAN, THE NEW TERM LOAN AGREEMENT, THE NEW SERIES A EXISTING NOTES, THE NEW SENIOR B NOTES, THE RIGHTS, AND THE NEW PGS ORDINARY SHARES AND OTHER CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS OR DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THIS PLAN, AND EACH ENTITY (OTHER THAN THE DEBTOR) THAT HAS HELD, HOLDS OR MAY HOLD A CLAIM OR EQUITY INTEREST, AS APPLICABLE, WILL BE DEEMED TO HAVE CONSENTED TO THIS PLAN FOR ALL PURPOSES (INCLUDING FOR PURPOSES OF SECTION 283(A), FIRST PARAGRAPH, ITEM (2) OF THE CRIMINAL ACT (STRAFFELOVEN) OF MAY 23, 1902 OF THE KINGDOM OF NORWAY) AND THE RESTRUCTURING EMBODIED HEREIN AND DEEMED TO FOREVER RELEASE, WAIVE AND DISCHARGE ALL CLAIMS, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES (OTHER THAN THE RIGHT TO ENFORCE THE OBLIGATIONS OF ANY PARTY UNDER THIS PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, AGREEMENTS AND DOCUMENTS DELIVERED UNDER OR IN CONNECTION WITH THIS PLAN), INCLUDING, WITHOUT LIMITATION, ANY CLAIMS FOR ANY SUCH LOSS SUCH HOLDER MAY SUFFER, HAVE SUFFERED OR BE ALLEGED TO SUFFER (WHETHER UNDER THE PUBLIC LIMITED COMPANIES ACT OF 1997 OF THE KINGDOM OF NORWAY OR OTHERWISE) AS A RESULT OF PGS COMMENCING THE REORGANIZATION CASE WITHOUT MAKING AN EQUIVALENT FILING UNDER NORWEGIAN LAW OR AS A RESULT OF THIS PLAN BEING CONSUMMATED, WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR IN PART ON ANY ACT OR OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE IN ANY WAY RELATING TO THE DEBTOR, THE REORGANIZATION CASE, THIS PLAN OR THE DISCLOSURE STATEMENT AGAINST (I) THE CURRENT AND FORMER DIRECTORS, OFFICERS AND EMPLOYEES OF THE DEBTOR AND SUCH PROFESSIONALS' AFFILIATES AND CURRENT AND FORMER OFFICERS, PARTNERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS, ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, UBS LIMITED, UBS SECURITIES LLC AND OTHER PROFESSIONALS RETAINED BY SUCH PERSONS); AND (II) THE EXISTING INDENTURE TRUSTEES, THE CREDITORS' COMMITTEE, THE AD HOC COMMITTEE (AS DEFINED IN THE PLAN SUPPORT AGREEMENT), THE MEMBERS OF THE RESTRICTED COMMITTEE OF BONDHOLDERS, THE MEMBERS OF THE STEERING COMMITTEE OF BANKS, AND THE MEMBERS OF THE UNOFFICIAL TPRS COMMITTEE, AND THE RESPECTIVE AFFILIATES AND CURRENT AND FORMER OFFICERS, PARTNERS, DIRECTORS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS, ADVISORS (INCLUDING ANY ATTORNEYS, FINANCIAL

ADVISORS, INVESTMENT BANKERS AND OTHER PROFESSIONALS RETAINED BY SUCH PERSONS), AND PROFESSIONALS OF THE FOREGOING.

                     (c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, (I) EXCEPT TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AS SUCH LAW MAY BE EXTENDED OR INTERPRETED SUBSEQUENT TO THE EFFECTIVE DATE, THE RELEASES PROVIDED FOR IN THIS SECTION 10.7 OF THE PLAN SHALL NOT RELEASE ANY NON-DEBTOR ENTITY FROM ANY LIABILITY ARISING UNDER (X) THE INTERNAL REVENUE CODE OR ANY STATE, CITY OR MUNICIPAL TAX CODE, (Y) THE ENVIRONMENTAL LAWS OF THE UNITED STATES OR ANY STATE, CITY OR MUNICIPALITY, OR (Z) ANY CRIMINAL LAWS OF THE UNITED STATES OR ANY STATE, CITY OR MUNICIPALITY AND (II) THE RELEASES PROVIDED FOR IN THIS SECTION 10.7 OF THE PLAN SHALL NOT RELEASE ANY NON-DEBTOR ENTITY FROM ANY LIABILITY TO THE SEC.


                  10.8 EXCULPATION AND LIMITATION OF LIABILITY. NONE OF THE DEBTOR, REORGANIZED PGS, THE DISBURSING AGENT, THE EXISTING INDENTURE TRUSTEES, THE CREDITORS' COMMITTEE, THE AD HOC COMMITTEE (AS DEFINED IN THE PLAN SUPPORT AGREEMENT), THE MEMBERS OF THE RESTRICTED COMMITTEE OF BONDHOLDERS AND THE MEMBERS OF THE STEERING COMMITTEE OF BANKS, NOR ANY OF THEIR RESPECTIVE CURRENT OR FORMER MEMBERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, AND AFFILIATES, NOR ANY AGENTS AND ADVISORS OF ANY OF THE FOREGOING (INCLUDING ANY ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS AND OTHER PROFESSIONALS RETAINED BY SUCH PERSONS), SHALL HAVE OR INCUR ANY LIABILITY TO ANY HOLDER OF ANY CLAIM OR EQUITY INTEREST FOR ANY ACT OR OMISSION IN CONNECTION WITH, OR ARISING OUT OF THE DEBTOR'S RESTRUCTURING, INCLUDING WITHOUT LIMITATION THE NEGOTIATION AND EXECUTION OF THIS PLAN, THE PLAN SUPPORT AGREEMENT, THE REORGANIZATION CASE, THE DISCLOSURE STATEMENT, THE SOLICITATION OF VOTES FOR AND THE PURSUIT OF THIS PLAN, THE CONSUMMATION OF THIS PLAN, OR THE ADMINISTRATION OF THIS PLAN OR THE PROPERTY TO BE DISTRIBUTED UNDER THIS PLAN, INCLUDING, WITHOUT LIMITATION, ALL DOCUMENTS ANCILLARY THERETO, ALL DECISIONS, ACTIONS, INACTIONS AND ALLEGED NEGLIGENCE OR MISCONDUCT RELATING THERETO AND ALL PREPETITION ACTIVITIES LEADING TO THE PROMULGATION AND CONFIRMATION OF THIS PLAN EXCEPT WILLFUL MISCONDUCT OR GROSS NEGLIGENCE AS DETERMINED BY A FINAL ORDER OF THE BANKRUPTCY COURT. THE FOREGOING PARTIES SHALL BE ENTITLED TO RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES UNDER THIS PLAN.

                  10.9 INJUNCTION RELATED TO RELEASES AND EXCULPATION. THE CONFIRMATION ORDER SHALL PERMANENTLY ENJOIN THE COMMENCEMENT OR PROSECUTION BY ANY PERSON OR ENTITY, WHETHER DIRECTLY, DERIVATIVELY OR OTHERWISE, OF ANY CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES RELEASED PURSUANT TO THIS PLAN, INCLUDING BUT NOT LIMITED TO THE CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION OR LIABILITIES RELEASED IN SECTIONS 10.7 AND 10.8 OF THIS PLAN.

                  10.10 TERMINATION OF SUBORDINATION RIGHTS AND SETTLEMENT OF RELATED CLAIMS.

                     (a) Except as provided herein, the classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments under the Plan take into account or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable rights satisfied, compromised and settled pursuant to this Section 10.

                     (b) Pursuant to Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under this Plan, the provisions of this Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim of Equity Interest may have or any distribution to be made pursuant to this Plan on account of such Claim or Equity Interest. Entry of the Confirmation Order will constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtor, Reorganized PGS, their respective properties, and Holders of Claims and Equity Interests, and is fair, equitable and reasonable.

                 10.11 RETENTION OF CAUSES OF ACTION/RESERVATION OF RIGHTS.

                     (a) Subject to Section 12.18 hereof, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights, Claims or Causes of Action that the Debtor may have or which Reorganized PGS may choose to assert on behalf of the Estate or itself in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any Person, to the extent such Person asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtor, Reorganized PGS, or any of its officers, directors, or representatives; (ii) the turnover of any property of the Estate; and/or (iii) Claims against other third parties.

                     (b) Nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense that the Debtor had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by this Plan as set forth in Section 4 of this Plan. Reorganized PGS, shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, or other legal or equitable defenses which the Debtor had immediately prior to the Commencement Date as fully as if the Reorganization Case had not been commenced, and all of Reorganized PGS's legal and/or equitable rights respecting any Claim left unimpaired by this Plan may be asserted after the Confirmation Date to the same extent as if the Reorganization Case had not been commenced.

         SECTION 11. RETENTION OF JURISDICTION

         On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction, pursuant to 28 U.S.C. (Sections) 1334 and 157, over all matters arising in, arising under, or related to the Reorganization Case for, among other things, the following purposes:

                  (a) To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

                  (b) To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date.

                  (c) To ensure that distributions to holders of Allowed Claims or Allowed Existing Ordinary Shares are accomplished as provided herein.

                  (d) To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, Administrative Expense Claim, or Equity Interest.

                  (e) To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated.

                  (f) To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of this Plan, the Confirmation Order, or any other order of the Bankruptcy Court.

                  (g) To hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof.

                  (h) To hear and determine all Fee Claims.

                  (i) Resolve disputes concerning any reserves with respect to Disputed Claims, Disputed Equity Interests or the administration thereof.

                  (j) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing.

                  (k) To take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release or injunction provisions set forth herein, or to maintain the integrity of this Plan following consummation.

                  (l) To determine such other matters and for such other purposes as may be provided in the Confirmation Order.

                  (m) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code.

                  (n) To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

                  (o) Resolve any disputes concerning whether a Person or entity had sufficient notice of the chapter 11 case, the hearing on the approval of the Disclosure Statement as containing adequate information, the hearing on the confirmation of this Plan for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

                  (p) To enter a final decree closing the Reorganization Case.

                  (q) To recover all Assets of the Debtor and property of the Estate, wherever located.

                  (r) To resolve any disputes arising under the Underwriting Agreement, including, but not limited to any such disputes relating to the "Material Adverse Change" and the "Major Event" provisions set forth therein.

         SECTION 12. MISCELLANEOUS PROVISIONS

         12.1 EXEMPTION FROM CERTAIN TRANSFER TAXES.

         To the fullest extent permitted by applicable law, any transfer or encumbrance of assets or any portion(s) of assets pursuant to, or in furtherance of, or in connection with this Plan shall constitute a "transfer under a plan" within the purview of section 1146(c) of the Bankruptcy Code and shall not be subject to transfer, stamp or similar taxes. The application of this Section
12.1 includes, but is not limited to, transactions involving a change in the corporate structure of the Debtor and Reorganized PGS, consummated on or subsequent to the Effective Date.

         12.2 ALLOCATION OF CONSIDERATION.

         The aggregate consideration to be distributed to the holders of Allowed Claims in each Class under this Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such holders and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

         12.3 RETIREE BENEFITS.

         On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, Reorganized PGS shall continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtor had obligated itself to provide such benefits. Nothing herein shall restrict the Reorganized PGS's right to modify the terms and conditions of the retiree benefits, if any, as otherwise permitted pursuant to the terms of the applicable plans or non-bankruptcy law.

         12.4 DISSOLUTION OF COMMITTEE.

         The Creditors' Committee shall dissolve on the Effective Date and all members, employees or agents thereof shall be released and discharged from all rights and duties arising from, or related to, the chapter 11 case; provided that the Creditors' Committee shall remain in existence following the Effective Date for the sole purpose of agreeing to an extension, if any, of the Payment Date under Section 1.89 of the Plan.

         12.5 TERMINATION OF PROFESSIONALS.

         On the Effective Date, the engagement of each professional retained by any Committee and the Debtor shall be terminated without further order of the Bankruptcy Court or act of the parties. Without limiting the foregoing, counsel of record for the Debtor in the actions or proceedings in the Reorganization Case shall be substituted for by counsel hired by Reorganized PGS.

         12.6 SUBSTANTIAL CONSUMMATION.

         On the Effective Date, this Plan shall be deemed to be substantially consummated pursuant to section 1101 of the Bankruptcy Code.

         12.7 AMENDMENTS.

              (a) Plan Modifications. This Plan may be amended, modified, or supplemented by the Debtor, subject to the consent of the Creditors' Committee, which consent shall not be unreasonably withheld, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Claims or Equity Interests pursuant to this Plan, the Debtor, may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Plan Documents and/or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of this Plan.

              (b) Other Amendments. Prior to the Effective Date, and with the consent of the Creditors' Committee, which consent shall not unreasonably withheld, the Debtor may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court, provided, that, such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Equity Interests.

         12.8 REVOCATION OR WITHDRAWAL OF THIS PLAN.

         The Debtor reserves the right to revoke or withdraw this Plan, with the consent of the Creditors' Committee (which consent shall not unreasonably withheld), prior to the Effective Date. If the Debtor takes such action, this Plan shall be deemed null and void.

         12.9 CRAMDOWN.

         In the event a Class votes against this Plan, and this Plan is not withdrawn as provided above, the Debtor reserves the right to effect a "cram down" of this Plan pursuant to section 1129(b) of the Bankruptcy Code. To the extent any Class is deemed to reject this Plan by virtue of the treatment provided to such Class, this Plan shall be "crammed down" on the claimants within such Class pursuant to section 1129(b) of the Bankruptcy Code.

         12.10 CONFIRMATION ORDER.

         The Confirmation Order shall, and is hereby deemed to, ratify all transactions effected by the Debtor during the period commencing on the Commencement Date and ending on the Confirmation Date except for any acts constituting willful misconduct, gross negligence, recklessness or fraud.

         12.11 SEVERABILITY.

         If, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

         12.12 GOVERNING LAW.

         Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent a Plan Document provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents (other than the Amended Articles of Association) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

         12.13 SECTION 1125(E) OF THE BANKRUPTCY CODE.

         The Debtor has, and upon confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and the Debtor (and its affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under this Plan, and therefore are not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or offer, issuance, sale, or purchase of the securities offered and sold under this Plan.

         12.14 TIME.

         In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

         12.15 NOTICES.

         All notices, requests, and demands to or upon the Debtor or Reorganized PGS to be effective shall be in writing (including by facsimile transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                           Petroleum Geo-Services, ASA
                           Strandveien 4
                           N-1366 Lysaker, Norway
                           Attn:  Stale Gjengset, General Counsel
                           Telephone:  011 47 67 52 64 00
                           Telecopier: 011 47 67 53 68 83

                                    -and-

                           Willkie Farr &  Gallagher LLP
                           787 Seventh Avenue
                           New York, New York  10019-6099
                           Attn:    Matthew A. Feldman, Esq.
                                    Paul V. Shalhoub, Esq.
                           Telephone:  (212) 728-8000
                           Telecopier: (212) 728-8111

         12.16 RESERVATION OF RIGHTS.

         Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of this Plan, any statement or provision contained herein, or the taking of any action by the Debtor with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtor with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

         12.17 INCONSISTENCY.

         In the event of any inconsistency among the Plan, the Disclosure Statement, the Plan Documents, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern.

         12.18 AVOIDANCE AND RECOVERY ACTIONS.

         Effective as of the Effective Date, the Debtor releases and waives the right to prosecute any avoidance or recovery actions under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code except for any such action which may be pending on the Effective Date as to which Reorganized PGS's rights shall not be waived and released and Reorganized Debtor shall retain and may prosecute any such actions.

         12.19 FILING OF ADDITIONAL DOCUMENTS.

         On or before substantial consummation of the Plan, the Debtor shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any such agreements or other documents relating specifically to the terms and conditions of the Plan shall be in form and substance reasonably acceptable to the Creditors' Committee.

Dated:   September 10, 2003




                                  Respectfully submitted,


                                  Petroleum-Geo Services, ASA
                                  Debtor


                                  By:  /s/ Sam R. Morrow
                                      -----------------------------------------
                                  Name: Sam R. Morrow
                                  Title: Senior Vice President - Finance and
                                         Treasurer

                                    EXHIBIT B

                                   PROJECTIONS

RESPONSIBILITY FOR AND PURPOSE OF THE PROJECTIONS

As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtor's management has, through the development of the Projections, analyzed the ability of the Reorganized Company to meet its obligations under the Plan while maintaining sufficient liquidity and capital resources to conduct its business. The Projections were also prepared to assist each holder of an Allowed Claim or Allowed Existing Ordinary Share in voting classes in determining whether to accept or reject the Plan. The Projections were prepared based on the expected results of the Reorganized Company, which includes the Debtor and its non-filing subsidiaries. SEE SECTION IV OF THE DISCLOSURE STATEMENT, "RISK FACTORS," FOR FURTHER DISCUSSION OF THE RISKS ASSOCIATED WITH THE PROJECTIONS.

The Projections should be read in conjunction with the assumptions, qualifications and comments to the table containing the Projections, the historical consolidated financial information (including the notes and schedules thereto) and other information in the public filings of PGS. The Projections were prepared in good faith based on assumptions believed to be reasonable and applied in a manner consistent with past practice. A significant number of assumptions about the operations of the business after the Commencement Date used in the Projections were based, in part, on economic, competitive, and general business conditions prevailing at the time the Projections were developed. While as of the date of the Disclosure Statement, such conditions have not materially changed, any future changes in these conditions may materially impact the ability of the Reorganized Company to achieve the Projections.

THE PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTOR'S INDEPENDENT ACCOUNTANT, ERNST & YOUNG AS, HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE ITS REASONABLENESS AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE FINANCIAL INFORMATION.

THE DEBTOR DOES NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, NEITHER THE DEBTOR NOR THE REORGANIZED COMPANY INTENDS TO, AND EACH DISCLAIMS ANY OBLIGATION TO: (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF ALLOWED CLAIMS OR ALLOWED EXISTING ORDINARY SHARES PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF THE PLAN SECURITIES OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE; (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC; OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

THE PROJECTIONS HAVE BEEN PREPARED EXCLUSIVELY BY THE DEBTOR'S MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY

NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTOR AND THE REORGANIZED COMPANY. THE DEBTOR CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS OR TO THE REORGANIZED COMPANY'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING AFTER THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. YOU MAY NOT, THEREFORE, RELY ON THESE PROJECTIONS AS A GUARANTEE OR OTHER ASSURANCE OF THE FUTURE PERFORMANCE OF THE REORGANIZED COMPANY. THE NUMERICAL INFORMATION IN THESE PROJECTIONS HAS BEEN PREPARED BY THE DEBTOR AND DOES NOT CONSTITUTE A REPRESENTATION OR ENDORSEMENT OF SUCH INFORMATION BY THE HOLDERS OF EXISTING NOTES, THE BANKS, THE CREDITORS' COMMITTEE OR ANY OF THE DEBTOR'S OTHER CREDITOR CONSTITUENCIES.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, statements contained in the Disclosure Statement and incorporated by reference in it, including the Projections, may be considered "forward-looking statements" within the meaning of the federal securities laws. Such forward-looking statements relate to the plans and objectives of the Debtor or future operations. In light of the risks and uncertainties inherent in all future projections and the Debtor's financial position, the inclusion of forward-looking statements should not be regarded as a representation by the Debtor that the objectives or plans of the Reorganized Company will be achieved. Many factors could cause the Reorganized Company's actual results to differ materially from those in the forward-looking statements, including: (i) the ability of the Debtor to continue operating as a going concern and successfully emerge from chapter 11 pursuant to a feasible chapter 11 reorganization plan that provides for the Debtor to remain substantially intact, (ii) timing, execution and results of the Debtor's restructuring or refinancing process, (iii) the Reorganized Company's ability to avoid the acceleration of their long term indebtedness, the resulting cross default under such indebtedness and any resulting enforcement of remedies relating to such default, including foreclosure by their post-Effective Date lenders on collateral for their indebtedness, (iv) the Debtor's and the Reorganized Company's ability, and the ability of their management team, to carry out their business strategies, (v) the Reorganized Company's ability to maintain liquidity and to have sufficient funds to carry out its capital expenditure program, (vi) the Debtor's ability to sell to existing customers and identify and participate in sales to new customers in light of the current uncertainty surrounding the Debtor's financial position, (vii) the continuation of adverse financial results and substantial competition in the Debtor's business, (viii) the Debtor's ability to retain and attract experienced management and other key management personnel, (ix) the Debtor's ability to successfully implement initiatives designed to improve and retain its customer base, (x) the Debtor's ability to attract and retain key customers within both Seismic Services and Production, (xi) the risk of adverse political acts or developments in the Debtor's existing and future international markets, (xii) fluctuations in foreign currency exchange rates affecting the Debtor's translation of operating results, (xiii) continued or increased competition,
(xiv) changes in oil prices and corresponding demand for the Debtor's services,
(xv) the decline in
general economic conditions, (xvi) adverse judgments in pending or future litigation, (xvii) continued hostilities in the Middle East and the occurrence of future terrorist attacks such as those against the United States on September 11, 2001; and (xviii) changes in interest and exchange rates.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included elsewhere in this document and the Disclosure Statement. The Debtor and the Reorganized Company undertake no obligation to release publicly the results of any future revisions they may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

INTRODUCTION

The Debtor's management has developed the Projections (summarized below) to assist creditors in their evaluation of the Plan and to analyze its feasibility. THE PROJECTIONS ARE BASED ON A NUMBER OF SIGNIFICANT ASSUMPTIONS WHICH ARE DESCRIBED BELOW. ACTUAL OPERATING RESULTS AND VALUES MAY AND LIKELY WILL VARY FROM THOSE PROJECTED. The Projections were prepared based on the expected results of the Reorganized Company, which includes the Debtor and its non-filing subsidiaries.

When the Projections were initially developed, PGS was organized in a holding company model with two major business lines: PGS Geophysical including Marine Geophysical, Onshore Seismic and Data Processing; and PGS Production including FPSO Operations and Pertra (a small oil company operating on the Varg field in the North Sea). Its subsidiaries Atlantis and Atlantic Power were defined as "assets held for sale", and were not included in the Projections. Both of these entities were subsequently sold. The current version of the Projections was prepared on July 24, 2003.

The key points from the Projections are summarized below.

BACKGROUND TO THE PROJECTIONS
The late 1990s saw unprecedented growth in capital expenditures for seismic vessels and equipment as established and new operators invested in increased capacity to meet expected growth in exploration and production activities. Such demand growth never materialized, resulting in substantial industry over-capacity. In this environment, seismic companies, including PGS, invested heavily in their multi client libraries to maintain utilization of their vessels.

The market for the floating production units in the North Sea has been relatively stable, but without the increase in revenues previously forecasted in anticipation of more oil production from "marginal" fields.

RESHAPING THE BUSINESS: A NEW STRATEGY
In late 2002, PGS took decisive steps to align business priorities to demand from the market place and to address the Debtor's financial situation. Actions were built around:

     o  Short term cash improvement / long term cashflow focus.
     o  Cost and personnel reductions.
     o  Intensified management of risk.
     o Continuing focus on day-to-day operations and performance.
     o  Emphasis on health, safety and environment.
     o  Simplified organization with clearer
        accountabilities.

These strategies build on the core strengths of PGS, leveraging PGS and its subsidiaries' strong market position and exploiting its leading technology. To execute these strategies, the new leadership decided to move away from the holding company model and to focus more directly on each of PGS's current core businesses. Currently, PGS has four core businesses reporting directly to corporate management: Marine Geophysical (including Data Processing), Onshore Seismic, FPSO Operations and Pertra. In the execution of the Projections, management focus is on extracting the full potential of each of these core businesses within the business priorities described above.

FINANCIAL PROJECTIONS FOR PGS GROUP

PGS management's projections have been based on cashflow projections before interest and taxes, and U.S. GAAP and Norwegian GAAP figures might deviate from the figures presented. The Projections assume that; (i) all FPSO contracts will perform according to contract, including the estimated production profile (ii) all material contracts (including FPSO contracts and subsidiary financing arrangements) are unaffected by the implementation and consummation of the restructuring (e.g. any termination rights which may arise are not invoked) and
(iii) the Saudi Aramco contract with Onshore Seismic which was lost during 2003 will be replaced by equivalent business.

The table below provides a summary of PGS's base case projections prepared on July 24, 2003. The macro economic assumptions for these Projections are an oil price of US$20 per barrel and a continued "soft" economy.


  (US$m)                                                  2003E        2004E        2005E        2006E         2007E        2008E
                                                         -------      -------      -------      -------       -------      -------
REVENUES
  Production                                                345          274          280          255           270          287
  Geophysical                                               794          751          727          703           693          651
  Other/corporate                                             0            0            0            0             0            0
                                                         -------      -------      -------      -------       -------      -------
TOTAL REVENUES                                            1,139        1,025        1,007          958           963          938

CASH OPERATING COSTS
  Production                                               -195         -170         -164         -159          -172         -176
  Geophysical                                              -571         -526         -516         -509          -507         -447
  Other/corporate                                           -60          -21          -18          -17           -18          -18
                                                         -------      -------      -------      -------       -------      -------
TOTAL CASH OPERATING COSTS                                 -826         -717         -698         -686          -697         -641

CASH-FLOW, PRE CAPITAL EXPENDITURES
  Production                                                150          104          116           96            98          111
  Geophysical                                               223          225          211          194           186          203
  Other/corporate                                           -60          -21          -18          -17           -18          -18
                                                         -------      -------      -------      -------       -------      -------
TOTAL CASH-FLOW, PRE CAPITAL EXPENDITURES                   312          308          309          272           266          297

CAPITAL EXPENDITURES
  Production                                                -21          -31           -5          -36           -28            0
  Geophysical                                               -26          -46          -50          -55           -61          -50
  Other/corporate                                             0            0            0            0             0            0
                                                         -------      -------      -------      -------       -------      -------
TOTAL CAPITAL EXPENDITURES                                  -47          -77          -55          -90           -89          -50

CASH-FLOW, POST CAPITAL EXPENDITURES                        265          231          254          182           178          248

SELECTED BALANCE SHEET INFORMATION

FINANCIAL DEBT
  US$113m Oslo Seismic Services Mortgage Notes               99           89           78           66            53           39
  Capital leases                                             83           65           36           13             7            -
  US$475m, LIBOR + 1.15% unsecured senior term loan
  facility due 2011                                         475          440          405          370           335          300
  US$350m, 10.0% senior unsecured notes due 2010            350          350          350          350           350          350
  US$250m, 8.0% senior unsecured notes due 2006             250          250          250            -             -            -
                                                         -------      -------      -------      -------       -------      -------
TOTAL FINANCIAL DEBT                                      1,257        1,194        1,119          799           745          689


  (US$m)                                             2009E               2010E
                                                    -------             -------
REVENUES
  Production                                          275                 268
  Geophysical                                         634                 591
  Other/corporate                                       0                   0
                                                    -------             -------
TOTAL REVENUES                                        910                 859

CASH OPERATING COSTS
  Production                                         -179                -182
  Geophysical                                        -444                -452
  Other/corporate                                     -18                 -18
                                                    -------             -------
TOTAL CASH OPERATING COSTS                           -641                -652

CASH-FLOW, PRE CAPITAL EXPENDITURES
  Production                                           97                  86
  Geophysical                                         190                 139
  Other/corporate                                     -18                 -18
                                                    -------             -------
TOTAL CASH-FLOW, PRE CAPITAL EXPENDITURES             269                 207

CAPITAL EXPENDITURES
  Production                                           -6                 -17
  Geophysical                                         -50                 -50
  Other/corporate                                       0                   0
                                                    -------             -------
TOTAL CAPITAL EXPENDITURES                            -55                 -67

CASH-FLOW, POST CAPITAL EXPENDITURES                  214                 140

SELECTED BALANCE SHEET INFORMATION

FINANCIAL DEBT
  US$113m Oslo Seismic Services Mortgage Notes         24                   7
  Capital leases                                        -                   -
  US$475m, LIBOR + 1.15% unsecured senior term loan
  facility due 2011                                   265                 230
  US$350m, 10.0% senior unsecured notes due 2010      350                   -
  US$250m, 8.0% senior unsecured notes due 2006         -                   -
                                                    -------             -------
TOTAL FINANCIAL DEBT                                  639                 237

FLOATING PRODUCTION ASSUMPTIONS
-------------------------------

Revenues:
     o  Market rates for FPSOs are forecasted to be increasing or flat.
     o Rates are assumed somewhat reduced for PGS vessels currently on very profitable contracts.
     o Ramform Banff is assumed to have a sharp improvement in rates when it enters into a new contract towards the end of the Projections period.
     o Redeployment of PGS fleet with minimal downtime is assumed when existing contracts expire.
     o No material downtime is assumed during contract periods (the Company has no business interruption insurance).

Cash operating expenditures ("Opex"):
     o Opex are assumed to be relatively flat (only index regulated from today's levels).
     o Opex during idle periods are assumed to be reimbursed by the vessel customer.
     o  Maintenance Opex assumed to be US$2.5 million per year per vessel

Capital Expenditures ("Capex"):
     o Capex related to new contracts are assumed to be covered by the operator.
     o  New anchoring systems costing US$5 million are assumed in 2003.
     o Vessel classification costs assumed to be US$5 million approximately every 5th year and US$15 million approximately every 10th year.

GEOPHYSICAL SERVICES ASSUMPTIONS

Revenues:
     o Overall softening prices from limited demand growth and competitive pricing.
     o  Marine operations:
          o Continued downward pressure on prices in the medium term in the competitive 3D market.
          o PGS high technology position (HD3D, 4D and Seafloor) mitigates negative competitive effects, as production related seismic services are forecasted to have stable pricing.
          o Further capacity shift into Contract (Capacity allocated to Multi-client down 15% in 2003 from 2002 levels, and 10% per annum in 2004 to 2006).
          o Discipline in multi-client pre-funding of between 50% and 60% of costs.
     o  Onshore:
          o  Cautious growth after 2003.
          o  Maximize value of the existing equipment base.
          o  Increased late sales of multi-client library.

Cash operating costs:
     o Annual cash cost savings of US$75 million versus 2002, with main effects coming during 2003/2004.

Capital Expenditures:
     o Maintenance Capex continues at a total of US$8-10 million per year (all products).
     o  Replacement of lower technology streamer systems (1 vessel per year).
     o  Replacement of old Onshore equipment in 2006 and 2007.

OTHER ASSUMPTIONS

Corporate overhead costs:
     o  Allocated costs included in each business unit.
     o  Reduced  level from  2004/2005 and onwards due to cost cutting program.
     o  Fees and expenses related to financial restructuring included in 2003.

Captive Insurance Company costs:
     o  Internal insurance premium costs are included in each Business Unit.
     o  Revenues assumed to equal costs for the captive insurance company.

Reservoir consultants:
     o Costs included in Business Units. External revenues and costs assumed to be break-even and included in Geo revenues and costs.

                   HYPOTHETICAL CHAPTER 7 LIQUIDATION ANALYSIS

Section 1129 (a)(7) of the Bankruptcy Code requires that each holder of an impaired Claim or Equity Interest either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date (the "best interests test").

Presented on the following pages is a hypothetical liquidation analysis of Petroleum Geo-Services ASA (the "Debtor" or the "Company"). This liquidation analysis, which has been prepared by the Debtor, with the advice of Ernst & Young Corporate Finance LLC, considers, hypothetically, the estimated fair realizable value of the Company's assets through liquidation in a Chapter 7 bankruptcy proceeding and the estimated costs that would be incurred and the additional liabilities that could arise in such a proceeding. For purposes of this analysis, it is assumed that the Debtor's Chapter 11 case would be converted to a Chapter 7 case under which a liquidation would ensue.

The first step is to estimate the present value dollar amount that could be generated from the liquidation of the Debtor's assets in the context of a Chapter 7 liquidation case (taking into account the time necessary to accomplish the liquidation). The total value available would be the sum of the present value of the proceeds (net of transaction costs) from the disposition of the Debtor's assets and the cash held by the Debtor at the time of the commencement of the Chapter 7 case. The next step would be to reduce that total by the estimated costs of the Chapter 7 liquidation, including the fees and expenses of the Chapter 7 trustee, then by any claims secured by enforceable security interests and liens against assets of the Debtor and then by the expenses of the liquidation and such additional administrative expenses and priority claims that may exist or may result from the termination of the Debtor's business and the use of Chapter 7 for the purposes of the liquidation. Finally, any remaining cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code. For the purposes of the best interests test, such allocations can be compared to the value of the property that is proposed to be distributed under the Company's proposed Plan of Reorganization under Chapter 11 of the Bankruptcy Code on the Effective Date.

The Company's costs of liquidation under Chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those payable to attorneys and other professionals that a trustee would engage to assist in liquidating the assets and administering the bankruptcy estate, the costs involved in realizing the value of the Company's assets and in winding down the Company, plus any unpaid expenses incurred by the Company during its Chapter 11 case and allowed in the Chapter 7 case, such as trade obligations, compensation for professionals and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee. As a result, potentially substantial claims could arise by reason of the breach or rejection of obligations assumed by the Company during its Chapter 11 case and the rejection of executory contracts or other obligations entered into by the Company both prior to and during the pendency of its Chapter 11 proceeding.

As the Debtor is a Norwegian Public Limited Company, a liquidation of the Debtor could potentially occur under the Norwegian Bankruptcy Act. In this instance, the results of the liquidation could be different than those set forth in this analysis. The most significant differences would relate to priorities of certain claims (i.e. employee claims) and the elimination of the Chapter 7 trustee fees. However, this analysis would not likely result in a materially different estimated distribution to holders of General Unsecured Claims.

The costs, expenses and fees associated with the liquidation would be paid in full from the liquidation proceeds before the balance of the proceeds would be made available to pay priority claims and unsecured claims.

Underlying this liquidation analysis are a number of estimates and assumptions that are inherently subject to significant uncertainties. These estimates and assumptions were developed by the Debtor's management through analysis of market transactions, experience and the use of other valuation approaches. There can be no assurance that the estimated recoveries and liquidation expenses indicated in this analysis would be realized if the Debtor were, in fact, to undergo such a liquidation.

The Debtor's liquidation analysis assumes that the Company's assets would be sold by a Chapter 7 trustee or its duly appointed advisors, brokers or liquidators, irrespective of their current use. Some of the Debtor's assets may not be able to be sold or may realize minimal proceeds. The liquidations of subsidiaries have been based upon assumptions about bankruptcy rules in the jurisdiction where the companies are incorporated.

The liquidation analysis set forth below is based on estimated values of the Debtor's assets as of March 31, 2003. To the extent that operations and/or market conditions change through the date of liquidation, asset values may change and such changes could be material.

Hypothetical Chapter 7 Liquidation Analysis
($ in millions)

Cash and Cash Equivalents                                                  $63.7
Shares in Subsidiaries                                                      $8.7
Intercompany Receivables(1)                                               $597.8
                                                                    ------------
Estimated Liquidation Value                                               $670.2

Less: Estimated Costs Associated with Liquidation
  Chapter 7 Trustee Fees                                                   $20.1
  Chapter 7 Professional Fees                                              $10.0
  Other Winddown/Operating Costs                                            $6.3
                                                                    ------------
Total Chapter 7 Priority Claims                                            $36.4

Total Secured Claims                                                        $0.0

Proceeds available for payment of other priority claims                   $633.8

Chapter 11 Administrative and Other Priority Claims
  Employee Payments                                                         $3.9
  Severance Payments                                                        $1.0
  Professional Fees                                                         $3.0
  Tax Claims                                                               $28.2
                                                                    ------------
Total Priority Claims                                                      $36.1

Proceeds available for distribution to general unsecured claims           $597.8
                                                                    ============
General Unsecured Claims
  Credit Facilities and Notes                                           $2,140.0
  PGS Guarantees(2)                                                       $579.1
  Other Pre-Petition Payables                                             $429.5
                                                                    ------------
Total General Unsecured Claims                                          $3,148.6
                                                                    ============
Estimated Shortfall                                                   ($2,550.9)
                                                                    ============
Percentage Distribution to General Unsecured Creditors in a
Hypothetical Chapter 7 Liquidation                                         19.0%

Proceeds available for distribution to subordinated claim holders              0

Proceeds available for distribution to shareholders                            0

(1) Represents proceeds from the liquidation of subsidiaries, based on the assumptions to this analysis described below, that are distributed to the Debtor as repayment of intercompany debt and/or on account of the Debtor's equity interest in such subsidiaries. Amount represents approximately a 25% recovery on the book value of intercompany receivables.


(2) PGS Guarantees represent obligations and claims, following the liquidation of assets and subsidiaries, that have been guaranteed by the Debtor. Amounts have been estimated, as described below in the assumptions to this analysis, by the Debtor's management and are subject to significant uncertainty. There is a risk that these obligations could be significantly greater.

After consideration of the effects that a hypothetical Chapter 7 liquidation would have on the proceeds available for distribution to creditors and shareholders, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion to the value of the Debtor's assets in a Chapter 7 and the "forced sale" atmosphere that would prevail, (iii) substantial claims which would need to be satisfied on a priority basis, (iv) substantial increases in general unsecured claims, (v) the substantial time which would elapse before creditors would receive any distribution in respect of their claims due to a trustee's need to become familiar with the case and the Debtor's books and records, and his duty to conduct his own investigations, (vi) the substantial cost and delay which can be avoided by a largely consensual plan, and (vii) the increased risk and costs associated with potential litigation that could arise as a result of cessation of operations, THE DEBTOR HAS DETERMINED THAT CONFIRMATION OF THE PLAN OF REORGANIZATION WILL PROVIDE EACH CREDITOR AND INTEREST HOLDER WITH A RECOVERY THAT IS NOT LESS THAN THAT IT WOULD RECEIVE PURSUANT TO A HYPOTHETICAL LIQUIDATION OF THE DEBTOR UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

MANAGEMENT ASSUMPTIONS

                                                      Summary of Recoveries
                                                  ------------------------------
        Description                   Class       Under the Plan      Chapter 7
--------------------------------    ---------    ----------------   ------------
Secured Claims(1)                    Class 1               100%             100%
Priority Non-Tax Claims(1)           Class 2               100%             100%
General Unsecured Claims             Class 3               100%            19.0%
Bondholder and Bank Claims           Class 4      64% or 73%(2)            19.0%
Existing Junior Subordinated
Debentures Claims                    Class 5                11%             0.0%
Existing Security Law Claims         Class 6                 0%               0%
Existing Ordinary Shares             Class 7             N/A(3)               0%
Other Existing Equity Interests      Class 8                 0%               0%

(1) The Company currently estimates that there are no Secured Claims or Priority Non-Tax Claims.

(2) Estimated recovery is 73% for the Package A Distribution (as defined in the Disclosure Statement) and 64% for the Package B Distribution (as defined in the Disclosure Statement) and are estimated assuming no Oversubscription Adjustment.

(3) Class 7 Distribution is estimated to be approximately $12.8 million, or 4% of the New PGS Ordinary Shares.


GENERAL
-------
The liquidation analysis assumes that the Debtor is liquidated under Chapter 7 of the Bankruptcy Code and its numerous subsidiaries are liquidated under bankruptcy codes in their respective jurisdiction of incorporation. As most of the assets are held by subsidiaries of the Debtor (directly or indirectly), it is necessary to perform an analysis of the potential liquidation value of each material subsidiary. The key assumptions to the liquidation of the subsidiaries include: (i) an estimate of the subsidiaries' potential asset recovery value (in accordance with the assumptions discussed below); (ii) the netting of any intercompany balances with the same legal entity; (iii) the settlement of all priority obligations (i.e. employee, tax, secured) of the subsidiaries; and (iv) the pro-rata settlement of all other general unsecured subsidiary liabilities, including third party and intercompany liabilities, before any proceeds or dividends are distributed on account of equity. It has been assumed that all third party unsecured debt and intercompany debt at the subsidiaries is of equal priority, except for intercompany subordinated debt. Therefore, the Debtor's most significant assets are intercompany receivables, which represent the net proceeds from the liquidation of the subsidiaries that will flow through to the Debtor as either repayment of intercompany debt an/or on account of the Debtor's equity interest in subsidiaries.

The Chapter 7 liquidation period is assumed to be approximately six months after the appointment of a Chapter 7 trustee.

ASSUMPTIONS AT THE DEBTOR LEVEL
-------------------------------
Below is a discussion of the key assumptions of the liquidation analysis at the Debtor level.

Assets
------
Cash and Cash equivalents
-------------------------
Cash and cash equivalents are assumed to be fully recoverable.

Intercompany Receivables
------------------------
Intercompany receivables represent proceeds from the liquidation of the Debtor's subsidiaries that will flow through to the Debtor as repayment of intercompany debt and/or on account of the Debtor's equity interest in subsidiaries. See notes below for the assumptions related to the liquidation of the subsidiaries. Approximately $65 million of contingent receipts in relation to the sale of Atlantis and Atlantic Power (one of the Debtor's production services subsidiaries) have not been included as they have not been received and the Debtor believes it is unlikely it would realize these amounts in a Chapter 7 liquidation. A summary of the most significant subsidiaries and key assets resulting in the Intercompany Receivables is presented below.


                        Intercompany         Key Assets resulting in
      Subsidiary         Receivable          Intercompany Receivable
 ---------------------  ------------  -----------------------------------------
 PGS Shipping AS             $141.7   Proceeds from subsidiary (Shipping IOM)
 Multiklient Invest AS        122.4   Seismic Library, Accounts Receivable
 KS Petrojarl I AS             94.1   Proceeds from sale of Petrojarl 1 (FPSO)
 Petrojarl 4 DA                51.1   Proceeds from sale of Foinaven (FPSO)
 PGS Shipping IOM Ltd          43.2   Proceeds from sale of seismic vessels and
                                      FPSO's
 Hara Skip AS                  40.5   Proceeds from subsidiary (Petrojarl 4 DA)
 PGS Exploration UK            28.9   Seismic Library, Accounts Receivable
 PGS Rio Bonito                22.7   Seismic Library, Accounts Receivable
 PGS Americas                  12.6   Seismic Library, Accounts Receivable
 Other                         40.5
                        ------------
                             $597.8
                        ============

Costs Associated with the Liquidation
-------------------------------------
Chapter 7 Trustee Fees
It has been assumed that a trustee would be appointed to oversee the liquidation of the Debtor under a Chapter 7 case. Trustee fees are estimated to be 3% of the gross value realized by the liquidation of the Debtor's assets.

Chapter 7 Professional Fees
Chapter 7 professional fees include fees incurred by attorneys and other professionals that a trustee would engage to assist it in liquidating the Debtor's assets and administering the bankruptcy estate (estimated at $10.0 million).

Other Wind down/Operating Costs
These expenses represent estimated wind down costs necessary for the liquidation and the administration of the Chapter 7 case. The administrative structure required to effectuate the cessation of operations and asset dispositions will be significantly lower than that required for continuing operations and has been assumed to diminish as the liquidation progresses (estimated at $6.3 million).

Chapter 11 Administrative Claims and Other Priority Claims
----------------------------------------------------------
Chapter 11 Administrative claims include estimated expenses incurred, including employee costs, severance, professional fees, and tax liabilities during the Chapter 11 case before conversion to a Chapter 7 case (estimated at $36.0 million). Priority taxes include an estimate for potential social security taxes and seamen pension for EU citizens employed onboard vessels registered in Norway in the amount of $28.0 million. PGS has an ongoing dialogue with the Norwegian tax authorities regarding this potential tax claim involving PGS employees employed by PGS Isle of Man.

General Unsecured Claims
------------------------
These claims include unsecured claims in respect of outstanding bank debt facilities ($430 million revolving credit facility due September 2003, and $250 million credit facility due June 2003), publicly held notes ($1.46 billion), pre-petition accounts payable, including intercompany payables, ($377 million as of March 31, 2003), and estimated claims in relation to terminated contracts and lease rejections ($52 million).

PGS Guarantees
--------------
Debtor guarantees include obligations and claims, following the liquidation of assets and subsidiaries, that have been guaranteed by the Debtor. Amounts have been estimated by the Debtor's management and are subject to significant uncertainty. There is a risk that the amounts could be significantly greater.

ASSUMPTIONS AT THE SUBSIDIARY LEVEL
-----------------------------------

Below is a discussion of the key assumptions related to the liquidation analysis at the Subsidiary level.

Assets
------

Cash and Cash equivalents
-------------------------
Cash and cash equivalents are assumed to be fully recoverable with the exception of certain restricted cash balances that will either be offset against associated liabilities or cannot be repatriated from foreign countries.

Accounts Receivable
-------------------
Accounts receivable recoveries have been reviewed for each company and estimates have been based upon an analysis of aged receivables and evaluation of the collectibility of these receivables. Receivables related to projects in progress have been assumed to have no value as it is assumed that the projects will not be completed.

Multiclient Library
-------------------
The Multiclient Library consists of seismic data that has been shot and processed and is retained for sale or licensing to future customers. The estimated recovery value for the liquidation analysis assumes a forced sale of the library in blocks within the six month liquidation period. Based upon the limited population of potential buyers and the overall lack of capital resources in this sector, management of the Debtor estimates that a forced sale of the data could generate an average recovery of 30% to 35% of book value or $215 million. It has been assumed that debt obligations secured by certain library assets (multiclient library securitization) are repaid at the respective subsidiary levels.

Shares in Subsidiaries
----------------------
Under a Chapter 7 case, all but one of the Debtor's subsidiaries are estimated to be insolvent. Accordingly, for these subsidiaries, there is no residual equity value that accrues to the Debtor.

Seismic Equipment
-----------------
Seismic equipment consists of streamers, compressors, cables and sensors on board seismic vessels, and equipment used in connection with the Debtor's onshore activities. Seismic equipment is assumed to have either limited or no value due, in large part, to the fact that brokers' estimates obtained for seismic vessels by the Debtor are based on fully equipped vessels. A significant amount of the other equipment is financed by way of capital leases. The value of the underlying equipment is estimated by the Debtor to be less than amounts outstanding under the respective leases and therefore has been assumed to have no residual value.

Seismic Vessels
---------------
The Company has an undivided interest in ten geophysical vessels, (five of which are financed by UK lease arrangements - see below) that are used for seismic data gathering, and a 50% interest in an additional four vessels through investments in associates. The Debtor commissioned a valuation of all the vessels by R.S. Platou Offshore AS ("Platou"), a widely recognized international shipbroker. Platou provided value ranges for each vessel under both "willing buyer/willing seller" and "forced sale" scenarios. For purposes of the liquidation analysis, the value of these vessels comprise the shipbroker's value estimates under a forced sale scenario based on fully equipped vessels. The analysis was performed on a vessel by vessel basis. To the extent these assets have structurally senior obligations, those obligations have been assumed to be satisfied before any value could flow to unsecured creditors at the subsidiary level.

Floating Production Vessels ("FPSOs")
-------------------------------------
The Company has an undivided interest in four FPSOs, two of which are financed by UK lease arrangements (see below) that are currently in use and under contract. The Company retained two independent shipbrokers, Kennedy Marr Limited ("Kennedy") and Platou, to provide estimates of value for the FPSOs. Values ranges were provided under both "willing buyer/willing seller" and "forced sale" scenarios, and assuming the vessels would be sold with and without their existing contracts intact. The value for the Petrojarl Foinaven, which is financed by a UK lease arrangement, has been based on an average of the estimated broker valuations under a forced sale scenario assuming the vessel is sold on contract. The value of one of the owned FPSOs, Petrojarl 1, has been based on the Kennedy Marr highest estimate under a forced sale scenario, since the vessel's employment by Glitne was extended after the date of the brokers' valuations. If either of these vessels were not to be sold on its current contract, there would be potential claims for lost production, which have not been estimated as management assumes that the vessels would be sold with the benefit of their contracts.

The value of the Ramform Banff and Petrojarl Varg have been estimated based upon the average of mid-values from the two valuations performed by Platou and Kennedy under a forced sale. Because the contracts for these vessels are either unfavorable or expiring soon, the forced sale scenario was used and the vessels were assumed to be contract free. Structurally senior tax recapture obligations associated with these vessels have been assumed to be satisfied before any value could flow to unsecured creditors at the subsidiary level. Pertra AS, a wholly owned subsidiary of PGS ASA holds a 70% interest in the license for the field where the FPSO Petrojarl Varg is employed. It has been assumed for purposes of this analysis that the Norwegian authorities have the right to rescind Pertra's share of the license of the field as a result of the Debtor filing for protection from creditors.

UK lease arrangements
---------------------
Two of the FPSOs (Petrojarl Foinaven and Ramform Banff) and five seismic vessels (Ramform Challenger, Ramform Valiant, Ramform Vanguard, Ramform Victory and Ramform Viking) are financed by way of UK lease arrangements whereby the Company has sold the assets to UK financial institutions and leased them back from the institutions under long-term charters. The vessels have been treated by the Debtor in its books and records as capital leases. The Company used a substantial portion of the proceeds from the sales to defease the present value of the Company's future charter obligations. However, the lessors have been assumed to be able to claim the amount by which the termination sum under the respective leases exceeds the defeased amounts, the so-called "strip risk". The amounts of "strip risk" have been estimated by the Company's pre-petition advisors Atlas Finance Limited and have been included as a reduction to the value of the vessels. Ramform Challenger is mortgaged by its owner in an amount greater than the vessel's estimated value. Accordingly, there is no value assumed to be available for this vessel, but the strip risk would still be payable and has been included as a claim.

In addition, the Company has indemnified the lessors against future events that could reduce their after-tax returns on the UK leases. These events include potential changes in the UK tax laws and their interpretation. The Inland Revenue has recently appealed a case involving a defeased lease to the House of Lords. There is a risk that the lessors in the case of the Company could file claims for the tax uncertainties, which could reduce or restrict the vessel proceeds to the Debtor from its subsidiaries. The potential effects of any such claims (which could be above $300 million) have not been taken into account for the purpose of this liquidation analysis.

Buildings, Fixtures and Fittings
--------------------------------
Buildings, fixtures and fittings comprise primarily leasehold improvements, furniture, and computers. Management of the Debtor has reviewed these assets company by company and has estimated recoverable value to be less than 5% of book value. Leased property is assumed to have no value as any contracts with value are assumed to be terminated by the respective landlords.

Other Assets
------------
Other Assets consist of Prepaid Obligations, Licenses, Intangibles, Deferred Tax assets and other miscellaneous assets. Management of the Debtor has reviewed these assets company by company and has estimated recoverable values based upon the nature of the assets and their realizability. No value for tax assets has been assumed as the majority of these are in jurisdictions where it is unlikely that they could be transferred or sold.

Liabilities
-----------

Accounts Payable/Accrued Expenses
---------------------------------
Accounts payable and accrued expenses of all subsidiaries are assumed to be paid in full (to the extent possible) before any proceeds are distributed on account of equity. Accrued Salary, which includes a severance estimate, vacation and all taxes (due or payable) have been assumed to be priority payments in the case of foreign subsidiaries in accordance with the laws of the foreign jurisdictions. Severance has been estimated based on existing employment contracts and the applicable local laws and bankruptcy codes.

Operating Leases
----------------
Buildings
Operating leases of buildings have been assumed to be treated pursuant to the bankruptcy code of the applicable jurisdiction. In the U.S., real estate lease liabilities have been capped at the greater of one years rent or 15% of the rent for the remaining life of the lease, not to exceed three years. In all other countries, the liability has been assumed to be the remaining lease liability less estimated amounts which the landlord may be able to recover as a result of putting new leases into place.

Vessels and seismic equipment
The liquidation analysis assumes that all of the remaining charterhire/lease payments will give rise to claims as management of the Debtor does not expect that owners will be able to relet before the lease periods expire. However, operating leases related to shuttle tankers, excluding the Nordic Apollo which is employed on the Banff field, have been assumed to be taken over by a new FPSO owner in view of the nature of the employment of these vessels. It has been assumed that there are no claims or compensation for breach of PGS Group internal contracts and leases related to the vessels, although in practice such claims could arise.

Capital Leases
--------------
Capital leases, other than those in respect of vessels that are financed by way of UK lease arrangements, primarily relate to the financing of onshore equipment. Assets with realizable value are assumed to offset in part the capital lease liabilities. Shortfalls at the subsidiary level that are guaranteed by the Debtor are included at the Debtor level as unsecured claims.

Other Liabilities
-----------------
Abandonment/Lost Production
There is a risk that parties to the Debtor's production contracts could make claims for breach of contract and amendments to contract terms if the Debtor's vessels are sold and the contracts are not continued. Management has assumed that Petrojarl 1 and Petrojarl Foinaven will be sold on contract and that no material changes are made to the contract terms that would have an effect on the value of the contracts estimated by the Debtor's shipbrokers.

It has been assumed that one of the FPSOs (Ranform Banff) would be sold without contract as management of the Debtor and brokers believe that it would be impossible to sell the FPSO with the unfavorable terms of the current contract. This contract has been assumed to be terminated by the Debtor, resulting in abandonment costs and a significant potential claim for compensation for lost production (approximately $330 million), which is guaranteed by the Debtor.

As a result of the Debtor's assumption that the license for the Varg field would be rescinded (see above), it has been assumed that there would be a claim for lost production and abandonment costs amounting to $36 million, which is guaranteed by the Debtor (and Pertra AS).

Incomplete seismic contracts
It has been assumed that incomplete seismic contracts will not be completed and, as a result, claims will be made seeking the return of advance payments/deposits. It has also been assumed that there will be no recovery of receivables in relation to the incomplete seismic contracts.

                           EXHIBIT D
                           ---------

                           Oversubscription Adjustment

          PRO RATING OVER SUBSCRIPTION OF EITHER PACKAGE A OR PACKAGE B
                                (in US$ Millions)

  PARI PASSU
     DEBT
   CHOOSING
    OPTION                        PACKAGE A                              PACKAGE B
--------------      ---------------------------------    --------------------------------------
                      TERM    NOTES   NOTES                NOTES    NOTES
  A         B         LOAN      A       B      EQUITY        A        B        CASH(1)   EQUITY
------ -------      -------  ------- -------  -------    -------- ---------   -------   -------

   --     2,140        --      --       --      0.0%        750      250         85       61.0%
  100     2,040        70      --       --      0.0%        691      250         85       61.0%
  200     1,940       140      --       --      0.0%        632      250         85       61.0%
  325     1,815       227      --       --      0.0%        559      250         85       61.0%
  450     1,690       314      --       --      0.0%        485      250         85       61.0%
  575     1,565       402      --       --      0.0%        412      250         85       61.0%
------ --------- --------- ------------------------------------- -------- ----------------------
| 680     1,460       475      --       --      0.0%        350      250         85       61.0% |
------ --------- --------- ------------------------------------- -------- ----------------------
  862     1,278       564      --       --      0.0%        306      219         85       61.0%
1,045     1,095       653      --       --      0.0%        263      188         85       61.0%
1,227       913       742      --       --      0.0%        219      156         85       61.0%
1,410       731       831      --       --      0.0%        175      125         85       61.0%
1,592       548       920      --       --      0.0%        131       94         85       61.0%
1,774       366     1,009      --       --      0.0%         88       63         85       61.0%
1,957       183     1,098      --       --      0.0%         44       31         85       61.0%
2,139         1     1,187      --       --      0.0%          0        0         85       61.0%


----------------------------------

1 Concerns the proceeds from the Rights Offering Shares.


                                -1-